As filed with the Securities and Exchange Commission on December 24, 2002
Registration No. 333-101776

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Equity One, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	6798	52-1794271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1696 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179
(305) 947-1664
(Address, including zip code and telephone number including area code of Registrant’s principal executive offices)

Chaim Katzman

Chairman and Chief Executive Officer
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
(305) 947-1664
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Ira N. Rosner, Esq Arthur L. Gallagher, Esq. Greenberg Traurig, P.A. 1221 Brickell Avenue, Suite 2200 Miami, Florida 33131 (305) 579-0500 (305) 579-0717 (Fax)	Brad S. Markoff, Esq. Jeffrey D. Miller, Esq. Alston & Bird LLP 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604-1062 (919) 862-2200 (919) 862-2260 (Fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering	Aggregate	Amount of
of Securities to be Registered	Registered	Price Per Unit	Offering Price	Registration Fee

Equity One, Inc. Common Stock, par value $0.01	32,494,550(1)	$13.23(2)	$429,830,692(2)	$39,545(3)*

(1)	The amount of shares of Equity One, Inc. common stock, par value $0.01 per share, to be registered is calculated as the product obtained by multiplying (a) the exchange ratio of 0.9 Equity One shares for each share of common stock of IRT Property Company, par value $1.00 per share, by (b) 36,105,056, the aggregate number of shares of IRT common stock outstanding (including shares that may be issued upon the exercise of options to purchase IRT common stock and upon redemption of limited partnership units) on December 9, 2002.
(2)	Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, and estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price is equal to the market value of shares of common stock of IRT Property Company, based on $11.905, the average of the high and low price per share of IRT common stock as reported on the New York Stock Exchange on December 4, 2002, multiplied by the total number of shares of IRT common stock to be cancelled in the merger of IRT with and into Equity One. The proposed maximum offering price per share of Equity One common stock is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of Equity One shares that could be issued in the merger based on an exchange ratio of 0.9.
(3)	Pursuant to Rule 457(f) and 457(c) under the Securities Act, the registration fee has been calculated based on the price of $11.905 per share of IRT common stock, as calculated in (2) above.

*	Filing fee previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     The board of directors of Equity One, Inc. and the board of directors of IRT Property Company have each unanimously approved a merger of IRT with and into Equity One. We believe the merger will be in the best interest of Equity One stockholders and IRT shareholders. Accordingly, we ask for your support in voting for approval of the merger agreement and the merger.

     In the merger, an IRT shareholder may elect to receive, for each share of IRT common stock, $12.15 in cash, 0.9 shares of Equity One common stock or a combination of cash and stock, subject to proration as described below. Cash will be paid instead of issuing fractional shares.

     In connection with the merger, IRT shareholders may not necessarily receive the form of merger consideration that they elect. The merger agreement limits the number of IRT shares that may be exchanged for cash in the merger to 50% of IRT’s total outstanding shares. Accordingly, although each IRT shareholder may elect to receive all of his or her merger consideration in cash, if cash elections are made for more than 50% of IRT’s total outstanding shares, then the number of shares that will be exchanged for cash will be proportionately reduced and the remainder will be exchanged for shares of Equity One common stock. If, however, cash elections are made for less than 50% of IRT’s total outstanding shares, then all IRT shareholders will receive the form of merger consideration that they elect.

     For those IRT shareholders that receive Equity One common stock in the merger, the number of shares to be received for each IRT share is fixed. Therefore, the value of the consideration to be received by those IRT shareholders will depend upon the market price of Equity One common stock at the time of the merger. Equity One common stock is traded on the New York Stock Exchange under the symbol “EQY.” On Monday, December 23, 2002, Equity One common stock closed at $12.98 per share.

     We cannot complete the merger unless Equity One stockholders and IRT shareholders approve the merger. THEREFORE, YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your proxy card, the effect will be a vote against the merger unless you attend your special meeting and vote in person for the merger.

     IRT shareholders may also vote by telephone or through the Internet as instructed on your proxy card. The proxy solicitation company, Georgeson Shareholder Communications, may call IRT shareholders directly to solicit their votes by phone.

     IRT shareholders are also being asked to make an election to receive cash, Equity One common stock or a combination of cash and stock by completing the form of election included with this joint proxy statement/prospectus and submitting the form of election along with the stock certificate or certificates representing all of their IRT shares to Equity One’s exchange agent as instructed in the form of election.

     This joint proxy statement/prospectus provides you with detailed information about your special meeting and the proposed merger. You can also get information from publicly available documents filed by Equity One and IRT with the SEC. We encourage you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 18.

     The dates, times and places of the special meetings are as follows:

For Equity One:	For IRT:
February 12, 2003, at 10:00 a.m., Eastern time	February 12, 2003, at 10:00 a.m., Eastern time
The Sheraton Bal Harbour	The Cobb Galleria Centre
9701 Collins Avenue	Two Galleria Parkway, Room 113
Bal Harbour, Florida 33154	Atlanta, Georgia 30339

Chaim Katzman	Thomas H. McAuley
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer
Equity One, Inc.	IRT Property Company

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the shares of common stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated December 24, 2002, and is first being mailed to stockholders on or about December 31, 2002.

SOURCES OF ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about our companies that is not included in or delivered with this document. If you are a stockholder of Equity One or a shareholder of IRT, you can obtain any of the documents incorporated by reference from Equity One or IRT, as the case may be, or through the SEC or the SEC’s web site. The address of that site is http://www.sec.gov. Documents incorporated by reference are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders of Equity One or shareholders of IRT may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Equity One, Inc.	IRT Property Company
1696 N.E. Miami Gardens Drive	200 Galleria Parkway, Suite 1400
Miami, Florida 33179	Atlanta, Georgia 30339
Attention: Investor Relations	Attention: Investor Relations
(305) 947-1664	(770) 955-4406

      If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of your special meeting. This means you must request this information no later than Wednesday, February 5, 2003. If you request any incorporated documents, Equity One or IRT will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

EQUITY ONE, INC.

1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 12, 2003

To our stockholders:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Equity One, Inc., a Maryland corporation, will be held at 10:00 a.m., Eastern time, on Wednesday, February 12, 2003, at the Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154, for the following purposes:

1. To vote on the approval of the agreement and plan of merger, dated October 28, 2002, by and between Equity One and IRT Property Company, a Georgia corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the merger of IRT with and into Equity One.

2. To vote on the approval of the issuance of up to 6,911,000 shares of Equity One common stock concurrently with the closing of the merger in connection with a private placement to affiliated investors pursuant to the common stock purchase agreement, dated October 28, 2002, among Equity One and those investors, a copy of which is attached as Annex B to the accompanying joint proxy statement/prospectus.

3. To elect Mr. Patrick L. Flinn as a Class A director of the Equity One board to hold office until the 2005 annual meeting of stockholders and until his successor is duly elected and qualifies.

4. To transact any other business as may properly come before the special meeting or any adjournments or postponements of that meeting.

     Completion of the merger is dependent upon the approval by the Equity One stockholders of the merger. In addition, to the extent necessary to ensure that an aggregate of 22.3 million shares of Equity One common stock will be issued in connection with the merger, the completion of the private placement will also be a condition to the completion of the merger. The completion of the merger is not, however, dependent on the election of Mr. Flinn to the Equity One board.

     Only holders of record of Equity One common stock at the close of business on December 30, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of that meeting.

     It is important that your shares of common stock be represented and voted at the meeting. If you do not plan to attend the meeting and vote your shares of common stock in person, please mark, sign, date and promptly return your enclosed proxy card in the postage-paid envelope.

     Any proxy may be revoked at any time before its exercise at the meeting.

By order of the Equity One board of directors

ALAN J. MARCUS
Secretary

North Miami Beach, Florida
December 24, 2002

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The Equity One board of directors has unanimously approved the merger agreement and the merger of IRT with and into Equity One, and recommends that you vote to approve the merger agreement and the merger as well as the other proposals included in this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Summary Selected Consolidated Financial Data
RISK FACTORS
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS
THE EQUITY ONE SPECIAL MEETING
Date, Time and Place of the Equity One Special Meeting
Purpose of the Equity One Special Meeting; the Proposals
Record Date and Quorum Requirement
Voting
Voting Agreements
Revocation of Proxies
Cost of this Proxy Solicitation
Proposal I -- Approval of the Merger and the Merger Agreement
Proposal II -- Approval of the Issuance of Equity One Common Stock in the Private Placement
Valuation Summary.
Proposal III -- Election of Mr. Patrick L. Flinn as a Class A Director
THE IRT SPECIAL MEETING
Date, Time and Place of the IRT Special Meeting
Purpose of the IRT Special Meeting; the Merger
Recommendation of the IRT Board
Record Date and Quorum Requirement
Voting Procedures; Required Vote
Voting Agreements
Revocation of Proxies
Cost of this Proxy Solicitation
List of IRT Shareholders
THE MERGER
Structure of the Merger
Background of the Merger
Equity One’s Reasons for the Merger
Opinion of Equity One’s Financial Advisor
IRT’s Reasons for the Merger
Opinion of IRT’s Financial Advisor
Interest of Certain Persons in the Merger; Conflicts of Interest
Financing the Merger
Regulatory and Third Party Approvals
Dissenters’ Rights
Accounting Treatment
Restriction on Resales by Affiliates
The New York Stock Exchange Listing
Material Federal Income Tax Consequences of the Merger
Shareholder Litigation
THE MERGER AGREEMENT
The Merger
Closing and Effective Time of the Merger
Conversion of Shares
Final Dividends
Tax Adjustment
Election Procedure
Exchange Procedure
Treatment of IRT Options
Representations and Warranties
Covenants
Additional Agreements
Conditions to Each Party’s Obligations to Complete the Merger
Termination; Break-Up Fee and Expenses
Amendment and Waiver
COMPARISON OF STOCKHOLDER AND SHAREHOLDER RIGHTS
Authorized Shares
Voting Rights
Classification of the Board
Number of Directors; Removal of Directors; Vacancies
Limitation of Director and Officer Liability
Indemnification
Statutory Takeover Provisions
Stockholder or Shareholder Requested Special Meetings
Stockholder or Shareholder Action by Written Consent
Advance Notice Provisions for Stockholder or Shareholder Nominations and Stockholder or Shareholder New Business Proposals
Amendment of the Equity One Charter and the IRT Articles of Incorporation
Amendment of the Equity One and IRT Bylaws
Mergers, Consolidations and Sales of Assets
Dissolution of Equity One or IRT; Termination of REIT Status
Dissenters’ Rights
Distributions
Stockholder or Shareholder Rights Plan
REIT Ownership Limitations
UNAUDITED PRO FORMA FINANCIAL DATA
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
WHAT INFORMATION YOU SHOULD RELY ON
SIGNATURES
Opinion of Ballard Spahr
Opinion of Greenberg Traurig
Opinion of Greenberg Traurig
Opinion of Alston & Bird LLP
Opinion of Alston & Bird
Consent of Deloitte & Touche LLP
Consent of Deloitte & Touche LLP
Consent of Ernst & Young, LLP (UIRT)
Equity One Form of Proxy
IRT Form of Proxy

IRT PROPERTY COMPANY

200 Galleria Parkway, Suite 1400
Atlanta, Georgia 30339

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On February 12, 2003

To our shareholders:

      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of IRT Property Company, a Georgia corporation, will be held at 10:00 a.m., Eastern time, on Wednesday, February 12, 2003, at The Cobb Galleria Centre, Two Galleria Parkway, Room 113, Atlanta, Georgia 30339, for the following purposes:

1. To vote on the approval of the agreement and plan of merger, dated October 28, 2002, by and between IRT and Equity One, Inc., a Maryland corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the merger of IRT with and into Equity One.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of that meeting.

      Completion of the merger is dependent upon the approval by the IRT shareholders of the merger.

      Only holders of record of IRT common stock at the close of business on December 30, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of that meeting.

      It is important that your shares of common stock be represented and voted at the meeting. If you do not plan to attend the meeting and vote your shares of common stock in person, please mark, sign, date and promptly return your enclosed proxy card in the postage-paid envelope.

      You may also vote by telephone or on the Internet as instructed on your proxy card. Our proxy solicitation company, Georgeson Shareholder Communications, may also call you directly to solicit your vote by phone.

      Any proxy may be revoked at any time before its exercise at the meeting.

By order of the IRT board of directors

/s/ W. Benjamin Jones III

W. BENJAMIN JONES III
Executive Vice President and Secretary

Atlanta, Georgia

December 24, 2002

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The IRT board of directors has unanimously approved the merger agreement and the merger of IRT with and into Equity One, and recommends that you vote to approve the merger agreement and the merger.

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Annexes:

Annex A	Agreement and Plan of Merger
Annex B	Common Stock Purchase Agreement
Annex C	Opinion of Legg Mason Wood Walker, Incorporated
Annex D	Opinion of CIBC World Markets Corp.
Annex E	Opinion of Raymond James & Associates, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the purpose of the special meetings?

A:	At the special meetings, the stockholders of Equity One and the shareholders of IRT will vote to approve the merger agreement and the merger of IRT with and into Equity One. In addition, the stockholders of Equity One will vote to approve the issuance of up to 6,911,000 shares of Equity One common stock in connection with a concurrent private placement and to elect Mr. Patrick L. Flinn as a Class A director of the Equity One board.

Q:	Why are IRT and Equity One proposing the merger?

A:	The boards of both companies believe that the merger represents a strategic combination of two comparable real estate companies that will be in the best interests of all of their respective stockholders and shareholders. Following the merger, Equity One will own 177 properties in 12 states comprising approximately 18.5 million square feet of gross leasable area. Equity One’s management believes that the portfolio of properties of the combined company will provide Equity One stockholders and the IRT shareholders that receive Equity One common stock in the merger with greater tenant diversity, a more stable earnings stream and enhanced prospects for increased dividend payments because a majority of the properties of the combined company will be in high-growth areas of the United States. In addition, Equity One’s management believes that the broader stockholder base of the combined company should enhance the market for Equity One’s common stock.

To review Equity One’s and IRT’s reasons for the merger in greater detail, see pages 54 through 57 and 63 through 67.

Q:	What will I receive as a result of the merger?

A.	Equity One Stockholders. Each Equity One share of common stock held by Equity One stockholders will continue to represent one share of Equity One common stock after the merger.

IRT Shareholders. In connection with the merger, for each share of IRT common stock, IRT shareholders may elect to receive $12.15 in cash, 0.9 shares of Equity One common stock or a combination of cash and stock, subject to proration if holders of more than 50% of the outstanding shares of IRT common stock elect to receive cash, with cash being paid in lieu of any fractional shares.

In addition, if IRT pays a “final dividend” for REIT qualification purposes as more fully discussed below, then the per share cash consideration will be reduced by the amount of the final dividend for those IRT shareholders that elect to receive cash in the merger.

Q:	What actions am I being asked to take?

A:	Equity One Stockholders. Equity One stockholders are being asked to approve the following:

• The merger agreement and the merger of IRT with and into Equity One;

• The issuance of up to 6,911,000 shares of Equity One common stock in connection with a private placement to affiliated purchasers, the proceeds of which may be used to finance a portion of the merger consideration; and

• The election of Mr. Patrick L. Flinn as a Class A director of the Equity One board to hold office until the 2005 annual meeting of Equity One’s stockholders.

IRT Shareholders. First, IRT shareholders are being asked to approve the merger agreement and the merger of IRT with and into Equity One.

Second, IRT shareholders are being asked to make an election to receive cash, Equity One common stock or a combination of cash and stock by completing the form of election included with this joint proxy statement/prospectus and submitting the form of election along with the stock certificate or certificates representing all of their IRT shares to Equity One’s exchange agent as instructed in the form of election.

Q:	Can an IRT shareholder vote against the merger or abstain from voting at the special meeting, but still submit a form of election to receive merger consideration?

A:	Yes. Whether you vote for or against or abstain from voting on the merger, you should nevertheless complete the form of election and submit it and your IRT stock certificate or certificates to Equity One’s exchange agent as instructed in the form of election. An election is not considered a vote and will not affect the outcome of the vote on the merger.

Q:	Will IRT be required to pay Equity One a break-up fee if IRT’s shareholders vote to reject the merger?

A:	No, unless an alternative acquisition proposal shall have been received by IRT prior to the termination of the merger agreement and IRT subsequently completes that alternative acquisition proposal or another acquisition proposal within 12 months after such termination. IRT may also be required to pay a break-up fee in other circumstances if the merger agreement is terminated. See “The Merger Agreement — Termination; Break-Up Fee and Expenses.”

Q:	How will the merger affect the dividends payable to IRT shareholders?

A:	Prior to the completion of the merger, IRT shareholders will be entitled to receive any IRT regular dividend, not to exceed a quarterly rate of $0.235 per share, as adjusted for greater or lesser periods and as may be authorized by IRT’s board of directors. Also, if necessary, IRT shareholders may receive a “final dividend” in an amount equal to the minimum amount necessary to maintain IRT’s REIT status under the Internal Revenue Code and to avoid the payment by IRT of any corporate level tax with respect to undistributed income or gain, as required by the merger agreement. However, there is no assurance that IRT’s board will declare such a “final dividend.” The amount of any regular dividend paid by IRT will not reduce the merger consideration. However, any “final dividend” paid by IRT will reduce the per share cash consideration for those shareholders that elect to receive cash in the merger.

After the completion of the merger, IRT shareholders that receive Equity One common stock will receive any distributions that may be authorized by Equity One’s board to all holders of Equity One common stock with a record date after the closing. In the merger agreement, Equity One agreed to pay a regular quarterly dividend of at least $0.27 per share for the dividend period immediately following the merger, subject to legally available funds. Based on the exchange ratio for the merger consideration payable to IRT shareholders in the merger and Equity One’s current quarterly dividend of $0.27 per share of common stock, an IRT shareholder that elects to receive Equity One common stock would receive quarterly Equity One distributions on a pro forma combined equivalent basis of approximately $0.243 for each share of IRT common stock exchanged in the merger. The current quarterly dividend paid by IRT on its common stock is $0.235 per share.

After the effective time of the merger, those IRT shareholders that receive only cash consideration will not be entitled to receive dividends from Equity One.

Q:	What vote is required to approve the merger agreement and the merger and, in the case of Equity One stockholders, the other stockholder proposals?

A.	Equity One Vote. The affirmative vote of the holders of a majority of the outstanding shares of Equity One common stock is required to approve the merger agreement and the merger. The affirmative vote of the holders of a majority of the votes cast at the Equity One special meeting is required under the New York Stock Exchange rules to approve the issuance of shares in the private placement, provided that the total votes cast represent over 50% in interest of all securities entitled to vote. The election of Mr. Patrick L. Flinn must be approved by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the special meeting.

The holders of approximately 76% of Equity One’s common stock have executed voting agreements with IRT pursuant to which they are required to vote their shares in favor of the merger, the merger agreement and the transactions contemplated thereby, including the private placement and the election of Mr. Flinn. As a result, unless the voting agreements are terminated, the merger, the merger agreement and the private placement will be approved by Equity One’s stockholders and Mr. Flinn will be elected to the Equity One board of directors.

IRT Vote. The affirmative vote of the holders of a majority of the outstanding shares of IRT is required to approve the merger agreement and the merger. The holders of approximately 8% of IRT’s common stock have executed voting agreements with Equity One pursuant to which they are required to vote their shares in favor of the merger and the merger agreement.

v

Q:	Will IRT shareholders receive the specific amount of cash or stock that they elect?

A:	Not necessarily. The merger agreement limits the number of IRT shares that may be exchanged for cash in the merger to 50% of IRT’s total outstanding shares. Accordingly, although each IRT shareholder may elect to receive all of his or her merger consideration in cash, if cash elections are made for more than 50% of IRT’s total outstanding shares, then the number of shares that will be exchanged for cash will be proportionately reduced and the remainder will be exchanged for shares of Equity One common stock. If, however, cash elections are made for less than 50% of IRT’s total outstanding shares, then all IRT shareholders will receive the form of merger consideration that they elect.

There will be no proration of stock elections. Therefore, IRT shareholders who elect to receive only Equity One common stock will receive the specific amount of stock that they elect.

In addition, in order to preserve the status of the merger as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code, as further explained in the section entitled “The Merger Agreement — Tax Adjustment” on page 79, Equity One may have to reduce the number of cash elections and increase the number of stock elections that are made or deemed to be made by IRT shareholders.

Q:	How and when do IRT shareholders make their election?

A:	Written instructions and a form of election for making your election to receive cash or Equity One common stock, or a combination of both cash and stock, are included with this joint proxy statement/prospectus, unless your shares are held in book-entry form in which case you will receive your form of election separately. Simply complete, date and sign the form of election and submit it, along with the stock certificate or certificates representing all of your IRT shares, as instructed in the form of election. If your shares are held in book-entry form, you need only submit the form of election, or follow the instructions, provided to you by your broker.

Your form of election must be received by Equity One’s exchange agent by 5:00 p.m., New York City time, on Tuesday, February 11, 2003, the day immediately preceding the date of your special meeting. You may change your election by completing and submitting a later dated form of election prior to the above deadline.

Q:	What if IRT shareholders fail to make a timely election?

A:	If IRT shareholders fail to make a timely election, they will receive cash, shares of Equity One common stock or a combination of stock and cash, as determined by Equity One in its sole discretion.

Q:	Assuming an IRT shareholder receives shares of Equity One common stock in connection with the merger, will his or her rights as a shareholder change?

A:	Yes. If an IRT shareholder receives Equity One common stock in connection with the merger, his or her rights will change because IRT is a Georgia corporation and Equity One is a Maryland corporation. The rights of shareholders and stockholders differ under the laws of these states. In addition, the governing documents of these companies provide for different rights for security holders as well. For a summary of the material differences between the rights of IRT shareholders and the rights of Equity One stockholders, see pages 92 to 106.

Q:	What happens to the exchange ratio if the stock price of Equity One or IRT changes before the closing of the merger?

A:	No change will be made to the 0.9 exchange ratio. Therefore, because the market value of Equity One common stock will fluctuate before the closing of the merger, the value of the stock consideration that the IRT shareholders receive in the merger will fluctuate as well. If the trading price of Equity One common stock decreases, the value received by IRT shareholders who receive Equity One common stock will decrease, and could be less than the value IRT shareholders would have received had the merger closed on the date the merger agreement was signed or the date of this joint proxy statement/prospectus and may be less than the per share consideration received by IRT shareholders that receive cash.

Q:	Do changes in the stock price of Equity One or IRT have any other consequences to the merger or the likelihood of its completion?

A:	Yes. IRT’s board of directors may withdraw its recommendation of the merger and, under certain circumstances, terminate the merger agreement if, on the fourth business day prior to the IRT special meeting, Equity One’s weighted average trading price for the 30 prior trading days is less than $12.06 or for the three prior trading days is less than $11.00.

In addition, holders of approximately 76% of Equity One’s common stock have agreed to vote their shares in favor of the merger. The Equity One stockholders may terminate their voting agreements if, on the fourth business day prior to the Equity One special meeting, Equity One’s weighted average trading price for the 30 prior trading days is less than $12.06 or for the three prior trading days is less than $11.00.

The Equity One stockholders may also terminate their voting agreements if, on the fourth business day prior to the special meeting, IRT’s weighted average trading price for the 30 prior trading days is less than $10.935 or for the three prior trading days is less than $9.935. See “The Equity One Special Meeting — Voting Agreements” on page 30 for a more complete discussion.

Q:	Will any fractional shares of Equity One common stock be issued in the merger?

A:	No. Any IRT shareholder that would be entitled to receive a fractional share of Equity One common stock in the merger will instead receive cash in an amount representing the value of the fractional share.

Q:	What are the boards’ recommendations?

A:	Equity One. The Equity One board recommends a vote “FOR” the merger agreement and the merger of IRT with and into Equity One, “FOR” the issuance of up to 6,911,000 shares of Equity One common stock in connection with the concurrent private placement and “FOR” the election of Mr. Flinn to the Equity One board. Unless an Equity One stockholder gives other instructions on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Equity One’s board of directors. The Equity One board recommendations are set forth, together with the description of those recommendations, in this joint proxy statement/ prospectus.

IRT. The IRT board recommends a vote “FOR” the merger agreement and the merger of IRT with and into Equity One. Unless an IRT shareholder gives other instructions on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of IRT’s board of directors. The IRT board recommendation is set forth, together with the description of that recommendation, in this joint proxy statement/ prospectus.

With respect to any other matter that properly comes before the meetings, the proxy holders will vote as recommended by the boards or, if no recommendation is given, in their own discretion.

Q:	Will the shareholders of IRT who receive common stock of Equity One in the merger be able to immediately resell their shares in the open market?

A:	All unaffiliated shareholders of IRT will be able to resell the shares of Equity One common stock they receive in the merger following the receipt of those shares pursuant to the merger agreement. Generally, unless you are an officer, director or holder of more than 10% of IRT’s outstanding common stock, you are not an affiliate of IRT.

Affiliates of IRT may resell their shares of Equity One common stock only in compliance with Rule 145 under the Securities Act (or Rule 144 for persons who become affiliates of Equity One) or as otherwise permitted under the Securities Act. For a complete description of these restrictions, see “The Merger — Restriction on Resales by Affiliates” on page 73.

Q:	Will the investors in the private placement be able to immediately resell their shares in the open market?

A:	No. The shares of Equity One common stock purchased by the investors in the private placement will not be freely transferable by those investors and may only be resold by them in compliance with Rule 144. However, Equity One has agreed to register those shares upon request of the investors beginning six months following the closing of the private placement and the merger. In addition, Equity One granted the investors rights to participate in any registration statement that Equity One files following the private placement, subject to customary limitations on those rights.

Q:	Do I have dissenters’ rights?

A:	No. You are not entitled to dissenters’ rights or appraisal rights under any of the Georgia Business Corporation Code, the Maryland General Corporation Law or the charters of Equity One or IRT. See “The Merger — Dissenters’ Rights” on page 73.

Q:	Who is entitled to vote?

A:	You are entitled to vote, in person or by proxy, at your special meeting or any postponement or adjournment of the special meeting if you owned shares of common stock of Equity One or IRT as of the close of business (5:00 p.m., Eastern time) on December 30, 2002, the record date.

Q:	Who may attend the special meetings?

A:	If you owned shares of common stock of Equity One or IRT as of the record date, you or your duly appointed proxy may attend your special meeting.

Q:	How do I vote if I am the record owner of my shares?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. IRT shareholders may also vote by telephone or on the Internet as instructed on your proxy card. The proxy solicitation company, Georgeson Shareholder Communications, may also call IRT shareholders directly to solicit their votes by phone. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the merger, and in the case of Equity One stockholders, in favor of the other proposals considered at the special meeting. If you do not send in your proxy and do not attend your special meeting, then your failure to vote will have the effect of a vote against the approval of the merger.

Q:	What if I am a record owner and do not vote my shares?

A:	If you are a record owner and fail to return your proxy, your shares will not be counted for purposes of determining the presence of a quorum at the special meeting and determining whether we have received the votes required to approve the merger and the other proposals considered at the meeting.

• If you return your proxy signed but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger, and in the case of Equity One stockholders, in favor of the other proposals considered at the special meeting.

• If you return your proxy and abstain from voting, your proxy will not be counted as a vote cast on, and therefore will have the effect of a vote against, the approval of the merger.

Q:	If my broker or bank holds my shares in “street name,” will my broker or bank vote my shares?

A:	Your broker or bank will vote your shares in favor of the merger, and in the case of Equity One stockholders, in favor of the other proposals, only if you provide them with instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct them to vote your shares. If you do not provide your broker or bank with instructions on how to vote your shares, they will not vote your shares and their failure to do so will have the effect of voting your shares against the approval of the merger.

Q:	What are the tax effects of the merger on Equity One stockholders and IRT shareholders?

A:	Equity One Stockholders. Equity One common stockholders will not realize either gain or loss for U.S. federal income tax purposes as a result of the merger.

IRT Shareholders. Whether or not you will recognize any gain or loss from the receipt of the merger consideration in exchange for your shares of IRT common stock will depend on whether you receive cash or common stock of Equity One and your individual tax situation.

You are encouraged to read carefully the section of this joint proxy statement/prospectus entitled “Material Federal Income Tax Consequences of the Merger” beginning on page 74 and to consult your personal tax adviser.

Q:	Can I change my vote after I have mailed my signed proxy or, in the case of IRT shareholders, voted by telephone or on the Internet?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to us at the address below. Third, if you are a record holder, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy.

If your shares are held in “street name” through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote or to vote in person at the special meeting.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the first quarter of 2003. We are working to complete the merger as quickly as possible and intend to do so shortly after the special meetings, provided that we have satisfied all of the conditions that must be met prior to the completion of the merger.

Q:	Who will pay for the preparation of the joint proxy statement/prospectus and the solicitation of proxies?

A:	IRT and Equity One will pay the cost of preparing, assembling and mailing this joint proxy statement/prospectus, notice of meeting and enclosed proxy card. In addition to the use of mail, employees of IRT and Equity One may solicit proxies personally and by telephone. These employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to the Equity One stockholders and IRT shareholders and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities. In addition, IRT has retained Georgeson Shareholder Communications to assist in soliciting proxies for which services it will pay a fee expected to be approximately $12,000 plus out-of-pocket expenses.

Q:	Should IRT shareholders send in their certificates now?

A:	If you are an IRT shareholder and wish to make your election for cash, Equity One common stock, or a combination of cash and stock, you should submit your form of election along with your certificate or certificates representing all of your IRT shares to Equity One’s exchange agent as instructed in the form of election. However, if you do not wish to make an election, you may retain your IRT stock certificates, and, after the merger, the exchange agent will send to you a letter of transmittal explaining what you must do to exchange your IRT common stock certificates for the merger consideration payable to you.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

Equity One stockholders:

Equity One, Inc.

1696 Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: Investor Relations
Telephone: (305) 947-1664

IRT shareholders:

IRT Property Company

200 Galleria Parkway, Suite 1400
Atlanta, Georgia 30339
Attention: Investor Relations
Telephone: (770) 955-4406

or

Georgeson Shareholder Communications
17 State Street, 10th Floor
New York, New York 10004
Telephone: (866) 328-5440

SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger and the other proposals and related transactions, you should read carefully this entire document, including the annexes and the other documents to which we have referred you. See “Where You Can Find More Information” on page 121 for additional information about Equity One and IRT on file with the Securities and Exchange Commission. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Equity One, Inc.

1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
(305) 947-1664

      Equity One is a real estate investment trust, or REIT, that principally acquires, renovates, develops and manages community and neighborhood shopping centers. Equity One’s shopping centers are primarily anchored by supermarkets or other necessity-oriented retailers such as drug stores or discount retail stores. As of September 30, 2002, Equity One’s portfolio consisted of 88 properties, comprising 56 supermarket-anchored shopping centers, eight drug store-anchored shopping centers, 18 other retail-anchored shopping centers, three commercial properties and three retail development properties, as well as non-controlling interests in four unconsolidated joint ventures that own commercial properties. Existing properties are located primarily in metropolitan areas of Florida and Texas, contain an aggregate of 8.7 million square feet of gross leasable area and were 87.1% occupied based on gross leasable area as of September 30, 2002.

      Equity One was incorporated in Maryland in 1992 and has been operating as a REIT under the Internal Revenue Code since 1995.

IRT Property Company

200 Galleria Parkway, Suite 1400
Atlanta, Georgia 30339
(770) 955-4406

      IRT is an owner, operator, redeveloper and developer of neighborhood and community shopping centers throughout the southeastern United States. IRT shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores, national value retailers and department stores. As of September 30, 2002, IRT’s portfolio consisted of 89 shopping centers, three shopping center investments, two development properties, one industrial property and three mortgage loans. The 89 shopping centers and the three shopping center investments total approximately 9.8 million square feet of retail space, were 92% leased as of September 30, 2002 and are located in 11 states.

      IRT is currently incorporated in Georgia and has been operating as a REIT under the Internal Revenue Code since its inception in 1969.

The Combined Company

      Upon completion of the merger, the separate corporate existence of IRT will cease and Equity One will continue as the surviving corporation. The IRT shareholders that receive Equity One common stock as merger consideration will become stockholders of Equity One. The corporate existence of Equity One, with all its purposes, rights, privileges, powers and objects, will continue unaffected and unimpaired by the merger, and, as the surviving corporation, it will be governed by the laws of the State of Maryland.

      Following the merger, Equity One will own or manage 177 properties in 12 states comprising approximately 18.5 million square feet of gross leasable area. On a combined basis, Equity One will have a total market capitalization, including long-term corporate and mortgage debt, of approximately $1.6 billion, based on Equity One’s stock price on the date the merger agreement was signed.

The Equity One Special Meeting; Required Vote (see pages 29 to 42)

      The special meeting of Equity One stockholders will be held at the Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154, on Wednesday, February 12, 2003 at 10:00 a.m., Eastern time. At the special meeting, holders of shares of Equity One common stock will be asked to approve the merger agreement and the merger of IRT with and into Equity One. The affirmative vote of the holders of a majority of the outstanding shares of Equity One common stock is required to approve the merger agreement and the merger.

      Stockholders of Equity One will also be asked to vote upon a proposal to approve the issuance of up to 6,911,000 shares of Equity One common stock concurrently with the closing of the merger in connection with a private placement to affiliated investors. An affirmative vote of the holders of a majority of the votes cast at the Equity One special meeting is required under the New York Stock Exchange rules, provided that the total votes cast represent over 50% in interest of all securities entitled to vote.

      Finally, holders of Equity One common stock will be asked to elect Mr. Patrick L. Flinn as a Class A director of the Equity One board to hold office until the 2005 annual meeting of Equity One stockholders. The election of a director to the Equity One board of directors must be approved by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the special meeting. Mr. Flinn is expected to be the only nominee for director. The terms of all other directors of Equity One will continue and will not be affected by the vote at the special meeting.

      The holders of approximately 76% of Equity’s One’s common stock have executed voting agreements with IRT pursuant to which they are required to vote their shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Equity One common stock in the private placement and the election of Mr. Flinn to the Equity One board. As a result, unless the voting agreements are terminated as discussed below under “—The Voting Agreements,” the merger, the merger agreement and the private placement will be approved by Equity One’s stockholders and Mr. Flinn will be elected to the Equity One board of directors.

      You can vote at the Equity One special meeting if you owned Equity One common stock at the close of business on December 30, 2002.

The IRT Special Meeting; Required Vote (see page 43)

      The special meeting of IRT shareholders will be held at the Cobb Galleria Centre, Two Galleria Parkway, Room 113, Atlanta, Georgia 30339 on Wednesday, February 12, 2003 at 10:00 a.m., Eastern time. At the special meeting, holders of shares of IRT common stock will be asked to approve the merger agreement and the merger of IRT with and into Equity One. The affirmative vote of the holders of at least a majority of the outstanding common stock of IRT entitled to vote at the special meeting is required to approve the merger agreement and the merger.

      You can vote at the IRT special meeting if you owned IRT common stock at the close of business on December 30, 2002.

The Voting Agreements (see pages 30 and 44)

      At the time the merger agreement was signed, holders of approximately 76% of Equity One’s common stock, including Equity One’s officers and directors, and holders of approximately 8% of IRT’s common stock, including IRT’s officers and directors and IRT’s largest shareholder who owns approximately 6% of IRT’s common stock, entered into voting agreements with Equity One and IRT. Pursuant to the voting agreements, the holders granted irrevocable proxies to vote their shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, including, in the case of Equity One stockholders, in favor of the issuance of Equity One common stock in the private placement and the election of Mr. Flinn to the Equity One board.

      The Equity One stockholders may terminate their voting agreements if, on the fourth business day prior to the special meetings, Equity One’s weighted average trading price for the 30 prior trading days is less than $12.06 or for the three prior trading days is less than $11.00. In addition, Equity One stockholders may terminate their voting agreements if on that same day IRT’s weighted average trading price for the 30 prior trading days is less than $10.935 or for the three prior trading days is less than $9.935. IRT’s largest shareholder can terminate his voting agreement if IRT’s board of directors withdraws or modifies its recommendation of the merger.

Merger Consideration; Election of Cash or Stock (see page 78)

      In connection with the merger, for each share of IRT common stock, IRT shareholders may elect to receive $12.15 in cash, 0.9 shares of Equity One common stock or a combination of cash and stock, subject to proration if holders of more than 50% of IRT common stock elect to receive cash. If IRT shareholders fail to make a timely election, they will receive cash, shares of Equity One common stock or a combination of stock and cash, as determined by Equity One in its sole discretion. In addition, if IRT pays a “final dividend” for REIT qualification purposes as more fully discussed below, then the per share cash consideration will be reduced by the amount of such final dividend for those IRT shareholders that elect to receive cash in the merger.

      In connection with the merger, IRT shareholders may not necessarily receive the form of merger consideration that they elect. The merger agreement limits the number of IRT shares that may be exchanged for cash in the merger to 50% of IRT’s total outstanding shares. Accordingly, although each IRT shareholder may elect to receive all of his or her merger consideration in cash, if cash elections are made for more than 50% of IRT’s total outstanding shares, then the number of shares that will be exchanged for cash will be proportionately reduced and the remainder will be exchanged for shares of Equity One common stock. If, however, cash elections are made for less than 50% of IRT’s total outstanding shares, then all IRT shareholders will receive the form of merger consideration that they elect. There will be no proration of stock elections. Therefore, IRT shareholders that elect to receive only Equity One common stock will receive the specific amount of stock that they elect.

      In addition, in order to preserve the status of the merger as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code, as further explained in the section entitled “The Merger Agreement — Tax Adjustment” on page 79, Equity One may have to reduce the number of cash elections and increase the number of stock elections that are made or deemed to be made by IRT shareholders.

Dividends (see pages 79 and 86)

      Prior to the completion of the merger, Equity One stockholders and IRT shareholders will be entitled to receive any regular dividend, not to exceed a quarterly rate of $0.235 per share in the case of IRT shareholders, as adjusted for greater or lesser periods, as may be authorized by their respective boards of directors. Also, if necessary, IRT shareholders may receive a “final dividend” in an amount equal to the minimum amount necessary to maintain IRT’s REIT status under the Internal Revenue Code and to avoid the payment by IRT of any corporate level tax with respect to undistributed income or gain, as required by the merger agreement. The amount of any regular dividend paid by IRT will not reduce the merger consideration. However, any final dividend paid by IRT will reduce the per share cash consideration for those shareholders that elect to receive cash in the merger. If IRT pays a final dividend to its shareholders, then Equity One has the right to pay a corresponding special dividend to its stockholders equal to the final dividend paid per share of IRT common stock divided by 0.9.

      After the completion of the merger, IRT shareholders that receive Equity One common stock will receive any distributions that may be authorized by Equity One’s board to all holders of Equity One common stock with a record date after the closing. In the merger agreement, Equity One agreed to pay a regular quarterly dividend of at least $0.27 per share for the dividend period immediately following the merger, subject to legally available funds. Based on the exchange ratio for the merger consideration payable to IRT shareholders in the merger and Equity One’s current quarterly dividend of $0.27 per share of common stock, an IRT shareholder that elects to receive Equity One common stock would receive quarterly Equity One distributions on a pro forma combined equivalent basis of approximately $0.243 for each share of IRT common stock exchanged in the merger. The current quarterly dividend paid by IRT on its common stock is $0.235 per share.

      After the effective time of the merger, those IRT shareholders that receive only cash consideration will not be entitled to receive dividends from Equity One.

Risk Factors (see page 18)

      In evaluating whether to vote for or against the merger, and in the case of IRT shareholders, whether to elect to receive cash or Equity One common stock, you should carefully consider the “Risk Factors” beginning on page 18.

Equity One Board of Directors Recommendations (see pages 32 and 42)

      The Equity One board has unanimously adopted and approved the merger agreement and the merger, has determined that the merger agreement and the merger are advisable to, and in the best interest of, Equity One and its stockholders, and recommends that Equity One common stockholders vote “FOR”approval of the merger agreement and the merger, “FOR” approval of the issuance of up to 6,911,000 shares of Equity One common stock in connection with the concurrent private placement to affiliated investors and “FOR” the proposal to elect Mr. Patrick L. Flinn as a Class A director to the Equity One board. Equity One stockholders should refer to the discussion of these proposals beginning on page 32.

      In addition, to review the background and Equity One’s reasons for the merger and the private placement in greater detail, as well as certain risks related to the merger, see pages 33 through 36 and 46 through 57.

Opinions of Equity One’s Financial Advisors (see page 36 and 57)

      In connection with the private placement, Legg Mason Wood Walker, Incorporated, the financial advisor to the Equity One special committee, has delivered its written and oral opinion to the special committee as to the fairness, from a financial point of view, of the consideration to be received by Equity One in the private placement. Legg Mason’s written opinion, dated October 28, 2002, is attached to this joint proxy statement/prospectus as Annex C. Legg Mason’s opinion is directed only to the fairness to Equity One, from a financial point of view, of the consideration to be received by Equity One in the private placement and does not address any other aspect of the transactions related to the merger or the merger itself. Legg Mason’s fairness opinion was provided for the information and assistance of the special committee in connection with its consideration of the private placement and is not a recommendation by Legg Mason of any action to the special committee, the board of directors or any of Equity One’s stockholders.

      In connection with the merger, Equity One’s financial advisor, CIBC World Markets Corp., delivered to the Equity One board of directors a written opinion as to the fairness, from a financial point of view, to Equity One of the merger consideration. The full text of CIBC World Markets’ written opinion, dated October 28, 2002, is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion is addressed to Equity One’s board of directors and relates only to the fairness, from a financial point of view, to Equity One of the merger consideration. The opinion does not address any other aspects of the merger or any related transaction and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction.

IRT Board of Directors Recommendation (see page 43)

      The IRT board has unanimously adopted and approved the merger agreement and the merger, has determined that the merger agreement and the merger are in the best interest of IRT and its shareholders, and recommends that IRT’s shareholders vote “FOR” approval of the merger agreement and the merger.

      To review the background and IRT’s reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 46 through 54, and 63 through 67.

Opinion of IRT’s Financial Advisor (see page 67)

      IRT’s financial advisor, Raymond James & Associates, Inc., has delivered a written opinion to the IRT board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Equity One in the merger. Raymond James’s written opinion, dated October 28, 2002, is attached to this joint proxy statement/prospectus as Annex E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The Raymond James opinion was made to IRT’s board of directors for its consideration of the proposed merger and is not a recommendation to any IRT shareholder as to whether the merger is in that shareholder’s best interest or as to whether any shareholder should vote for or against the merger.

Merger Financing

      Equity One intends to finance the estimated $216 million of merger costs, including the approximately $208 million cash portion of the merger consideration to be paid in connection with the merger assuming 50% of IRT shareholders elect cash, by using a combination of available borrowing capacity under its various credit facilities, a new credit facility to be entered into before the closing of the merger and the proceeds from the issuance of up to 6,911,000 shares of Equity One common stock in connection with the concurrent private placement.

The Merger Agreement (see page 78)

      The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read this agreement in its entirety. It is the principal document governing the merger.

Conditions to the Completion of the Merger (see page 87)

      Equity One and IRT will complete the merger only if they satisfy or, in some cases, waive, several conditions, including the following:

•	the IRT shareholders and the Equity One stockholders must approve the merger agreement and the merger;

•	the receipt of satisfactory legal opinions regarding Equity One’s and IRT’s REIT status for federal income tax purposes and the treatment of the merger as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

•	IRT must receive evidence to its reasonable satisfaction that no fewer than an aggregate of 22.3 million shares of Equity One common stock will be issued in the merger and the private placement;

•	the private placement shall have been completed, to the extent required by the merger agreement;

•	the New York Stock Exchange must have approved the listing of all shares of Equity One common stock to be issued in the merger, subject to official notice of issuance;

•	no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against Equity One or IRT and be in effect that prohibits or restricts the completion of the merger or makes completion of the merger illegal; and

•	other customary closing conditions.

“No Solicitation” Provisions (see page 83)

      The merger agreement contains provisions prohibiting both parties from seeking a competing acquisition proposal. These “no solicitation” provisions prohibit both Equity One and IRT and their subsidiaries, and their officers, directors, employees and representatives, from taking actions to solicit a competing acquisition proposal and, subject to some exceptions that permit the directors of both parties to comply with their fiduciary duties, from participating in discussions regarding or furnishing information with respect to any competing acquisition proposal.

Termination of the Merger Agreement (see page 89)

      Equity One and IRT can jointly agree to terminate the merger agreement at any time before the closing date without completing the merger. In addition, the merger agreement may be terminated and the merger may be abandoned:

•	by either party if there has been a breach of a representation, warranty, covenant or agreement set forth in the merger agreement or in either of the voting agreements by the other party which breach has not been or cannot be permanently cured within 30 days following receipt of notice of such breach;

•	by either party if a permanent injunction or other order of a court or any rule, decree, statute, law, executive order or regulation has been enacted, preventing completion of the merger;

•	by either party if the merger has not been completed prior to 5:00 p.m., Eastern time, on March 31, 2003;

•	by either party if the Equity One stockholders or the IRT shareholders do not approve the merger and the merger agreement at the applicable special meeting;

•	by IRT if:

(a) the IRT board withdraws, modifies, amends or qualifies in any manner adverse to Equity One its approval or recommendation of the merger or the merger agreement in connection with any acquisition proposal or approves or recommends any acquisition proposal;

(b) on the fourth business day before the special meeting, the IRT board withdraws, modifies, amends or qualifies its approval or recommendation of the merger or the merger agreement because the weighted average trading price per share of Equity One for the 30 preceding trading days is less than $12.06, or the weighted average trading price per share of Equity One for the three preceding trading days is less than $11.00, and Equity One fails to advise IRT within 48 hours of such withdrawal, amendment, modification or qualification that it has elected to require IRT to proceed with or otherwise adjourn its shareholders’ meeting; or

(c) IRT decides to enter into a binding written agreement with respect to an acquisition proposal; or

•	by Equity One if:

(a) the IRT board fails to recommend, withdraws, modifies or qualifies its recommendation, or publicly proposes not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity One, its approval or recommendation of the merger and the merger agreement to IRT’s shareholders in connection with an acquisition proposal, approves or recommends an acquisition proposal, or resolves to do any of the foregoing; or

(b) after an announcement or receipt by IRT of an acquisition proposal, IRT fails to call the IRT shareholders’ meeting in accordance with the merger agreement or to prepare and mail to its shareholders this joint proxy statement/prospectus in accordance with the merger agreement.

Break-Up Fee (see page 89)

      IRT must pay Equity One a break-up fee of $15 million if the merger agreement is terminated as a result of any of the following:

•	if IRT terminates the merger agreement because the IRT board has withdrawn, modified, amended or qualified in any manner adverse to Equity One its approval or recommendation of the merger or the merger agreement in connection with any acquisition proposal or the IRT board approves or recommends an acquisition proposal;

•	if IRT terminates the merger agreement in order to enter into a binding written agreement with respect to an acquisition proposal; or

•	if Equity One terminates the merger agreement because the IRT board has withdrawn, modified, amended or qualified in any manner adverse to Equity One its approval or recommendation (except if the IRT board has taken such action on the fourth business day before the special meeting because Equity One’s stock price has fallen below specified thresholds) or, after an announcement or receipt by IRT of an acquisition proposal, IRT has failed to call the IRT shareholders’ meeting.

      In addition, if an alternative acquisition proposal shall have been received by IRT prior to the termination of the merger agreement and IRT subsequently completes that alternative acquisition proposal or another acquisition proposal within 12 months after such termination, then IRT must pay to Equity One a fee of $15 million fee if:

•	IRT shall have terminated the merger agreement because a permanent injunction or other order of a court or any rule, decree, statute, law, executive order or regulation had been enacted, preventing consummation of the merger;

•	IRT shall have terminated the merger agreement because the merger was not completed prior to 5:00 p.m., Eastern time, on March 31, 2003 and the reason the merger shall not have been completed resulted primarily from action or inaction of IRT or any of its subsidiaries;

•	either IRT or Equity One shall have terminated the merger agreement because the shareholders of IRT did not approve the merger and the merger agreement; or

•	either IRT or Equity One shall have terminated the merger agreement because the IRT board withdrew, modified, amended or qualified its recommendation of the merger on the fourth business day before the special meeting because the weighted average trading price per share of Equity One for the 30 preceding trading days is less than $12.06, or the weighted average trading price per share of Equity One for the three preceding trading days is less than $11.00.

If an alternative acquisition proposal shall not have been received by IRT prior to the termination of the merger agreement or IRT does not subsequently complete that alternative acquisition proposal or another acquisition proposal within 12 months after such termination, then IRT is not required to pay Equity One a break-up fee if the merger agreement has been terminated for any of the reasons in the four preceding bullet points. Furthermore, IRT is not required to pay Equity One a break-up fee if the merger agreement is terminated for any other circumstance not specifically mentioned above.

Summary of Material Federal Income Tax Consequences of the Merger (see page 74)

      Equity One Stockholders. Equity One common stockholders will not realize either gain or loss for U.S. federal income tax purposes as a result of the merger.

      IRT Shareholders. The merger is structured to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. If the merger does so qualify and you are an IRT shareholder who receives solely shares of Equity One common stock as merger consideration, you will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share. In contrast, if you are an IRT shareholder who receives solely cash, you generally will recognize gain or loss to the extent of the difference between the amount of cash you receive and your adjusted basis in your

IRT shares, regardless of whether the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. In addition, so long as the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code, if you are an IRT shareholder who receives both Equity One common stock and cash, you may be taxed on part or all of the cash you receive, depending upon your particular situation.

      The tax consequences of the merger to you as an IRT shareholder will depend on your individual situation. You should consult your personal tax adviser for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page 73)

      The merger will be accounted for using the purchase method of accounting with Equity One having acquired IRT, which means that the assets and liabilities of IRT, including its intangible assets, will be recorded on Equity One’s books at their fair market value. The results of operations and cash flows of IRT will be included in Equity One’s financial statements prospectively as of the closing of the merger.

Regulatory Matters (see page 73)

      Neither Equity One nor IRT is aware of any material federal or state regulatory approvals that must be obtained in connection with the merger.

Dissenters’ Rights (see page 73)

      Under the Maryland General Corporation Law and Equity One’s charter, Equity One stockholders are not entitled to dissenters’ rights in connection with the merger. Under the Georgia Business Corporation Code and IRT’s charter, IRT shareholders are also not entitled to dissenters’ rights in connection with the merger.

Interest of Certain Persons in the Merger; Conflicts of Interest (see page 72)

      In considering whether or not to approve the merger and the merger agreement, IRT shareholders should be aware that, as described below, some IRT executive officers, including Thomas H. McAuley, who is also a director of IRT, have interests in, and will receive benefits from, the merger that differ from, or are in addition to, and, therefore, may conflict with, the interests of IRT shareholders generally.

      Forgiveness of Loans. Several officers of IRT have issued promissory notes payable to IRT in the aggregate outstanding amount of approximately $1 million. Pursuant to the terms of these notes, upon shareholder approval of the merger, a change of control will occur, and all outstanding amounts under these loans will be forgiven.

      Equity-Based Awards. An aggregate of 214,449 shares of unvested restricted stock previously granted to various executive officers of IRT pursuant to IRT’s compensation plans will vest immediately upon completion of the merger.

      Retention and Severance Agreements. IRT has existing employment agreements with several of its executive officers which become effective in the event of a change of control and will therefore be triggered upon completion of the merger. These “change of control” employment agreements will provide these executives with certain benefits, including rights of severance if the executive’s employment is terminated following the merger, that they would not otherwise have in the absence of the merger.

      In addition, IRT has existing employment agreements with Thomas H. McAuley, the President and Chief Executive Officer of IRT, and James G. Levy, the Chief Financial Officer of IRT, pursuant to which, if the executive terminates his employment for “good reason,” the executive will receive severance payments of approximately $1.7 million in the case of Mr. McAuley and approximately $500,000 in the case of Mr. Levy. “Good reason” includes any termination by the executive for any reason during the period beginning 90 days after a change of control and ending on the last business day 13 months following the change of control. The merger will be a “change of control” for purposes of these agreements. If any payments are made to Mr. McAuley or Mr. Levy pursuant to the severance provisions of their respective employment agreements that would result in an excise tax under Section 4999 of the Internal Revenue Code, the executive officer will receive a tax reimbursement payment from the surviving company that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

      In addition, under the severance provisions of the employment agreements described above, the executive officer and his eligible dependents will continue to be eligible to participate in the medical, dental, disability and life insurance plans and arrangements applicable to him immediately before his termination of employment, on substantially the same terms and conditions in effect immediately before the termination. Coverage will continue for the applicable severance period.

      It is currently anticipated that Mr. McAuley will terminate his employment 90 days after completion of the merger and that he will therefore be entitled to receive all of his severance benefits.

Summary Selected Consolidated Financial Data

     Equity One

      The following tables set forth selected consolidated financial and operating information on a historical basis for Equity One. The selected operating data and certain other data set forth below for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, and the balance sheet data as of December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from the audited consolidated financial statements of Equity One. The selected operating and other data as of and for the nine months ended September 30, 2002 and 2001 have been derived from the unaudited condensed consolidated financial statements of Equity One. The following information should be read together with the consolidated financial statements and financial statement notes of Equity One incorporated by reference in this joint proxy statement/prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share amounts)
Statement of Operations Data(1):
Total revenues(2)	$75,423	$56,425	$80,207	$47,948	$26,035	$21,936	$19,533

Property operating expenses	21,800	16,567	24,067	13,091	6,702	5,611	4,917
Rental property depreciation and amortization	10,109	7,657	10,841	6,177	3,396	2,798	2,310
Interest expense	16,596	15,979	20,756	12,336	4,851	4,667	5,306
Amortization of deferred financing fees	582	122	1,142	270	105	191	219
Put option expense	—	—	—	—	—	1,320	—
(Gain) loss on extinguishment of debt	(1,520)	—	1,546	—	—	—	—
General and administrative expenses	5,011	2,454	3,553	2,559	1,622	1,381	1,029

Total costs and expenses	52,578	42,779	61,905	34,433	16,676	15,968	13,781

Other income (expenses)	360	(889)	(874)	(1,755)	3,718	2,632	—

Income from continuing operations	$23,205	$12,757	$17,428	$11,760	$13,077	$8,600	$5,752

Net income	$32,631	$13,625	$18,721	$12,555	$13,589	$9,065	$6,198

Basic earnings per share:
Income from continuing operations	$0.72	$0.63	$0.77	$0.82	$1.21	$0.96	$0.89

Net Income	$1.01	$0.67	$0.83	$0.88	$1.26	$1.01	$0.96

Diluted earnings per share:
Income from continuing operations	$0.71	$0.62	$0.77	$0.82	$1.21	$0.95	$0.81

Net Income	$1.00	$0.66	$0.83	$0.87	$1.26	$1.00	$0.87

	September 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Balance Sheet Data:
Rental property, net	$671,777	$613,777	$627,687	$483,699	$204,919	$138,623	$119,250
Total assets	718,568	670,007	668,536	542,817	212,497	152,955	126,903
Mortgage notes payable	307,713	331,622	345,047	280,396	97,752	67,145	71,004
Total liabilities	368,918	389,344	390,269	321,267	121,068	71,737	73,323
Minority interest in CEFUS	—	—	—	33,887	—	—	—
Stockholders’ equity	349,650	280,663	278,267	187,663	91,429	81,218	53,580

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Other Data:
Cash flow from:
Operating activities	$35,921	$16,963	$32,804	$15,506	$20,169	$3,697	$8,843
Investing activities	(45,587)	(28,921)	(44,298)	(11,165)	(62,239)	(23,824)	(6,173)
Financing activities	10,170	13,848	10,053	(2,421)	40,903	19,123	(2,023)
Gross leaseable area (square feet at end of period)	8,677	8,460	8,637	3,169	2,836	2,078	2,004

(1)	Operating data has been restated to reflect the reporting of discontinued operations.

(2)	Excludes real estate sales.

     IRT

      The following tables set forth selected consolidated financial and operating information on a historical basis for IRT. The selected operating data and certain other data set forth below for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, and the balance sheet data as of December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from the audited consolidated financial statements of IRT. The selected operating and other data as of and for the nine months ended September 30, 2002 and 2001 have been derived from the unaudited condensed consolidated financial statements of IRT. The following information should be read together with the consolidated financial statements and financial statement notes of IRT incorporated by reference in this joint proxy statement/prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share amounts)
Operating Data:
Gross revenues	$67,752	$65,115	$85,535	$85,016	$85,004	$79,556	$66,515
Expenses	49,048	47,873	63,996	60,306	58,719	55,344	44,785

Income from continuing operations before income taxes, minority interest, gain on sales of properties and discontinued operations	18,704	17,242	21,539	24,710	26,285	24,212	21,730
Income tax provision	(9)	(53)	(53)	—	—	—	—
Minority interest of unitholders in operating partnership	(396)	(405)	(530)	(568)	(654)	(247)	—
Gain on sales of properties and outparcels	—	2,498	3,848	4,549	2,483	1,213	3,897

Income from continuing operations	18,299	19,282	24,804	28,691	28,114	25,178	25,627

Discontinued operations
Income from discontinued operations, net of minority interest	295	315	416	348	374	464	486
Gain on sales of properties, net of minority interest	2,062	—	—	—	—	—	—

Income from discontinued operations	2,357	315	416	348	374	464	486

Income before extraordinary item	20,656	19,597	25,220	29,039	28,488	25,642	26,113
Extraordinary item:
Loss on extinguishment of debt	(156)	—	—	—	(157)	(57)	—

Net income	$20,500	$19,597	$25,220	$29,039	$28,331	$25,585	$26,113

Per Share Data:
Income (loss) per common share, basic
Income from continuing operations	$0.57	$0.64	$0.82	$0.91	$0.85	$0.77	$0.80
Discontinued operations	0.07	0.01	0.01	0.01	0.01	0.01	0.02
Extraordinary item	(0.01)	—	—	—	—	—	—

Net income	$0.63	$0.65	$0.83	$0.92	$0.86	$0.78	$0.82

Weighted average shares outstanding	32,360	30,294	30,322	31,536	33,119	32,940	31,868

Income (loss) per common share, diluted
Income from continuing operations	$0.57	$0.63	$0.82	$0.90	$0.85	$0.77	$0.80
Discontinued operations	0.07	0.01	0.01	0.01	0.01	0.01	0.02
Extraordinary item	(0.01)	—	—	—	—	—	—

Net income	$0.63	$0.64	$0.83	$0.91	$0.86	$0.78	$0.82

Weighted average shares outstanding	32,551	31,191	33,301	34,432	33,904	33,305	31,921

	September 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Balance Sheet Data:
Real estate, before accumulated depreciation	$695,284	$660,559	$683,265	$637,259	$630,005	$622,117	$537,160
Real estate, net of accumulated depreciation	575,611	554,956	573,921	541,076	543,835	547,174	474,633
Total assets	592,436	576,488	590,500	574,560	565,896	562,259	498,153
Total debt	296,988	319,384	334,361	319,498	290,493	281,585	226,947
Total liabilities	314,776	334,088	349,611	331,426	302,301	292,401	238,476
Minority interest	7,719	7,815	7,755	7,981	7,392	7,085	1
Total shareholders’ equity	269,941	234,585	233,134	235,153	256,203	262,773	259,676

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Other Data:
Net cash flows from (used in):
Operating activities	$30,088	$28,457	$39,490	$38,416	$41,452	$36,728	$34,792
Investing activities	(5,721)	(6,228)	(24,229)	(17,011)	(8,551)	(39,586)	(60,273)
Financing activities	(26,824)	(21,498)	(13,635)	(21,088)	(32,731)	2,927	22,582
Gross leaseable area (square feet at end of period)	9,812	9,681	9,655	9,629	9,843	10,035	9,011

Equivalent Per Share Data

      The following tables set forth a summary of per share information for Equity One and IRT on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined amounts are based on applying the purchase method of accounting for the merger, assuming a 50% cash election by IRT shareholders, and also include certain other transactions of Equity One as described in the unaudited pro forma condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The IRT per share pro forma combined equivalents are calculated by multiplying the pro forma combined per common share amounts by the exchange ratio of 0.9 to be paid by Equity One per share of IRT common stock in the merger.

      The pro forma financial information should be read together with the historical and pro forma financial statements of Equity One and IRT included or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 121.

	For the Nine		For the Year
	Months Ended		Ended
	September 30,		December 31,
	2002		2001

	Basic	Diluted	Basic	Diluted

Net income (loss) per common share operations:
Equity One:
From continuing operations	$0.72	$0.71	$0.77	$0.77

Net income	$1.01	$1.00	$0.83	$0.83

IRT:
From continuing operations	$0.57	$0.57	$0.82	$0.82

Net income	$0.63	$0.63	$0.83	$0.83

Equity One and IRT pro forma combined:
From continuing operations	$0.75	$0.75	$0.87	$0.86

Net income	$0.97	$0.96	$0.91	$0.90

IRT pro forma combined equivalent:
From continuing operations	$0.68	$0.68	$0.78	$0.77

Net income	$0.87	$0.86	$0.82	$0.81

	For the Nine
	Months Ended	For the Year Ended
	September 30, 2002	December 31, 2001

Cash dividends declared per common share:
Equity One	$0.81	$1.06

IRT	$0.71	$0.94

Equity One and IRT pro forma combined	$0.88	$0.96

IRT pro forma combined equivalent	$0.79	$0.86

Shareholders’ equity (book value) per common share (end of period):
Equity One	$10.17	$9.67

IRT	$7.89	$7.64

Equity One and IRT pro forma combined	$11.38	$11.61

IRT pro forma combined equivalent	$10.24	$10.45

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

      The following table sets forth the summary unaudited pro forma condensed consolidated financial data for Equity One and IRT as a combined entity, giving effect to the merger as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed consolidated operating data are presented as if the merger had been consummated on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet data at September 30, 2002 is presented as if the merger had been consummated on September 30, 2002. The pro forma amounts also include certain other transactions of Equity One as described in the unaudited pro forma condensed consolidated financial data contained elsewhere in this joint proxy statement/prospectus. In the opinion of management of Equity One, all adjustments necessary to reflect the effects of those transactions have been made. The merger will be accounted for under the purchase method of accounting as provided by Statement of Financial Accounting Standards No. 141.

      The pro forma financial information should be read together with the respective audited consolidated financial statements and financial statement notes of Equity One and IRT incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 121. The unaudited pro forma operating data are presented for informational purposes only and are not necessarily indicative of what the actual combined results of operations of Equity One and IRT would have been for the periods presented, nor do these data purport to represent the results of future periods. See “Unaudited Pro Forma Financial Data” beginning on page 107 in this joint proxy statement/prospectus.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2002	2001

	(In thousands, except per share
	amounts)
Statement of Operating Data:
Total revenues	$143,175	$181,442

Property operating expenses	39,004	49,383
Interest expense	35,102	53,282
Amortization of deferred financing fees	902	1,844
Rental property depreciation and amortization	20,468	26,477
(Gain) loss on extinguishment of debt	(1,364)	1,546
General and administrative expenses	8,237	9,371

Total costs and expenses	102,349	141,903

Other income (expenses)	(45)	3,047

Income from continuing operations	$40,781	$42,586

Net income	$52,564	$44,495

Basic earnings per share
Income from continuing operations	$0.75	$0.87

Net income	$0.97	$0.91

Diluted earnings per share
Income from continuing operations	$0.75	$0.86

Net income	$0.96	$0.90

Weighted average shares outstanding
Basic	54,495	49,224

Diluted	55,412	52,525

September 30, 2002

Balance Sheet Data:
Rental property, net	$1,400,436
Total assets	$1,471,148
Mortgage notes	$441,078
Revolving credit facilities	$181,988
Senior notes, net	$150,711
Total liabilities	$825,994
Stockholders’ equity	$645,154

Comparative Per Share Market Price and Dividend Information

      The following table sets forth the range of the reported high and low sale prices per share of shares of Equity One and IRT common stock as shown on the New York Stock Exchange, or NYSE, as well as the per share dividends declared on those shares, for the calendar quarters indicated.

	Equity One			IRT
	Common Stock			Common Stock

	High	Low	Dividends	High	Low	Dividends

2000
First Quarter	$10.5625	$9.1875	$0.26	$8.6250	$7.6875	$0.235
Second Quarter	10.0000	9.0625	0.26	8.7500	7.8750	0.235
Third Quarter	10.5625	9.5625	0.26	9.2500	8.5625	0.235
Fourth Quarter	10.3750	9.3750	0.32	8.5000	7.5625	0.235
2001
First Quarter	$11.0000	$9.9375	$0.26	$9.3500	$8.1875	$0.235
Second Quarter	12.5300	10.0100	0.26	10.8900	8.8600	0.235
Third Quarter	11.9800	10.6400	0.27	10.8800	9.5500	0.235
Fourth Quarter	14.1000	11.5200	0.27	11.2800	10.2500	0.235
2002
First Quarter	$14.6000	$13.3000	$0.27	$11.7100	$10.5500	$0.235
Second Quarter	14.2500	13.2500	0.27	12.7400	11.5500	0.235
Third Quarter	14.1400	12.0800	0.27	12.5200	11.4600	0.235
Fourth Quarter (through
December 23, 2002)	$13.7000	$12.2800	$0.27	$12.0000	$10.8000	$0.311	(1)

(1)	The fourth quarter 2002 dividend of IRT consists of its $0.235 regular quarterly dividend and a partial dividend of $0.076 declared by IRT pursuant to the merger agreement to synchronize the payment of its dividends with the payment of Equity One’s dividends.

      The following table sets forth the closing price per share of Equity One and IRT as reported on the NYSE on October 28, 2002, the last trading day before Equity One and IRT announced the proposed merger, and on December 23, 2002, the last trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of one IRT share, which was calculated by multiplying the closing price per Equity One common share on those dates by 0.9.

			Implied Value of One
	IRT	Equity One	Share of IRT Common
	Common Stock	Common Stock	Stock

October 28, 2002	$11.60	$13.59	$12.231
December 23, 2002	$11.84	$12.98	$11.682

      We encourage you to obtain current market prices for shares of Equity One and IRT common stock on the NYSE.

      Equity One intends to list the Equity One common stock that IRT shareholders will receive in the merger on the NYSE.

      The approximate number of record holders of Equity One common stock on December 23, 2002, was 400 and the approximate number of beneficial owners of such shares was 4,500. On December 23, 2002, there were approximately 2,200 holders of record of IRT’s common stock and approximately 14,000 beneficial owners.

      Equity One intends to continue to declare quarterly dividends on Equity One common stock after completion of the merger. In the merger agreement, Equity One agreed to pay a regular quarterly dividend of at least $0.27 per share for the initial dividend period immediately following the merger, subject to legally available funds. However, no assurances can be made as to the amounts of Equity One’s future dividends because dividends are subject to Equity One’s cash flow from operations, earnings, financial condition, capital requirements and other factors as the Equity One board of directors considers relevant. Equity One is required to distribute at least 90% of its REIT taxable income. The amount of cash available for dividends is affected by, among other things, capital expenditures and debt service requirements to the extent that Equity One were to fund such items out of cash flow from operations.

RISK FACTORS

      In considering whether to vote in favor of the merger and, if you are an IRT shareholder, whether to elect to receive cash or Equity One common stock in connection with the merger, you should consider all of the information included in this joint proxy statement/prospectus, including the matters addressed in “Special Note Concerning Forward-Looking Statements” on page 27. In addition, you should carefully consider the following risk factors considered by us, based on the information available to us, to be material to the approval of the merger agreement and the merger and/or inherent in the business of the combined company and in the ownership of the combined company’s stock. These factors are important, and we have not been able to quantify their potential effects on the combined company that will result from the merger.

Risks Related to the Merger

IRT shareholders may not receive the form of merger consideration that they elect.

      The merger agreement limits the number of IRT shares that may be exchanged for cash in the merger to 50% of IRT’s total outstanding shares. Accordingly, although each IRT shareholder may elect to receive all of his or her merger consideration in cash, if cash elections are made for more than 50% of IRT’s total outstanding shares, then the number of shares that may be exchanged for cash will be proportionately reduced and the remainder will be exchanged for shares of Equity One common stock.

      In addition, in order to preserve the status of the merger as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code, as further explained in the section entitled “The Merger Agreement — Tax Adjustment” on page 79, Equity One may have to reduce the number of cash elections and increase the number of stock elections that are made or deemed to be made by IRT shareholders.

IRT and Equity One have agreed to a fixed exchange ratio, and, as a result, the shares of Equity One common stock to be issued in the merger may have a market value that is lower than expected.

      The exchange ratio for the stock consideration of 0.9 shares of Equity One common stock for each share of IRT common stock was fixed at the time of the signing of the merger agreement and is not subject to adjustment based on changes in the trading price of Equity One or IRT common stock before the closing of the merger. As a result, the market price of Equity One common stock at the time of the merger may vary significantly from the price on the date the merger agreement was signed or from the price on either the date of this joint proxy statement/prospectus or the date of the special meetings. These variances may arise due to, among other things:

•	changes in the business, operations and prospects of Equity One or IRT;

•	the financial condition of current or prospective tenants of Equity One or IRT;

•	interest rates, general market and economic conditions and other factors;

•	market assessments of the likelihood that the merger will be completed and the timing of the merger; and

•	market perception of the future profitability of the combined company.

      Substantially all of these factors are beyond the control of Equity One and IRT. It should be noted that during the 12-month period ending December 23, 2002, the day prior to the date of this joint proxy statement/prospectus, the closing per share price of Equity One common stock varied from a low of $12.08 to a high of $14.60. Historical trading prices are not necessarily indicative of future performance.

IRT’s operations may not be integrated successfully with those of Equity One, and the intended benefits of the merger may not be realized, which could have a negative impact on the market price of Equity One’s common stock after completion of the merger.

      No assurance can be given that the anticipated expense reductions or other operating synergies will be realized by Equity One following the merger or that unanticipated costs will not arise as a result of the merger. For example, transaction costs, such as increased transfer taxes, consent fees or professional expenses, could exceed our original estimates or future operating expenses, such as increased personnel costs, increased property taxes or increased travel expenses, could be higher than anticipated, all of which could have a material adverse effect on the results of operations and financial condition of the combined company after the merger. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on Equity One’s per share operating results, including per share funds from operations.

      In addition, the completion of the merger poses risks for the ongoing operations of the combined company, including:

•	the diversion of management’s attention to the integration of the operations of IRT could have a material adverse effect on Equity One’s revenues, expenses and operating results; and

•	the IRT portfolio may not perform as well as anticipated due to various factors, including the financial condition of significant tenants, changes in macro-economic conditions and the demand for leasing space in its existing markets.

The issuance of Equity One common stock in the merger along with the issuance of shares in the concurrent private placement may have a dilutive effect on Equity One’s operating results on a per share basis.

      Depending on the number of IRT’s shareholders that receive Equity One common stock in the merger, Equity One could be required to issue up to approximately 37.7 million shares of its common stock upon the closing of the merger and within the 12 months following the closing of the private placement. If 50% of the IRT shareholders elect to receive cash and Equity One agrees to issue all 6,911,000 shares in the private placement, then the $92 million of proceeds from the private placement will be available to pay a portion of the $208 million of cash consideration owed to the IRT shareholders. However, if more than 74% of IRT shareholders receive stock instead of cash, then Equity One does not anticipate needing any of the proceeds from the private placement to pay the cash consideration. In such a case, unless Equity One can productively deploy the cash proceeds from the private placement, the private placement could potentially have a dilutive effect on Equity One’s per share operating results, including per share funds from operations.

As a result of the merger, Equity One may be required to repay in full its and IRT’s outstanding credit facilities as well as the outstanding debt of their subsidiaries.

      Equity One, IRT and their subsidiaries currently have debt outstanding of approximately $300 million that requires that the outstanding principal balances and accrued interest be repaid in full upon completion of the merger or otherwise require the consent of the appropriate lenders prior to completion of the merger. As a result, Equity One may be required to repay or refinance the outstanding balances of these loans following the merger. There is no guarantee that Equity One will be able to refinance these loans on favorable terms, if at all. In addition, if Equity One cannot repay these loans, it may default under its other credit facilities. Any default, therefore, may have an adverse effect on the financial performance of Equity One and its stock price.

You will experience a reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

      Equity One stockholders and those IRT shareholders who receive Equity One common stock in the merger will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Equity One and IRT prior to the merger. In addition, Equity One may issue up to an additional 6,911,000 shares of its common stock in connection with the concurrent private placement to certain affiliated investors in order to finance a portion of the merger consideration and for other corporate purposes. In the future, Equity One may issue additional shares of common stock in public offerings, mergers and acquisitions, redemptions of operating partnership units or otherwise, all of which would further reduce your percentage ownership of Equity One.

As a result of the merger, Equity One will enter new markets, and it may not be successful operating in those markets.

      IRT owns properties in the states of Texas, Florida, Louisiana, Alabama, Georgia, Tennessee, Mississippi, North and South Carolina, Virginia and Kentucky. Equity One currently owns properties in the states of Florida, Texas and Arizona, and, therefore, as a result of the merger, Equity One will enter new markets. In addition, following the merger, Equity One may make other selective investments in these markets from time to time and may also make other selective investments in markets outside of its current markets if appropriate opportunities arise. Equity One’s management expertise in Florida and Texas may not assist it in the management of IRT’s properties and its expansion into new markets. Because of Equity One’s expansion into new market areas, it may be exposed to risks associated with, among other things:

•	a lack of market knowledge and understanding of the local economy;

•	an inability to attract new tenants or maintain relationships with existing tenants;

•	an inability to attract and retain employees with appropriate experience to manage assets in the new markets;

•	an inability to identify property acquisition opportunities;

•	sudden adverse shifts in supply and demand factors; and

•	an unfamiliarity with local governmental and permitting procedures.

Under certain circumstances, IRT is obligated to pay Equity One a break-up fee upon termination of the merger agreement.

      No assurance can be given that the merger will be completed. The merger agreement provides for the payment by IRT of a break-up fee of $15 million if the merger is terminated by IRT under certain circumstances. The obligation to make that payment may adversely affect the ability of IRT to engage in another transaction in the event the merger is not completed and may have an adverse impact on the financial condition of IRT. See “The Merger Agreement — Termination; Break-Up Fee and Expenses” and “The Merger — IRT Reasons for the Merger.”

Shareholder litigation in connection with the merger could prevent or delay the completion of the merger.

      Since October 31, 2002, three IRT shareholders filed three separate purported class action suits in the Superior Court of Cobb County, State of Georgia, against IRT, IRT’s board of directors and Equity One alleging claims of breach of fiduciary duty, unjust enrichment and irreparable harm. The complaints seek declaratory relief, an order enjoining completion of the merger and unspecified damages.

      Although IRT and Equity One believe that these suits are without merit and intend to defend themselves vigorously, there can be no assurance that the pending litigation will not interfere with the completion of the merger. IRT and Equity One do not expect that these suits will interfere with the scheduling of their special meetings or the completion of the merger, if approved.

Failure of Equity One or IRT to qualify as a REIT could result in a significant tax liability for the combined company, which would adversely affect its results of operations.

      Each of Equity One and IRT believes that it has operated in a manner that allows it to qualify as a REIT under the Internal Revenue Code and each company intends to continue to so operate through and including the effective time of the merger. It is intended that after the merger, Equity One will operate the combined business in a manner so that it will continue to qualify as a REIT. Although we believe that Equity One and IRT are organized and operate in such a manner, no assurance can be given that Equity One will remain qualified as a REIT following the merger. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

      If the combined company fails to qualify as a REIT, it may, among other things:

•	not be allowed a deduction for distributions to stockholders in computing its taxable income;

•	be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates;

•	be subject to increased state and local taxes; and

•	unless entitled to relief under certain statutory provisions, be disqualified from treatment as a REIT for the taxable year in which it lost its qualification and the four taxable years following the year during which it lost its qualification.

      As a result of these factors, the failure of Equity One to qualify as a REIT following the merger also could impair its ability to expand its business and raise capital, could substantially reduce the funds available for distribution to its stockholders and could reduce the trading price of its common stock following the merger.

IRT’s executive officers have conflicts of interest in the merger that differ from the interests of IRT shareholders generally.

      In considering whether or not to approve the merger and the merger agreement, IRT shareholders should be aware that some of IRT’s executive officers, including Thomas H. McAuley, who is also a director of IRT, have interests in, and will receive benefits from, the merger that differ from, or are in addition to, and, therefore, may conflict with, the interests of IRT shareholders generally, including:

•	Forgiveness of Loans. An aggregate of approximately $1 million of loans made to officers of IRT will be forgiven as a result of the merger.

•	Equity-Based Awards. An aggregate of 214,449 shares of unvested restricted stock previously granted to various executive officers of IRT pursuant to IRT’s compensation plans will vest immediately upon completion of the merger and will be converted into either cash or freely-tradeable stock in the merger.

•	Retention and Severance Agreements. IRT has existing employment agreements with several of its executive officers which will entitle them to severance benefits, under certain conditions, in the aggregate amount of approximately $3 million following the completion of the merger, including automatic payments in the amounts of $1.7 million to Thomas H. McAuley, the President and Chief Executive Officer of IRT, and $500,000 to James G. Levy, the Chief Financial Officer of IRT.

      Please see the section entitled “The Merger — Interest of Certain Persons in the Merger; Conflicts of Interest” beginning on page 72 for a more detailed discussion of the potential conflicts of interests of these officers.

Affiliates of Equity One will have significant influence over the combined company, which could limit other stockholders’ ability to influence corporate decisions.

      Chaim Katzman, the Chairman and Chief Executive Officer of Equity One, is also Chairman and Chief Executive Officer of Gazit-Globe (1982), Ltd., a real estate investment company which trades on the Tel

Aviv Stock Exchange as part of the T.A.S.E. 100 (TASE: GLOB). Mr. Katzman and his affiliates, including Gazit-Globe and other related entities such as First Capital Realty Inc., MGN (USA), Inc., Gazit (1995) Inc., Silver Maple (2001), Inc. and Ficus, Inc., beneficially own in the aggregate as of November 1, 2002 approximately 62% of the outstanding shares of Equity One’s common stock. Following the merger and the concurrent private placement, this group will own at least 36% of the outstanding shares of Equity One common stock and may own up to 48% depending on the number of IRT shareholders that receive Equity One common stock in the merger and the number of shares issued in the private placement. Accordingly, Mr. Katzman will be able to exercise significant control over the outcome of substantially all matters required to be submitted to Equity One’s stockholders for approval following the merger, including decisions relating to the election of its board of directors and the determination of its day-to-day corporate and management policies. In addition, Mr. Katzman will be able to exercise significant control over the outcome of any proposed merger or consolidation of Equity One under Maryland law following the merger. Mr. Katzman’s ownership interest in Equity One may discourage third parties from seeking to acquire control of Equity One which may adversely affect the market price of its common stock.

The combined company may be unable to obtain an investment-grade credit rating on its senior unsecured debt, which could impair its ability to incur additional corporate debt at favorable rates in the future.

      Currently, IRT’s senior unsecured debt is rated by Moody’s Investor Services as Baa3 and by Standard & Poor’s as BBB-. Immediately following the announcement of the proposed merger, both Moody’s and Standard & Poor’s announced that they were reviewing IRT’s credit rating for possible downgrade if the merger is completed. We can give no assurance that Equity One will be able to retain the investment-grade credit rating upon its assumption of IRT’s senior unsecured debt following the completion of the merger. A corporate credit rating that is below investment-grade may limit the ability of Equity One to incur unsecured debt at favorable rates in the future and may, in turn, limit Equity One’s ability to grow and acquire new properties. In addition, the interest rate on $50 million of IRT’s senior unsecured debt will increase by 50 basis points if Equity One is unable to obtain an investment-grade credit rating.

Risks Related to the Properties and Business of the Combined Company after the Merger

The combined company will be dependent upon certain key tenants, and adverse developments in the business of these tenants could have a negative impact on the financial condition of the combined company.

      As part of its business strategy, Equity One will continue to own shopping centers which are supported by “anchor” tenants which, due to size, reputation or other factors, are particularly responsible for drawing other tenants and shoppers to its centers. For instance, following the merger, Publix will be the largest tenant of the combined company and will account for approximately 1.7 million square feet, or 9.2%, of its gross leasable area.

      At any time, an anchor tenant or other tenant may experience a downturn in its business that may weaken its financial condition. As a result, tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. The combined company would be subject to the risk that these tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. Any tenant bankruptcies, leasing delays, or failures to make rental payments when due could result in the termination of the tenant’s lease and material losses to the combined company and harm to its operating results. For example, in January 2002, Kmart Corporation, an anchor tenant in three of Equity One’s shopping centers and eight of IRT’s shopping centers, filed for bankruptcy protection and has subsequently closed stores and terminated leases at one of Equity One’s centers and two of IRT’s centers. Although Equity One does not believe that Kmart’s bankruptcy will have a materially adverse impact on the financial condition of the combined company, if Kmart elects to close all of the stores in Equity One’s and IRT’s centers, it would adversely affect the combined company’s operating results, including funds from operations.

      In addition to the loss of rental payments from the anchor tenant, a lease termination by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping center whose leases permit cancellation or rent reduction if an anchor tenant’s lease is terminated. Vacated anchor tenant space also tends to adversely affect the entire shopping center because of the loss of the departed anchor tenant’s power to draw customers to the center. We cannot provide any assurance that the combined company will be able to quickly re-lease vacant space on favorable terms, if at all. Any of these developments could adversely affect the financial condition of Equity One following the merger.

Growth of the combined company may be impeded if it is not successful in identifying suitable acquisitions that meet its criteria.

      After the merger, the business strategy of Equity One will be to make future acquisitions of or investments in additional real estate assets or other real estate companies. Integral to this strategy will be the combined company’s ability to expand in the future by identifying suitable acquisition candidates or investment opportunities that meet its criteria and are compatible with its growth strategy. Equity One may not in the future be successful in identifying suitable real estate assets or other businesses that meet its acquisition criteria or completing acquisitions or investments on satisfactory terms. Failures in identifying or completing acquisitions could reduce the number of acquisitions it is able to make and may slow its growth, which could in turn harm its future stock price.

Future acquisitions of real estate assets or other real estate companies may not yield the returns expected, may result in disruptions to the business of the combined company, may strain management resources and may result in stockholder dilution.

      Equity One’s acquisition strategy and its market selection process may not ultimately be successful and may not provide positive returns on its capital. If Equity One acquires a business, it will be required to integrate the operations, personnel and accounting and information systems of the acquired business and train, retain and motivate any key personnel from the acquired business. In addition, acquisitions may cause disruptions in its operations and divert management’s attention away from day-to-day operations, which could impair its relationships with its current tenants and employees. The issuance of equity securities in connection with any acquisitions could be substantially dilutive to the stockholders of the combined company.

The combined company will face increasing competition for the acquisition of real estate assets, which may impede its ability to make future acquisitions or may increase the cost of these acquisitions.

      Following the merger, Equity One will continue to compete with many other entities engaged in real estate investment activities for acquisitions of community and neighborhood shopping centers, including institutional pension funds, other REITs and other owner-operators of shopping centers. These competitors may drive up the price Equity One must pay for real estate assets or other real estate companies it seeks to acquire or may succeed in acquiring those companies or assets themselves. In addition, potential acquisition targets may find competitors to be more attractive suitors because they may have greater resources, may be willing to pay more or may have a more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. Such competition may reduce the number of suitable properties and increase the bargaining position of the owners of those properties. This will result in increased demand for these assets, and, therefore, increased prices paid for them. If Equity One must pay higher prices for properties, its profitability will be reduced, and its stockholders may experience a lower return on their investment.

Geographic concentration of the combined company’s properties will make its business vulnerable to economic downturns in Florida.

      After completion of the merger, approximately 46% of Equity One’s gross leasable area will be located in Florida. As a result, economic and real estate conditions in Florida will significantly affect Equity One’s revenues and the value of its properties. Business layoffs or downsizing, industry slowdowns, changing demographics and other similar factors may adversely affect the economic climate in Florida. Any resulting oversupply or reduced demand for retail properties in Florida would adversely affect Equity One’s operating performance and limit Equity One’s ability to make distributions to stockholders.

The combined company may be subjected to liability for environmental contamination for which it does not have insurance and which might have a material adverse impact on the combined company’s financial condition and results of operations.

      As an owner and operator of real estate and real estate-related facilities, Equity One may be liable for the costs of removal or remediation of hazardous or toxic substances present at, on, under, in or released from its properties, as well as for governmental fines and damages for injuries to persons and property. Equity One may be liable without regard to whether it knew of, or was responsible for, the environmental contamination and with respect to properties currently owned by IRT, whether the contamination occurred before or after the merger. Equity One and IRT have several properties in their combined portfolio that will require or are currently undergoing varying levels of environmental remediation. Unlike IRT, Equity One does not currently, and the combined company will not after the merger, maintain an environmental insurance policy.

The investments in development and redevelopment projects by the combined company may not yield anticipated returns, which would harm its operating results and reduce the amount of funds available for distributions to stockholders.

      A component of the growth strategy for Equity One following the merger will be to continue the development of IRT’s development projects as well as the development and redevelopment of properties within its existing portfolio. In addition, Equity One intends to develop new shopping centers at other locations and pursue other development and redevelopment activities as opportunities arise. There can be no assurance that Equity One will be able to do so successfully. Such activities may include expanding and/or renovating properties or developing new sites. Expansion, renovation and development projects generally require expenditures of capital, as well as various governmental and other approvals, which Equity One may not be able to obtain, or may only obtain after delay and at substantial costs.

      While the policies of Equity One following the merger with respect to expansion, renovation and development activities are intended to limit some of the risks otherwise associated with such activities, such as initiating construction only after securing commitments from anchor tenants, it will nevertheless be subject to risks that construction costs of a property, such as cost overruns and timing delays due to lack of availability of materials and labor, weather conditions and other factors outside of its control, may exceed original estimates, possibly making the property uneconomical. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and harm the operating results of the combined company. In addition, occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable, construction and permanent financing may not be available on favorable terms for development and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.

The combined company will have substantial debt obligations which may reduce its operating performance and put it at a competitive disadvantage.

      Following the merger, Equity One will have outstanding debt in the principal amount of approximately $774 million, including $128 million used to pay various acquisition related costs in the merger and will have a pro forma debt-to-total market capitalization ratio of approximately 51% assuming 50% of IRT shareholders elect cash and based on Equity One’s closing stock price on the date the merger agreement was signed. In addition, Equity One may incur additional indebtedness in the future. As a result, it will be subject to the risks normally associated with debt financing, including the risk that its cash flow will be insufficient to meet required payments of principal and interest, the risk that interest rates may increase on variable-rate debt, and the risk that indebtedness on its properties will not be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of such indebtedness.

      If the internally generated cash of Equity One following the merger will be adequate to repay only a portion of its indebtedness prior to maturity, then Equity One will be required to repay debt through refinancings or equity offerings. If Equity One is unable to refinance its indebtedness on acceptable terms, or at all, it might be forced to dispose of one or more of its properties upon disadvantageous terms, which might result in losses to it and might adversely affect its cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the interest expense of Equity One would increase, without a corresponding increase in its rental rates, which would adversely affect its results of operations. Further, if one of Equity One’s properties is mortgaged to secure payment of indebtedness and it is unable to meet mortgage payments, or it is in default under the related mortgage or deed of trust, such property could be transferred to the mortgagee, or the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to Equity One. Foreclosure could also create taxable income without accompanying cash proceeds, thereby hindering Equity One’s ability to meet the REIT distribution requirements under the Internal Revenue Code.

The combined company’s financial covenants may restrict its operating or acquisition activities, which may harm its financial condition and operating results.

      The existing mortgage indebtedness that will remain an obligation of the combined company after the merger contain, and it is anticipated that Equity One’s new credit facility will contain, customary covenants and conditions typically found in similar credit facilities, including, among others, the compliance with various financial ratios and restrictions upon the incurrence of additional indebtedness and liens on the properties. Furthermore, the terms of some of this indebtedness will restrict Equity One’s ability to consummate transactions that result in a change of control or to otherwise issue equity or debt securities. The existing mortgages also contain customary negative covenants such as those that limit Equity One’s ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. If Equity One were to breach any of the covenants in these debt agreements, the lender could declare a default and require Equity One to repay the debt immediately, and, if the debt is secured, the lender may be entitled to take possession of any property securing the loan.

Certain indebtedness of Equity One may currently be in default as a result of prior issuances of Equity One’s common stock or prior acquisitions which may serve as a basis for Equity One’s lenders to accelerate amounts due under the related mortgages or demand payments or fees.

      Certain of the mortgages on Equity One’s properties contain prohibitions on transfers of ownership interests in the mortgagor or its parents without the prior written consent of the lenders, which provisions may have been violated by previous transactions. A violation could serve as a basis for the lenders to accelerate amounts due under the related mortgages, demand payments or assess fees or penalties.

      The outstanding amounts under the mortgages on the affected properties covered by such restrictions on transfer total approximately $59 million as of September 30, 2002. In the event that the requested assurances or consents are not obtained and the mortgage holders declare defaults under the mortgage documents, the combined company could be required to prepay the remaining mortgages from existing resources, refinancings of such mortgages, borrowings under its other lines of credit or other sources of financing. The repayment of these mortgages could have an adverse impact on the operations and affect its ability to make distributions to stockholders in the anticipated amounts.

Several of Equity One’s controlling stockholders have pledged their Equity One shares as collateral under bank loans, foreclosure and disposition of which could have a negative impact on Equity One’s stock price.

      Several of Equity One’s stockholders that beneficially own a controlling interest in Equity One, including Gazit-Globe (1982), Ltd. and related entities, have pledged a substantial portion of the Equity One stock they own to secure loans made to them by commercial banks. In the aggregate, these stockholders have pledged more than 19 million shares, representing more than 55% of Equity One’s total outstanding shares, to Bank Leumi le-Israel B.M., Trust Company of Clali Bank le Israel B.M. and Mercantile Discount Bank B.M. In addition, some of the shares to be purchased in the private placement may be similarly pledged.

      If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause Equity One’s stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of the control of Equity One and are unrelated to the operations of Equity One. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of Equity One’s common stock declines).

      In addition, because so many shares are pledged to secure loans, foreclosure upon the occurrence of an event of default could result in a sale of pledged shares that would trigger a change of control of Equity One, even when such a change may not be in the best interests of Equity One’s stockholders.

      The organizational documents of Equity One contain provisions which may discourage a takeover, may make removal of Equity One’s management more difficult and may depress Equity One’s stock price.

      The organizational documents of Equity One contain provisions that may have an anti-takeover effect and inhibit a change in its management. For instance, Equity One’s charter contains ownership limits and restrictions on transferability of shares of its capital stock in order to protect its status as a REIT. These provisions prevent any one stockholder from owning, actually or constructively, more than 9.9% of the value or number of outstanding shares of its capital stock without its prior consent. In addition, Equity One’s charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change of control or the removal of existing management and, as a result, could prevent Equity One’s stockholders from receiving a premium for their shares of common stock above the prevailing market prices. These provisions include the ability to issue preferred stock, staggered terms for Equity One directors, advance notice requirements for stockholder proposals, the absence of cumulative voting rights and provisions relating to the removal of incumbent directors. Finally, Maryland law also contains several statutes that restrict mergers and other business combinations with an interested stockholder or that may otherwise have the effect of preventing or delaying a change of control.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus contains statements about future events and expectations which are “forward-looking statements.” Any statement in this joint proxy statement/prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include, but are not limited to:

•	statements regarding possible or assumed future results of operations of Equity One, IRT and the combined company contained in “Questions and Answers about the Merger,” “Summary,” “Equity One’s Special Meeting — Proposal II — Approval of Issuance of Equity One Common Stock in the Private Placement — Opinion of the Equity One Special Committee’s Financial Advisor, “ “The Merger — Background of the Merger,” “The Merger — IRT’s Reasons for the Merger,” “The Merger — Equity One’s Reasons for the Merger,” “The Merger — Opinion of Equity One’s Financial Advisor” and “The Merger — Opinion of IRT’s Financial Advisor,” including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in those sections, and any similar statements incorporated by reference from documents filed with the Securities and Exchange Commission by Equity One and IRT, including any statements regarding the development or possible or assumed future results of operations of Equity One’s, IRT’s and the combined company’s businesses, the markets for Equity One’s and IRT’s and the combined company’s services and properties, anticipated capital expenditures, competition or the effects of the merger.

•	any statements preceded by, followed by or that include the words “may,” “might,” “could,” “would,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “intends” or similar expressions; and

•	other statements contained or incorporated by reference in this joint proxy statement/prospectus regarding matters that are not historical facts.

      Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on those statements, which speak only as of the date of this joint proxy statement/prospectus.

      Among the factors that could cause actual results to differ materially are:

•	general economic conditions, competition and the supply of and demand for shopping center properties in the combined company’s markets;

•	management’s ability to successfully combine and integrate the properties and operations of two previously separate companies;

•	interest rate levels and the availability of financing;

•	potential environmental liability and other risks associated with the ownership, development and acquisition of shopping center properties;

•	risks that tenants will not take or remain in occupancy or pay rent;

•	greater than anticipated construction or operating costs;

•	inflationary and other general economic trends;

•	the effects of a hurricane and other natural disasters; and

•	other risks detailed from time to time in the reports filed with the Securities and Exchange Commission by Equity One and IRT.

      Neither Equity One nor IRT undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

      This joint proxy statement/prospectus is part of a registration statement that Equity One has filed with the Securities and Exchange Commission relating to the Equity One common stock being issued in the merger. This joint proxy statement/prospectus provides you with a general description of the securities Equity One is offering in the merger. You should read this joint proxy statement/prospectus together with the additional information described under the heading “Where You Can Find More Information” beginning on page 121.

THE EQUITY ONE SPECIAL MEETING

Date, Time and Place of the Equity One Special Meeting

      This joint proxy statement/prospectus is being delivered to stockholders of Equity One in connection with the solicitation by its board of directors of proxies to be voted at a special meeting to be held on Wednesday, February 12, 2003 at 10:00 a.m., Eastern time, at the Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154. This joint proxy statement/prospectus and the accompanying proxy card are first being mailed to Equity One stockholders on or about December 31, 2002.

Purpose of the Equity One Special Meeting; the Proposals

      The Equity One special meeting is being held for the following purposes:

1. To vote on the approval of the agreement and plan of merger, dated October 28, 2002, by and between Equity One and IRT, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the merger of IRT with and into Equity One.

2. To vote on the approval of the issuance of up to 6,911,000 shares of Equity One common stock concurrently with the closing of the merger in connection with a private placement to affiliated investors pursuant to the common stock purchase agreement, dated October 28, 2002, among Equity One and those investors, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

3. To elect Mr. Patrick L. Flinn as a Class A director of the Equity One board to hold office until the 2005 annual meeting of stockholders and until his successor is duly elected and qualifies.

      We know of no business to be brought before the special meeting other than the proposals stated above. If any other business should properly come before the special meeting, the persons named in the proxy will vote on those matters in their discretion.

Record Date and Quorum Requirement

      The Equity One board of directors has fixed the close of business on December 30, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Each holder of record of Equity One common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. As of December 23, 2002, there were approximately 400 holders of record of Equity One’s common stock and approximately 4,500 beneficial owners.

      Prior to the special meeting, Equity One will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

      The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Abstentions and shares referred to as “broker or nominee non-votes” that are represented at the special meeting (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a majority of the outstanding shares of common stock are represented at the special meeting, holders of a majority of the shares so represented may adjourn the meeting to another date, time or place, and notice need not be given of the new date or time.

Voting

      After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals, including the merger. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposals to be presented at the special meeting. Failures to vote, votes to abstain and broker or nominee non-votes will have the same legal effect as votes cast against approval of the merger. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote.

      As of December 23, 2002, the directors, executive officers and their affiliates beneficially owned a total of 26,133,607 shares of Equity One common stock, representing approximately 76% of the outstanding shares of Equity One common stock entitled to vote at the special meeting. Substantially all of these Equity One stockholders have entered into voting agreements pursuant to which they have agreed to vote in favor of all three proposals, as described below.

Voting Agreements

      The following stockholders have entered into voting agreements with IRT agreeing to vote all shares of Equity One common stock beneficially owned by them in favor of the three proposals: Noam Ben-Ozer, Robert L. Cooney, Nathan Hetz, Chaim Katzman, Peter Linneman, Alan J. Marcus, Alan Merkur, Shaiy Pilpel, Dori Segal, Howard M. Sipzner, Doron Valero, AH Investments US, L.P., Alony Hetz Properties & Investments, Ltd., Ficus, Inc., Gazit (1995), Inc., Gazit-Globe (1982) Ltd., M.G.N. (USA), Inc. and Silver Maple (2001), Inc.

      In addition, each of those stockholders has agreed to vote:

•	against any action, proposal, agreement, transaction or matter that, if taken, executed or consummated by Equity One, would result in a breach of any covenant, obligation, agreement, representation or warranty of Equity One contained in the merger agreement; and

•	against any action, proposal, agreement or transaction, including any competing acquisition proposal, that, if taken, executed or consummated by Equity One, could result in any of the conditions to IRT’s obligations under the merger agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the completion of the merger or the transactions contemplated by the merger agreement.

      As of December 23, 2002, these persons beneficially owned a total of 26,112,303 shares of Equity One common stock, representing approximately 76% of the outstanding shares of Equity One common stock entitled to vote at the special meeting. Therefore, unless the voting agreements are terminated, each of the proposals will be approved at the special meeting.

      In the event that any stockholder of Equity One who executed a voting agreement fails to satisfy his or its obligations to vote in favor of the merger and against any action that would be taken in opposition to or in competition with the merger, the other stockholders are not released from their voting agreements, and their obligations to vote in favor of the merger will continue.

      Pursuant to the voting agreements, the holders of Equity One common stock may terminate their voting agreements if, on the fourth business day prior to the special meeting, Equity One’s weighted average trading price for the 30 prior trading days is less than $12.06 or for the three prior trading days is less than $11.00. In addition, Equity One stockholders may terminate their voting agreements if, on the fourth business day prior to the special meeting, IRT’s weighted average trading price for the 30 prior trading days is less than $10.935 or for the three prior trading days is less than $9.935.

Revocation of Proxies

      The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxies at any time prior to the exercise thereof, either in person at the special meeting or by filing with Equity One’s secretary at its headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by Equity One at or prior to the special meeting. Subject to such revocation, all shares represented by each properly executed proxy received by Equity One’s secretary will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the proposals, including the merger agreement and the merger, and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the special meeting.

Cost of this Proxy Solicitation

      All expenses incurred in connection with solicitation of the enclosed proxy of Equity One stockholders will be paid by Equity One. Equity One’s officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. Equity One may also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Equity One may reimburse such persons for their expenses in doing so.

Proposal I — Approval of the Merger and the Merger Agreement

      At the special meeting, Equity One stockholders will be asked to approve the agreement and plan of merger, dated as of October 28, 2002, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and the merger of IRT with and into Equity One. Completion of the merger is dependent upon the approval by Equity One stockholders of the merger.

      For a detailed discussion of the merger, including the background of the merger, Equity One’s reasons for the merger, the opinion of Equity One’s financial advisor with respect to the merger consideration and other material terms of the merger, see the sections of this joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement.”

     Vote Required

      Under Equity One’s charter, the affirmative vote of the holders of a majority of the outstanding shares of Equity One common stock is required to approve the merger.

     Recommendation of the Equity One Board

      The board of directors of Equity One has unanimously approved the merger agreement and the merger and unanimously recommends that the stockholders of Equity One vote “FOR” the merger agreement and the merger.

Proposal II — Approval of the Issuance of Equity One Common Stock in the Private Placement

      In addition to the approval of the merger and the merger agreement, Equity One stockholders will be asked to approve the issuance of up to 6,911,000 shares of Equity One common stock concurrently with the closing of the merger in connection with a private placement to affiliated investors. A copy of the common stock purchase agreement, dated as of October 28, 2002, is attached to this joint proxy statement/prospectus as Annex B. The common stock purchase agreement governs the principal terms of the private placement and should be read by Equity One stockholders in its entirety.

      To the extent necessary to ensure that an aggregate of 22.3 million shares of Equity One common stock will be issued in connection with the merger, the completion of the private placement will be a condition to the completion of the merger. See “The Merger Agreement — Conditions to Each Party’s Obligations to Complete the Merger.”

     The Terms of the Private Placement

      Pursuant to the common stock purchase agreement, Equity One has agreed to issue up to 6,911,000 shares of its common stock to certain affiliated investors in order to fund a portion of the cash consideration payable to IRT shareholders in the merger.

      The Equity One shares will be sold at a price equal to $13.30 per share plus an additional adjustment amount if more than 50% of IRT shareholders elect to receive shares of Equity One common stock in the merger. The adjustment amount is equal to the lesser of $0.20 and the product obtained by multiplying $0.20 by the number of shares of IRT common stock converted into Equity One shares in the merger and dividing the result by two million. As a result of this potential adjustment, the maximum price that will be paid by the investors is $13.50 per share.

      The initial closing of the private placement will take place simultaneously with the closing of the merger. At the initial closing, the special committee will determine the exact number of shares to be issued to the investors at that time, not to exceed the investors’ maximum commitment of 6,911,000 shares. Pursuant to the common stock purchase agreement, Equity One agreed to issue a minimum of three million shares to the investors at the initial closing. If less than all of the shares are issued at the initial closing, a minimum of three million additional shares, and up to the remaining 3,911,000, as determined by the special committee, will be issued and paid for in two equal installments on October 15, 2003 and April 15, 2004. If shares are sold in installments, the price at each subsequent closing will be the same as the price paid at the initial closing.

      The investors in the private placement have the right to terminate the common stock purchase agreement if, on the fourth business day before the special meeting, the 30-day weighted average trading price of Equity One’s common stock is less than $12.06 or the three-day weighted average trading price of Equity One’s common stock is less than $11.00.

      Each of the investors was also given the right, on up to four occasions, to demand registration of the shares that they purchase in the private placement. In addition, they are entitled to participate in any registration of Equity One common stock undertaken by Equity One. The rights are subject to customary conditions, including conditions imposed by underwriters in underwritten offerings. The demand rights may not be exercised prior to the sixth month following the completion of the merger.

     Background of the Private Placement

      As discussed in the description of the merger below, if the maximum cash election in the merger occurs, Equity One will be required to pay up to $208 million to IRT shareholders for their shares of IRT common stock. In order to fund this obligation, Equity One considered various financing options, including bank financing and public and private sales of Equity One common stock. A factor in Equity One’s consideration of these alternatives was the concern raised by IRT that the combined company have leverage ratios that are similar to those of Equity One and IRT prior to the merger. IRT was specifically concerned that any disproportionate increase in the combined company’s leverage might have an adverse effect on the investment-grade credit rating of IRT’s public unsecured notes following the merger and may trigger an increase in the interest payable on those notes. Equity One determined, therefore, that it would be necessary to fund a portion of the cash consideration from an equity offering and agreed, at IRT’s request, that, as a condition to IRT’s obligation to effect the merger, Equity One would issue at least an aggregate of 22.3 million shares of its common stock either as merger consideration or in connection with a sale of common stock concurrently with the merger.

      During the course of the negotiations with IRT regarding the equity funding, Equity One’s Chairman and Chief Executive Officer, Chaim Katzman, had exploratory discussions with certain affiliated investors regarding their willingness to purchase up to 10 million shares of Equity One common stock. In light of a favorable response by the investors, a potential private placement with affiliated investors was proposed to the full board of directors at its meeting on September 20, 2002. Because of the potential conflicts raised by the fact that some members of the Equity One board of directors were also affiliates of the potential investors, including Messrs. Katzman, Segal and Hetz, the Equity One board established a special committee. This committee was composed of Messrs. Ben Ozer, Cooney, Linneman and Pilpel, each of whom was independent with respect to both Equity One and the potential investors. The Equity One board of directors also authorized the special committee to exercise the full power of the board to explore the benefits of the proposed private placement, to consider alternative sources of equity financing in the context of the proposed merger, to engage an independent financial advisor and counsel and to negotiate the terms of and approve the equity financing. In addition, the special committee was authorized to make recommendations to the board as to whether it should recommend that the Equity One stockholders approve the issuance of the shares of common stock in connection with the equity financing.

      On September 24, 2002, the special committee conducted an organizational meeting and appointed Messrs. Cooney and Linneman as co-chairmen. In addition, the committee authorized Equity One’s Chief Financial Officer to obtain proposals from potential financial advisors to the special committee. As a result of this process, the special committee selected Legg Mason Wood Walker, Incorporated to act as its financial advisor and to render a fairness opinion with respect to any equity financing with affiliated investors.

      At a meeting on October 1, 2002, the special committee considered the potential costs, completion uncertainty, market risks and timing complexities relative to the merger of alternative sources of equity financing. Based on the results of this discussion, the special committee determined to pursue a potential private placement with the group of affiliated investors and appointed Mr. Ben Ozer to act as its lead negotiator in discussions with that group. Over the next four weeks, Mr. Ben Ozer conducted numerous discussions with Mr. Nathan Hetz, who acted as lead negotiator on behalf of the affiliated investors. Mr. Ben Ozer reported to the special committee regarding the results of and received its instructions regarding these negotiations at four meetings held during that period of time. Initial drafts of the common stock purchase agreement and registration rights agreement, the principal documents governing the private placement, were distributed by Greenberg Traurig, P.A., on behalf of the special committee, on October 25, 2002. Over the next three days, representatives of the special committee, Greenberg Traurig and the investor group and its counsel negotiated the terms of these documents.

      At a meeting of the special committee held on the evening of October 28, 2002, the special committee met to consider the proposed terms of the private placement and to receive Legg Mason’s opinion regarding the fairness, from a financial point of view, of the consideration to be received by Equity One in the proposed private placement. Representatives of Legg Mason advised the committee that, among other factors, based on the costs associated with, the uncertainty of the proceeds from, and the potential delayed timing of alternative financing options, all as more fully described below in “— The Opinion of the Equity One Special Committee Financial Advisor,” the consideration to be received by Equity One in the proposed private placement was fair to Equity One from a financial point of view. This oral opinion was confirmed by a written opinion by Legg Mason dated as of October 28, 2002.

      Following the analysis provided by Legg Mason, the special committee engaged in extensive discussions regarding the positive and negative factors relating to the private placement, a summary of which are described below under the caption “— Equity One’s Reasons for the Private Placement.” Following this discussion, the special committee concluded, based in part on the opinion delivered by Legg Mason, that the private placement was advisable to, and in the best interests of, Equity One’s stockholders, and by a unanimous vote approved the private placement and the common stock purchase agreement and resolved to recommend to the Equity One board that it recommend to the Equity One stockholders that they approve the issuance of the shares of Equity One common stock in connection with the private placement.

      Immediately following the meeting of the special committee, the Equity One board conducted a telephonic meeting to evaluate and approve the merger. At that meeting, the board received a report from the representatives of the special committee that Legg Mason had delivered an opinion to that committee as to the fairness of the consideration to be received by Equity One in the private placement and that the committee had approved the private placement and the common stock purchase agreement. In addition, the representatives of the special committee delivered their recommendation to the board that it should recommend to the Equity One stockholders that they approve the private placement. Following a discussion of the terms of the private placement and based on the recommendation of the special committee, the Equity One board, with Messrs. Katzman, Segal and Hetz abstaining, resolved to recommend to the Equity One stockholders that they approve the issuance of the Equity One common stock in connection with the private placement.

     Equity One’s Reasons for the Private Placement

      The Equity One special committee sought and received the advice of its non-affiliated management, including Mr. Doron Valero, Equity One’s President and Chief Operating Officer, and Mr. Howard M. Sipzner, Equity One’s Chief Financial Officer, financial advisors and legal counsel throughout its consideration of the private placement. Set forth below is a discussion of material positive and negative factors considered by the Equity One special committee in making its determination to approve the private placement.

      Positive Factors Considered by the Special Committee. In making its determinations, the Equity One special committee considered the following positive factors in its deliberations concerning the common stock purchase agreement and the private placement:

•	Highest Net Proceeds to Equity One. The private placement, as compared to other alternative financing methods, has limited associated costs. Unlike other equity offerings, there are no selling concessions, underwriters’ fees or management or placement fees. In addition, the special committee was advised that alternative financing methods would require a greater discount from the prevailing market price than the private placement. Also, unlike many bank financings, the investors required no commitment or similar fees. Therefore, given the per share price and the low transaction costs associated with the private placement, Equity One will be able to raise net proceeds from the private placement that exceed most alternative financing methods.

•	Timing of the Private Placement. In connection with the private placement, the special committee was able to negotiate the definitive common stock purchase agreement in a very short time period. In addition, the closing of the private placement will occur without the need for additional regulatory clearance with the Securities and Exchange Commission or other regulatory body. Therefore, unlike other alternative financing methods, the private placement can be completed without any delays that could adversely affect the completion of the merger.

•	Certainty of Transaction. Unlike most equity offerings, the special committee was able to determine with certainty at the time that the merger agreement was executed the minimum price at which the sale of Equity One common stock would occur. In addition, the common stock purchase agreement obligates the investors to purchase the Equity One common stock without any material closing conditions (other than the closing of the merger). In contrast, any registered equity offering would be priced at the closing of that offering and would be subject to market price uncertainty until that time. In addition, there would be no guarantee that such an offering would close at all.

•	Delayed Closing. Pursuant to the terms of the common stock purchase agreement, the special committee can delay the sale of up to 3,911,000 shares until after the completion of the merger depending on the number of IRT shareholders that elect to receive Equity One common stock and can also reduce the maximum number of shares sold in the private placement from 6,911,000 to 6,000,000.

•	The Completion of the Merger is a Condition to the Completion of the Private Placement. The completion of the private placement is conditioned upon the completion of the merger. Therefore, the common stock purchase agreement will terminate, along with Equity One’s obligation to sell shares of its common stock to the investors, upon any valid termination of the merger agreement, without any termination fee or other penalty being assessed to Equity One.

      Negative Factors Considered by the Special Committee. The Equity One special committee also considered the following possible negative factors in its deliberations concerning the common stock purchase agreement and the private placement:

•	Potential Dilution. Depending on the number of IRT shareholders that receive stock in the merger, Equity One could be required to issue up to approximately 37.7 million shares of its common stock in connection with the merger and the private placement. Unless Equity One can productively deploy the proceeds of the private placement not needed to pay the cash consideration in the merger, the private placement could be dilutive to Equity One’s per share operating results, including per share funds from operations.

•	Obligation to Register Shares in the Future. Subject to customary conditions, beginning six months following the merger, the investors have the right to, on up to four occasions, demand registration of the shares that they purchase in the private placement. Equity One would be required to bear the costs associated with that registration.

      The above discussion is not intended to be exhaustive of all factors considered by the Equity One special committee but does set forth material positive and negative factors considered by the committee. At the October 28, 2002 meeting of the special committee, the committee members unanimously adopted and approved the private placement and the common stock purchase agreement in light of the various factors described above and other factors that each such member believed was appropriate. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the private placement and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the special committee made its determination based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual committee members may have given different weights to different factors.

     Opinion of the Equity One Special Committee’s Financial Advisor

      Legg Mason presented an oral opinion to the special committee on October 28, 2002, confirmed in a written opinion dated the same date, that, as of that date and subject to the assumptions made, matters considered and the limitations set forth in the opinion, the consideration to be received by Equity One in the private placement is fair to Equity One from a financial point of view. The full text of Legg Mason’s opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. Legg Mason’s opinion sets forth certain assumptions made, matters considered and limits on the review undertaken by Legg Mason in connection with its engagement. The following summary of Legg Mason’s opinion is qualified in its entirety by reference to the full text of the opinion. Legg Mason’s opinion is directed only to the fairness to Equity One, from a financial point of view, of the consideration to be received by Equity One in the private placement and does not address any other aspect of the transactions related to the merger or the merger itself. Legg Mason’s opinion was provided for the information and assistance of the special committee in connection with its consideration of the private placement and is not a recommendation by Legg Mason of any action to the special committee, the Equity One board of directors or any of Equity One’s stockholders should take.

      In preparing its opinion, Legg Mason reviewed a variety of materials including those specifically identified in its opinion and made investigations as it deemed appropriate. Legg Mason did not independently verify any of the information it obtained, either from Equity One or publicly, for the purposes of its opinion. Instead, Legg Mason assumed the accuracy and completeness of all such information. Legg Mason relied upon assurances from Equity One’s unaffiliated management that all forward-looking information concerning Equity One and IRT that was provided to Legg Mason reflected the best currently available judgments and estimates of management as to its likely future financial performance and capital requirements. Legg Mason assumed that the private placement would be consummated in accordance with the terms of the common stock purchase agreement. Legg Mason also assumed that in connection with the receipt of all the necessary regulatory and other approvals for the private placement, no restrictions would be imposed that would materially adversely affect the private placement or the contemplated benefits expected to be derived from it by Equity One. Legg Mason did not make an independent inspection, evaluation or appraisal of Equity One’s assets or liabilities, nor did anyone furnish Legg Mason with any evaluation or appraisal. Legg Mason’s opinion is based on market, economic and other conditions as they existed or could be evaluated at the time that its opinion was rendered.

      In rendering its opinion, Legg Mason employed a variety of analyses and reviews. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analyses and review and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Legg Mason believes that its analysis and reviews must be considered as a whole and that selection of portions of its analysis and reviews and of the factors considered by it, without considering all of the factors and analyses and reviews, would create a misleading view of the processes underlying its opinion. In arriving at its opinion, Legg Mason did not attribute any particular weight to any particular analysis, review or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis, review and factor.

      In conducting its analyses and reviews, Legg Mason made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Equity One’s control. The analyses and reviews conducted by Legg Mason do not purport to be an appraisal of Equity One and are not necessarily indicative of actual values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by Legg Mason’s analyses and reviews.

      In connection with its analyses and reviews, Legg Mason utilized estimates and forecasts of Equity One’s future operating results contained in or derived from projections developed and supplied by Equity One’s management. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than the forecasts. Such analyses are inherently subject to uncertainty, being based on numerous factors or events beyond Equity One’s control and are susceptible to interpretations and periodic revision based on actual experience and business and economic developments after the date they were prepared. Therefore, actual results may be materially different from these forecasts or assumptions.

      Subject to the foregoing qualifications, the following is a summary of material analyses and reviews performed by Legg Mason in connection with the preparation of Legg Mason’s fairness opinion delivered to the special committee on October 28, 2002.

      Alternative Financing Options Summary. Legg Mason compared the private placement with the potential proceeds from alternative financing methods that might have been available to Equity One as of October 28, 2002. These alternative financing methods might have included follow-on underwritten public offerings, asset sales, private investment in public entity, or PIPE, transactions, preferred stock issuances and public debt issuances. However, the merger agreement requires that Equity One issue not less than 22.3 million shares of common stock in connection with the merger. If IRT shareholders elect to receive the minimum amount of Equity One’s common stock in the merger, Equity One would be required to issue an additional 6,911,000 shares of Equity One’s common stock to meet this requirement. Because Equity One is subject to this limitation, Legg Mason assumed that debt issuances, preferred equity issuances, asset sales and issuances of other securities would not be a viable alternative financing structure for Equity One, and thus did not analyze these transactions. Therefore, Legg Mason analyzed the following financing strategies:

•	A follow-on offering of common stock that includes a pre-sale marketing effort;

•	A spot offering of common stock, or a so-called “bought-deal,” that does not include a pre-sale marketing effort; and

•	A private placement of common stock with a non-affiliated investor.

      Legg Mason estimated the share price Equity One might expect to receive in the alternative financing methods and compared them with the pricing in the private placement as described below. In addition to the net proceeds analysis described below, Legg Mason considered a number of theoretical criteria including pricing, completion risk, timing and approval requirements, fees and other factors that would be associated with alternative transactions.

     Valuation Summary.

      Value of the Consideration in the Private Placement:

	Low	Median	Mean	High

Consideration Per Share(1)	$13.30	$13.38	$13.39	$13.45

      Equity Consideration for Alternative Financing Methods:(2)

	Low	Median	Mean	High

Follow-on Offering Valuation Range	$12.24	$12.88	$12.82	$13.11
Spot Offering Valuation Range	$12.16	$12.91	$12.97	$13.51
PIPE Offering Valuation Range	$9.90	$11.13	$11.21	$12.36

(1)	The valuation ranges are based on the percentage of IRT shareholders that elect to take Equity One’s common stock in the merger, as discussed below.

(2)	All valuation ranges for the alternative financing methods are calculated based on the closing price on October 28, 2002 of $13.59.

     Common Stock Purchase Agreement Analysis. Because the actual consideration to be received by Equity One in the private placement is uncertain, Legg Mason had to calculate the range of potential consideration that could be received. As described above, the purchase price to be paid by the investors in the private placement will vary based on the number of IRT shareholders who elect to receive shares of Equity One’s common stock in the merger. In addition, the number of shares of Equity One’s common stock that will be issued in the private placement will vary between 6,000,000 shares and 6,911,000 shares. In providing its opinion, Legg Mason assumed that the special committee will elect to reduce the number of shares issued in the private placement to the minimum number that they are required to issue under the common stock purchase agreement, or, if higher, to the minimum number required to meet the minimum share issuance requirement in the merger agreement.

      Because a portion of the shares to be issued in the private placement may be issued in subsequent closings, Legg Mason discounted the projected proceeds from the subsequent closings to determine their present value at the date of the initial closing. In discounting these proceeds, Legg Mason utilized the treasury yield using 8- and 14-month time periods based on its estimate of the time period between the initial closing of the private placement and the subsequent closings. For purposes of its opinion, Legg Mason assumed that all investors will honor their obligations under the common stock purchase agreement, and thus the risk-free treasury rate was the correct discount rate.

      The following chart summarizes the results of Legg Mason’s calculations as to the per share consideration in the private placement:

			Additional
IRT	IRT	New	Shares	Number	Additional		Value	Value
Shareholder	Shareholder	Equity One	Needed to	of Shares	Number of		of Shares	of Shares	Weighted
Stock	Stock	Shares	Reach 22.3	Issued to	Shares	Adjusted	Issued at	Issued at	Average
Election	Election	Issued to	Share	Investors at	Issued to	Purchase	8-month	14-month	Purchase
Percentage	Number	Shareholders(1)	Minimum(2)	Closing(3)	Investors(4)	Price(5)	Anniversary(6)	Anniversary(6)	Price(7)

(All amounts in millions except per share and percentage data)
50.0%	17.10	15.39	6.91	6.91	0.00	$13.30	$13.16	$13.05	$13.30
51.0%	17.44	15.70	6.60	6.60	0.00	13.33	13.20	13.09	13.33
52.0%	17.78	16.00	6.30	6.30	0.00	13.37	13.23	13.12	13.36
53.0%	18.12	16.31	5.99	5.99	0.01	13.40	13.27	13.15	13.38
54.0%	18.47	16.62	5.68	5.68	0.32	13.44	13.30	13.19	13.41
55.0%	18.81	16.93	5.37	5.37	0.63	13.47	13.33	13.22	13.43
56.0%	19.15	17.24	5.06	5.06	0.94	13.50	13.36	13.25	13.45
57.0%	19.49	17.54	4.76	4.76	1.24	13.50	13.36	13.25	13.44
58.0%	19.83	17.85	4.45	4.45	1.55	13.50	13.36	13.25	13.43
59.0%	20.18	18.16	4.14	4.14	1.86	13.50	13.36	13.25	13.42
60.0%	20.52	18.47	3.83	3.83	2.17	13.50	13.36	13.25	13.41
70.0%	23.94	21.54	0.76	3.00	3.00	13.50	13.36	13.25	13.38
80.0%	27.36	24.62	0.00	3.00	3.00	13.50	13.36	13.25	13.38
90.0%	30.78	27.70	0.00	3.00	3.00	13.50	13.36	13.25	13.38
100.0%	34.20	30.78	0.00	3.00	3.00	13.50	13.36	13.25	13.38
								High:	$13.45
								Mean:	13.39
								Median:	13.38
								Low:	13.30

(1)	Equity One shares issued to IRT shareholders in the transaction are calculated by applying a 0.9 exchange ratio as described in the merger agreement.

(2)	22.3 million shares is the minimum number of new Equity One shares that must be issued in connection with the merger.

(3)	In accordance with the terms of the common stock purchase agreement and the merger agreement, Equity One has the obligation to issue between 3,000,000 and 6,911,000 shares at the initial closing.

(4)	Legg Mason assumed that if Equity One issues more than 16.3 million shares to IRT shareholders, it will issue no more than 6 million shares in the private placement.

(5)	Adjusted purchase price is calculated by dividing: (a) the excess of the number of IRT shares being exchanged for Equity One common stock over 50% of all of the outstanding shares of IRT by (b) 2 million, and multiplying the result by $0.20; provided that the adjustment amount shall not exceed $0.20.

(6)	Values are discounted from the adjusted purchase price based upon the applicable 8-month or 14-month interpolated treasury yield as of October 28, 2002.

(7)	Weighted average purchase price takes into account potential offering expenses up to $121,500 which the company must bear if lower than 6,911,000 shares are issued to the investors as further described in the common stock purchase agreement.

     Minimum Price. The investors in the private placement have the right to not close the transaction if, on the fourth business day before the special meeting with respect to the merger, the 30-day weighted average trading price of Equity One’s common stock is less than $12.06 and the three-day weighted average trading price of Equity One’s common stock is less than $11.00. For the purposes of its opinion and without giving any opinion as to the future trading price of Equity One’s common stock, Legg Mason assumed that this closing condition and all other closing conditions would be met.

      Potential Dilution. As discussed above, the common stock purchase agreement may require that Equity One issue more shares in the private placement than are required to fund the merger consideration. In that event, the proceeds of the issuance of the additional shares will be used for general corporate purposes. Legg Mason noted that, depending upon the use of proceeds, the issuance of the additional shares may result in dilution to Equity One’s earnings per share. Legg Mason expressed no opinion on the effect that the use of such proceeds may have on the fairness to Equity One of the consideration to be received in the private placement.

      Value of Equity One’s Common Stock. To determine the value of Equity One’s common stock, Legg Mason analyzed two factors: (a) last trade in the public equity market and (b) historical price of Equity One’s common stock on a one-month, three-month and six-month basis. In addition, Legg Mason reviewed the market valuation of Equity One and selected peers. Based on this information, and for purposes of its opinion, Legg Mason assumed that the stock price on the date of its opinion is an accurate reflection of the value of Equity One, and Legg Mason used this stock price as the basis for all of its analyses.

      Marketed Follow-On Public Offering Analysis. Legg Mason has identified 52 real estate investment trust marketed follow-on public offerings since January 1, 2001. Legg Mason reviewed these offerings to determine the proceeds to the issuer, net of gross spread and discounts to market price. Legg Mason then applied these discounts to Equity One’s common stock price to determine a theoretical offering price.

      The following table summarized the results of this analysis:

	Historical	Historical	Historical
	Discount to	Underwriters’	Total	Implied
	Last Sale	Discount(1)	Discount	Valuation(2)

High	(0.66)%	0.00%	3.54%	$13.11
Mean	0.66	5.01	5.66	12.82
Median	0.00	5.12	5.22	12.88
Low	4.71	6.00	9.96	12.24

(1)	The high and low categories in the columns representing the Historical Discount to Last Sale, Historical Underwriters’ Discount and Historical Total Discount are independent categories representing the applicable highs and lows within the sample group. The Historical Total Discount is not the sum of the Historical Discount to Last Sale and Historical Underwriters’ Discount columns.

(2)	Implied Valuation is calculated by reducing the closing price on October 28, 2002 of $13.59 by the Historical Total Discount.

     Gross Spread. The typical follow-on offering has a “gross spread” which includes the selling concession, underwriters’ fee and management fee of approximately 5%. In Equity One’s follow-on offering executed in March 2002, it paid a gross spread of 5.25%.

      Discount to Market. The typical REIT follow-on offering has a 0% to 5% discount to market. In Equity One’s follow-on offering completed in March 2002, the stock was priced at a discount to the last trade of 4.68%.

      Total Discount. If a company were able to execute a marketed follow-on offering in today’s market, the net price per share would likely be a minimum of 5% and could be as much as 10% below the then most recent publicly traded price.

      Uncertainty. If Equity One were to complete a marketed follow-on offering, the process of preparing the prospectus supplement, marketing the offering and executing the transaction might take anywhere from a few weeks to several months. During this time, the price of Equity One’s common stock would be subject to market forces that would make the gross proceeds to Equity One of such an offering uncertain. In addition, weakness in the broader equity markets may restrict Equity One’s ability to complete a public equity offering which could place Equity One at risk with respect to its potential need to raise equity for the merger.

      Spot Offering Analysis. A spot offering or “bought deal” is one in which an investment bank commits to purchase a company’s stock without any “road show” or other extended marketing process. The investment bank then re-sells the shares in a registered public offering. These deals have been completed in overnight transactions in which the investment bank markets a transaction to institutional, and to a lesser extent retail, investors after the transaction has priced. The spot offering concept is a relatively recent phenomenon in the REIT industry and typically is most cost effective for larger REITs with substantial institutional ownership. Legg Mason has identified 20 such spot offerings since January 1, 2001. Legg Mason reviewed these offerings to determine the proceeds to the issuer, net of gross spread and discounts to market price. Legg Mason then applied these discounts to Equity One’s common stock price to determine a theoretical offering price.

      The following table summarized the results of this analysis:

	Historical	Historical	Historical
	Discount to	Underwriters’	Total	Implied
	Last Sale	Discount(1)	Discount	Valuation(2)

High	0.17%	0.00%	0.56%	$13.51_
Mean	3.20	1.40	4.59	12.97
Median	3.36	1.19	5.03	12.91
Low	7.26	4.50	10.52	12.16

(1)	The high and low categories in the columns representing the Historical Discount to Last Sale, Historical Underwriters’ Discount and Historical Total Discount are independent categories representing the applicable highs and lows within the sample group. The Historical Total Discount is not the sum of the Historical Discount to Last Sale and Historical Underwriters’ Discount columns.

(2)	Implied Valuation is calculated by reducing the closing price on October 28, 2002 of $13.59 by the Historical Total Discount.

     Gross Spread. The gross spread for a REIT spot offering has historically been between approximately 0% and 4.5% with an average of 1.4%.

      Discount to Market. The discount to market for a REIT spot offering has historically been between approximately 1% and 7% with an average discount of 3.2%.

      Total Discount. The average total discount for a spot offering in the REIT industry is approximately 5% from the most recent publicly traded price. However, due to Equity One’s size, lack of float and limited institutional ownership, Equity One would likely have to pay a greater discount than the average.

      Uncertainty. Because of the lack of a marketing period and the uncertain timing for when an investment bank could underwrite a spot offering, Equity One would not know exactly what the gross proceeds from such an offering would be to Equity One until immediately prior to the execution of this transaction. As with the marketed follow-on offering, selecting this strategy for execution after announcement of the merger would create uncertainty and risk to Equity One.

      Private Placement Offering Analysis. A private placement is a sale of securities to one or more investors in a private offering. The securities are subject to restrictions on transfer by the investors. Equity One has executed other private placements of its common stock in its history with some or all of the investors in the private placement.

      Because of the difficulty of obtaining a deep pool of reliable data on private placements in the REIT industry, Legg Mason researched a pool of transactions across a wide range of industries for which reliable data were available. Legg Mason identified 275 such private placements since January 1, 2001. Legg Mason reviewed these offerings to determine the proceeds to the issuer, net of gross spread and discounts to market price. Legg Mason then applied these discounts to Equity One’s common stock price to determine a theoretical offering price.

      The following table summarized the results of this analysis:

	Historical	Historical	Historical
	Discount to	Placement	Total	Selected	Implied
	Last Sale(1)(2)	Fee(2)(3)	Discount(2)	Discount(4)	Valuation(5)

High	(40.35)%	0.60%	(28.24)%	9.04%	$12.36
Mean	10.87	6.61	17.48	17.48	11.21
Median	10.87	6.19	18.09	18.09	11.13
Low	50.38	26.00	57.38	27.13	9.90

(1)	There are several private placements in the data set in which the price paid for stock in a private placement is at a premium to the then most recent price. This occurs mostly in those companies whose stock price is trading below $5 per share and, in many instances, below $2 per share.

(2)	Historical data excludes one transaction where the offering premium was unusually large.

(3)	The high and low categories in the columns representing the Historical Discount to Last Sale, Historical Placement Fee and Historical Total Discount are independent categories representing the applicable highs and lows within the sample group. The Historical Total Discount is not the sum of the Historical Discount to Last Sale and Historical Placement Fee columns.

(4)	The high and low values in the Selected Discount section are calculated by multiplying the mean by 150% and 50% respectively.

(5)	Implied Valuation is calculated by reducing the closing price on October 28, 2002 of $13.59 by the Selected Discount.

     Discount to Market. The typical discount to market in a private placement transaction averages approximately 10.9% from the most recent publicly traded price at the time of execution.

      Placement Fee. The typical placement fee in a private placement transaction averages approximately 6.6% of the total amount of private equity raised.

      Total Discount. Based on the foregoing, the average discount to market in a typical private placement transaction is 17.5% from the most recent publicly traded price at the time of execution.

      Uncertainty. Private placements of publicly-traded securities to unrelated parties are uncommon in the REIT industry, and the viability of this alternative is uncertain. Because of this uncertainty and because of the lack of reliable data, Legg Mason de-emphasized the results of this analysis.

      Selection and Engagement of Legg Mason. The board of directors of Equity One authorized the special committee to engage a financial advisor to issue a fairness opinion with respect to the private placement. The special committee solicited proposals from several investment banking firms. After careful consideration, the special committee elected to engage Legg Mason based on a number of factors including the firm’s experience in the REIT industry, its knowledge of Equity One, the fact that it was not otherwise involved in the merger transaction as well as the competitive terms of its fee proposal. As part of its investment banking business, Legg Mason is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

      Equity One has agreed to pay Legg Mason customary fees for its financial advisory services in connection with the private placement. In addition, Equity One agreed to reimburse certain out of pocket expenses of Legg Mason in connection with its engagement and the delivery of its opinion.

     Vote Required

      An affirmative vote of the holders of a majority of the votes cast at the Equity One special meeting with respect to the issuance of shares of Equity One common stock in the private placement is required under the New York Stock Exchange rules, provided that the total votes cast represents over 50% in interest of all securities entitled to vote.

     Recommendation of the Equity One Board

      The special committee has unanimously approved the common stock purchase agreement and the private placement and the Equity One board recommends that the Equity One stockholders vote “FOR” the approval of the issuance of the shares of Equity One common stock in the private placement.

Proposal III — Election of Mr. Patrick L. Flinn as a Class A Director

      You will be asked to elect Mr. Patrick L. Flinn to serve as a Class A director of the Equity One board to hold office until the 2005 annual meeting of stockholders and until his successor is duly elected and qualifies. Pursuant to the merger agreement, Equity One is obligated to nominate Mr. Flinn for election to the Equity One board and to hold a meeting to allow stockholders to vote on the election of Mr. Flinn as a Class A director. However, because the election of Mr. Flinn is not a condition to completion of the merger, if the stockholders of Equity One fail to elect Mr. Flinn, the completion of the merger will not be affected.

      Equity One’s board of directors is divided into three classes: Class A, Class B and Class C. Each director serves for a term ending at the third annual meeting of the stockholders following the annual meeting at which he or she was elected, except that any director appointed by the board of directors serves until the next annual meeting of stockholders. Each director serves until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

     Nominee for Director

      Patrick L. Flinn has been a director of IRT since 1997. Mr. Flinn is currently occupied as a private investor and also serves as a director of Theragenics Corporation, a medical device company (NYSE:TGX). He retired from BankSouth Corporation after serving as its Chairman and Chief Executive Officer from August 1991 to January 1996.

     Vote Required

      The election of Mr. Flinn as a Class A director of the Equity One board must be approved by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the special meeting.

     Recommendation of the Equity One Board

      The Equity One board recommends that Equity One stockholders vote “FOR” the election of Mr. Flinn as a Class A director of the Equity One board.

THE IRT SPECIAL MEETING

Date, Time and Place of the IRT Special Meeting

      This joint proxy statement/prospectus is being delivered to shareholders of IRT in connection with the solicitation by its board of directors of proxies to be voted at a special meeting to be held on Wednesday, February 12, 2003 at 10:00 a.m. Eastern time, at the Cobb Galleria Centre, Two Galleria Parkway, Room 113, Atlanta, Georgia 30339. This joint proxy statement/prospectus and the accompanying proxy card are first being mailed to IRT shareholders on or about December 31, 2002.

Purpose of the IRT Special Meeting; the Merger

      At the special meeting, you will be asked to approve the agreement and plan of merger, dated as of October 28, 2002, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and the merger of IRT with and into Equity One.

      We know of no business to be brought before the special meeting other than the approval of the merger agreement and the merger. If any other business should properly come before the special meeting, the persons named in the proxy will vote on those matters in their discretion.

Recommendation of the IRT Board

      The board of directors of IRT has unanimously approved the merger agreement and the merger, and unanimously recommends that the shareholders of IRT vote “FOR” the merger agreement and the merger.

Record Date and Quorum Requirement

      The board of directors has fixed the close of business on December 30, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Each holder of record of IRT common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. As of December 23, 2002, there were approximately 2,200 holders of record of IRT’s common stock and approximately 14,000 beneficial owners.

      Prior to the special meeting, IRT will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

      The holders of majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Abstentions and shares referred to as “broker or nominee non-votes” that are represented at the special meeting (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a majority of outstanding shares of common stock is represented at the special meeting, holders of a majority of the shares so represented may adjourn the meeting to another date, time or place, and notice need not be given of the new date or time.

Voting Procedures; Required Vote

      Under the Georgia Business Corporation Code and as required by the bylaws of IRT, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of IRT entitled to vote at the special meeting is required to approve the merger agreement and the merger.

      As of December 23, 2002, the directors, executive officers and their affiliates beneficially owned a total of approximately 1.3 million shares of IRT common stock, including stock options currently exercisable or exercisable within 60 days, representing approximately 3.7% of the outstanding shares of IRT common stock entitled to vote at the IRT special meeting. These individuals and E. Stanley Kroenke, who beneficially owns approximately 6% of the outstanding shares of IRT common stock, have entered into voting agreements pursuant to which they have agreed to vote in favor of the merger, as described below.

      After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also call the toll-free number printed on your proxy card and vote by telephone or on the Internet as instructed on your proxy card. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the merger. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the special meeting. Failures to vote, votes to abstain and broker or nominee non-votes will have the same legal effect as votes cast against approval. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote.

Voting Agreements

      The following shareholders have entered into voting agreements with Equity One agreeing to vote all shares of IRT common stock beneficially owned by each of them in favor of the merger agreement and the merger: E. Thornton Anderson, Thomas D’Arcy, Patrick L. Flinn, Homer B. Gibbs, Jr., W. Benjamin Jones, III, Samuel W. Kendrick, E. Stanley Kroenke, James G. Levy, Thomas H. McAuley, Robert E. Mitzel and Bruce A. Morrice.

      In addition, each of those shareholders has agreed to vote:

•	against any action, proposal, agreement, transaction or matter that, if taken, executed or consummated by IRT, would result in a breach of any covenant, obligation, agreement, representation or warranty of IRT contained in the merger agreement; and

•	against any action, proposal, agreement or transaction, including any competing acquisition proposal, that, if taken, executed or consummated by IRT, could result in any of the conditions to Equity One’s obligations under the merger agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the completion of the merger or the transactions contemplated by the merger agreement.

      As of December 23, 2002, these persons hold of record a total of approximately 2.6 million shares of IRT common stock, representing approximately 8% of the outstanding shares of IRT common stock entitled to vote at the IRT special meeting.

      In the event that any shareholder of IRT who executed a voting agreement fails to satisfy his obligations to vote in favor of the merger and against any action that would be taken in opposition to or in competition with the merger, the other shareholders are not released from their voting agreements, and their obligations to vote in favor of the merger will continue.

      In addition, Mr. Kroenke, who beneficially owns approximately 6% of the outstanding shares of IRT common stock, can terminate his voting agreement if the IRT board withdraws or modifies its recommendation of the merger.

Revocation of Proxies

      The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxies at any time prior to the exercise thereof, either in person at the special meeting or by filing with IRT’s secretary at its headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by IRT at or prior to the special meeting. Subject to such revocation, all shares represented by each properly executed proxy received by IRT’s secretary will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the merger agreement and the merger, and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the special meeting.

Cost of this Proxy Solicitation

      All expenses incurred in connection with solicitation of the enclosed proxy of IRT shareholders will be paid by IRT. IRT’s officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. IRT may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. IRT and may reimburse such persons for their expenses in doing so.

      In addition, IRT has retained Georgeson Shareholder Communications to help with the solicitation of proxies. IRT will pay Georgeson a fee expected to be approximately $12,000 and will reimburse Georgeson for out-of-pocket expenses incurred in connection with the rendering of those services.

List of IRT Shareholders

      A list of IRT shareholders entitled to vote at the IRT special meeting will be available at the special meeting and for ten days before the meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, at IRT’s corporate offices located at 200 Galleria Parkway, Suite 1400, Atlanta, Georgia, 30339.

THE MERGER

      This section of the joint proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger.

Structure of the Merger

      The merger will involve the merger of IRT with and into Equity One. Equity One will be the surviving entity of the merger. The merger is subject to approval of Equity One stockholders and IRT shareholders and to the satisfaction or waiver of various conditions set forth in the merger agreement. Upon completion of the merger, shareholders of IRT will be entitled to elect to receive either cash or Equity One common stock or a combination of cash and stock.

Background of the Merger

      Beginning in early 2001, IRT began to review possible strategic alternatives designed to achieve its long-term growth objectives. These included, among other things, acquisitions of similar companies or real estate portfolios and the possible consolidation of IRT with other companies. This review was prompted by the concern of the IRT board that smaller shopping center REITs, such as IRT, would continue to have relatively greater difficulty accessing capital than larger REITs, which would make it difficult for IRT to grow and compete effectively with other larger REITs. The IRT board also noted that larger, more diversified REITs often traded at higher multiples of FFO than smaller, more concentrated REITs, and that a merger with another REIT could potentially increase shareholder value by diversifying IRT’s tenant and geographic base.

      In light of this review, IRT invited representatives of Raymond James & Associates, Inc. to attend the meeting of IRT’s board of directors held on February 15, 2001. At this meeting, the representatives of Raymond James described their qualifications to act as the advisor to IRT with regard to these initiatives. The board also discussed with the representatives of Raymond James potential strategic alternatives available to IRT that might yield higher shareholder value as compared to the continued operation of IRT on a stand-alone basis.

      On March 8, 2001, IRT engaged Raymond James as its sole, external financial advisor to identify strategic alternatives to maximize shareholder value.

      At a regularly scheduled meeting on April 3, 2001, IRT’s board received a presentation from representatives of Raymond James regarding possible strategic alternatives. These alternatives included:

•	continuing its operations as a stand-alone entity, which could potentially include the acquisition by IRT of other similar companies or property portfolios;

•	selling IRT to a strategic buyer;

•	merging with a REIT of relatively equal size; or

•	engaging in a going-private transaction.

      From this time until IRT executed the merger agreement with Equity One on October 28, 2002, informal discussions between IRT’s management, IRT’s board and representatives of Raymond James concerning IRT’s strategic alternatives continued. IRT continued to consider the possibility of acquiring other real estate companies or portfolios or merging with other entities. IRT’s management continued to consider the difficulties IRT might face in meeting its long-term growth objectives given the projected size of IRT and its relatively concentrated tenant and geographic base.

      During this time, IRT engaged in discussions with a number of third parties about possible strategic transactions involving IRT, including Equity One. During much of this period, these discussions and negotiations occurred simultaneously. We have separately summarized each of these possible strategic transactions below.

      Proposed Going Private Transaction with a Significant Individual Investor. On February 15, 2001, a significant individual investor expressed its initial interest in acquiring IRT in a going-private transaction upon unspecified terms. At this time, IRT’s common stock had been trading at approximately $9.00 per share, which IRT’s management did not believe reflected the underlying value of IRT’s assets. IRT’s management informed this individual investor that IRT would not be willing to entertain an acquisition proposal for less than $11.00 per share, which at that time was, in IRT’s management’s judgment, an appropriate premium based on IRT’s management’s then-current estimate of IRT’s per share net asset value. The investor ultimately decided not to make an offer to acquire IRT.

      IRT’s Proposed Acquisition of Company A. In May 2001, IRT initiated discussions with a publicly-traded shopping center REIT, which we refer to as “company A.” Company A had engaged a financial advisor to assist company A with its strategic alternatives.

      On April 2, 2001, IRT’s management met with company A’s management in New York to discuss a possible business combination involving their two companies. Because of IRT’s underlying concerns about company A’s unknown liabilities and the perceived weakness of company A’s shopping center assets, IRT discussed with company A the possibility of acquiring substantially all of company A’s assets, rather than an acquisition of company A itself, which was the transaction structure preferred by company A.

      On May 6-7, 2001, Mr. McAuley, IRT’s President and Chief Executive Officer, met with representatives of company A to inspect company A’s properties and to discuss the possibility of IRT acquiring company A.

      Over the course of the next few months, IRT conducted a due diligence investigation and financial analysis of company A. In October 2001, after being invited to participate in the formal auction process to submit proposals to acquire company A, IRT submitted a written bid to acquire substantially all of the assets of company A. In November 2001, due to its ongoing concerns about company A and a perceived lack of interest in IRT’s proposal, IRT withdrew from the bidding process to acquire company A.

      IRT’s Proposed Acquisition of Company B. On August 31, 2001, members of IRT’s management and representatives of Raymond James held a conference call with representatives of another public shopping center REIT, which we refer to as “company B,” to discuss company B’s strategic alternatives. Company B was soliciting interest from other companies that company B believed might be interested in making an acquisition proposal for company B. Company B requested that IRT, if interested, submit a bid to acquire company B by January 23, 2002.

      On September 24, 2001, IRT’s board held a telephonic meeting during which IRT’s management and representatives of Raymond James discussed with the board the effect of the September 11th terrorist attacks on the capital markets and IRT’s strategic alternatives generally and, among other things, the status of IRT’s negotiations with company B. IRT’s board authorized management to continue negotiations and its preliminary analysis with respect to company B.

      Throughout the remainder of 2001, IRT’s management, together with representatives of Raymond James, held discussions with management of company B regarding a possible business combination. On January 7, 2002, IRT and company B executed a mutual confidentiality agreement. During the two ensuing weeks, IRT’s management and representatives of Raymond James performed due diligence and financial analysis of company B.

      Prior to the January 23, 2002 deadline, IRT determined that it would not be able to make an offer to acquire company B on terms that would be acceptable to company B.

      In April 2002, after company B had extended its deadline for receiving acquisition proposals, the financial advisor to company B contacted IRT’s management to inquire again whether IRT would be interested in submitting a bid to acquire company B.

      On June 6, 2002, IRT met with company B to resume discussions regarding a possible business combination of IRT and company B.

      From July 1, 2002 through August 12, 2002, IRT, along with representatives of Raymond James, conducted a due diligence investigation and financial analysis of company B. During that time, IRT and company B continued to conduct discussions concerning the combination of their businesses.

      During a telephonic meeting of IRT’s board of directors on August 12, 2002, representatives of Raymond James presented a financial analysis of the proposed acquisition of company B. The representatives of Raymond James, among other things, provided an overview of the potential combination of the two companies and reviewed a potential range of values for company B. Subsequently, IRT’s board authorized IRT’s management to submit an offer to acquire company B in a stock-for-stock merger. On that same date, IRT’s management transmitted to company B a written offer to acquire company B.

      On August 16, 2002, company B’s management notified IRT that company B’s board of directors elected to reject IRT’s acquisition proposal and accept the proposal of another acquiror. Company B indicated to IRT that the other acquisition proposal represented the best long-term and strategic value for company B’s shareholders.

      Proposed Acquisition of IRT by Company C. On September 28, 2001, the chief executive officer of another publicly-traded shopping center REIT, which we refer to as “company C,” contacted IRT’s management to express company C’s interest in making an offer to acquire IRT. This indication of interest was subsequently confirmed by company C’s financial advisor. Company C stated that it tentatively believed that, subject to due diligence and further analysis, it could offer between $11 and $12 per share in cash for all of the shares of IRT common stock.

      During the ensuing several weeks, company C conducted an extensive due diligence investigation and financial analysis of IRT.

      On October 23, 2001, after conducting its due diligence investigation and financial analysis of IRT, company C informed IRT that it would not be able to make an offer to acquire IRT for a per share price within the range of its initial expression of interest. IRT informed company C that it would not be interested in receiving any proposal for less than $12 per share.

      On February 19, 2002, management of IRT contacted the management of company C by telephone and discussed the fact that IRT was in the process of reviewing its strategic alternatives and inquired whether company C would be interested in submitting an offer to acquire IRT. Company C and its financial advisor each confirmed that company C no longer had an interest in acquiring IRT.

      Proposed Acquisition of IRT by Company D. On June 10, 2002, IRT signed a letter agreement with a private shopping center REIT, which we refer to as “company D,” that provided for a one-month period of exclusivity during which time IRT could negotiate a possible acquisition by company D. From June 10, 2002 through June 23, 2002, company D conducted a due diligence investigation and financial analysis of IRT. Because of company D’s investment and leveraging criteria which prohibited company D from acquiring individually encumbered assets, company D informed IRT that it would not be able to acquire over 30 individually encumbered properties owned by IRT in a transaction involving company D and IRT. On June 23, 2002, the parties mutually agreed not to proceed with a potential transaction.

      Proposed Acquisition of IRT by Company E. On October 1, 2002, IRT received an unsolicited letter from another public shopping center REIT, which we refer to as “company E,” expressing an interest in acquiring IRT on unspecified terms.

      On October 6, 2002, Mr. McAuley telephoned the chief executive officer of company E to discuss the terms and structure of a potential transaction. Company E orally indicated that it could offer to acquire IRT for up to $12.75 per share in company E common stock. However, this offer was conditioned on IRT being able to attain certain specified levels of future annual net operating income and underwriting certain capital reserves and company E’s stock price maintaining its then-current trading price. Additionally, the offer was subject to completion of due diligence and further financial analysis.

      IRT’s management, with the assistance of representatives of Raymond James, determined that the implied value of company E’s expression of interest would be equal to an offer of approximately $11.00 per share, after appropriate adjustments for actual budgeted capital reserves and realistic expectations of future net operating income (which were below the amounts being assumed by company E in its financial underwriting model of IRT). Furthermore, company E’s adjusted offer would have implied a 22% lower relative per share dividend than IRT’s current dividend. In addition, management and certain members of the IRT board did not feel confident that company E would purchase certain of IRT’s assets, such as small market properties, that did not fit within company E’s investment criteria.

      On October 7, 2002, the IRT board met at IRT’s offices in Atlanta to evaluate, among other things, the expression of interest received from company E. IRT’s management and representatives of Raymond James and Alston & Bird, IRT’s legal counsel, also attended the meeting. Because the consideration that was implied in company E’s expression of interest was less on a per share basis than the pending proposal from Equity One and because company E paid lower relative per share dividends, the board directed IRT’s management to inform company E that IRT had no interest in pursuing a transaction with company E at that time based on the offer that was presented.

      Potential Acquisition of IRT by Company F. Throughout 2001 and 2002, Mr. McAuley received various phone calls from the chief executive officer of another publicly-traded shopping center REIT, which we refer to as “company F.” The purpose of these phone calls was to inquire whether or not IRT would be willing to accept an acquisition proposal from company F for a per share price that was less than management’s estimate of IRT’s per share net asset value. Because IRT consistently responded that it was not interested in such an offer, company F never submitted a formal proposal to acquire IRT.

      Negotiations with Equity One. Prior to May 2001, Mr. McAuley and Mr. Katzman, Chairman and Chief Executive Officer of Equity One, had met at various industry conferences and other gatherings during which they had discussed the possibility of combining the operations of Equity One and IRT. In April 1999, Equity One and IRT executed a confidentiality agreement regarding a potential transaction, but no serious discussions were pursued at that time and the agreement expired in May 2000.

      On May 24, 2001, IRT’s management met with the management of Equity One at the offices of Raymond James in St. Petersburg, Florida to discuss a potential business combination of Equity One and IRT. At this meeting, the parties did not discuss specific terms of any such transaction.

      The respective management teams, together with representatives of Raymond James, met again at the NAREIT Institutional Investor Conference held in San Francisco, California during the week of June 4, 2001. The parties continued discussions of a potential business combination.

      Following these discussions, IRT and Equity One executed a mutual confidentiality agreement on July 9, 2001. Pursuant to the confidentiality agreement, each party agreed to keep confidential information provided by the other and to use that information only for purposes of evaluating a transaction between the two companies. On August 30, 2001, the parties and their representatives commenced mutual due diligence which continued over the course of the next several months.

      On September 10, 2001, IRT and Equity One held a conference call during which the parties discussed a stock-for-stock merger. IRT tentatively proposed that a merger be structured as a merger of equals, with IRT being the surviving corporation, and each outstanding share of Equity One common stock would be exchanged for approximately 1.10 or 1.11 shares of IRT common stock. No other terms of the transaction were discussed during this call.

      On September 24, 2001, IRT’s board held a telephonic meeting during which management and representatives of Raymond James discussed with the IRT board the effect of the September 11th terrorist attacks on the capital markets and IRT’s strategic alternatives generally and, among other things, the status of IRT’s negotiations with Equity One. IRT’s board authorized management to continue negotiations and due diligence with respect to Equity One.

      On October 1, 2001, IRT received a non-binding term sheet from Equity One proposing a merger between the two parties whereby each outstanding share of IRT common stock would be converted into 0.9 shares of Equity One common stock. The term sheet reflected other initial terms such as management issues, ownership limits, corporate governance issues and a proposed issuance of warrants to stockholders of the combined company following the merger.

      During October 2001, IRT and Equity One continued to have various discussions concerning the combination of their businesses, including discussions regarding alternative transaction structures. The parties discussed, among other alternatives, a stock-for-stock merger whereby each outstanding share of Equity One common stock would be converted into 1.1 shares of IRT common stock. The parties also continued to discuss management and corporate governance issues and IRT’s desire to restrict the purchase of IRT stock and the stock of the combined company by large, existing Equity One stockholders following the execution of a definitive agreement and following the completion of the merger.

      On October 18, 2001, representatives of Raymond James made a presentation to IRT’s board of directors. The purpose of this presentation was to give the board an update on current market activity as well as provide the board with an overview of potential valuations for IRT that the board might expect while pursuing strategic alternatives, such as the proposed transaction with Equity One.

      On October 25, 2001, Greenberg Traurig, P.A., counsel for Equity One, distributed a revised term sheet contemplating a stock-for-stock merger with an exchange ratio of 1.111 shares of IRT common stock for each outstanding share of Equity One common stock, subject to adjustment based on projected funds from operations of Equity One and IRT.

      On November 11, 2001, Equity One’s management and members of Equity One’s board met with IRT’s board and management in Atlanta, Georgia to express their continued interest in combining their respective businesses and discuss the terms under which such a combination would be completed.

      On November 14, 2001, Greenberg Traurig circulated a draft merger agreement that provided for a stock-for-stock merger pursuant to which Equity One would become a wholly owned subsidiary of IRT. In addition, Greenberg Traurig also circulated proposed bylaws for IRT following the merger.

      From November 14, 2001 through December 20, 2001, the parties continued to negotiate the terms of the merger agreement and certain ancillary documents, including the charter and bylaws of the combined company and an amendment to the IRT shareholder rights plan.

      From October 4, 2001 to December 13, 2001, the Equity One board met on four occasions to discuss the status of the negotiations with IRT and the terms of the proposed business combination.

      During the week of December 17, 2001, Equity One and IRT continued discussions regarding various items, including the composition of the board of directors for the combined company, the existence and composition of committees of the board of directors, quorum issues and the application of the Georgia fair price and business combination statutes to the combined company. Discussions continued between the parties and their management and financial advisors regarding their preliminary financial assessments and the impact of those assessments on the proposed exchange ratio.

      On December 21, 2001, negotiations ceased as a result of disagreements between the parties regarding valuation issues and the resulting exchange ratio. IRT issued a letter formally terminating negotiations.

      On December 24, 2001, IRT announced its intention to redeem its 7.3% convertible subordinated debentures due 2003 effective January 24, 2002.

      On January 8, 2002, at Equity One’s request, representatives of CIBC World Markets Corp., Equity One’s financial advisor, contacted representatives of Raymond James to discuss the possibility of resuming negotiations concerning a potential transaction. The representatives of Raymond James informed CIBC World Markets that IRT was unable to initiate further negotiations until the convertible debentures were redeemed.

      On February 12, 2002, IRT received a new preliminary term sheet from Equity One proposing the acquisition of IRT by Equity One. Under the terms of the proposed transaction, IRT shareholders could elect to receive either $11.50 in cash or 0.83 shares of Equity One common stock for each outstanding share of IRT common stock, or a combination of cash and stock, subject to the limitation that not more than 50% of IRT’s shareholders could elect cash as consideration for their shares.

      As a result of further negotiations, on February 19, 2002, Equity One delivered a revised term sheet that increased the cash component of its prior proposal to $11.75 per share and permitted the exchange ratio to float between 0.83 and 0.85 shares of Equity One common stock. The determination of the exchange ratio at the time of signing a definitive agreement would be based on the 30-day trailing average of Equity One’s common stock price, but would not fall outside the proposed range. In addition, Equity One offered to initially declare and pay a quarterly dividend of at least $0.285 per share following the acquisition (for an annual rate of $1.14 per share) so that the IRT shareholders who elected to receive Equity One common stock would realize an increase of 2% over the per share dividend paid by IRT. In addition, the term sheet proposed that IRT would be required to pay Equity One a $20 million break-up fee if the merger agreement were terminated under certain conditions.

      During a telephonic meeting on February 22, 2002, IRT’s board instructed management to communicate to Equity One its interest in pursuing a merger as outlined in the February 19, 2002 term sheet provided that Equity One confirm that it had the requisite financing to complete the merger. Subsequent to the IRT board meeting, representatives of Raymond James discussed with representatives of CIBC World Markets these requirements as well as IRT’s other conditions, including its review of Equity One’s audited financial statements, financing commitments and ownership structure. Given these conditions, IRT anticipated signing a definitive agreement by March 14, 2002. After further review, Equity One’s management determined that IRT’s proposed timeframe was too lengthy and could jeopardize Equity One’s ability to raise capital through a public equity offering which Equity One was then contemplating. The companies again decided to terminate negotiations.

      On March 27, 2002, Equity One completed the sale of 3.45 million shares of common stock at $13.25 per share, raising gross proceeds of $45.7 million.

      On May 15, 2002, IRT completed the sale of 3.45 million shares of common stock at $11.79 per share, raising gross proceeds of $40.7 million.

      On May 22, 2002, at Equity One’s request, representatives of CIBC World Markets met with Mr. McAuley at the ICSC convention in Las Vegas, Nevada to discuss the possibility of initiating new acquisition discussions. It was determined that the companies and their financial advisors would meet at the NAREIT conference in New York on June 4, 2002.

      On June 4, 2002, the management teams of IRT and Equity One, together with IRT’s and Equity One’s financial advisors, met to discuss Equity One’s interest in acquiring IRT for $12.25 per share in a combination of cash and Equity One common stock. IRT’s management team expressed a reluctance to receive a price of less than $12.50 per share. No agreement was reached at this meeting.

      On August 18, 2002, Mr. Katzman and Mr. McAuley met in Orlando, Florida at an ICSC convention. They discussed a proposed merger whereby shareholders of IRT could elect cash or Equity One stock in exchange for their shares of IRT common stock. They also discussed whether the stock component would be determined by a fixed exchange ratio or a floating rate based on changes in relative stock prices. No agreement was reached in this regard.

      On August 19, 2002, IRT received a new term sheet from Equity One pursuant to which Equity One proposed to acquire IRT. Under the terms of the newly proposed transaction, IRT shareholders could elect to receive either $12.25 in cash or 0.9 shares of Equity One common stock for each outstanding share of IRT common stock, or a combination of both, subject to a 60% cap on the number of IRT shares that would be exchanged for cash. In addition, the term sheet proposed that IRT would be required to pay Equity One a $15 million break-up fee in the event the merger agreement were terminated under certain conditions.

      On August 23, 2002, a draft merger agreement was circulated among IRT and Equity One and their respective legal and financial advisors.

      On August 28, 2002, a conference call with management of Equity One and IRT and Equity One’s and IRT’s respective legal and financial advisors was held to discuss the proposed transaction, timing and other open items. Following this call, management of IRT and Equity One discussed a proposal by IRT for a floating exchange ratio, based upon prevailing market prices. Equity One did not agree to this proposal.

      On September 5, 2002, the management teams of IRT and Equity One, together with IRT’s and Equity One’s financial advisors, met at the offices of Raymond James in St. Petersburg, Florida to discuss the commitment of the parties to the transaction, as well as the exchange ratio and the mechanism by which it would be determined and other open items. Equity One confirmed its requirement that the exchange ratio be fixed and not be subject to changes resulting from any stock price fluctuations of either company prior to the execution of the definitive agreement or the closing of the transaction. At this meeting, a tentative agreement was reached as to a proposed fixed exchange ratio of 0.9 shares of Equity One common stock for each outstanding share of IRT common stock.

      On September 10, 2002, the respective management teams of IRT and Equity One met at IRT’s offices in Atlanta to further discuss the potential transaction. At this meeting, IRT indicated that it would be willing to consider the August 19, 2002 proposal by Equity One so long as Equity One agreed to finance a portion of the cash consideration through the public or private sale of Equity One common stock.

      On September 18, 2002, the management teams of IRT and Equity One, together with IRT’s and Equity One’s legal and financial advisors, met at the offices of Greenberg Traurig in Miami, Florida. The primary purpose of the meeting was to discuss the draft merger agreement and related voting agreements, including potential stock price floors below which the Equity One stockholders could terminate the voting agreements and the IRT board could withdraw or modify its recommendation of the merger. In addition, the parties reviewed due diligence issues and Equity One’s equity offering, which the parties tentatively agreed would be a condition to IRT’s obligation to complete the merger. IRT requested that Equity One receive binding commitments for the equity financing of the cash merger consideration prior to its execution of the definitive merger agreement.

      On September 20, 2002, Equity One conducted a telephonic meeting of its board and management team to discuss the business terms of the proposed transaction, including the price of the cash consideration, the proposed exchange ratio for stock electing shareholders, the proposed timing of the merger, the amount of the break-up fee payable to Equity One by IRT in certain circumstances upon termination of the merger agreement and the proposed price floors on Equity One’s and IRT’s stock price. In addition, the Equity One board discussed possible alternatives for Equity One’s equity offering, including a private placement with several affiliates of Equity One. As a result of possible conflicts of interests, the Equity One board appointed a special committee of independent directors to consider various equity financing alternatives that would satisfy IRT’s requirement. See the section entitled “The Equity One Special Meeting — Proposal II — Approval of the Issuance of Equity One Common Stock in the Private Placement” for a discussion of the special committee’s approval of the private placement and the positive and negative factors that the special committee considered in making its determination.

      On September 25, 2002, IRT’s board of directors met to discuss the terms of the proposed acquisition by Equity One. This meeting was also attended by IRT’s management and legal and financial advisors.

      During September and October, representatives of IRT and Equity One and their respective legal, financial and accounting advisors continued their due diligence review. Data rooms were established by both parties to facilitate that review and a number of conference calls took place to discuss environmental, tax and other corporate matters.

      Also during that time, members of management of Equity One and IRT, together with Equity One’s and IRT’s legal and financial advisors, continued to negotiate the legal and financial terms of the merger agreement and the related voting agreements. The principal issues discussed during these negotiations were, among other things, the representations, warranties and covenants made by each of IRT and Equity One, the covenants of IRT and Equity One regarding the conduct of their businesses during the period between signing the merger agreement and the effective time of the merger, the circumstances under which IRT should be required to pay a break-up fee, the circumstances under which a party had the right to terminate the merger agreement and the ability of the IRT board to withdraw its recommendation of the merger upon changes in Equity One’s common stock price. The parties also discussed which of the shareholders of IRT and which stockholders of Equity One would be required to sign the voting agreements and the circumstances, if any, that the voting agreements could be terminated.

      At its October 7, 2002 meeting, the IRT board reviewed the terms of the proposed merger with Equity One, including the draft merger agreement and voting agreements. Representatives of Raymond James and Alston & Bird were also present during this meeting. Representatives of Alston & Bird advised the board on its fiduciary duties in connection with the merger. The IRT board then instructed its management to communicate to Equity One its continuing interest in pursuing a merger according to the terms of the August 19, 2002 preliminary term sheet.

      On October 8, 2002, the Equity One board held a meeting in which Equity One’s management and legal and financial advisors participated. At this meeting the board, among other things, reviewed with CIBC World Markets a pro forma overview of the combined company. Also at this meeting, there were significant discussions regarding the current volatility of the stock market, including the market for REIT stocks, and recent merger and acquisition activity of comparable companies. It was noted that the stock prices for both IRT and Equity One had fallen below those contemplated by the then-current terms of the draft merger agreement. Following this discussion, the board recommended that Equity One analyze the effect of this market volatility on the negotiations with IRT as well as Equity One’s other strategic alternatives.

      On October 22, 2002, primarily as a result of the changes in market conditions, Equity One revised the terms of its offer to acquire IRT. At this time, Equity One offered to pay either $11.925 in cash or 0.9 shares of Equity One common stock for each outstanding share of IRT common stock, subject to a 50% cap on cash elections. Equity One also offered to increase its initial quarterly dividend paid following the merger to $0.28 per share. On that same date, Greenberg Traurig circulated a draft of the merger agreement containing the new terms proposed by Equity One.

      On October 23, 2002, after several discussions between the parties’ management and their financial advisors, Equity One increased the per share cash component of its offer to $12.00 and withdrew the proposal to increase its quarterly dividend to $0.28 per share.

      On that same date, the IRT board held a telephonic meeting to review the revised terms of the proposed transaction with Equity One. IRT’s management and representatives of Raymond James and Alston & Bird also participated in the meeting. In light of the reduced cash consideration being offered by Equity One, the board authorized management to communicate to Equity One its interest in pursuing a merger provided that Equity One increase the proposed per share price to $12.25 for the cash portion of the consideration. After the telephonic meeting, representatives of Raymond James informed representatives of CIBC World Markets of the results of the meeting and a conference call was arranged between Mr. Katzman and Mr. McAuley for the next morning.

      On October 24, 2002, Mr. Katzman and Mr. McAuley discussed the $12.25 proposal by the IRT board and Mr. Katzman informed Mr. McAuley that Equity One would increase its offer for the cash consideration to $12.125 per share.

      On October 25, 2002, the Equity One board held a telephonic meeting to discuss the new terms of the merger and the proposed timing. On the same date, following a conversation between Mr. McAuley and Mr. Katzman, Equity One increased the per share cash component of its offer to $12.15 per share.

      On October 28, 2002, the IRT board held a special meeting in Atlanta, Georgia at the offices of Alston & Bird to consider the merger with Equity One. Representatives of IRT’s management, Raymond James and Alston & Bird were present. At the meeting, the board received a report from the representatives of Alston & Bird on the results of IRT’s due diligence review of Equity One. The due diligence matters discussed included, among other things, the REIT tax qualification of Equity One, the concentrated stock ownership of Equity One and related stock pledges, the environmental condition of Equity One’s properties and the potential need for Equity One to obtain consents from various lenders in connection with the proposed merger and prior transactions completed by Equity One. The representatives of Alston & Bird also made a presentation to the IRT board in which they explained the material terms of the merger agreement and voting agreements and again advised the board on its fiduciary duties in connection with the merger. At that meeting, representatives of Raymond James also presented to the IRT board its financial analysis of the proposed merger. Raymond James concluded its presentation by delivering to the IRT board its oral opinion, confirmed in writing, to the effect that, as of October 28, 2002, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to IRT and its shareholders.

      During and after these presentations, the IRT board engaged in extensive discussions of the advantages and disadvantages of the proposed merger, as described under “— IRT’s Reasons for the Merger.” In addition, during the meeting, the independent directors continued these discussions in executive session without IRT’s management or representatives of Raymond James present. Following such presentations and discussions, the IRT board concluded that the proposed merger was in the best interests of IRT and its shareholders, and by a unanimous vote of the directors, approved the merger, the merger agreement and the transactions contemplated by the merger agreement.

      Also on October 28, 2002, the Equity One board conducted a telephonic meeting to evaluate and approve the merger. At that meeting, the board received a report from the representatives of the special committee that Legg Mason had delivered an opinion to that committee as to the fairness of the consideration to be received by Equity One in the private placement. In addition, the representatives of the special committee reported that the committee had approved the private placement and delivered its recommendation that the Equity One board recommend the private placement to Equity One’s stockholders. Following a discussion of the terms of the private placement and based on the recommendation of the special committee, the Equity One board, with Messrs. Katzman, Segal and Hetz abstaining, resolved to recommend to the Equity One stockholders that they approve the issuance of the Equity One common stock in connection with the private placement.

      Also at this meeting, representatives of Greenberg Traurig discussed with the Equity One board its fiduciary duties and material aspects of the merger and the related transactions. In addition, CIBC World Markets reviewed with the board its financial analysis of the merger consideration and delivered to the Equity One board its opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to Equity One. The board then engaged in extensive discussions regarding certain positive and negative factors of the merger, a summary of which are described below in the section entitled “— Equity One’s Reasons for the Merger.” At the conclusion of this discussion, the board concluded that the merger was advisable to, and in the best interests of, Equity One and its stockholders, and by a unanimous vote of the board approved the merger, the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend the merger to the Equity One stockholders.

      Following the special meetings on October 28, 2002, the merger agreement was finalized and executed by IRT and Equity One. All of the executive officers and directors of IRT and E. Stanley Kroenke, who beneficially owns approximately 6% of IRT’s outstanding common stock, executed a voting agreement pursuant to which they agreed to vote their shares of IRT common stock in favor of the merger. All of the executive officers, directors and affiliates of Equity One, together beneficially owning approximately 76% of Equity One’s outstanding common stock, also executed a voting agreement pursuant to which they agreed to vote their shares of Equity One common stock in favor of the merger.

      On the morning of October 29, 2002, Equity One and IRT announced the signing of the definitive merger agreement through a joint press release and held a joint conference call to discuss the proposed merger.

Equity One’s Reasons for the Merger

      The Equity One board of directors has approved and adopted the merger agreement and the merger and recommends approval of the merger agreement and the merger by the Equity One stockholders. The Equity One board of directors consulted with Equity One’s management and legal and financial advisors throughout its consideration of the merger agreement and the merger. The Equity One board believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of the Equity One common stock in the merger and the private placement and the nomination of Mr. Patrick L. Flinn to the Equity One board, are advisable and fair to, and in the best interests of, Equity One and its stockholders.

Positive Factors Considered by the Equity One Board

      In making its determinations, the Equity One board of directors considered a number of factors, including the following positive factors, in its deliberations concerning the merger agreement and the merger:

•	Uniqueness of the Merger as a Business Opportunity. The merger will provide Equity One with a unique opportunity to enhance its portfolio by broadening existing tenant relationships, increasing its concentration in existing markets and expanding into new markets. It is the view of Equity One’s management that this portfolio likely could not be replicated in a reasonable period of time through acquisitions of individual assets.

•	Increase in the Size of Equity One’s Shopping Center Portfolio. In connection with the merger, Equity One can strengthen its position as a leading shopping center REIT and increase the number of shopping center properties operated by it by approximately 115%, based on gross leasable area.

•	Portfolio Synergies. Because the portfolio of IRT includes a number of neighborhood shopping centers located in the State of Florida, Equity One’s management believes that operating synergies may be created because of its experience in this area, and believes that it will be able to increase the rate of return from IRT’s portfolio.

•	Geographic and Tenant Diversification. Upon completion of the merger, Equity One will be more geographically diverse and will own 177 properties in high-growth areas of the United States, which could lead to a more stable earnings stream and enhanced prospects for increased dividend payments. In addition, following the merger, Equity One will have greater tenant diversification which will provide less exposure to specific anchor tenants, thereby reducing the adverse effects that an economic downturn of a single tenant may have on the combined company.

•	Greater Market Capitalization. The combined company’s total market capitalization, including long-term corporate and mortgage debt, is estimated to be approximately $1.6 billion, based on Equity One’s stock price on the date the merger agreement was signed, or almost two times the recent equity market capitalization of Equity One. Equity One’s management believes that a larger REIT generally has greater access to both debt and equity capital than a smaller REIT.

•	Broader Stockholder Base. The merger would further broaden Equity One’s stockholder base among affiliated, institutional and individual holders.

•	Opportunities for Future Growth of Equity One. Because the merger agreement requires Equity One to issue at least 22.3 million additional shares of its common stock in connection with the merger and the concurrent private placement, after completion of the merger, the combined company’s debt-to-total market capitalization, based on Equity One’s stock price on the date the merger agreement was signed, would be approximately 51%, which Equity One’s management believes would allow Equity One to more favorably access the capital markets to fund future growth.

•	High Quality of IRT’s Assets. Equity One’s management and its advisors have conducted a thorough due diligence review of IRT and its assets, including, among other things, site tours of a significant number of IRT’s properties, and its management’s assessment is that IRT’s assets are generally of a high quality.

•	Greater Liquidity. Equity One’s management believes that by increasing Equity One’s total market capitalization, including long-term corporate and mortgage debt, to approximately $1.6 billion following the merger, based on Equity One’s stock price on the date the merger agreement was signed, and by broadening the stockholder base, the combined company should enhance the market for its common stock.

•	Opinion of Equity One’s Financial Advisor. The Equity One board considered the financial presentation of CIBC World Markets, including its opinion dated October 28, 2002 to the Equity One board as to the fairness, from a financial point of view and as of the date of the opinion, to Equity One of the merger consideration, as more fully described below under “— Opinion of Equity One’s Financial Advisor.”

Negative Factors Considered by the Equity One Board

      The Equity One board also considered the following possible negative factors in its deliberations concerning the merger agreement and the merger:

•	Kmart Bankruptcy. In January 2002, Kmart Corporation, an anchor tenant which accounted for 3.4% of IRT’s total revenues as of September 30, 2002, filed for bankruptcy protection and has subsequently closed two of the eight stores located in shopping centers owned by IRT and may close additional stores in the future.

•	Potential Difficulties in Integrating the Two Companies. There is a risk that the anticipated benefits of the merger to Equity One and its stockholders might not be fully realized as a result of any inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the two companies and their respective operations.

•	Market Perception. The financial market’s perception of the transaction could lead to a decrease in the trading price of shares of Equity One.

•	Properties in Secondary Markets. Equity One may have to dispose of certain IRT properties that are located in markets that are secondary to Equity One’s current markets, and it may not be able to do so.

•	Limitation on the Ability to Sell Former IRT Properties. Restrictions imposed by mortgage loans on certain of IRT’s properties limit Equity One’s ability to sell a substantial number of those properties.

•	Possibility of Acceleration of Indebtedness. Equity One’s board considered the fact that IRT’s main credit facility with Wachovia contains provisions requiring its repayment on completion of the merger, specific provisions in IRT’s senior unsecured notes are adversely affected by changes in financial ratios or credit ratings which may be implicated following the merger, and certain of the mortgages on the properties owned by Equity One and IRT contain prohibitions on transfers of ownership interests in the mortgagor or its parents without the prior written consent of the lenders, which provisions may be violated by the completion of the merger.

•	Costs of the Merger. There is significant cost involved in connection with completing the merger and a substantial amount of management time and effort required to effect the merger and integrate the businesses of Equity One and IRT.

•	The Merger May Not Be Completed. There is the risk that the merger might not be completed based upon the failure to satisfy covenants or closing conditions and the resulting interruption to the business of Equity One.

•	Potential for Dilution. If more than 77% of IRT shareholders elect to receive Equity One stock in the merger and Equity One issues all 6,911,000 shares of its common stock in the private placement, the issuance of those shares might have a dilutive effect on Equity One’s per share operational results, including per share funds from operations.

      The above discussion is not intended to be exhaustive of all factors considered by the Equity One board but does set forth material positive and negative factors considered by the Equity One board of directors. At the October 28, 2002 meeting of the board, the Equity One directors unanimously adopted and approved the merger agreement and the merger in light of the various factors described above and other factors that each such member of the Equity One board felt was appropriate. In view of the wide variety of factors considered by the Equity One board in connection with its evaluation of the merger and the complexity of these matters, the Equity One board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Equity One board made its determination based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Equity One’s Financial Advisor

      Equity One engaged CIBC World Markets to act as its exclusive financial advisor in connection with the merger. In connection with this engagement, Equity One’s board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to Equity One of the merger consideration. On October 28, 2002, at a meeting of Equity One’s board of directors held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to Equity One.

      The full text of CIBC World Markets’ written opinion dated October 28, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex D. CIBC World Markets’ opinion is addressed to Equity One’s board of directors and relates only to the fairness, from a financial point of view, to Equity One of the merger consideration. The opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder with respect to any matters relating to the merger or any related transaction. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read the opinion carefully in its entirety.

      In arriving at its opinion, CIBC World Markets:

•	reviewed the merger agreement;

•	reviewed audited financial statements of Equity One and IRT for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001;

•	reviewed unaudited financial statements of Equity One and IRT for the six months ended June 30, 2002, and reviewed financial data of Equity One and IRT prepared by the managements of Equity One and IRT for the three months ended September 30, 2002;

•	reviewed financial forecasts relating to Equity One and IRT provided to or discussed with CIBC World Markets by the managements of Equity One and IRT, including adjustments to the financial forecasts relating to IRT discussed with CIBC World Markets by Equity One’s management and estimates as to potential synergies and strategic benefits anticipated by Equity One’s management to result from the merger;

•	reviewed historical market prices and trading volume for Equity One common stock and IRT common stock;

•	held discussions with the senior managements of Equity One and IRT with respect to the businesses and prospects of Equity One and IRT;

•	reviewed and analyzed publicly available financial data for companies CIBC World Markets deemed comparable to Equity One and IRT;

•	reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed the estimated net value of the assets of Equity One and IRT based on financial information provided to or discussed with CIBC World Markets by the managements of Equity One and IRT;

•	reviewed the potential pro forma impact of the merger on Equity One’s funds from operations and other financial data of Equity One;

•	reviewed public information concerning Equity One and IRT; and

•	performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate.

      In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Equity One, IRT and their respective employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to financial forecasts relating to Equity One and IRT, CIBC World Markets assumed, at the direction of the managements of Equity One and IRT without independent verification or investigation, that the financial forecasts, including adjustments to the financial forecasts relating to IRT discussed with CIBC World Markets by Equity One’s management and estimates as to potential synergies and strategic benefits anticipated by Equity One’s management to result from the merger, were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Equity One and IRT as to the future financial condition and operating results of Equity One and IRT, and that the financial forecasts will be achieved at the times and in the amounts projected. CIBC World Markets assumed, with Equity One’s consent, that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. CIBC World Markets also assumed, with Equity One’s consent, that each of Equity One and IRT was organized and has operated in conformity with the requirements for qualification as a real estate investment trust, commonly known as a REIT, for federal income tax purposes and that the merger and related transactions will not adversely affect the REIT status or operations of Equity One or IRT. CIBC World Markets further assumed, with Equity One’s consent, that the merger and related transactions will be consummated in accordance with their terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the merger and related transactions, no limitations, restrictions or conditions will be imposed that would have an adverse effect on Equity One, IRT or the contemplated benefits of the merger or related transactions.

      CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Equity One or IRT. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long-term viability of Equity One or IRT, or the price at which Equity One common stock will trade at any time. CIBC World Markets expressed no view as to, and its opinion does not address, Equity One’s underlying business decision to effect the merger and CIBC World Markets was not requested to consider the relative merits of the merger as compared to any alternative business strategies that might exist for Equity One or the effect of any other transaction in which Equity One might engage. CIBC World Markets’ opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Equity One imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion.

      This summary is not a complete description of CIBC World Markets’ opinion to Equity One’s board of directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

      In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Equity One and IRT. No company, transaction or business used in the analyses as a comparison is identical to Equity One, IRT or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in CIBC World Markets’ analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets’ analyses and estimates are inherently subject to substantial uncertainty.

      The type and amount of consideration payable in the merger was determined through negotiation between Equity One and IRT and the decision to enter into the merger was solely that of Equity One’s board of directors. CIBC World Markets’ opinion and financial analyses were only one of many factors considered by Equity One’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Equity One’s board of directors or management with respect to the merger or the merger consideration.

      The following is a summary of the material financial analyses underlying CIBC World Markets’ opinion dated October 28, 2002 to Equity One’s board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

Introduction

      For purposes of its opinion, CIBC World Markets analyzed the merger consideration under both a 50% stock election scenario and a 100% stock election scenario. The 50% stock election scenario assumed that the merger consideration consisted of 50% cash consideration and 50% stock consideration, while the 100% stock election scenario assumed that the merger consideration consisted entirely of stock consideration. Using a “Selected Companies Analysis” and “Net Asset Value Analysis” for Equity One, CIBC World Markets derived implied per share equity reference ranges for Equity One, which were used both for comparison against the per share closing price of Equity One on October 25, 2002 and, assuming a 50% stock election scenario, in calculating an implied per share merger consideration reference range. CIBC World Markets also performed a “Selected Companies Analysis,” “Precedent Transactions Analysis” and “Net Asset Value Analysis” for IRT assuming a 50% stock election scenario in order to derive implied per share equity reference ranges for IRT and compared these ranges to the implied per share merger consideration range derived from the Equity One analyses referenced above. Based on the implied equity reference ranges derived for Equity One and IRT, CIBC World Markets also performed an “Implied Exchange Ratio Analysis” assuming a 100% stock election scenario. In addition, CIBC World Markets performed a “Pro Forma Merger Analysis” assuming both a 50% stock election scenario and a 100% stock election scenario.

Implied Merger Consideration Analysis

      CIBC World Markets calculated an implied per share merger consideration range of approximately $11.79 to $12.78 assuming a 50% stock election scenario and using, for the stock portion of the merger consideration, the averages of the low and high values of the implied per share equity reference ranges derived for Equity One from the “Selected Companies Analysis” and “Net Asset Value Analysis” described below.

This implied per share merger consideration range was then compared against the implied equity reference ranges derived for IRT under the analyses described below under “IRT Analysis.” The implied per share equity reference ranges derived for Equity One from the “Selected Companies Analysis” and “Net Asset Value Analysis” described below, in addition to being used for purposes of calculating an implied merger consideration range, were compared against the per share closing price of Equity One on October 25, 2002.

      The “Selected Companies Analysis” and “Net Asset Value Analysis” for Equity One performed by CIBC World Markets are described below:

      Selected Companies Analysis. CIBC World Markets compared financial and stock market information for Equity One and the following 12 selected publicly held companies in the REIT industry, referred to as the selected REIT companies:

Kimco Realty Corporation	Heritage Property Investment Trust, Inc.
Regency Centers Corporation	Pan Pacific Retail Properties, Inc.
New Plan Excel Realty Trust, Inc.	Saul Centers, Inc.
Weingarten Realty Investors	Kramont Realty Trust
Developers Diversified Realty Corporation	Ramco-Gershenson Properties Trust
Federal Realty Investment Trust	Mid-Atlantic Realty Trust

      CIBC World Markets reviewed, among other things, equity values as a multiple of calendar years 2002 and 2003 estimated funds from operations, commonly known as FFO. All multiples were based on closing stock prices on October 25, 2002. Estimated financial data for the selected REIT companies were based on publicly available research analysts’ estimates. Estimated financial data for Equity One were based on internal estimates of Equity One’s management. CIBC World Markets then applied a range of selected multiples of calendar years 2002 and 2003 estimated FFO derived from the selected REIT companies to corresponding financial data of Equity One. This analysis indicated the following approximate implied per share equity reference range for Equity One, as compared to the per share closing price of Equity One common stock on October 25, 2002:

Implied Per Share Equity	Per Share Closing Price of Equity One
Reference Range for Equity One	Common Stock on October 25, 2002

$12.57 to $15.50	$13.70

      Net Asset Value Analysis. CIBC World Markets performed a net asset value analysis of Equity One’s assets, based on internal estimates of Equity One’s management, by calculating the gross estimated value of Equity One’s income producing properties, adding the value of Equity One’s other assets and subtracting Equity One’s outstanding debt and other liabilities. Specifically, the gross estimated value of Equity One’s income producing properties was estimated by capitalizing Equity One’s calendar year 2003 estimated net operating income, commonly known as NOI, on an individual property basis, including adjustments for reserves for recurring capital expenditures and leasing commissions, utilizing a blended capitalization rate ranging from 9.11% to 9.71%. The resulting gross estimated value of Equity One’s income producing properties was then added to the gross value of Equity One’s other assets, including developments in progress, land and other assets, less Equity One’s outstanding debt, an adjustment to reflect the impact of market-based mortgage rates on the value of Equity One’s encumbered properties and Equity One’s capital expenditures for developments in progress and other liabilities, to derive an equity net asset value. This analysis indicated the following approximate implied per share equity reference range for Equity One, as compared to the per share closing price of Equity One common stock on October 25, 2002:

Implied Per Share Equity	Per Share Closing Price of Equity One
Reference Range for Equity One	Common Stock on October 25, 2002

$12.82 to $14.28	$13.70

IRT Analysis

      Selected Companies Analysis. CIBC World Markets compared financial and stock market information for IRT and the selected REIT companies listed above under “Implied Merger Consideration Analysis — Selected Companies Analysis.” CIBC World Markets reviewed, among other things, equity values as a multiple of calendar years 2002 and 2003 estimated FFO. All multiples were based on closing stock prices on October 25, 2002. Estimated financial data for the selected REIT companies were based on publicly available research analysts’ estimates. Estimated financial data for IRT were based on internal estimates of IRT’s management, as adjusted by Equity One’s management. CIBC World Markets then applied a range of selected multiples of calendar years 2002 and 2003 estimated FFO derived from the selected REIT companies to corresponding financial data of IRT. This analysis indicated the following approximate implied per share equity reference range for IRT, as compared to the implied per share merger consideration range, assuming a 50% stock election scenario:

Implied Per Share Equity	Implied Per Share Merger
Reference Range for IRT	Consideration Range

$11.21 to $13.82	$11.79 to $12.78

      Precedent Transactions Analysis. CIBC World Markets reviewed the offer prices and implied transaction multiples in the following 11 selected transactions in the REIT industry, referred to as the selected REIT transactions:

Acquiror	Target

Developers Diversified Realty Corporation	JDN Realty Corporation
Prometheus Southeast Retail Trust/Kimco Realty Corporation	Konover Property Trust, Inc.
General Growth Properties, Inc.	JP Realty, Inc.
Equity One	United Investors Realty Trust
U.S. Retail Partners, LLC	First Washington Realty Trust, Inc.
Rodamco North America N.V.	Urban Shopping Centers, Inc.
Pan Pacific Retail Properties, Inc.	Western Properties Trust
Heritage Property Investment Trust	Bradley Real Estate, Inc.
Bradley Real Estate, Inc.	Mid-America Realty Investments, Inc.
New Plan Realty Trust	Excel Realty Trust, Inc.
Kimco Realty Corporation	The Price REIT, Inc.

      CIBC World Markets reviewed, among other things, purchase prices in the selected REIT transactions as a multiple of one-year forward and two-years forward estimated FFO. All multiples for the selected REIT transactions were based on publicly available information. CIBC World Markets then applied a range of selected multiples of one-year and two-years forward estimated FFO derived from the selected REIT transactions to corresponding financial data of IRT. This analysis indicated the following approximate implied per share equity reference range for IRT, as compared to the implied per share merger consideration range, assuming a 50% stock election scenario:

Implied Per Share Equity	Implied Per Share Merger
Reference Range for IRT	Consideration Range

$10.63 to $14.20	$11.79 to $12.78

      Net Asset Value Analysis. CIBC World Markets performed a net asset value analysis of IRT’s assets, based on internal estimates of IRT’s management as adjusted by Equity One’s management, by calculating the gross estimated value of IRT’s income producing properties, adding the value of IRT’s other assets and subtracting IRT’s outstanding debt and other liabilities. Specifically, the gross estimated value of IRT’s income producing properties was estimated by capitalizing IRT’s calendar year 2003 estimated NOI on an individual property basis, including adjustments for reserves for recurring capital expenditures and leasing commissions, utilizing a blended capitalization rate ranging from 9.52% to 10.12%. The resulting gross estimated value of IRT’s income producing properties was then added to the gross value of IRT’s other assets, including developments in progress, land and outparcels and other assets, less IRT’s outstanding debt, an adjustment to reflect the impact of market-based mortgage rates on the value of IRT’s encumbered properties and IRT’s capital expenditures for developments in progress and other liabilities, to derive an equity net asset value. This analysis indicated the following approximate implied per share equity reference range for IRT, as compared to the implied per share merger consideration range, assuming a 50% stock election scenario:

Implied Per Share Equity	Implied Per Share Merger
Reference Range for IRT	Consideration Range

$10.96 to $12.16	$11.79 to $12.78

Implied Exchange Ratio Analysis

      Using the implied per share equity reference ranges derived for Equity One from the “Selected Companies Analysis” and “Net Asset Value Analysis” described above under “Implied Merger Consideration Analysis” and the implied per share equity reference ranges derived for IRT from the “Selected Companies Analysis,” “Precedent Transactions Analysis” and “Net Asset Value Analysis” described above under “IRT Analysis,” CIBC World Markets calculated implied exchange ratio reference ranges for Equity One common stock and IRT common stock, assuming a 100% stock election scenario. This analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange
Ratio Reference Range

IRT Selected Companies Analysis/Equity One Selected Companies Analysis	0.7229 – 1.0990
IRT Precedent Transactions Analysis/Equity One Selected Companies Analysis	0.6860 – 1.1294
IRT Net Asset Value Analysis/Equity One Net Asset Value Analysis	0.7677 – 0.9479
Merger Exchange Ratio	0.9

      CIBC World Markets also compared the relative contributions of Equity One and IRT to the combined company’s calendar years 2002 and 2003 estimated FFO and, after adjustment for debt and available cash, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, assuming a 100% stock election scenario. Estimated financial data for Equity One were based on internal estimates of Equity One’s management. Estimated financial data for IRT were based on internal estimates of IRT’s management, as adjusted by Equity One’s management. CIBC World Markets then calculated an implied exchange ratio range based on the percentage contributions of Equity One and IRT to the combined company’s calendar years 2002 and 2003 estimated FFO and adjusted EBITDA. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

0.8844 to 1.0414	0.9

Pro Forma Merger Analysis

      CIBC World Markets analyzed the potential pro forma effect of the merger on Equity One’s estimated FFO and other financial data in calendar years 2003 and 2004 assuming both a 50% stock election scenario and a 100% stock election scenario, after taking into account the financing for the merger and potential synergies anticipated by Equity One’s management to result from the merger. Estimated financial data for Equity One were based on internal estimates of Equity One’s management. Estimated financial data for IRT were based on internal estimates of IRT’s management, as adjusted by Equity One’s management. This analysis indicated that the merger could be accretive to Equity One’s estimated FFO in calendar years 2003 and 2004 assuming a 50% stock election scenario, and dilutive to Equity One’s estimated FFO in calendar years 2003 and 2004 assuming a 100% stock election scenario. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

      In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of Equity One common stock and IRT common stock during the 52-week period ended October 25, 2002;

•	the relationship between movements in Equity One common stock, movements in the Morgan Stanley REIT index, movements in the common stock of the selected REIT companies and movements in the Standard & Poor’s 500 index during the 52-week period ended October 25, 2002;

•	the relationship between movements in IRT common stock, movements in the Morgan Stanley REIT index, movements in the common stock of the selected REIT companies and movements in the Standard & Poor’s 500 index during the 52-week period ended October 25, 2002; and

•	historical exchange ratios implied by the average daily closing prices of Equity One common stock and IRT common stock for the one month and six months prior to October 25, 2002, the low and high closing prices of Equity One common stock and IRT common stock during the period commencing on March 27, 2002 (the date of Equity One’s last equity offering) and ending on October 25, 2002, and the closing prices of Equity One common stock and IRT common stock on October 25, 2002.

Miscellaneous

      Equity One selected CIBC World Markets as its exclusive financial advisor in connection with the merger based on CIBC World Markets’ reputation and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets and its affiliates in the past have provided services to certain affiliates of Equity One unrelated to the merger, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Equity One and IRT for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

      Equity One has agreed to pay CIBC World Markets customary fees for its financial advisory services in connection with the merger. In addition, Equity One has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

IRT’s Reasons for the Merger

      The IRT board of directors has approved and adopted the merger agreement and the merger and recommended approval of the merger agreement and the merger by the shareholders of IRT. The IRT board of directors sought and received the advice of its management, financial advisors, accountants and legal counsel throughout its consideration of the merger agreement and the merger. The IRT board believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of IRT and its shareholders.

Positive Factors Considered by the IRT Board

      The IRT board of directors considered the following positive factors in its deliberations concerning the merger agreement and the merger:

•	Pricing. As of the date that the merger agreement was signed, the value of the merger consideration was calculated to be $12.21 per share, based on the $12.15 cash consideration and the weighted average trading price of Equity One common stock on the date the merger agreement was signed and assuming IRT shareholders elect to receive 50% of the merger consideration in Equity One common stock. This value represents a premium of approximately 5.2% over the closing price of IRT shares immediately prior to execution of the agreement.

•	Benefits of Stock and Cash Consideration. IRT’s shareholders who wish to retain an equity investment in a REIT focused on shopping centers may elect to receive Equity One common stock. IRT shareholders who elect to receive Equity One common stock will be able to convert their shares of IRT into shares of Equity One on a tax-free basis. The IRT board also believes that the option to receive stock consideration will make relatively more cash available to shareholders who prefer to receive cash consideration.

•	Equity One’s Higher Relative Dividend. Equity One has agreed to pay a quarterly dividend of at least $0.27 per share for the initial dividend period following the completion of the merger, subject to legally available funds. As adjusted for the 0.9 exchange ratio, this means that IRT shareholders who receive Equity One common stock in the merger will realize a 3.4% increase in their dividend.

•	Fairness Opinion of Raymond James. The IRT board considered the opinion, analyses and presentations of Raymond James & Associates, Inc. described below under “— Opinion of IRT’s Financial Advisor,” including the opinion of Raymond James to the effect that, as of October 28, 2002, based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the merger consideration was fair to IRT and its shareholders from a financial point of view. A copy of Raymond James’ written opinion to the IRT board, dated as of October 28, 2002, is attached as Annex E to this joint proxy statement/prospectus.

•	Strategic Alternatives. IRT’s management and Raymond James were of the opinion that a merger of IRT with a competitor was the most likely strategic alternative to result in maximum shareholder value to IRT shareholders. IRT’s ability to grow to a size that would be sufficient to appropriately diversify its tenant and geographic risk was unlikely according to management and Raymond James, and financing for such growth would be expensive. An orderly liquidation was also determined to be impractical and unlikely to derive maximum value for IRT shareholders.

•	Equity One’s Tenants. Equity One has greater tenant diversification than IRT, which could provide the combined company with greater cash flow stability and lessen the potentially negative impact of any past or future tenant bankruptcies, such as Kmart.

•	Equity One’s Properties. After the merger, Equity One will have greater geographic diversification than IRT. In addition, the IRT board also believes that operating synergies may be created because the combined company will have a substantial market presence in the high-growth state of Florida.

•	Opportunities for Future Growth of Equity One. The Equity One management team has a positive record in growing its property portfolio and in attracting attention that may be expected to lead to increased institutional ownership, research coverage, liquidity and float and other growth opportunities. Furthermore, the merger agreement requires Equity One to issue at least 22.3 million additional shares of Equity One common stock in connection with the merger and the concurrent private placement. As a result, after completion of the merger, Equity One’s debt-to-total market capitalization will be approximately 50%, which the IRT board believed would allow Equity One to more favorably access the capital markets to fund future growth.

•	Benefits of Greater Market Capitalization. The combined company’s total market capitalization, including long-term debt, is estimated to be approximately $1.6 billion, based on Equity One’s stock price on the date the merger agreement was signed, or almost two times the recent equity market capitalization of IRT. In this regard, the IRT board noted that a larger REIT generally has greater access to capital than a smaller REIT.

•	Ability to Accept a Superior Proposal. The merger agreement allows IRT a reasonable opportunity to respond to certain third party alternative acquisition proposals and, if a superior proposal is made, to terminate the merger agreement and accept the superior proposal up until the time of the meeting, subject to certain limitations including the payment of a $15 million break-up fee to Equity One. The board also believed that the percentage of the transaction value represented by the break-up fee would not unduly discourage superior third-party offers, and that the break-up fee is within the range of fees in comparable transactions.

•	Ability to Terminate the Merger Agreement if Equity One’s Stock Price Falls Below Certain Thresholds. The merger agreement also allows IRT, under certain circumstances, to terminate the merger agreement following the fourth business day prior to the special meeting if the weighted average trading price of Equity One’s stock for the preceding 30 trading days is less than $12.06 per share or if the weighted average trading price of Equity One’s stock for the preceding three trading days is less than $11.00 per share. In this event, IRT would not be required to pay any break-up fee unless it enters into a similar transaction within the 12 months following the termination.

•	One IRT Representative to be Elected to Equity One’s Board. One independent representative of IRT’s board is to be elected to Equity One’s board of directors to serve until the 2005 annual meeting of Equity One’s stockholders, which means that IRT’s shareholders’ interests will continue to be represented following the merger.

•	Due Diligence of Equity One. IRT’s management, its counsel and Raymond James made presentations to the IRT board concerning the results of their due diligence investigations of Equity One. The investigations by management included, among other things, tours of many of Equity One’s properties, reviews of Equity One’s environmental studies on its properties and meetings with Equity One’s management.

Negative Factors Considered by the IRT Board

      The IRT board also considered the following possible negative factors in its deliberations concerning the merger agreement and the merger:

•	Challenges of Executing the Merger. There are challenges inherent in the combination of two business enterprises the size of IRT and Equity One which could result in the possible diversion of management attention for an extended period of time.

•	Fixed Exchange Ratio. Because of the merger agreement’s cap on the aggregate number of IRT shares that may be exchanged for cash, at least 50% of IRT’s outstanding shares will be exchanged for shares of Equity One common stock. Because the exchange ratio is fixed, a decline in the value of Equity One’s common stock would reduce the value of the consideration to be received by IRT shareholders.

•	Significant Block of Votes. Chaim Katzman and his affiliates will own at least 36% and up to 48% of Equity One’s common stock after completion of the merger and the concurrent private placement. As a result, Mr. Katzman and his affiliates will be able to exercise significant control over the combined company. In addition, many of the shares of Equity One common stock beneficially owned by Mr. Katzman and his affiliates are pledged to various financial institutions to secure loans. The IRT board considered the uncertainty of Equity One’s future and the potential adverse effect on Equity One’s stock price if financial institutions foreclosed on substantial amounts of these shares.

•	Minority Public Float of Equity One’s Shares. Because so many of Equity One’s outstanding shares of common stock are held by Mr. Katzman and other affiliates of Equity One, the public float of

Equity One common stock represents less than half of Equity One’s common stock, both before and after the merger.

•	Uncertainty of Market Perception. The financial market’s perception of the transaction may have an uncertain effect on the trading price of shares of IRT and Equity One.

•	Effect of Break-Up Fee. Certain terms and conditions set forth in the merger agreement, required by Equity One as a prerequisite to entering into the merger agreement, prohibit IRT and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon the payment to Equity One of a $15 million break-up fee.

•	Restrictions on Business Operations Before the Merger. The merger agreement restricts IRT’s ability to operate its business before the merger in a manner that is inconsistent with past practice or outside of the ordinary course of business. The merger agreement also restricts IRT’s ability to buy and sell properties and to borrow money.

•	Rating Agency Implications. Unlike IRT, Equity One has not received an investment-grade credit rating on any of its currently outstanding indebtedness and may not be able to obtain an investment-grade credit rating in the future. Furthermore, based on conversations between management and the rating agencies, the rating agencies would likely view the transaction as having negative implications on IRT’s investment grade rating. Among other things, the IRT board evaluated the fact that Equity One’s portfolio is relatively highly encumbered (roughly 63% of net operating income) compared to IRT’s portfolio (approximately 33% of net operating income) which could result in a downgrade in the credit rating of IRT’s senior unsecured public debt after the effective time of the merger.

•	Risk that the Merger Will Not Be Completed. There are various conditions to Equity One’s obligations to complete the merger and there is the possibility that the merger will not be completed. In evaluating this risk, the IRT board considered the particular circumstances under which Equity One could terminate the merger agreement. The IRT board also considered the possible adverse effects on the market for IRT’s common stock and upon IRT’s ability to raise capital in both the public and private markets that might result if the merger were announced and not completed. Furthermore, under their voting agreements, the controlling stockholders of Equity One are not required to vote for the merger if any of the following circumstances exist on the fourth business day prior to the special meeting:

•	The weighted average trading price of Equity One’s common stock for the 30 preceding trading days is less than $12.06 per share;

•	The weighted average trading price of Equity One’s common stock for the three preceding trading days is less than $11.00 per share;

•	The weighted average trading price of IRT’s common stock for the 30 preceding trading days is less than $10.935 per share; or

•	The weighted average trading price of IRT’s common stock for the three preceding trading days is less than $9.935 per share.

•	Potential Failure to Achieve Benefits of the Merger. There is a risk that the anticipated benefits of the merger may not be realized.

      The above discussion is not intended to be exhaustive of all factors considered by the IRT board but does set forth material positive and negative factors considered by the IRT board of directors. On October 28, 2002, the IRT board unanimously approved the merger and the merger agreement and recommended approval of the merger and the merger agreement in light of the various factors described above and other factors that each such member of the IRT board of directors felt were appropriate. In view of the wide variety of factors considered by the IRT board in connection with its evaluation of the merger and the complexity of these matters, the IRT board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the IRT board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of IRT’s Financial Advisor

      Pursuant to an engagement letter dated March 8, 2001, IRT retained Raymond James & Associates, Inc. to act as its sole, external investment banking advisor in helping IRT evaluate strategic alternatives. On October 28, 2002, at a meeting of IRT’s board of directors, Raymond James delivered its written opinion to the IRT board of directors that, as of that date, the merger consideration contemplated pursuant to the merger agreement was fair, from a financial point of view, to the holders of IRT’s common stock.

      The full text of Raymond James’ written opinion, dated October 28, 2002, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. IRT shareholders are urged to read Raymond James’ opinion in its entirety. The summary of the Raymond James opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

      The Raymond James opinion was made to IRT’s board of directors for its consideration of the proposed merger and is not a recommendation to any IRT shareholder as to whether the merger is in that shareholder’s best interest or as to whether any shareholder should vote for or against the merger. Additionally, the Raymond James opinion does not express any opinion as to the likely trading range of Equity One stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Equity One at that time. Furthermore, the Raymond James opinion does not express any opinion as to any election any individual shareholder may make pursuant to the merger agreement.

      In connection with its review of the proposed merger and the preparation of its opinion, Raymond James has, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed certain publicly available information on IRT and Equity One that Raymond James deemed relevant to its inquiry;

•	reviewed other non-public financial and operating information, including financial forecasts, requested from and/or prepared and provided by IRT and Equity One;

•	discussed with members of the senior management of IRT and Equity One certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry;

•	compared the financial and operating performance as well as the prices and trading activity of both IRT and Equity One to publicly available information of other companies Raymond James deemed comparable for the purposes of its inquiry;

•	reviewed the financial terms, to the extent publicly available, of certain recent transactions Raymond James deemed comparable to the merger; and

•	performed other such analyses that Raymond James deemed appropriate.

      For the purposes of its opinion, Raymond James has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by IRT, Equity One or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of IRT. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James has relied upon each party to promptly advise it of any inaccuracies in information previously provided or if any information previously provided needed to be updated during the period of its review.

      The Raymond James opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of the date of its opinion. Any material change in such circumstances and conditions would require a reevaluation of this opinion, which Raymond James has not been requested to undertake. The Raymond James opinion did not address the relative merits of the merger or any other business strategy considered by IRT’s board of directors in contemplation of this merger.

      In rendering its opinion, Raymond James assumed that the merger will be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement and voting agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and voting agreements and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either IRT or Equity One is a party, as contemplated by the merger agreement and voting agreements, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on IRT or Equity One. In its review and analysis and in arriving at its opinion, Raymond James assumed that 50% of IRT’s shareholders would elect $12.15 per share in cash consideration with the remaining 50% electing stock consideration of 0.9 shares of Equity One common stock for each share of IRT common stock held. Based on these assumptions and using the volume weighted average stock price for Equity One on October 28, 2002, Raymond James assumed that the value of the aggregate consideration offered to IRT shareholders was $12.21 per share.

      The following is a summary of the financial analyses Raymond James presented to the IRT board of directors on October 28, 2002 in connection with the delivery of its opinion. No company or transaction used in the analyses described below is directly comparable to IRT, Equity One or the contemplated merger. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Historical Price Analysis

      Raymond James reviewed the historical trading price of IRT common stock based on the daily closing prices per share for the period beginning on October 28, 2001 and ending on October 28, 2002. Raymond James noted that on April 29, 2002, IRT issued 3.45 million shares at a price of $11.79 in a public offering that was co-lead managed by Raymond James. Raymond James observed, during this period of time, the following:

	Closing Price	Date

High	$12.74	June 28, 2002
Low	$10.35	November 8, 2001
Recent	$11.60	October 28, 2002

Net Asset Value Analysis

      Raymond James analyzed IRT’s net asset value per share using two methodologies. First, the net asset value was calculated based on an asset-by-asset estimated real estate valuation and an estimate of the current values for other assets, liabilities and debt balances as of September 30, 2002. The real estate valuation used 2003 property-specific funds from operations projections. Raymond James calculated the net asset value by applying capitalization rates ranging from 9.25% to 11.00%. Second, Raymond James performed a review of net asset value estimates by Wall Street research analysts for IRT. Raymond James’ analysis suggested the following relevant ranges for the per share net asset values.

Net Asset Value	Low	High

Real Estate Valuation	$11.17	$12.18
Wall Street Research Estimates	$10.94	$12.14

Comparable Publicly Traded Company Analysis

      Raymond James compared selected financial ratios for IRT with a group of companies which Raymond James considered to be reasonably comparable to IRT for purposes of its analysis. The comparable companies Raymond James analyzed in the preparation of its opinion included:

Comparable Publicly Traded Companies

Developers Diversified Realty Corp.	Pan Pacific Retail Properties, Inc.
Federal Realty Investment Trust	Ramco-Gershenson Properties Trust
Heritage Property Investment Trust, Inc.	Regency Centers Corp.
JDN Realty Corp.	Saul Centers, Inc.
KIMCO Realty Corp.	Weingarten Realty Investors
Mid-Atlantic Realty Trust

      Raymond James’ analysis included, among other things, a review of: (1) equity market value; (2) total enterprise value, or TEV, calculated by adding equity market value and total net debt, preferred units and preferred stock; (3) ratios of price per share to funds from operations, or FFO per share; and (4) ratios of TEV to earnings before interest expense, depreciation and amortization, or EBITDA. Raymond James calculated the ratio of price per share as of October 28, 2002 to FFO per share using projected 2002 and 2003 FFO per share estimates, as provided by First Call, a national data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors, as well as the ratio of TEV to EBITDA using projected 2002 and 2003 EBITDA, based on Wall Street research reports. The estimates published by First Call and by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’ request and may or may not prove to be accurate. Raymond James’ analysis suggested the following relevant ranges for the comparable companies:

Ratio	Low	Mean	High

Price/2002 FFO	8.5	10.0	11.7
Price/2003 FFO	8.0	9.5	10.9
TEV/2002 EBITDA(1)	10.0	11.5	12.9
TEV/2003 EBITDA(1)	8.8	10.5	11.9

(1)	For the purposes of analyzing this ratio, Raymond James determined that the implied TEV/EBITDA multiples for JDN were not comparable and were, accordingly, not considered as part of this analysis.

     Applying the foregoing multiples to IRT’s projected 2002 and 2003 FFO per share and EBITDA (based on projections provided to Raymond James by the management of IRT) resulted in the following range of implied price per share for IRT:

	Low	High

Price/2002 FFO	$10.97	$15.09
Price/2003 FFO	$10.56	$14.39
TEV/2002 EBITDA	$10.04	$15.40
TEV/2003 EBITDA	$8.34	$14.26

      None of the comparable companies is, of course, identical to IRT. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public valuation of the comparable companies, as well as that of IRT.

Premiums Paid Analysis

      Raymond James analyzed publicly available information relating to seven selected corporate transactions. The precedent transactions were chosen based on a review of target companies that had general business, operating and financial characteristics representative of companies in the industry in which IRT operates. The comparable precedent transactions Raymond James reviewed in the preparation of its opinion included:

Acquiror	Target

Developers Diversified Realty Corp.	JDN Realty Corp.
General Growth Properties, Inc.	JP Realty, Inc.
Equity One, Inc.	United Investors Realty Trust
U.S. Retail Partners, LLC	First Washington Realty Trust, Inc.
Pan Pacific Retail Properties, Inc.	Western Properties Trust
Heritage Property Investors, Inc.	Bradley Real Estate, Inc.
Bradley Real Estate, Inc.	Mid-America Realty Investment, Inc.

      For this group of comparable precedent transactions, Raymond James calculated:

•	the purchase price’s premium to the unaffected stock price of the target one day prior to announcement of the transaction;

•	the purchase price’s premium to the unaffected stock price of the target 20 days prior to announcement of the transaction; and

•	the purchase price’s premium to the net asset value of the target.

      The net asset value estimates were based on either estimates made by Wall Street research analysts at the time the precedent transaction was announced or on net asset value analyses completed by financial advisors in connection with fairness opinions that were delivered at the time the precedent transactions were announced. These estimates were not prepared in connection with the merger or at Raymond James’ request and may or may not prove to be or have proven to be accurate. Raymond James’ analysis suggested the following relevant ranges for the precedent transactions:

Premium to:	Low	Mean	High

Target stock price one day prior	(9.8)%	9.3%	25.3%
Target stock price 20 days prior	(12.2)%	13.3%	32.7%
Net Asset Value	(21.8)%	0.6%	16.3%

      Applying the foregoing premiums to IRT’s corresponding closing stock price resulted in the following range of implied price per share for IRT:

	Low	High

Target stock price one day prior	$10.46	$14.53
Target stock price 20 days prior	$10.32	$15.59
Net Asset Value(1)	$9.11	$13.55

(1)	For the purposes of analyzing this ratio, Raymond James used the mean consensus Wall Street research NAV estimate for IRT of $11.65.

Precedent Transaction Analysis

      Raymond James also analyzed the purchase price and transaction value multiples for the merger based upon an analysis of the comparable precedent transactions. Raymond James’ analysis of each of these included, among other things, a review of the purchase price and ratios of the purchase price per share to forward FFO per share. Raymond James calculated the ratio of the purchase price per share to FFO per share using projected FFO for the end of the year in which the applicable precedent transaction was announced. Raymond James’ analysis suggested the following relevant range for the precedent transactions:

Ratio	Low	Mean	High

Price/Forward FFO	8.6	9.1	10.2

      Applying the foregoing multiples to IRT’s projected 2002 FFO per share (based on projections provided to Raymond James by the management of IRT) resulted in the following range of implied price per share for IRT:

Ratio	Low	High

Price/Forward FFO	$11.09	$13.16

      None of the comparable precedent transactions considered by Raymond James was identical to the contemplated transaction between IRT and Equity One. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of IRT and the companies involved in the comparable precedent transactions analysis, as well as other facts that could affect their transaction values.

      The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analyses or summary description and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the opinion of Raymond James, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Raymond James’ opinion. Raymond James did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Raymond James considered the results of all such analyses and did not assign specific weights to particular analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Raymond James’ analysis of the fairness, from a financial point of view, to the holders of IRT’s common stock of the consideration to be paid by Equity One pursuant to the merger agreement. The summary in this joint proxy statement/prospectus of Raymond James’ opinion is qualified in its entirety by reference to the full text of Raymond James’ opinion. Raymond James does not, however, make any recommendation to holders of IRT common stock, or to any other person or entity, as to whether such shareholders should vote for or against the merger.

      Pursuant to a letter agreement dated March 8, 2001, IRT has agreed to pay Raymond James customary fees for its financial advisory services in connection with the merger, most of which are contingent upon the consummation of the merger. In addition, IRT has agreed to reimburse Raymond James for its reasonable out-of-pocket expenses (including reasonable legal fees) incurred by Raymond James in connection with the engagement. As a condition of the engagement, IRT has also agreed to indemnify Raymond James, its directors, officers, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Raymond James’ engagement.

      Raymond James & Associates, Inc., a subsidiary of Raymond James Financial, Inc., is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. IRT selected Raymond James as its financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions. Raymond James acted as co-lead managing underwriter in a public offering of IRT’s common stock in April 2002, and received a customary fee for its services in that offering. In the ordinary course of business, Raymond James or its affiliates may actively trade the debt and equity securities of IRT and Equity One for its or any such affiliate’s own account or for the account of customers and, accordingly, may hold a long or short position in such securities.

Interest of Certain Persons in the Merger; Conflicts of Interest

      In considering whether or not to approve the merger and the merger agreement, IRT shareholders should be aware that, as described below, some IRT executive officers, including Thomas H. McAuley, who is a director of IRT, have interests in, and will receive benefits from, the merger that differ from, or are in addition to, and, therefore, may conflict with, the interests of IRT shareholders generally.

      Forgiveness of Loans. Several officers of IRT have issued promissory notes payable to IRT in the aggregate outstanding amount of approximately $1 million. Pursuant to the terms of these notes, upon shareholder approval of the merger, a change of control will occur, and all outstanding amounts under these loans will be forgiven.

      Equity-Based Awards. An aggregate of 214,449 shares of unvested restricted stock previously granted to various executive officers of IRT pursuant to IRT’s compensation plans will vest immediately upon completion of the merger.

      Retention and Severance Agreements. IRT has existing employment agreements with several of its executive officers which become effective in the event of a change of control and will be triggered upon completion of the merger. These “change of control” employment agreements will provide these executives with certain benefits, including rights of severance if the executive’s employment is terminated following the merger, that they would not otherwise have in the absence of the merger.

      In addition, IRT has existing employment agreements with Thomas H. McAuley, the President and Chief Executive Officer of IRT, and James G. Levy, the Chief Financial Officer of IRT, pursuant to which, if either executive terminates his employment for “good reason,” the executive will receive severance payments in the amount of approximately $1.7 million in the case of Mr. McAuley and approximately $500,000 in the case of Mr. Levy. “Good reason” includes any termination by the executive for any reason during the period beginning 90 days after a change of control and ending on the last business day 13 months following the change of control. The merger will be a “change of control” for purposes of these agreements.

      If any payments are made to Mr. McAuley or Mr. Levy pursuant to the severance provisions of their respective employment agreements that would result in an excise tax under Section 4999 of the Internal Revenue Code, the executive officer will receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

      In addition, under the severance provisions of the employment agreements described above, the executive officer and his eligible dependents will continue to be eligible to participate in the medical, dental, disability and life insurance plans and arrangements applicable to him or her immediately before his termination of employment, on substantially the same terms and conditions in effect immediately before the termination. Coverage will continue for the applicable severance period.

      It is currently anticipated that Mr. McAuley will terminate his employment 90 days after completion of the merger and that he will therefore be entitled to receive all of his severance benefits.

Financing the Merger

      Equity One intends to finance the estimated $216 million of merger costs, including the approximately $208 million cash portion of the merger consideration to be paid in connection with the merger assuming 50% of IRT shareholders elect cash, by using a combination of available borrowing capacity under its various credit facilities, a new credit facility to be entered into before the closing of the merger and the proceeds from the issuance of up to 6,911,000 shares of Equity One common stock in connection with the concurrent private placement.

Regulatory and Third Party Approvals

      Neither Equity One nor IRT is aware of any material license, regulatory permit or other material third-party approval which is required in connection with the merger or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to completion of the merger.

Dissenters’ Rights

      Equity One is organized as a corporation under the laws of Maryland. Under the Maryland General Corporation Law, because the shares of common stock of Equity One are listed on the New York Stock Exchange, Equity One stockholders have no right to dissent and receive the appraised value of their shares of common stock in connection with the merger.

      IRT is organized as a corporation under the laws of Georgia. Under the Georgia Business Corporation Code, because the shares of common stock of IRT are listed on the New York Stock Exchange and IRT shareholders have the right to elect to receive shares of another listed company, IRT shareholders have no right to dissent and receive the appraised value of their shares of common stock in connection with the merger.

Accounting Treatment

      The merger will be accounted for as a “purchase,” as such term is used under accounting principles generally accepted in the United States of America. Accordingly, from and after the closing of the merger, IRT’s consolidated results of operations will be included in Equity One’s consolidated results of operations. For purposes of preparing Equity One’s consolidated financial statements, Equity One will establish a new accounting basis for IRT’s assets and liabilities based upon their estimated fair market values and Equity One’s purchase price, including the costs of the acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial data appearing elsewhere in this joint proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial data to comply with disclosure requirements of the SEC. Although the final purchase price allocation may differ, the pro forma condensed combined financial data reflects Equity One’s management’s best estimate based upon currently available information. For more information regarding the pro forma allocation of the purchase price, see “Unaudited Pro Forma Financial Data.”

Restriction on Resales by Affiliates

      The shares of Equity One common stock to be issued to IRT shareholders who elect to receive stock as the form of merger consideration in the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any person who may be deemed to be an “affiliate” of IRT within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Equity One within the meaning of Rule 144 under the Securities Act after the merger. Shares of Equity One common stock received by persons who are deemed to be IRT affiliates or who become Equity One affiliates may be resold by these persons only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of IRT generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with IRT and may include officers and directors of IRT.

      Persons who are not affiliates of IRT generally may sell their shares of Equity One common stock without restrictions and without delivering this joint proxy statement/prospectus.

The New York Stock Exchange Listing

      All shares of Equity One common stock to be issued in connection with the merger are required to be listed on the New York Stock Exchange, or the NYSE. The NYSE’s approval to list these shares of common stock is expected to be obtained prior to the completion of the merger, subject to official notice of issuance.

Material Federal Income Tax Consequences of the Merger

General

      The following discussion primarily summarizes the material U.S. federal income tax consequences of the merger to IRT shareholders. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to an IRT shareholder. For example, this discussion does not address the effect, if any, of the Foreign Investment in Real Property Tax Act on IRT shareholders that are not United States persons for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code, the legislative history of the Internal Revenue Code, Treasury regulations, including temporary and proposed regulations, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as expressed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions, all as in effect as of the date of this joint proxy statement/prospectus. Future legislation, regulations, administrative interpretations and court decisions could change current law or existing interpretations of current law. Any change could apply retroactively and could affect IRT shareholders adversely. This discussion applies only to an IRT shareholder who holds his or her IRT shares as capital assets within the meaning of section 1221 of the Internal Revenue Code. This discussion does not apply to:

•	an IRT shareholder who received his or her IRT shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	a shareholder who holds his or her IRT shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	a shareholder, including a financial institution, an insurance company, a tax-exempt organization, a broker or dealer in securities, a regulated investment company, a U.S. expatriate, a trader in securities that elects mark to market treatment or a shareholder subject to the alternative minimum tax;

•	a shareholder whose functional currency is not the U.S. dollar; or

•	a shareholder who, for U.S. federal income tax purposes, is a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust.

      This discussion also does not consider the effect of any state, local, foreign or other laws or any U.S. federal laws other than U.S. federal income tax law.

      The individual circumstances of each IRT shareholder may affect the tax consequences of the merger to that IRT shareholder. Accordingly, you should consult your own tax adviser to determine the tax effect of the merger to you, including the application and effect of U.S. federal, state, local, foreign or other tax laws. A shareholder that is not a United States person and who holds or has held, directly and constructively, more than five percent of the outstanding IRT common stock should consult his or her own tax adviser regarding the consequences of the merger to him under the Foreign Investment in Real Property Tax Act, including any tax filing requirements that may apply.

      In connection with the completion of the merger, Greenberg Traurig, P.A., counsel to Equity One, will deliver to Equity One, and Alston & Bird LLP, counsel to IRT, will deliver to IRT an opinion to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. The opinions of counsel are not binding on the Internal Revenue Service. No ruling has been or will be sought from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Accordingly, we cannot assure you that the Internal Revenue Service will not challenge the conclusions expressed in this discussion or that a court will not sustain any such challenge. Except as otherwise indicated, the following discussion of U.S. federal income tax consequences of the merger to IRT shareholders assumes that the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

Federal Income Tax Consequences to IRT and IRT Shareholders

      The U.S. federal income tax consequences of the merger to an IRT shareholder depend on the type of consideration received by the shareholder and on whether the shareholder is deemed to own IRT shares or Equity One shares constructively under section 318 of the Internal Revenue Code, which for certain purposes treats a person as owning stock that is owned, or, in some cases, treated as owned, by certain family members or related entities or that the person has an option or other right to acquire.

      Shareholders Who Receive Solely Equity One Shares. An IRT shareholder who exchanges IRT shares solely for Equity One shares pursuant to the merger will not recognize any gain or loss on that exchange, except to the extent the shareholder receives cash in lieu of a fractional share of Equity One, as discussed below. The aggregate adjusted tax basis of the Equity One shares received will be equal to the IRT shareholder’s aggregate adjusted tax basis in the IRT shares surrendered, reduced by the tax basis allocable to any fractional share of Equity One for which cash is received pursuant to the merger. The holding period of Equity One shares received pursuant to the merger will include the holding period of the IRT shares surrendered therefor.

      Shareholders Who Receive Cash and Equity One Shares. If an IRT shareholder receives consideration for his or her IRT shares surrendered in the merger consisting of part cash and part Equity One shares, and if the shareholder realizes a gain on that exchange, the shareholder will include in gross income an amount equal to the lesser of the amount of the gain realized and the amount of the cash received. The amount of gain realized will equal any excess of the sum of the fair market value of the Equity One shares, as of the date of the merger, and the amount of cash that the shareholder receives over the shareholder’s adjusted tax basis in the IRT shares surrendered in the exchange. On the other hand, if the shareholder realizes a loss on the exchange, that loss will not be currently allowed or recognized for U.S. federal income tax purposes. A shareholder will realize a loss if the shareholder’s adjusted tax basis in the IRT shares surrendered in the exchange exceeds the sum of the fair market value of the Equity One shares as of the date of the merger and the amount of cash that the shareholder receives pursuant to the merger. These rules assume that an IRT shareholder has the same tax basis in each IRT share owned. An IRT shareholder that bought IRT shares at different prices or otherwise owns IRT shares with different bases must make the calculations above separately for each IRT share surrendered in the merger. A loss realized on one IRT share may not be used to offset a gain realized on another IRT share.

      In the case of an IRT shareholder who recognizes gain on the exchange, the gain will be capital gain if the exchange sufficiently reduces the shareholder’s proportionate stock interest in Equity One, as discussed below. That capital gain will be long-term capital gain with respect to IRT shares that the shareholder held for more than one year as of the date of the merger. If the exchange does not sufficiently reduce the shareholder’s proportionate stock interest in Equity One, the gain will be taxable as a dividend to the extent of the shareholder’s share of IRT’s available earnings and profits, and the remainder, if any, of the recognized gain will be capital gain.

      The determination of whether the exchange sufficiently reduces an IRT shareholder’s proportionate stock interest will be made in accordance with the principles of section 302 of the Internal Revenue Code, taking into account the constructive ownership rules of section 318 of the Internal Revenue Code. Under those rules, an IRT shareholder is treated as if (1) all of the shareholder’s IRT shares first were exchanged in the merger for Equity One shares and (2) a portion of those Equity One shares then were redeemed for the cash actually received in the merger. The IRT shareholder’s resulting actual and constructive proportionate stock interest in Equity One then is compared to the IRT shareholder’s actual and constructive stock interest in

Equity One prior to the deemed redemption. Capital gain treatment will apply (a) if the shareholder’s stock interest in Equity One has been completely terminated, (b) if there has been a “substantially disproportionate” reduction in the shareholder’s stock interest in Equity One, that is, if the resulting percentage interest after hypothetical step (2) is less than 80 percent of the percentage interest prior to the deemed redemption or (c) if the exchange is not “essentially equivalent to a dividend.” Although the third determination is based on an IRT shareholder’s particular facts and circumstances, the Internal Revenue Service has indicated in a published ruling that a distribution is not “essentially equivalent to a dividend,” and therefore will result in capital gain treatment, in the case of a minority shareholder with a small stock interest in a publicly held corporation if the distribution results in any actual reduction in the shareholder’s stock interest and if the shareholder exercises no control with respect to corporate affairs.

      Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend generally will depend upon the facts and circumstances of each IRT shareholder, IRT shareholders are strongly urged to consult their own tax advisers regarding the tax treatment of any cash received in the merger, including the application of the constructive ownership rules of the Internal Revenue Code and the effect of any transactions in Equity One shares or IRT shares by the IRT shareholder.

      The adjusted tax basis in the Equity One shares received by an IRT shareholder who receives both Equity One shares and cash in the merger will be equal to that shareholder’s adjusted basis in the IRT shares surrendered, increased by the amount of any gain recognized pursuant to the merger and reduced by the amount of cash received in the merger. The holding period of the Equity One shares received will include the holding period of the IRT shares surrendered.

      Shareholders Who Receive Solely Cash. An IRT shareholder who exchanges his or her IRT shares solely for cash pursuant to the merger generally will recognize gain or loss, on a share-by-share basis, in an amount equal to the difference between the amount of cash received for an IRT share and the shareholder’s adjusted tax basis in the IRT share. That gain or loss will be capital gain or loss and will be long-term capital gain or loss with respect to IRT shares that the shareholder held for more than one year as of the date of the merger. Limitations apply to the deductibility of capital losses. An IRT shareholder who receives only cash in exchange for all of his or her IRT shares surrendered in the merger but who owns Equity One shares, actually or constructively, after the merger should consult his or her own tax adviser to determine the amount and character of any gain recognized in the merger.

      Cash Received in Lieu of a Fractional Share. An IRT shareholder who receives cash in lieu of a fractional Equity One share will be treated as having first received that fractional share pursuant to the merger and then as having received cash in exchange for that fractional share. Thus, the IRT shareholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional Equity One share and the portion of the basis in the IRT shares allocable to that fractional interest.

      Backup Withholding. A cash payment received in connection with the merger may be subject to “backup withholding” at a rate of 30%. Backup withholding will not apply to an IRT shareholder that is a corporation or otherwise exempt from the backup withholding rules and that, when required, demonstrates that fact. In addition, backup withholding will not apply to a non-corporate IRT shareholder who provides his or her or its taxpayer identification number, which, in the case of an individual, is his or her social security number, and all other required information. An IRT shareholder that is a United States person may avoid backup withholding by properly completing a substitute IRS Form W-9 (which is included with this joint proxy statement/prospectus) and submitting it to the paying agent for the merger when he or she submits his or her IRT share certificates. An IRT shareholder who is required to and does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax but will be refundable or creditable against the shareholder’s U.S. federal income tax liability provided the appropriate information is furnished to the Internal Revenue Service.

Federal Income Tax Consequences to Equity One and Equity One Shareholders

      Equity One and its shareholders will not realize any gain or loss as a result of the merger.

REIT Qualification of IRT and Equity One.

      As a condition to the merger, Alston & Bird LLP, counsel to IRT, will deliver an opinion to Equity One that, commencing with its taxable year ended December 31, 1997, IRT was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code. The opinion of Alston & Bird LLP will not be binding on the Internal Revenue Service or the courts. If IRT did not qualify as a REIT in any of its prior taxable years for which the statute of limitations has not expired, IRT would be liable for (and, as successor to IRT in the merger, Equity One would be obligated to pay) any federal income tax on its income earned in any such year that it did not qualify as a REIT. In addition, if IRT did not qualify as a REIT at the time of the merger, Equity One could fail to qualify as a REIT after the merger.

      As a condition to the merger, Greenberg Traurig, P.A., counsel to Equity One, will deliver an opinion to Equity One and IRT that, commencing with its taxable year ended December 31, 1997, Equity One was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that, after giving effect to the merger, Equity One’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. The opinion of Greenberg Traurig, P.A., however, will not be binding on the Internal Revenue Service or the courts.

      Equity One intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that Equity One will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity One’s ability to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. As noted above, if IRT did not qualify as a REIT at the time of the merger, Equity One could fail to qualify as a REIT after the merger. Greenberg Traurig, P.A. will not review Equity One’s compliance with these tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity One, Equity One cannot guarantee that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular year.

Shareholder Litigation

      Since October 31, 2002, three IRT shareholders filed three separate purported class action suits in the Superior Court of Cobb County, State of Georgia, against IRT, IRT’s board of directors and Equity One alleging claims of breach of fiduciary duty, unjust enrichment and irreparable harm. The complaints seek declaratory relief, an order enjoining consummation of the merger, and unspecified damages.

      Although IRT and Equity One believe that these suits are without merit and intend to defend themselves vigorously, there can be no assurance that the pending litigation will not interfere with the consummation of the merger. IRT and Equity One do not expect that these suits will interfere with the scheduling of their respective shareholder meetings or the consummation of the merger, if approved.

THE MERGER AGREEMENT

      The following is a summary of the merger agreement relating to the merger described in this joint proxy statement/prospectus. The description of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement.

The Merger

      The merger agreement provides that IRT will be merged into Equity One. At the effective time of the merger, IRT will cease to exist and Equity One will continue as the surviving corporation in accordance with the Maryland General Corporation Law. At that time, all the rights and property of IRT before the merger will become the rights and property of Equity One, and all of the debts and liabilities of IRT before the merger will become the debts and liabilities of Equity One.

Closing and Effective Time of the Merger

      The merger agreement provides that the closing of the merger will take place at 10:00 a.m., Eastern time, no later than the third business day after the last of all of the conditions to the merger have been satisfied or waived.

      The merger will become effective upon:

•	the filing and acceptance of the articles of merger with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Georgia; or

•	such other date and time as expressly provided in the articles of merger in accordance with applicable law.

Conversion of Shares

Merger Consideration

      At the effective time of the merger, each issued and outstanding share of IRT common stock (other than shares of common stock of IRT held in treasury by IRT or owned by a subsidiary of IRT or by Equity One or its subsidiaries) will be converted into the right to receive cash in the amount of $12.15, without interest, 0.9 shares of Equity One common stock, or a combination of cash and shares of Equity One common stock, at the election of the IRT shareholder. If the holders of more than 50% of the IRT shares elect to receive cash, then the cash portion of the aggregate consideration will be prorated as discussed below. In addition, if IRT pays a “final dividend” for REIT qualification purposes as more fully discussed below, then the per share cash consideration will be reduced by the amount of such final dividend for those IRT shareholders that elect to receive cash in the merger.

      As of the effective time of the merger, each share of IRT common stock will be automatically canceled and retired. Each IRT shareholder will cease to have any rights with respect to shares of IRT common stock, except the right to receive any dividend or distribution with respect to IRT common stock with a record date occurring prior to the effective time of the merger and the merger consideration payable pursuant to the merger agreement.

Proration

      In connection with the merger, IRT shareholders may not necessarily receive the form of merger consideration that they elect. In addition to any tax adjustment described below, the merger agreement limits the number of IRT shares that may be exchanged for cash in the merger to 50% of IRT’s total outstanding shares. Accordingly, although each IRT shareholder may elect to receive all of his or her merger consideration in cash, if cash elections are made for more than 50% of IRT’s total outstanding shares, then the number of shares that will be exchanged for cash will be proportionately reduced and the remainder will be exchanged for shares of Equity One common stock. If, however, cash elections are made for less than 50% of

IRT’s total outstanding shares, then all IRT shareholders will receive the form of merger consideration that they elect. There will be no proration of stock elections. Therefore, IRT shareholders that elect to receive only Equity One common stock will receive the specific amount of stock that they elect.

Fractional Shares

      No fractional shares of Equity One common stock will be issued in the merger. IRT shareholders will receive a cash payment in lieu of fractional shares in an amount equal to the fraction multiplied by the weighted average trading price per share of Equity One common stock on the New York Stock Exchange for all transactions occurring on the closing date of the merger.

Final Dividends

      If necessary to satisfy the REIT distribution requirements of section 857(a)(1) of the Internal Revenue Code for the taxable year of IRT ending at the effective time of the merger, IRT will declare a dividend on each share of IRT common stock, the record date for such dividend being the last business day prior to the effective time of the merger, in an amount equal to the minimum dividend sufficient to satisfy the requirements of the Internal Revenue Code. If IRT determines that it is necessary to declare such a final dividend, Equity One will be entitled to declare a dividend per share payable to holders of shares of Equity One common stock, the record date for such dividend being the last business day prior to the effective time of the merger, in an amount equal to the final IRT dividend paid per share of IRT common stock divided by 0.9. If IRT pays the final dividend as contemplated above, the amount of cash consideration that may be received per share of IRT common stock will be reduced by an amount equal to the per share amount of the final dividend paid by IRT.

Tax Adjustment

      The merger agreement contains a provision that is intended to prevent the merger from failing to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code by reason of the value of the Equity One common stock issued in exchange for IRT shares pursuant to the merger constituting too small a portion of the total consideration paid for the IRT shares pursuant to the merger. This provision could be triggered if the value of the Equity One common stock were to decline significantly between the date the merger agreement was approved by the boards of directors of IRT and Equity One and the closing date of the merger. The merger agreement provides that the total cash paid to IRT shareholders in connection with the merger, including cash paid as merger consideration, cash paid for fractional shares and cash paid as a final dividend, cannot exceed 60% of the sum of the total cash paid to IRT shareholders in connection with the merger and the fair market value of the Equity One common stock to be issued in exchange for IRT shares pursuant to the merger. For this purpose, the fair market value of that Equity One common stock is equal to the product of the total number of shares of Equity One common stock to be issued in exchange for IRT shares pursuant to the merger and the weighted average trading price per share of the Equity One common stock for all transactions occurring on the closing date of the merger. If the total amount of cash that otherwise would be paid to IRT shareholders in connection with the merger would exceed the foregoing limitation, the merger agreement requires that the number of IRT shares that may be exchanged for cash be proportionately reduced, with the remainder being exchanged for shares of Equity One common stock, until the total cash paid to IRT shareholders in connection with the merger is less than 60% of the sum of the total cash paid to IRT shareholders in connection with the merger and the fair market value of the Equity One common stock to be issued in exchange for IRT shares pursuant to the merger.

Election Procedure

Form of Election; Election Deadline

      Each holder of record of outstanding IRT common stock will receive a form of election from IRT and Equity One along with the proxy materials relating to the merger. The form of election and the certificates representing the shares of IRT common stock as to which the election is being made must be properly completed, signed and submitted to the exchange agent by 5:00 p.m., Eastern time, on Tuesday, February 11, 2003, the date immediately prior to the IRT shareholders’ meeting. All elections may be revoked in writing at any time prior to the date such forms of election are due.

No Election Shares

      Any holder of shares of IRT common stock that does not submit a form of election to the exchange agent prior to the election deadline will receive shares of Equity One common stock, cash or a combination of stock and cash, as determined by Equity One in its discretion.

Exchange Procedure

Exchange Fund

      Equity One must deposit with the exchange agent an amount of cash and shares of Equity One common stock required to convert the shares of IRT common stock into either cash or shares of Equity One common stock and to pay any dividends or distributions with a record date occurring after the effective time of the merger. Any portion of the exchange fund that remains unclaimed by the holders of IRT common stock for 12 months after the effective date of the merger will be returned by the exchange agent to Equity One. Thereafter, IRT shareholders must look only to Equity One for payment of their consideration on their IRT shares and they will have no greater rights against Equity One than general creditors of Equity One will have. Neither Equity One nor the exchange agent will be liable to any former holder of a certificate representing IRT common stock for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

Exchange of Certificates

      As soon as possible after the completion of the merger, Equity One or the exchange agent will send transmittal materials to each former IRT shareholder that did not otherwise make an election for merger consideration for use in exchanging such shareholder’s IRT stock certificates for the merger consideration. Cash, cash in lieu of fractional shares, shares of Equity One common stock and any applicable dividends and distributions will be delivered by the exchange agent to each IRT shareholder who delivers such shareholder’s certificates to the exchange agent. No interest will be paid on any cash consideration, cash in lieu of fractional shares or dividends or distributions that any holder is entitled to receive.

Distributions in Respect of Unclaimed Certificates

      No dividends or other distributions declared or made with respect to shares of Equity One common stock after the completion of the merger will be paid to the holder of any unsurrendered IRT stock certificates. Upon surrender of the IRT stock certificate, Equity One will pay to the holder, without interest, any dividends or distributions with respect to such shares of Equity One common stock that have become payable between the effective time of the merger and the time of such surrender.

Lost or Stolen Certificates

      If any IRT stock certificates are lost, stolen or destroyed, the person claiming such certificate to be lost, stolen or destroyed must provide an appropriate affidavit to the exchange agent in order to receive the merger consideration. Equity One or the exchange agent may require the owner of the lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against Equity One or the exchange agent with respect to any such certificates and to deliver to Equity One or the exchange agent any other documents or instruments necessary to evidence and effect the exchange.

Withholding Taxes

      Equity One and the exchange agent are entitled to deduct and withhold all withholding and stock transfer taxes from the shares of Equity One common stock, dividends, distributions or cash otherwise payable to a holder of IRT common stock. Any amounts withheld will be treated as having been paid to the holder of the shares of IRT common stock.

Treatment of IRT Options

      Immediately prior to the effective time of the merger, each outstanding IRT stock option, whether vested or unvested, will constitute an option to acquire the number of shares of Equity One common stock equal to the number of shares of IRT common stock subject to the option immediately prior to the effective time of the merger multiplied by the exchange ratio of 0.9 shares (rounded up to the nearest whole share), at an exercise price per share (increased to the nearest whole cent) equal to the exercise price per share for IRT common stock pursuant to such option immediately prior to the effective time divided by 0.9. Unless provided by the underlying option, no options will automatically vest solely as a result of the merger.

Representations and Warranties

      Equity One and IRT have made representations and warranties in the merger agreement, many of which are qualified as to materiality or subject to matters disclosed by the parties, and none of which survive the completion of the merger, relating to, among other things:

•	the organization and qualification of themselves and their subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	their subsidiaries and their interests and investments in other companies;

•	their capital structures;

•	consents and regulatory approvals necessary to complete the merger;

•	that the transactions will not result in a violation of Equity One’s or IRT’s organizational documents or the organizational documents of any of their subsidiaries, of any contracts to which Equity One or IRT is a party, or of any law, rule or regulation;

•	documents and financial statements filed with the SEC and the accuracy of information contained in those documents;

•	compliance with laws, required licenses and permits;

•	the absence of undisclosed liabilities;

•	the absence of adverse changes or events;

•	litigation;

•	tax and accounting matters, including qualification as a REIT;

•	employee benefit plans;

•	properties;

•	contracts;

•	the opinions received from financial advisors regarding the merger consideration;

•	brokers’ and finders’ fees;

•	the votes of shareholders required to approve the merger;

•	affiliate transactions;

•	insurance; and

•	the absence of material adverse effects.

      In addition, the merger agreement also contains representations and warranties made solely by IRT relating to:

•	environmental matters; and

•	amendment of IRT’s shareholder rights agreement.

Covenants

      During the period from the date of the merger agreement until the earlier of the completion of the merger and the termination of the merger agreement, Equity One and IRT each agree as to itself and its subsidiaries to abide by the following covenants, all of which may be waived by the other party:

Ordinary Course of Business

      The parties will:

•	carry on their business in the ordinary course;

•	use commercially reasonable efforts to preserve intact the present business organizations and assets;

•	keep available the services of the present officers and employees; and

•	preserve satisfactory relationships with customers, suppliers and others having business dealings with Equity One and IRT.

Dividends; Changes in Stock

      The parties agreed that:

•	neither would declare or pay any dividends on or make any other distributions in respect of its capital stock except:

•	IRT may continue to pay regular quarterly dividends in an amount not to exceed $0.235 per IRT common share;

•	Equity One may continue to pay regular quarterly dividends;

•	IRT may pay the final dividend described above that IRT may be required to pay to preserve its REIT status pursuant to section 857(a)(1) of the Internal Revenue Code and Equity One may pay any corresponding dividend as described above;

•	neither would split, combine or reclassify or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for any shares of its capital stock; and

•	neither would redeem, repurchase or otherwise acquire for value any shares of its capital stock, other than in limited circumstances.

Issuance of Securities

      None of the parties may issue, deliver or sell any shares of any class or series of its capital stock, any voting debt securities or any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or voting debt securities, other than:

      In the case of Equity One:

•	shares of Equity One common stock or securities convertible into, or exchangeable or exercisable for, Equity One common stock issued pursuant to an Equity One stock option plan or dividend reinvestment plan in effect at the time of the merger agreement;

•	shares of Equity One common stock issued upon the conversion or redemption of Equity One limited partnership units outstanding as of the date of the merger agreement;

•	additional Equity One limited partnership units or similar securities, provided that such securities are convertible or redeemable for Equity One common stock at a price not less than $13.30 per share;

•	shares of Equity One common stock issued in connection with any acquisition expressly permitted by the merger agreement at a price per share of not less than $13.30;

•	shares of Equity One common stock issued in connection with the concurrent private placement at a price not less than $13.30 per share;

•	shares of Equity One common stock issued to non-affiliates of Equity One at a price not less than $13.30 per share; and

•	shares of Equity One common stock issued to affiliates of Equity One at a price per share equal to the greater of the then-current fair market value of the shares of Equity One common stock and $13.30.

      In the case of IRT:

•	up to 200,000 shares of IRT common stock or securities convertible into, or exchangeable for, 200,000 shares of IRT common stock, pursuant to IRT option plans in place at the time of the merger agreement;

•	shares of IRT common stock issued upon exercise of IRT stock options; and

•	shares of IRT common stock issued upon conversion or redemption of the limited partnership units of IRT Partners L.P., a subsidiary of IRT, outstanding on the date of the merger agreement.

Incurrence of Debt

      None of the parties may incur, assume or guarantee any additional debt, nor permit any liens on any of their respective assets, other than:

•	in the case of Equity One, in connection with the financing of the aggregate cash consideration for the merger; and

•	in the case of both Equity One and IRT, ordinary course borrowings under existing lines of credit or as otherwise provided in the merger agreement.

      However, Equity One and IRT may utilize their respective bank lines of credit, incur other debt and enter into interest rate protection agreements in connection with any asset acquisition or disposition currently pending and disclosed pursuant to the merger agreement or otherwise permitted by the merger agreement, provided that the liens created thereby are secured solely by the assets so acquired.

Governing Documents

      None of the parties may change their respective articles of incorporation, bylaws or any analogous organizational or constituent instruments, except as necessary to facilitate the merger or as otherwise provided in the merger agreement.

No Solicitation

      Prior to the effective time of the merger, none of the parties may invite, initiate, solicit or encourage any inquiries, proposals, discussions or negotiations or the making or implementation of any announcement, proposal or offer with respect to any of the following types of “acquisition proposals”:

•	any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar business transaction;

•	any sale, acquisition, tender offer, exchange offer, share exchange or other transaction that would result in the issuance, sale, exchange or transfer of 15% or more of the voting securities of the company; or

•	any sale, lease, mortgage, pledge, transfer or other disposition of assets that would result in a transfer of more than 20% of the assets of the company.

      None of the parties nor their representatives may engage in any discussions or negotiations with or provide any confidential information to, any person relating to any such acquisition proposal, enter into any letter of intent or agreement relating to an acquisition proposal, or propose publicly to do any of the foregoing, except as expressly permitted in the merger agreement. If either Equity One or IRT receives an acquisition proposal, any request for confidential information, or any oral or written expression that discussions or negotiations are sought, that party will notify the other, including the identity of the party seeking such information or negotiations and the details of any proposal received or proposed.

      Both Equity One and IRT may provide information to or enter into discussions with any person making a bona fide written acquisition proposal that was not invited, solicited or encouraged if:

•	a majority of the board of such party determines in good faith, after consultation with legal counsel, that a failure to furnish information or engage in discussions would result in a breach of the fiduciary duties owed by the board;

•	such party complies with all of its obligations under the merger agreement;

•	such party provides appropriate notice to the other party prior to providing information or entering into discussions; and

•	such party enters into a customary confidentiality agreement with the person to whom the information is being provided or with whom the discussions are being held.

Standstill

      Prior to the completion of the merger, Equity One may not seek, offer or propose to effect or participate in any acquisition of more than 4.99% of the outstanding voting securities of IRT or any of its subsidiaries.

Limitations on Acquisitions and Dispositions

      IRT. Other than pending asset sales, acquisitions or financings disclosed pursuant to the merger agreement, IRT may not purchase or acquire or sell, lease, encumber or otherwise dispose of any assets or properties, or otherwise make any proposal, enter into any negotiations or discussions, solicit or purchase any shares of capital stock or other equity and/or debt interests of any other person, where the aggregate consideration is in excess of $25 million.

      Equity One. Other than pending asset sales, acquisitions or financings disclosed pursuant to the merger agreement, Equity One may not purchase or acquire or sell, lease, encumber or otherwise dispose of any assets or properties, or otherwise make any proposal, enter into any negotiations or discussions, solicit or purchase any shares of capital stock or other equity and/or debt interests of any other person, where the aggregate consideration is in excess of $100 million. In the case of purchases and acquisitions of assets or properties by Equity One, any aggregate consideration paid in excess of $50 million may not exceed an amount equal to 200% of the aggregate net proceeds from the sales of equity securities by Equity One subsequent to the signing of the merger agreement as permitted by the merger agreement, excluding the net proceeds from the private placement.

Additional Agreements

IRT Board Withdrawal Rights

      In order to comply with its fiduciary duties, the IRT board may withdraw or modify its recommendation of the merger and recommend an alternative acquisition proposal so long as:

•	IRT has complied with the non-solicitation provisions of the merger agreement;

•	IRT has provided Equity One with at least three business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger agreement or the merger;

•	in the case of a superior acquisition proposal made by a third party, Equity One has failed to provide a counter offer within three business days that is as favorable, both financially and generally, as the alternative acquisition proposal considered by the IRT Board; and

•	IRT has consequently terminated the merger agreement and paid the applicable break-up fees or expenses as discussed below.

      In addition, on the fourth business day prior to the special meeting, the IRT board of directors may withdraw, qualify or modify its recommendation if:

•	the weighted average trading price per share of Equity One for the 30 previous trading days is less than $12.06; or

•	the weighted average trading price per share of Equity One for the three previous trading days is less than $11.00.

      In the event IRT’s board withdraws, qualifies or modifies its recommendation on the fourth business day prior to the special meeting because the weighted average trading price per share of Equity One has dropped below the thresholds described above, Equity One may cause IRT to proceed with the IRT shareholders’ meeting or adjourn or postpone the IRT shareholders’ meeting for up to 30 days in order to permit Equity One to prepare, file and distribute any amendments to this joint proxy statement/prospectus that may be required to reflect the withdrawal of the IRT board of directors’ recommendation. In this event, IRT would not be permitted to terminate the merger agreement solely because its board has withdrawn, qualified or modified its recommendation.

Consents and Approvals

      Equity One and IRT will take all reasonable actions necessary to comply with any legal requirements imposed in connection with the merger. Equity One and its subsidiaries and IRT and its subsidiaries will take all reasonable actions necessary to obtain all consents, authorizations and approvals required in connection with the merger agreement or the merger.

Employee Benefits

      After the effective time of the merger, all employees of IRT who are employed by Equity One will be entitled to participate in the same manner as other similarly situated employees of Equity One in any employee benefit plan.

Expenses

      Except for any applicable break-up fees or expenses owed if the merger agreement is terminated, Equity One and IRT will generally pay their respective fees and expenses associated with the merger and the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

      After the effective time of the merger, Equity One will indemnify the officers, directors, employees and agents of IRT and its subsidiaries against claims and liabilities arising because that person was an officer, director, employee or agent of IRT to fullest extent that IRT would have been permitted to indemnify such person under the Georgia Business Corporations Code, its articles of incorporation and bylaws. For a period of six years following the merger, Equity One will maintain in effect a directors’ and officers’ liability insurance policy with Royal Sun Alliance containing terms and conditions at least as favorable as those contained in IRT’s directors’ and officers’ liability insurance policy at the time the merger agreement was executed.

Stock Exchange Listing

      Prior to completion of the merger, Equity One will use its commercially reasonable efforts to list the shares of Equity One common stock to be issued in the merger on the New York Stock Exchange.

Coordination of Dividends and Distributions

      Equity One and IRT will coordinate the declaration and payment of regular quarterly dividends for Equity One common stock and IRT common stock and the record and payment dates of each such that each dividend or distribution will be made on the same date. Other than the final dividend that may be paid by IRT immediately prior to completion of the merger in order to maintain IRT’s tax status and regularly scheduled dividends, neither party will pay any additional dividend to its stockholders or shareholders prior to the merger.

      Regular quarterly dividends for IRT common stock paid prior to the completion of the merger will not exceed $0.235 per share, as adjusted for the partial or greater periods of time since the prior record date. This limitation on IRT quarterly dividends does not apply to any final IRT dividend required by section 857(a)(1) of the Internal Revenue Code for the taxable year of IRT ending at the effective time of the merger.

      Before the effective time of the merger, Equity One will establish a dividend policy that provides that the annual cash dividend per share of Equity One common stock following the effective time of the merger will be at least $1.08 payable quarterly, subject to available funds and limitations imposed by law. Equity One will declare a cash dividend of no less than $0.27 per share of Equity One common stock on the first regular dividend record date following the effective time of the merger.

Assumption of Employment Agreements

      Equity One will assume the obligations of IRT under employment agreements between IRT and certain of its key employees.

Tax Matters; Tax Treatment of Reorganization

      Equity One and IRT will cooperate in the preparation, execution and filing of all tax returns or other documents regarding any conveyance taxes payable in connection with the merger. Equity One and IRT will use their commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

Election of New Director

      Equity One will increase the size of its board of directors by one director, and elect a new independent director, selected by IRT and approved by Equity One, to fill the position and to serve as a Class A director until 2005, which is the next annual meeting at which Class A directors are being elected generally.

Affiliate Agreements

      Prior to the effective time of the merger, IRT will provide Equity One with a list of affiliates of IRT (as such term is defined by Rule 145 under the Securities Act of 1933). IRT will use its commercially reasonable efforts to deliver or cause to be delivered to Equity One on or before the effective time of the merger, an affiliate agreement from each of its affiliates in the form attached to the merger agreement, that such affiliate will not sell, pledge, transfer or otherwise dispose of any Equity One common stock issued to such affiliate pursuant to the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 of the Securities Act or as otherwise permitted by securities law. See “The Merger — Restriction on Resales by Affiliates.”

Conditions to Each Party’s Obligations to Complete the Merger

      The respective obligations of Equity One and IRT to complete the merger are subject to the satisfaction or waiver of several conditions at or prior to the closing date, including:

•	the merger agreement and merger must have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Equity One common stock and IRT common stock;

•	all authorizations, consents or approvals of any governmental entity, which if not obtained would have a material adverse effect on either Equity One or IRT, must have been duly and timely filed and obtained;

•	the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part must have become effective and must not be the subject of any stop order or similar proceedings, and all state securities law or “blue sky” permits or approvals must have been obtained;

•	no temporary restraining order, preliminary or permanent injunction or other similar order must have been issued by any court or governmental entity that remains in effect and prohibits or impairs the completion of the merger; and

•	the New York Stock Exchange must have approved the listing of the shares of Equity One common stock to be issued in connection with the merger

      Except as may be waived in writing by IRT, IRT’s obligation to complete the merger is also subject to the satisfaction of the following conditions:

•	the representations and warranties of Equity One in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•	Equity One must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	IRT must have received a certificate executed on behalf of Equity One by Equity One’s chief executive officer and chief financial officer as to the truth of Equity One’s representations and warranties and the performance of Equity One’s obligations;

•	Equity One must have obtained all material consents or approvals required in connection with the merger;

•	IRT must have received a certificate of the chief executive officer of Equity One certifying that no event has occurred since the date of the merger agreement that would have a material adverse effect on Equity One;

•	IRT must have received an opinion of Greenberg Traurig, P.A., that, commencing with its taxable year ended December 31, 1997, Equity One has been organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that, after giving effect to the merger, Equity One’s proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Internal Revenue Code;

•	IRT must have received an opinion of Alston & Bird LLP, to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

•	IRT must have received a certificate from the exchange agent certifying that the exchange agent has received the appropriate instructions and authorizations from Equity One to issue a sufficient number of shares of Equity One common stock in exchange for outstanding shares of IRT common stock and that Equity One has deposited sufficient funds with the exchange agent to satisfy the total cash payments due from Equity One in connection with the merger;

•	the voting agreement, dated October 28, 2002, between IRT and certain stockholders of Equity One, must continue to be in full force and effect; and

•	IRT must have received evidence to its reasonable satisfaction that not fewer than an aggregate of 22.3 million shares of Equity One common stock will be issued in connection with the merger and the private placement, and that the private placement will have been completed at or before the effective time of the merger, to the extent necessary to accomplish the aggregate issuance of the 22.3 million shares.

      Except as may be waived in writing by Equity One, Equity One’s obligation to complete the merger is also subject to the satisfaction of the following conditions:

•	the representations and warranties of IRT in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•	IRT must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	Equity One must have received a certificate executed on behalf of by IRT’s chief executive officer and financial officer as to the truth of IRT’s representations and warranties and the performance of IRT’s obligations;

•	IRT must have obtained all material consents or approvals required in connection with the merger;

•	Equity One must have received a certificate of the chief executive officer of IRT certifying that no event has occurred since the date of the merger agreement that would have a material adverse effect on IRT;

•	Equity One must have received an opinion of Alston & Bird LLP, to the effect that, commencing with its taxable year ended December 31,1997, IRT has been organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code;

•	Equity One must have received an opinion of Greenberg Traurig, P.A., to the effect that, after giving effect to the merger, Equity One’s proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Internal Revenue Code;

•	Equity One must have received an opinion of Greenberg Traurig, P.A., to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the voting agreement, dated as of October 28, 2002, between Equity One and certain shareholders of IRT, must continue to be in full force and effect;

•	IRT must have obtained consents from John-Mary Enterprises, Ltd., S.T. Henderson, and Column Financial, Inc., approving the merger agreement, the merger and the transfers of certain properties and other interests by IRT; and

•	IRT must provide evidence to Equity One of the proper termination of management agreements between IRT and Auburn Center Associates, Ltd., and Stanford Station Partners, LP.

Termination; Break-Up Fee and Expenses

Termination

      Prior to the completion of the merger, whether before or after approval of the merger by the holders of Equity One common stock and IRT common stock, the merger agreement may be terminated:

•	by either party if there has been a breach of a representation, warranty, covenant or agreement set forth in the merger agreement or in either voting agreement by the other party which has not been or cannot be permanently cured within 30 days following receipt of notice of such breach;

•	by either party if a permanent injunction or other order of a court or any rule, decree, statute, law, executive order or regulation has been enacted, preventing consummation of the merger, so long as the failure of the terminating party to comply with the merger agreement did not cause, or materially contribute to, such action;

•	by either party if the merger has not been completed prior to 5:00 p.m., Eastern Time, on March 31, 2003, so long as the terminating party’s failure to comply with any provision of the merger agreement has not caused or contributed to the merger not being completed by such date;

•	by either party if the stockholder approval of the merger and the merger agreement is not obtained from the Equity One stockholders, or the shareholder approval of the merger and the merger agreement is not obtained from IRT shareholders unless the party that failed to receive the required votes is in material breach of the merger agreement;

•	by IRT if:

(a) the IRT board withdraws, modifies, amends or qualifies in any manner adverse to Equity One its approval or recommendation of the merger or the merger agreement in connection with any acquisition proposal or approves or recommends any acquisition proposal;

(b) on the fourth business day before the special meeting, the IRT board withdraws, modifies, amends or qualifies its approval or recommendation of the merger or the merger agreement because the weighted average trading price per share of Equity One for the 30 preceding trading days is less than $12.06, or the weighted average trading price per share of Equity One for the three preceding trading days is less than $11.00, and Equity One fails to advise IRT within 48 hours of such withdrawal, amendment, modification or qualification that it elects to require IRT to proceed with or otherwise adjourn its shareholders’ meeting; or

(c) IRT decides to enter into a binding written agreement with respect to an acquisition proposal; or

•	by Equity One if:

(a) the IRT board fails to recommend, withdraws, modifies or qualifies its recommendation, or publicly proposes not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity One, its approval or recommendation of the merger and the merger agreement to IRT’s shareholders in connection with an acquisition proposal, approves or recommends an acquisition proposal, or resolves to do any of the foregoing; or

(b) after an announcement or receipt by IRT of an acquisition proposal, IRT fails to call the IRT shareholders’ meeting in accordance with the merger agreement or to prepare and mail to its shareholders the joint proxy statement in accordance with the merger agreement.

Break-Up Fee and Expenses

      If the merger agreement is terminated pursuant to a breach of a representation, warranty, covenant or agreement, the breaching party must pay to the other party (provided that the non-terminating party was not entitled to terminate the merger agreement pursuant to a similar breach at the time of termination) up to $1.5 million of out-of-pocket expenses incurred by the non-breaching party.

      In addition, IRT must pay to Equity One a break-up fee in the amount of $15 million for any of the following reasons:

•	if IRT terminates the merger agreement because the IRT board has withdrawn, modified, amended or qualified in any manner adverse to Equity One its approval or recommendation of the merger or the merger agreement in connection with any acquisition proposal or the IRT board approves or recommends an acquisition proposal (except if the IRT board has taken such action on the fourth business day before the special meeting because Equity One’s stock price has fallen below specified thresholds);

•	if IRT terminates the merger agreement in order to enter into a binding written agreement with respect to an acquisition proposal; or

•	if Equity One terminates the merger agreement because the IRT board has withdrawn, modified, amended or qualified in any manner adverse to Equity One its approval or recommendation (except if the IRT board has taken such action on the fourth business day before the special meeting because Equity One’s stock price has fallen below specified thresholds) or, after an announcement or receipt by IRT of an acquisition proposal, IRT has failed to call the IRT shareholders’ meeting.

      In addition, if an alternative acquisition proposal shall have been received by IRT prior to the termination of the merger agreement and IRT subsequently completes that alternative acquisition proposal or another acquisition proposal within 12 months after such termination, then IRT must pay to Equity One a break-up fee of $15 million if:

•	IRT had terminated the merger agreement because a permanent injunction or other order of a court or any rule, decree, statute, law, executive order or regulation had been enacted, preventing consummation of the merger;

•	IRT had terminated the merger agreement because the merger was not completed prior to 5:00 p.m., Eastern Time, on March 31, 2003 and the reason the merger had not been completed primarily resulted from action or inaction of IRT or any of its subsidiaries;

•	either IRT or Equity One had terminated the merger agreement because the shareholders of IRT did not approve the merger and the merger agreement; or

•	either IRT or Equity One had terminated the merger agreement because the IRT board withdrew, modified, amended or qualified its recommendation of the merger on the fourth business day before the special meeting because the weighted average trading price per share of Equity One for the 30 preceding trading days is less than $12.06 or the weighted average trading price per share of Equity One for the three preceding trading days is less than $11.00.

      If an alternative acquisition proposal shall not have been received by IRT prior to the termination of the merger agreement or IRT does not subsequently complete that alternative acquisition proposal or another acquisition proposal within 12 months after such termination, then IRT is not required to pay Equity One a break-up fee if the merger agreement has been terminated for any of the reasons in the four preceding bullet points. Furthermore, IRT is not required to pay Equity One a break-up fee if the merger agreement is terminated for any other circumstance not specifically mentioned above.

Amendment and Waiver

      Equity One and IRT may amend the merger agreement by action taken or authorized by their respective boards, at any time before or after the approval of the merger or the merger agreement, but, after approval of the merger agreement by the Equity One stockholders and IRT shareholders, no amendment may be made that by law requires further approval by the stockholders of Equity One or shareholders of IRT without such further approval.

      At any time prior to the completion of the merger, Equity One and IRT may, by action taken or authorized by their respective boards and to the extent legally permissible:

•	extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with the merger agreement; and

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

      Extensions or waivers must be in writing and signed by the party granting the extension or waiver.

COMPARISON OF STOCKHOLDER AND SHAREHOLDER RIGHTS

      The following is a summary of the material differences between the rights of Equity One stockholders and the rights of IRT shareholders. As a Maryland corporation, Equity One is subject to the Maryland General Corporation Law, or the MGCL. As a Georgia corporation, IRT is subject to the Georgia Business Corporation Code, or the GBCC.

      The following discussion is not intended to be complete and is qualified by reference to the charter and bylaws of Equity One and the articles of incorporation and bylaws of IRT and the applicable state law. The charter and bylaws of Equity One and IRT are incorporated by reference in this joint proxy statement/prospectus, and will be sent to the stockholders of Equity One and the shareholders of IRT upon request. See “Where You Can Find More Information” beginning on page 121.

Authorized Shares

      Equity One. Equity One is authorized to issue 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

      Pursuant to the Equity One charter, the board of directors may, without stockholder approval, amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Equity One is authorized to issue. In addition, the Equity One charter authorizes the board of directors to reclassify authorized but unissued common stock and preferred stock.

      As of December 23, 2002 there were 34,573,146 shares of Equity One common stock issued and outstanding and no shares of Equity One preferred stock issued and outstanding.

      IRT. IRT is authorized to issue 150,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share.

      Unlike Equity One, the IRT board of directors may not amend the articles of incorporation without shareholder approval to increase or decrease the number of shares that IRT is authorized to issue. Pursuant to the GBCC, the IRT shareholders must approve by a majority of the votes entitled to be cast, any amendment of the articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that IRT is authorized to issue.

      As of December 23, 2002, there were 34,229,136 shares of IRT common stock issued and outstanding and no shares of IRT preferred stock issued and outstanding.

Voting Rights

      Equity One. Each holder of Equity One common stock is entitled to one vote per share and to the same voting rights as other holders of Equity One common stock. Holders of Equity One common stock do not have cumulative voting rights. The voting rights, if any, of any series of preferred stock, would be set by the board of Equity One and described in the applicable articles supplementary, classifying and designating such series.

      IRT. Each holder of IRT common stock is entitled to one vote per share and to the same voting rights as other holders of IRT common stock. Holders of IRT common stock do not have cumulative voting rights. The voting rights, if any, of any series of preferred stock of IRT would be set by the board of directors of IRT and stated and expressed in a resolution regarding the issuance of such preferred stock.

Classification of the Board

      Equity One. The MGCL permits a Maryland corporation to divide its board of directors into classes with staggered terms of office so long as the term of office of at least one class expires each year. The Equity One bylaws divide the Equity One board of directors into three classes, as nearly equal in number as possible, with classes being elected to three year terms on a rotating basis. As a result, it generally is not possible to elect a majority of Equity One’s directors in any single year. This staggering of Equity One’s board may discourage offers to purchase Equity One or make an acquisition of Equity One more difficult, even where an acquisition is in the best interest of Equity One’s stockholders.

      IRT. The GBCC permits a Georgia corporation to divide its board of directors into classes with staggered terms of office. However, the IRT board of directors is not classified and does not serve for staggered terms.

Number of Directors; Removal of Directors; Vacancies

      Equity One. The Equity One charter and bylaws provide that the board of directors may increase or decrease the number of directors provided that the number thereof may never be less than the minimum number required by the MGCL nor more than 15.

      Pursuant to the Equity One charter, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any and all directors may be removed from office at any time, but only for cause, and by an affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Equity One’s charter defines “cause” to mean, with respect to any particular director, the conviction of a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to Equity One through bad faith or active and deliberate dishonesty.

      Under the Equity One bylaws, any vacancy on the board of directors for any reason other than an increase in the number of directors will be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy on the board of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors. Any individual so elected as a director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

      These provisions preclude Equity One’s stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and from filling the vacancies with their own nominees.

      IRT. The IRT articles and bylaws provide that the board of directors may increase or decrease the number of directors by amendment of the bylaws provided that the number of directors who constitute the whole board are no fewer than three and no greater than 15. Directors are elected by plurality vote at the annual meeting of shareholders.

      Pursuant to the IRT bylaws, any director may be removed from office, with or without cause, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors. A successor may be elected at the same meeting or any subsequent meeting of the shareholders, but if the vacancy is not filled within 60 days following the removal, it will be filled by the majority vote of the remaining directors.

      Under the IRT bylaws, any vacancy on the board of directors for any reason other than the removal of a director may be filled by a majority of directors then in office, even if such majority is less than a quorum, or by a sole remaining director. A director so chosen may hold office until the next annual election and until a successor is elected and qualified.

Limitation of Director and Officer Liability

      Equity One. The MGCL permits a corporation to include in its charter any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but prohibits the inclusion of any provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that:

•	it is proven that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

      The Equity One charter provides that, to the maximum extent that the MGCL permits, no director or officer of Equity One will be liable to Equity One or to any stockholder for money damages.

      IRT. The GBCC allows a corporation to include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability:

•	for any misappropriation of a business opportunity of the corporation;

•	for acts or omissions of the director not in good faith or involving intentional misconduct or a knowing violation of the law;

•	for liability arising from unlawful distributions; or

•	for any transaction from which the director received an improper personal benefit.

      The IRT articles provide that director liability for monetary damages is limited to the fullest extent permitted by the GBCC, as amended.

Indemnification

      Equity One. Maryland law requires Equity One, unless its charter provides otherwise, which it does not, to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

      Under the MGCL, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible in the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•	by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding;

•	if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding;

•	by special legal counsel; or

•	by the stockholders.

      A court may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification, even though the proscribed standard of conduct is not met or such person may be adjudged liable in connection with a proceeding by or in the right of the corporation, in which case indemnification is limited to expenses.

      A Maryland corporation may pay, before final disposition, the reasonable expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under the MGCL, expenses may be advanced to a director, officer, employee or agent when the director, officer, employee or agent presents the corporation with a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification was met and gives a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that the standard of conduct was not met. The MGCL does not require that the undertaking be secured and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

      Under the MGCL, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders, vote of directors or otherwise.

      The Equity One bylaws require the corporation to indemnify, to the maximum extent permitted by the MGCL and, without requiring a preliminary determination of the ultimate entitlement to indemnification, reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of Equity One and who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of Equity One and at the request of Equity One, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, managing member or trustee of such entity and who is made a party to the proceeding by reason of his or her service in that capacity.

      Equity One may, with the approval of its board of directors, provide such indemnification and advance expenses to a person who served a predecessor of Equity One in any of the capacities described in the two clauses above and to any employee or agent of Equity One or a predecessor of Equity One.

      IRT. The GBCC requires a corporation to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The GBCC allows a corporation to indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed:

•	in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

•	in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, that the individual had no reasonable cause to believe that the conduct was unlawful.

      A corporation may not indemnify a director under the GBCC:

•	in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the GBCC; or

•	in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

      The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of “no contest” or its equivalent, is not determinative that the director did not meet the applicable standard of conduct.

      Under the GBCC, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible in the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•	if there are two or more disinterested directors, by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or related to, personally, professionally or otherwise, parties to the proceeding, or if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding or related to, personally, professionally or otherwise, parties to the proceeding;

•	by special legal counsel; or

•	by the shareholders.

      A court may order indemnification if it determines that the director is entitled to indemnification under the GBCC or is fairly and reasonably entitled to indemnification, even though the proscribed standard of conduct is not met or the director or officer is adjudged liable in connection with a proceeding by or in the right of the corporation, in which case indemnification will be limited to reasonable expenses.

      A Georgia corporation may pay, before final disposition of a proceeding, the reasonable expenses, including attorneys’ fees, incurred by a director in defending a proceeding to which the director is made a party by virtue of his or her position. Under the GBCC, reasonable expenses may be advanced to a director or officer when the director or officer provides the corporation with a written affirmation of his or her good faith belief that he has met the relevant standard of conduct and gives an undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The GBCC does not require that the undertaking be secured and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. Authorizations to advance expenses may be made by the majority vote of all disinterested directors or by the disinterested shareholders. A Georgia corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

      Under the GBCC, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise.

      A Georgia corporation may provide for indemnification and advancement of expenses to an officer, employee or agent of the corporation in its articles of incorporation or its bylaws, by action of its board of directors or by contract.

      The IRT articles provide for indemnification for directors, officers, employees and agents to the same extent and under the same circumstances as the GBCC provisions outlined above.

Statutory Takeover Provisions

Business Combinations with Interested Security Holders

      Equity One. The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, unless the stockholders receive a minimum price, as defined under Maryland law, or an exemption is available, a business combination with an interested stockholder or its affiliates must be recommended by the board of directors and approved by at least 80% of the outstanding voting shares and at least two-thirds of the outstanding voting shares entitled to be cast, other than voting shares held by the interested stockholder or any of its affiliates. Under the statute, an “interested stockholder” generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% or more of the voting power of the corporation’s shares or an affiliate or an associate of the corporation who, at any time within the two year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. These requirements do not apply to a business combination with an interested stockholder or its affiliates if the business combination is exempted by the board of directors before the time the interested stockholder first became an interested stockholder.

      By resolution of its board of directors, Equity One exempted business combinations between it and any of its officers or directors or any affiliate of its officers or directors. Consequently, the five-year prohibition and the super-majority vote requirements set forth in the Maryland Business Combinations Act will not apply to those business combinations.

      The business combination statute may discourage others from trying to acquire control of Equity One and increase the difficulty of consummating any offer with respect to business combinations.

      IRT. Under the GBCC, certain business combinations, including mergers, consolidations, share exchanges and asset purchases with “interested shareholders” are prohibited for five years from the time that a person becomes an interested shareholder unless:

•	the combination was approved before the shareholder became an interested shareholder;

•	the shareholder became an interested shareholder in a transaction in which the shareholder became the beneficial owner of at least 90% of the voting stock of the corporation outstanding at the time; or

•	subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting stock of the corporation.

      In addition, the GBCC requires special procedures for approval by the board of directors of a business combination unless, among other conditions, the Georgia corporation’s common shareholders receive a minimum price, as defined in the GBCC, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. See “— Fair Price Requirements” below for a more complete description of this requirement.

      Under its bylaws, IRT has adopted the provisions of the GBCC regarding business combinations with interested shareholders in their entirety.

Control Share Acquisitions

      Equity One. The Maryland Control Share Acquisition Act provides that shares of a Maryland corporation that are acquired in a “control share acquisition,” which is defined as the acquisition, directly or indirectly, of shares comprising one-tenth or more, but less than one-third, one-third or more, but less than a majority, or a majority or more of all voting shares, have no voting rights except:

•	if approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation; or

•	if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem at fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. The bylaws of Equity One contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Equity One’s shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

      IRT. Neither the GBCC nor IRT’s articles or bylaws address the voting rights of control shares.

MGCL 1999 Amendments

      Equity One. The MGCL provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The MGCL provides that the duties of directors will not require them to:

•	accept, recommend, or respond to any proposal by a person seeking to acquire control;

•	authorize the corporation to redeem any rights under, modify or render inapplicable, a stockholders’ rights plan;

•	make a determination under the Maryland Business Combination Act or the Control Share Acquisition Act, as described above in “— Business Combinations with Interested Security Holders” and in “— Control Share Acquisitions”;

•	elect to be subject to any or all of the “elective provisions” described below; or

•	act or fail to act solely because of:

•	the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

•	the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

      The MGCL also establishes a statutory presumption that the act of a director satisfies the required standard of care. In the case of a Maryland corporation, a director must perform his or her duties in good faith, in a manner the director believes is in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under the MGCL to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions, such as in Georgia which is applicable to IRT, which impose an enhanced level of scrutiny on a board’s actions in the context of a change of control of the company and when a board implements anti-takeover measures in a change of control context, and shifts the burden of proof to directors to show that they complied with their fiduciary duties.

      Maryland legislation enacted in 1999 allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors, without a vote of the stockholders, so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

•	officers or employees of the corporation;

•	persons seeking to acquire control of the corporation;

•	directors, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as directors by a person seeking to acquire control.

      Articles supplementary must be filed with the State Department of Assessments and Taxation of Maryland if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary.

      The MGCL provides that a corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in the corporation’s existing charter or bylaws:

•	Classified Board: The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will expire at the third annual meeting of stockholders after the election of each such class.

•	Two-Thirds Stockholder Vote to Remove Directors only for Cause: The stockholders may remove any director, as applicable, only by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors, but a director may not be removed without cause.

•	Size of Board Fixed by Vote of Board: The number of directors, as applicable, will be fixed only by resolution of the board.

•	Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee or director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of trustees or directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualified.

•	Stockholder Calls of Special Meetings: Special meetings of stockholders will be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

      Equity One has not elected to be governed by the specific provisions of the 1999 legislation. However, even prior to the 1999 legislation, the Equity One charter and/or bylaws, as applicable, already provided for a classified board and that the number of directors be determined by a resolution of the board, subject to a minimum and maximum number, that directors can only be removed by stockholders for cause and upon a vote of at least two-thirds of all the votes entitled to be cast and special meetings of stockholders will be called by the secretary of Equity One only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

      IRT. The GBCC does not provide for similar provisions as the MGCL 1999 Amendments.

Fair Price Requirements

      Equity One. As mentioned above, the supermajority vote requirements of the Maryland Business Combination Act do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholders for his, her or its shares.

      IRT. In 1998, IRT adopted amendments to its bylaws to provide that IRT would be subject to the “Fair Price Requirements” of the GBCC. The Fair Price Requirements of the GBCC require that a business combination:

•	be unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board at the time of the approval; or

•	recommended by at least two thirds of the continuing directors and approved by a majority of the votes entitled to be cast by shareholders.

      The Fair Price Requirements except from such voting requirements any business combination meeting certain “fair price” criteria as established in the GBCC. In general, the Fair Price Requirements provide that in a two-step business combination, the interested shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the corporation’s shares in the first step.

      The purpose of these “fair price requirements” is to protect IRT’s shareholders from a freeze-out merger at an inadequate price.

Stockholder or Shareholder Requested Special Meetings

      Equity One. The Equity One bylaws provide that special meetings of stockholders may be called by the board of directors, the president, or the chief executive officer. Special meetings of the stockholders may also be called by the secretary of the corporation upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

      IRT. The IRT bylaws provide that special meetings of shareholders may be called by the president or the secretary when so directed by the board of directors or at the request in writing of shareholders owning at least 25% of the issued and outstanding capital stock of the corporation entitled to vote on the matter.

Stockholder or Shareholder Action by Written Consent

      Equity One. The MGCL provides for stockholder action by unanimous written consent.

      IRT. The IRT bylaws provide that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting only if all of the shareholders consent unanimously in writing.

Advance Notice Provisions for Stockholder or Shareholder Nominations and Stockholder or Shareholder New Business Proposals

      Equity One. The Equity One bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders.

      For an annual meeting, a stockholder must deliver notice to the secretary of Equity One not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year’s annual meeting, or the meeting is a special meeting of stockholders at which directors will be elected, notice of a director nomination by a stockholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Equity One.

      The Equity One bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

      IRT. The IRT articles and bylaws do not require advance written notice for shareholders to nominate a director or bring other business before a meeting of shareholders.

Amendment of the Equity One Charter and the IRT Articles of Incorporation

      Equity One. In order to amend the Equity One charter, the affirmative vote of a majority of all votes entitled to be cast on the matter is required. However, in order to amend the sections of the charter regarding board power to terminate REIT status, removal of directors and voting requirements to amend the charter, an affirmative shareholder vote of two-thirds of all the votes entitled to be cast on the matter is required.

      IRT. The IRT articles may be amended by the board of directors with respect to certain routine matters as specified in the GBCC or in all other cases by the affirmative vote of the holders of a majority of the outstanding shares of IRT entitled to vote on the matter.

Amendment of the Equity One and IRT Bylaws

      Equity One. The Equity One bylaws provide that the board of directors has the exclusive power to adopt, alter, or repeal any provisions of the bylaws and to make new bylaws.

      IRT. The IRT articles and bylaws provide that the board of directors has the power to alter, amend or repeal the IRT bylaws or adopt new bylaws by majority vote of all of the directors. However, any new bylaws adopted by the board of directors may be altered, amended or repealed and new by laws adopted, by the shareholders by majority vote of all shares have voting power.

Mergers, Consolidations and Sales of Assets

      Equity One. Under the MGCL, for Equity One to be a party to a consolidation, merger, share exchange or transfer of assets its directors must adopt a resolution declaring the proposed transaction advisable on substantially the terms and conditions set forth in the resolution and direct that the proposed transaction be submitted for consideration at either an annual or special meeting of the stockholders. Notice which states that the purpose of the meeting will be to act on the proposed consolidation, merger, share exchange or transfer of assets must be provided to each stockholder entitled to vote on the proposed transaction and to each stockholder not entitled to vote on the proposed transaction, except the stockholders of a successor in a merger if the merger does not alter the contract rights of their stock as expressly provided in the charter.

      Under the MGCL, a proposed consolidation, merger, share exchange or transfer of assets must be approved by the affirmative vote of two-thirds of all the votes entitled to vote on the matter, unless a greater or lesser proportion of votes, but not less than a majority of all votes entitled to be cast, is specified in the charter. The Equity One charter reduces the vote requirement to a majority of the votes entitled to be cast on the matter.

      However, approval of a merger by stockholders is not required if:

•	the merger does not reclassify or change the terms of any class or series of stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of shares of its stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of its shares of the class or series of stock that is outstanding immediately before the merger becomes effective; or

•	there is no stock outstanding or subscribed for and entitled to be voted on the merger.

      Under these circumstances, the MGCL provides that a majority vote of the entire board of directors is sufficient for approval.

      IRT. Under the GBCC, a proposed merger or share exchange must be recommended by the board of directors to the shareholders and approved by the affirmative vote of:

•	a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group; and

•	a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group pursuant to the articles of incorporation.

      However, action by the shareholders of the surviving corporation on a plan of merger is not required if:

•	the articles of incorporation of the surviving corporation will not differ from its articles before the merger;

•	each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is to be an identical outstanding or reacquired share immediately after the merger; and

•	the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger, or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

      A Georgia corporation may, without shareholder approval:

•	sell, lease, exchange or otherwise dispose of all or substantially all of its property if the corporation is insolvent or if the corporation was incorporated for purposes of liquidating such property or assets;

•	mortgage, pledge or otherwise encumber any or all of the assets of the corporation;

•	transfer any or all of its property to a corporation all the shares of which are owned by the corporation; or

•	sell, lease, exchange or otherwise dispose of less than all or substantially all of its property.

      The sale, lease, exchange or other disposal of all or substantially all of a corporation’s property must be recommended by its board of directors and approved by a majority of all votes entitled to be cast on such matter.

Dissolution of Equity One or IRT; Termination of REIT Status

      Equity One. Under the MGCL, Equity One may be dissolved if its board of directors adopts a resolution which declares that dissolution is advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of the stockholders. Notice which states that a purpose of the meeting will be to act on the proposed dissolution must be given to each stockholder entitled to vote on the proposed dissolution. To be effective, the proposed dissolution must be approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast. However, the Equity One charter reduces the required stockholder vote for a liquidation to a majority of the votes entitled to be cast.

      Equity One’s charter requires that its board of directors use its reasonable efforts to take such actions as are necessary or appropriate to preserve the status of Equity One as a REIT under the Internal Revenue Code. However, if the board of directors determines that it is no longer in the best interests of Equity One to continue to be qualified as a REIT, the board may revoke or otherwise terminate Equity One’s election to be treated as a REIT under the Internal Revenue Code.

      IRT. Under the GBCC, a corporation’s board of directors may propose dissolution for submission to the shareholders. For a proposal to dissolve to be adopted, the board of directors must provide notice to all shareholders and must recommend dissolution to all shareholders unless the board of directors elects, because of a conflict of interest or other special circumstances, to make no recommendation and communicates the basis for its determination to the shareholders. The shareholders entitled to vote must approve the proposal to dissolve by a majority of all of the votes entitled to be cast on that proposal.

      Under the IRT articles, should the board of directors determine that ownership of IRT has become concentrated to the extent that is contrary to the requirements of sections 856(a)(5) and (6) of the Internal Revenue Code, it is empowered:

•	to call for redemption a number of such concentrated shares as necessary to bring the ownership of IRT into conformity with the Internal Revenue Code; and

•	to refuse to transfer shares to any person whose acquisition thereof would result in a violation of sections 856(a)(5) or (6) of the Internal Revenue Code.

      Unlike Equity One, the IRT board does not have the power to revoke or otherwise terminate IRT’s election to be treated as a REIT under the Internal Revenue Code.

Dissenters’ Rights

      Equity One. Under Maryland corporate law, a stockholder has the right to demand and receive payment of the fair value of his or her stock if the corporation consolidates or merges with another corporation, the stockholder’s stock is acquired in a share exchange, the corporation transfers all or substantially all of its assets in a manner that requires corporate action under the MGCL, the corporation amends its charter so as to alter the contract rights of outstanding stock and substantially adversely affect the stockholder’s rights or the transaction involves a business combination between the corporation and an interested stockholder. The right to receive fair value does not exist if:

•	the shares are listed on a national securities exchange or are designated as a national market security on the interdealer quotation system of the National Association of Securities Dealers, Inc., or NASD, or is designated for trading on the NASDAQ small cap market, on the record date for determining stockholders entitled to vote on the transaction;

•	the shares are those of a successor entity, as long as the merger does not alter the contract rights of the shares as expressly set forth in the charter or the shares are converted in whole or in part in the merger into stock, including preferred stock, of the successor entity or cash, scrip, or other rights or interests arising out of the treatment of fractional shares of the successor entity;

•	the stock is not entitled to be voted on the transaction or the stockholder did not own shares of stock on the record date for determining stockholders entitled to vote on the transaction; or

•	the charter provides that stockholders are not entitled to exercise the rights of an objecting stockholder under the MGCL.

      IRT. Under the GBCC, a shareholder has the right to demand and receive payment of the fair value of his or her shares if the corporation consummates a plan of merger, a plan of share exchange, or a sale or exchange of all or substantially all of the property of the corporation, amends the articles of incorporation in a manner that materially and adversely affects rights in respect of a dissenter’s shares, or engages in any corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      However, the right to dissent does not exist if the shares are either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

•	in the case of a plan of merger or share exchange, the holders of shares of a class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

•	the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Distributions

      Equity One. The MGCL provides that the board of directors may not make a distribution of money or property to its stockholders if the distribution would prevent the corporation from paying its debts as they became due in the ordinary course of business or, if after the distribution, the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights to distributions upon dissolution of the corporation’s stockholders whose rights upon dissolution are superior to those receiving the distribution.

      IRT. The GBCC provides that the board of directors may not make a distribution if the distribution would prevent the corporation from paying its debts as they became due in the ordinary course of business or, if after the distribution, the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights to distributions upon dissolution of the corporation’s shareholders whose rights upon dissolution are superior to those receiving the distribution.

Stockholder or Shareholder Rights Plan

      Equity One. Equity One has not adopted a stockholder rights plan.

      IRT. On August 21, 1998, IRT entered into a shareholder rights agreement with SunTrust Bank, as Rights Agent. The IRT board of directors adopted the shareholder rights agreement for the purpose of protecting shareholders against attempts to acquire control of IRT by means of a hostile tender offer made at less than a full and fair price and other takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares.

      Pursuant to the shareholder rights agreement, each certificate of IRT common stock also evidences one “right.” Ten days after a public announcement by IRT that some person has become an “acquiring person,” each right will constitute the right to purchase from IRT at a nominal price the number of shares of common stock having an aggregate market price, as defined in the rights agreement, on the date of the announcement equal to twice the exercise price (the exercise price was $40.00 at the time of the execution of the shareholder rights agreement). An “acquiring person” generally refer to any person who beneficially owns 15% or more of the outstanding shares of IRT common stock.

      In addition, at any time prior to the tenth business day after any public announcement by IRT that some person has become an acquiring person, the board of directors may elect to redeem all, but not less than all, of the then outstanding rights at an amount equal to the $0.001 redemption price. IRT may pay that amount either in cash or shares of common stock or other securities, as deemed by the board to be at least equivalent in value to the redemption price.

      If the board authorizes the redemption of rights and the authorization occurs on or after the time the person becomes an acquiring person, or the authorization occurs on or after the date of a change in a majority of the directors in office at the commencement of a proxy or a consent solicitation if any person who is a participant in the solicitation has stated that such person intends to take any action which would result in that person becoming an acquiring person, then the board must consist of continuing directors and there must be a majority vote of the continuing directors to authorize the redemption of rights.

      Immediately upon the action of the board electing to redeem the rights, without any further action and without any notice, the right of any shareholder to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price in cash or securities as determined by the board.

      Upon the signing of the merger agreement and entering into the transactions contemplated in the merger agreement, Equity One would become an “acquiring person,” thereby triggering the provisions of the shareholder rights agreement. However, IRT amended the plan on October 28, 2002 to provide that no person, including Equity One, would become an acquiring person as a result of the execution of the merger agreement or the voting agreements. In addition, no person would be deemed to beneficially own securities for purposes of the plan on account of the execution of the merger agreement and the voting agreements. Pursuant to the amendment, the shareholder rights agreement will terminate upon the effective time as defined in the merger agreement. The IRT board of directors, in accordance with the terms of the shareholder rights agreement, unanimously approved the amendment on October 28, 2002.

REIT Ownership Limitations

      Equity One. For Equity One to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of common stock may be owned, actually or constructively, by five or fewer “individuals,” which, as defined in the Internal Revenue Code for this purpose, includes some entities. In addition, if Equity One, or an actual or constructive owner of 10% or more of the shares of Equity One, owns, actually or constructively, 10% or more of a tenant of Equity One, then the rent received by Equity One from that “related party tenant” will not be qualifying income for purposes of determining whether Equity One meets the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year.

      As a means of addressing these requirements, Equity One’s charter provides that, subject to exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares of stock, whichever is more restrictive, of the aggregate outstanding shares of stock of any class or series of stock. Under the Equity One charter, the board of directors may increase the ownership limit with respect to any class or series of shares of stock. In addition, the Equity One board of directors, in its sole discretion, may exempt a person from the ownership limits and may establish a new limit applicable to that person if such person submits to the Equity One board of directors such representations and undertakings that demonstrate, to the reasonable satisfaction of the board of directors, that such ownership would not jeopardize Equity One’s status as a REIT under the Internal Revenue Code. The Equity One charter further prohibits any person from transferring any Equity One capital stock if the transfer would result in shares of capital stock of Equity One being owned by fewer than 100 persons or otherwise would cause Equity One not to qualify as a REIT.

      If any transfer shares of stock or any other event would otherwise result in any person violating the ownership limits, then the charter provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares of stock that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity One. If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

      The charitable trustee will have the sole right to vote the shares of stock that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust. The trustee of the charitable trust would be required to sell the shares of stock transferred in violation of the ownership limit to a person or entity who could own the shares of stock without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares of stock transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares of stock to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares of stock on the date of the event causing the shares to be held in the trust or the sales proceeds received by the charitable trust for the shares.

      Under its charter, Equity One, or its designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity One, or its designee, were to agree to purchase the shares.

      Any proceeds derived from the sale of the shares of stock in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

      All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such lower percentage as required by the U.S. tax code or tax regulations) of the outstanding Equity One shares of stock must give a written notice to Equity One by January 30 of each year stating the name and address of such owner, the number of Equity One shares of stock owned and a description of the manner in which such Equity One shares of stock are held. In addition, each holder of Equity One shares of stock subject to the foregoing ownership requirement must provide Equity One such additional information as Equity One may request in order to determine the effect, if any, of such ownership on Equity One’s status as a REIT and to ensure compliance with the ownership limit discussed above. Finally, each beneficial owner of Equity One shares of stock and each person (including the stockholder of record) who is holding Equity One shares of stock as a nominee for a beneficial owner must provide to Equity One such information as it may request, in good faith, in order to determine its status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

      The foregoing restrictions on ownership and transferability would not apply if the Equity One board of directors were to determine that it is no longer in the best interests of Equity One to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

      IRT. For IRT to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of common stock may be owned, actually or constructively, by five or fewer “individuals,” which, as defined in the Internal Revenue Code for this purpose, includes some entities. In addition, if IRT, or an actual or constructive owner of 10% or more of the shares of IRT, owns, actually or constructively, 10% or more of a tenant of IRT, then the rent received by IRT from that “related party tenant” will not be qualifying income for purposes of determining whether IRT meets the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT’s shares also must be beneficially owned by 100 or more persons.

      As a means of addressing these requirements, IRT’s articles provide that, if the board of directors at any time are of the good faith opinion that direct or indirect ownership of shares of the corporation has or may become concentrated to an extent which is contrary to the requirements of section 856(a)(5) and (6) of the Internal Revenue Code, then the directors have the power to:

•	call for redemption a number of such concentrated shares sufficient, in the opinion of the directors, to maintain or bring the direct or indirect ownership of shares of the corporation into conformity with the requirements of said section 856(a)(5) and (6); and

•	to refuse to transfer shares to any person whose acquisition of the shares in question would, in the opinion of the directors, result in a violation of said section 856(a)(5) or (6).

      The redemption price for the shares will be equal to the fair market value of the shares as reflected in the closing price on the business day preceding the day on which notice of redemption is sent. From and after the date fixed for redemption by the directors, the holder of any shares so called for redemption will cease to be entitled to dividends, voting rights and other benefits with respect to such shares excepting only the right to payment of the redemption price fixed as noted above.

UNAUDITED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma condensed combined balance sheet is presented as if the proposed merger of IRT with Equity One had occurred on September 30, 2002. The unaudited pro forma condensed combined balance sheet does not purport to represent what the actual financial position of Equity One would have been had the merger been completed as of September 30, 2002, nor does it purport to represent the future financial position of Equity One.

      The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 are presented as if the following transactions had occurred on January 1, 2001:

•	the acquisition of United Investors Realty Trust, or UIRT, by Equity One;

•	the acquisition of the minority interest in Centrefund Realty (U.S.) Corporation, or CEFUS, by Equity One;

•	the sale of up to 6,911,000 Equity One common shares to affiliated investors as part of the IRT transaction; and

•	the merger of IRT with Equity One.

      The unaudited pro forma information has been based on the assumption that the IRT shareholders elect to receive 50% cash and 50% Equity One common stock for their IRT shares of common stock. The pro forma information could be different if the IRT shareholders elect to receive a different percentage of cash and stock consideration for their IRT shares (see Note (d) to the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001). The final number of Equity One common shares to be issued to the IRT shareholders and sold to the affiliated investors will not be known until the merger and private placement are completed.

      The following unaudited pro forma information is based upon the historical combined results of operations of Equity One for the nine-month period ended September 30, 2002 and the year ended December 31, 2001, giving effect to the transactions described above. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Equity One and IRT included in Equity One’s and IRT’s Quarterly Reports on Form 10-Q for the period ended September 30, 2002, and Equity One’s and IRT’s Current Reports on Form 8-K filed on December 11, 2002 and December 9, 2002, respectively (which financial statements reflect the impact of depreciable rental property held for sale and disposed of as discontinued operations pursuant to the provisions of SFAS No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets and the accounting treatment of the gain (loss) from extinguishment of debt as part of ordinary income pursuant to the provisions of SFAS No. 145 — Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections).

      The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations of Equity One would have been assuming the transactions had been completed as set forth above, nor do they purport to represent Equity One’s results of operations for future periods. Equity One intends to account for the merger utilizing the purchase method of accounting. The pro forma adjustments relating to the merger are based on Equity One’s preliminary purchase price allocation and certain estimates. Therefore, the amounts included in the pro forma adjustments are preliminary and could change. There can be no assurance that the final adjustments will not be materially different from those included herein.

EQUITY ONE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2002
(In thousands, except exchange ratio, per share amounts and percentage data)

			Pro Forma
			Adjustments
	Equity One	IRT	Increase		Pro Forma
	Historical	Historical(1)	(Decrease)(a)		Combined

ASSETS
Rental property, net	$671,777	$577,741	$150,918 (b	)	$1,400,436
Cash and cash equivalents	1,410	—			1,410
Securities available for sale	1,066	—			1,066
Accounts and other receivables, net	4,828	4,255			9,083
Notes receivable	12,841	—			12,841
Deposits	9,965	1,945			11,910
Investment in joint ventures	7,548	—			7,548
Deferred expenses, net	4,974	5,992	(5,992	)(c)	6,104
			1,130 (d	)
Goodwill, net	2,276	—	15,839 (e	)	18,115
Other assets	1,883	2,503	(1,751	)(f)	2,635

Total Assets	$718,568	$592,436	$160,144		$1,471,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Mortgage notes payable	$307,713	$130,196	$3,169 (g	)	$441,078
Revolving credit facilities	36,507	17,000	128,481 (h	)	181,988
Senior notes, net	—	149,792	919 (g	)	150,711

Total notes payable	344,220	296,988	132,569		773,777
Accounts payable and accrued expenses	16,168	14,172			30,340
Tenants’ security deposits	4,293	2,157			6,450
Minority interest in equity of consolidated subsidiary	3,869	7,719	2,012 (i	)	13,600
Other liabilities	368	1,459			1,827

Total liabilities	368,918	322,495	134,581		825,994

Stockholders’ Equity
Preferred stock	—	—			—
Common stock	344	34,198	154 (j	)	567
			69 (k	)
			(34,198	)(l)
Additional paid-in capital	353,436	289,695	203,750 (j	)	648,717
			91,531 (k	)
			(289,695	)(l)
Retained earnings (deficit)	8,007	(50,457)	50,457 (l	)	8,007
Accumulated other comprehensive income	(25)	—			(25)
Unamortized restricted stock compensation	(5,000)	(2,495)	2,495 (m	)	(5,000)
Note receivable from issuance of common stock	(7,112)	(1,000)	1,000 (m	)	(7,112)

Total stockholders’ equity	349,650	269,941	25,563		645,154

Total Liabilities and Stockholders’ Equity	$718,568	$592,436	$160,144		$1,471,148

(1)	Certain reclassifications have been made to the historical presentation of IRT in order to conform to the pro forma combined presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2002
(in thousands, except exchange ratio, per share amounts and percentage data)

(a)	Represents (i) adjustments to record the acquisition of IRT based upon the assumed purchase price of $419,755 assuming a 50% cash and 50% stock election by the IRT shareholders and assuming a market value of Equity One’s common shares of $13.25 per share, based upon the average of the high and low trading prices between October 24, 2002 and October 31, 2002, (ii) the sale of 6,911 shares of Equity One common stock to affiliated investors at $13.30 per share, and (iii) the borrowing related to the cash portion of the merger consideration. The calculation of the acquisition cost is as follows:

Issuance of 15,389 Equity One common shares based on a 0.9 exchange ratio in exchange for 17,099 shares of IRT common stock	$203,904
Purchase of 17,099 shares of IRT common stock for $12.15 per share	207,751
Transaction Costs	8,100

Total costs	419,755
Assumption of IRT’s minority interests	9,731
Assumption of IRT other liabilities and severance costs	20,888
Assumption of mortgage and senior notes payable	296,988
Adjustment to IRT’s mortgage and senior notes to reflect fair value	4,088

Value to be allocated to assets (see note (e))	$751,450

The following represents the estimated transaction costs:

Advisory fees	$3,800
Legal, accounting and other fees	2,800
Financing costs	1,500

Total	$8,100

The final number of Equity One common shares to be issued will not be known until the merger is completed and the IRT shareholders have elected to receive Equity One stock or cash consideration for their IRT shares.

(b)	Represents the difference between the historical cost of IRT’s real estate assets and the estimated fair market value.

(c)	Represents an adjustment to eliminate IRT’s deferred financing and leasing costs of $5,992.

(d)	Represents the deferred financing costs incurred in conjunction with the revolving credit facility for the additional borrowing to finance the merger costs.

(e)	Represents the estimated merger cost over the amounts assigned to identifiable tangible and intangible assets:

Value to be allocated to assets (see Note (a))	$751,450
Less: Estimated fair market value of net assets acquired
Rental Property	(728,659)
Accounts Receivable	(4,255)
Deposits	(1,945)
Other Assets	(752)

Goodwill	$15,839

(f)	Represents the elimination of IRT’s straight-line rent receivable and IRT’s personal property.

(g)	To adjust IRT’s mortgage notes and senior notes to fair value, based on notes for debt with similar terms and remaining maturities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2002 — (Continued)

(h)	Represents additional borrowings on revolving credit facilities totaling an estimated $128,481 to finance merger costs.

(i)	The minority interest of IRT represents approximately 816,000 operating partnership units, which are exchangeable, in certain circumstances, into common shares of IRT. In the merger, the operating partnership unit holders will be subject to the same exchange ratio as the IRT common shareholders and the operating partnership units will then be exchangeable into 734,400 common shares of Equity One. Accordingly, the adjustment represents the difference between the recorded amount of the operating partnership units and the estimated fair value of the operating partnership units based on the $13.25 market value of Equity One common stock.

(j)	Represents the issuance of 15,389 shares of Equity One common stock, $0.01 par value.

(k)	Represents the sale of Equity One’s common shares to affiliated investors.

Issuance of 6,911 common shares at $13.30 per share	$91,916
Less estimated stock issuance costs	(316)

$91,600

The final number of Equity One common shares to be sold and the price per share will not be known until the initial closing of the private placement is completed and the special committee of the Equity One board determines the exact number of shares to be issued.

(l)	Elimination of IRT equity accounts consistent with the purchase method of accounting.

(m)	Represents the forgiveness of loans made to officers of IRT and the vesting of previously unvested IRT restricted stock granted to various executive officers upon consummation of the acquisition.

EQUITY ONE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2002
(In thousands, except exchange ratio, per share amounts
and percentage data)

			Pro Forma
		IRT	Adjustments
	Equity One	Historical	Increase		Combined
	Historical	(1)	(Decrease)		Pro Forma

Revenues
Rental income	$73,984	$66,989			$140,973
Management fees	183	—			183
Investment and other income	1,256	763			2,019

Total revenues	75,423	67,752	—		143,175

Costs and expenses
Property operating expenses	21,800	17,204			39,004
Interest expense	16,596	16,472	$2,034	(a)	35,102
Amortization of deferred financing fees	582	490	(170	)(b)	902
Rental property depreciation & amortization	10,109	11,656	(1,297	)(c)	20,468
General and administrative expenses	5,011	3,226			8,237

Total costs and expenses	54,098	49,048	567		103,713

Income before equity in income of joint ventures, gain (loss) on extinguishment of debt, income taxes, minority interest in earnings of consolidated subsidiaries, and discontinued operations	21,325	18,704	(567)		39,462
Equity in income of joint ventures	436	—			436
Gain (loss) on extinguishment of debt	1,520	(156)			1,364
Income tax provision	—	(9)			(9)
Minority interest in earnings of consolidated subsidiaries	(76)	(396)			(472)

Income from continuing operations	23,205	18,143	(567)		40,781

Discontinued operations
Income from rental properties sold or held for sale, net of minority interest	1,232	295			1,527
Gain on sale of disposal of real estate	8,194	2,062			10,256

Income from discontinued operations	9,426	2,357	—		11,783

Net income	$32,631	$20,500	$(567)		$52,564

Basic earnings per share:
Income from continuing operations	$0.72				$0.75	(d)
Income from discontinued operations	0.29				0.22	(d)

Total basic earnings per share	$1.01				$0.97	(d)

Number of shares used in computing basic earnings per share	32,195				54,495	(d)

Diluted earnings per share:
Income from continuing operations	$0.71				$0.75	(d)
Income from discontinued operations	0.29				0.21	(d)

Total diluted earnings per share	$1.00				$0.96	(d)

Number of shares used in computing diluted earnings per share	32,956				55,412	(d)

(1)	Certain reclassifications have been made to the historical presentation of IRT in order to conform to the pro forma combined presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the nine months ended September 30, 2002

(In thousands, except exchange ratio, per share amounts and percentage data)

(a)	To reflect the adjustments in interest expense as follows:

Interest incurred on the additional borrowing on revolving credit facilities (weighted average interest rate of 3.23%)	$3,113
Amortization of excess fair value over historical cost of debt assumed	(1,079)

$2,034

The interest rate on the revolving credit facility used to finance the merger costs is based on a spread over LIBOR; the rates will periodically fluctuate. If the interest rate on the revolving credit facilities increases or decreases by 12.5 basis points, the following adjustment would be made to interest expense.

Adjustment if the weighted average interest rate was 3.36%, interest would increase by $120. Adjustment if the weighted average interest rate was 3.11%, interest would decrease by $120.

(b)	Adjustment to the amortization of deferred financing costs based on Equity One’s revolving credit facility.

(c)	To reflect depreciation expense utilizing a 40 year life for buildings. Depreciation expense is calculated based on a preliminary purchase price allocation. The adjustment is calculated as follows:

Estimated fair market value of real estate assets	$728,659
Less: Non depreciable real estate assets	(170,197)

Depreciable buildings and improvements	$558,462

Depreciation expense based on a 40 year life	$10,471
Less: Depreciation expense recorded by IRT	11,768

Depreciation expense adjustment	$(1,297)

The allocation of the fair market value of real estate assets between buildings and improvements and non-depreciable real estate, principally land, is preliminary and based upon certain estimates.

(d)	Pro forma income per common share is based upon the weighted-average number of Equity One common shares assumed to be outstanding during 2002 and includes all shares issued in connection with the merger and the private placement. The final number of Equity One common shares will not be known until the merger and the private placement are completed.

Number of Shares:
Basic — average shares outstanding	54,495
Effect of dilutive securities:
Stock options	293
Restricted stock	268
Convertible partnership units	356

Diluted shares — average shares outstanding	55,412

The effect of the IRT operating partnership units and conversion of the 7.3% debentures have been excluded from the calculations, as they are anti-dilutive for the period.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS

For the nine months ended September 30, 2002 — (Continued)

      The unaudited pro forma condensed combined statement of operations was based on the assumption that IRT shareholders elect to receive 50% cash and 50% Equity One common stock and 6,911 shares of Equity One common stock were sold to affiliated investors. If the IRT shareholders were to elect to receive 75% or 100% of Equity One common stock and 3,000 shares of Equity One common stock were sold to affiliated investors at the initial closing and 3,000 to be sold after the merger, the following would be the income from continuing operations and earnings per share:

	Assuming IRT
	Shareholders
	Elect to Receive

	75% stock	100% stock

Income from continuing operations*	$42,230	$44,072

Basic earnings per share:
Income from continuing operations	$0.72	$0.67

Net income	$0.93	$0.85

Diluted earnings per share:
Income from continuing operations	$0.70	$0.65

Net income	$0.89	$0.82

*	Reflects reduction in interest costs due to lower cash requirements to fund merger.

EQUITY ONE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2001
(In thousands, except exchange ratio, per share amounts and percentage data)

	Equity One
	Pro-Forma
	Prior to the		Pro Forma
	Proposed		Adjustments
	Acquisition	IRT	Increased		Combined
	of IRT	Historical(1)	(Decreased)		Pro Forma

Revenues
Rental income	$92,882	$84,992			$177,874
Management fees	927	—			927
Investment and other income	2,098	543			2,641

Total revenues	95,907	85,535	—		181,442

Costs and expenses
Property operating expenses	28,068	21,315			49,383
Interest expense	25,798	22,525	$4,959	(a)	53,282
Amortization of deferred financing fees	1,418	641	(215	)(b)	1,844
Rental property depreciation & amortization	12,662	14,941	(1,126	)(c)	26,477
General and administrative expenses	4,801	4,570			9,371

Total costs and expenses	72,747	63,992	3,618		140,357

Income before equity in income of joint ventures, loss on extinguishment debt, (loss) gain on sale of real estate, minority interest in earnings of consolidated subsidiaries, income taxes, minority interest and discontinued operations	23,160	21,543	(3,618)		41,085
Equity in income of joint ventures	494	(4)			490
Loss on extinguishment of debt	(1,546)	—			(1,546)
(Loss) gain on the sale of real estate	(609)	3,848			3,239
Minority interest in earnings of consolidated subsidiaries	(99)	(530)			(629)

Income before income taxes and discontinued operations	21,400	24,857	(3,618)		42,639
Income tax provision	—	(53)			(53)

Income from continuing operations	21,400	24,804	(3,618)		42,586
Discontinued operations
Income from rental properties sold or held for sale, net of minority interest	1,493	416			1,909

Net income	$22,893	$25,220	$(3,618)		$44,495

Basic earnings per share:
Income from continuing operations	$0.79				$0.87	(d)
Income from discontinued operations	0.06				0.04	(d)

Total basic earnings per share	$0.85				$0.91	(d)

Number of shares used in computing basic earnings per share	26,924				49,224	(d)

Diluted earnings per share:
Income from continuing operations	$0.78				$0.86	(d)
Income from discontinued operations	0.05				0.04	(d)

Total diluted earnings per share	$0.83				$0.90	(d)

Number of shares used in computing diluted earnings per share	27,547				52,525	(d)

(1)	Certain reclassifications have been made to the historical presentation of IRT in order to conform to the pro forma combined presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS
For the year ended December 31, 2001
(in thousands, except exchange ratio, per share amounts and percentage data)

(a)	To reflect the adjustments in interest expense as follows:

Interest incurred on the additional borrowing on revolving credit facilities (weighted average interest rate of 4.98%)	$6,398
Amortization of excess fair value over historical cost of debt assumed	(1,439)

$4,959

The interest rate on the revolving facility used to finance the merger costs is based on a spread over LIBOR based on a loan commitment obtained by Equity One; the rates will periodically fluctuate. If the interest rate on the revolving credit facilities increases or decreases by 12.5 basis points, the following adjustment would be made to interest expense.

Adjustment if the weighted average interest rate was 5.11%, interest would increase by $161. Adjustment if the weighted average interest rate was 4.86%, interest would decrease by $161.

(b)	Adjustment to the amortization of deferred financing fees based on Equity One’s revolving credit facility.

(c)	To reflect depreciation expense utilizing a 40 year life for buildings. Depreciation expense is calculated based on a preliminary purchase price allocation. The adjustment is calculated as follows:

Estimated fair market value of real estate assets	$728,659
Less: Non depreciable real estate assets	(170,197)

Depreciable buildings and improvements	$558,462

Depreciation expense based on a 40 year life	$13,962
Less: Depreciation expense recorded by IRT	15,088

Depreciation expense adjustment	$(1,126)

The allocation of the fair market value of real estate assets between buildings and improvements and non-depreciable real estate, principally land, is preliminary and based upon certain estimates.

(d)	Pro forma income per common share is based upon the weighted-average number of Equity One common shares assumed to be outstanding during 2001 and includes all shares issued in completion of the acquisition of CEFUS and UIRT and the merger and private placement. The final number of Equity One common shares will not be known until the merger is and the private placement are completed.

Number of Shares:
Basic — average shares outstanding	49,224
Effect of dilutive securities:
Stock options	157
Restricted stock	192
Convertible debentures	1,862
Convertible partnership units	1,090

Diluted shares — average shares outstanding	52,525

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
For the year ended December 31, 2001 — (Continued)

The unaudited pro forma condensed combined statement of operations was based on the assumption that IRT shareholders elect to receive 50% cash and 50% Equity One common stock and 6,911 shares of Equity One common stock were sold to affiliated investors. If the IRT shareholders were to elect to receive 75% or 100% of Equity One common stock and 3,000 shares of Equity One common stock were sold to affiliated investors at the initial closing and 3,000 to be sold after the merger, the following would be the income from continuing operations and earnings per share:

	Assuming IRT
	Shareholders Elect
	to Receive

	75% stock	100% stock

Income from continuing operations*	$45,365	$49,151

Basic earnings per share:
Income from continuing operations	$0.86	$0.81

Net income	$0.89	$0.84

Diluted earnings per share:
Income from continuing operations	$0.84	$0.80

Net income	$0.87	$0.83

*	Reflects reduction in interest costs due to lower cash requirements to fund the merger.

EQUITY ONE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2001
(In thousands, except exchange ratio, per share amounts and percentage data)

      The following unaudited supplemental pro forma information is presented to reflect the effects of the CEFUS and UIRT acquisitions, including the issuance of the common stock, as if the transactions had occurred on January 1, 2001. The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisitions occurred as indicated nor does it purport to represent the results of operations for future periods.

				UIRT
				Historical
				(for the			Equity One
				Period			Pro Forma
		CEFUS		January 1,	UIRT		Prior to
	Equity	Pro Forma		2001	Pro Forma		Proposed
	One	Adjustments		Through	Adjustments		Acquisition
	Historical	Increase	Combined	September	Increase		of
	(a)	(Decrease)	Pro Forma	20, 2001)	(Decrease)		IRT

Revenues
Rental income	$77,350		$77,350	$16,487	$(955	)(d)	$92,882
Management fees	927		927	—			927
Investment and other income	1,930		1,930	168			2,098

Total revenues	80,207	—	80,207	16,655	(955)		95,907

Costs and Expenses
Property operating expenses	24,067		24,067	4,266	(265	)(d)	28,068
Interest expenses	20,756		20,756	4,022	(157	)(d)	25,798
					1,177	(f)
Amortization of deferred financing fees	1,142		1,142	276			1,418
Rental property depreciation and amortization	10,841		10,841	2,992	(1,073	)(g)	12,662
					(98	)(d)
General & administrative expenses	3,553		3,553	2,538	(1,290	)(e)	4,801
Advisory fees	—		—	2,007	(2,007	)(e)	—
Litigation expense	—		—	1,845	(1,845	)(e)	—
Strategic alternative review expense	—		—	250	(250	)(e)	—

Total costs and expenses	60,359	—	60,359	18,196	(5,808)		72,747

Income before (loss) gain on sale of real estate, equity in income of joint ventures, loss on extinguishment of debt, minority interest in earnings of consolidated subsidiary, income taxes, minority interest in CEFUS and discontinued operations	19,848	—	19,848	(1,541)	4,853		23,160
(Loss) gain on sale of real estate	(609)		(609)	3,685	(3,685	)(d)	(609)
Equity in income of joint ventures	494		494	—			494
Loss on extinguishment of debt	(1,546)		(1,546)	—			(1,546)
Minority interest in earnings of consolidated subsidiary	(99)		(99)	—			(99)

Income before income taxes, minority interest in CEFUS and discontinued operations	18,088	—	18,088	2,144	1,168		21,400

EQUITY ONE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)

For the year ended December 31, 2001
(In thousands, except exchange ratio, per share amounts and percentage data)

				UIRT
				Historical
				(for the		Equity One
				Period		Pro Forma
		CEFUS		January 1,	UIRT	Prior to
	Equity	Pro Forma		2001	Pro Forma	Proposed
	One	Adjustments		Through	Adjustments	Acquisition
	Historical	Increase	Combined	September	Increase	of
	(a)	(Decrease)	Pro Forma	20, 2001)	(Decrease)	IRT

Income tax benefit
Current	(593)	$593 (b)	—	—	—	—
Deferred	(374)	374 (b)	—	—	—	—

Total income tax benefit	(967)	967	—	—	—	—

Income before minority interest in CEFUS and discontinued operations	19,055	(967)	18,088	2,144	1,168	21,400
Minority interest in CEFUS	(1,627)	1,627 (c)	—	—		—

Income from continuing operations	17,428	660	18,088	2,144	1,168	21,400
Income from rental properties sold or held for sale	1,293		1,293	200		1,493

Net income	$18,721	$660	$19,381	$2,344	$1,168	$22,893

Basic Earnings Per Share
Income from continuing operations	$0.78					$0.79
Income from discontinued operations	0.05					0.06

Total basic earnings per share	$0.83					$0.85

Number of shares used in computing basic earnings per share	22,414					26,924

Diluted earnings Par share
Income from continuing operations	$0.78					$0.78
Income from discontinued operations	0.05					0.05

Total diluted earnings per share	$0.83					$0.83

Number of shares used in computing diluted earnings per share	23,037					27,547

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001
(In thousands, except exchange ratio, per share amounts and percentage data)

(a)	Equity One’s historical results include the results of CEFUS for the year, subject to the minority interest which was acquired on September 20, 2001, and the results of UIRT for the period September 21, 2001 through December 31, 2001.

(b)	To reflect Equity One’s operation as a REIT and exemption from federal income tax.

(c)	To record the acquisition of the minority interest in CEFUS.

(d)	To eliminate revenues and expenses on properties sold prior to the UIRT acquisition and related gain on sale from these properties.

(e)	To eliminate non-recurring expenses incurred by UIRT, including legal fees related to defense of a shareholder derivative lawsuit and fees payable by UIRT to advisors in connection with the acquisition.

(f)	To increase interest expense to reflect the borrowings under the revolving credit facility for the cash portion of the UIRT acquisition.

(g)	To adjust depreciation to reflect the purchase adjusted basis of rental property and our depreciation policies.

LEGAL MATTERS

      The validity of the Equity One common stock to be issued in the merger will be passed upon by Ballard Spahr Andrews and Ingersoll, LLP, Baltimore, Maryland.

      Greenberg Traurig, P.A. will pass upon for Equity One whether the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the qualification of Equity One as a REIT for federal income tax purposes.

      Alston & Bird LLP will pass upon for IRT whether the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and the qualification of IRT as a REIT for federal income tax purposes.

EXPERTS

      The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to Equity One’s Current Report on Form 8-K filed on December 11, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statement schedule incorporated in this joint proxy statement/prospectus by reference to Equity One’s Annual Report on Form 10-K/A for the year ended December 31, 2001 has been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedules incorporated in this joint proxy statement/prospectus by reference to IRT’s Current Report on Form 8-K filed on December 9, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of United Investors Realty Trust as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this joint proxy statement/prospectus by reference to Equity One’s definitive proxy statement on Schedule 14A filed July 31, 2001 in connection with its special meeting of stockholders held on September 20, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

      Any stockholder proposals intended to be presented at Equity One’s 2003 annual meeting of stockholders pursuant to the provisions of Rule 14a-8 of the SEC, promulgated under the Securities Exchange Act of 1934, as amended, must be received by the secretary of Equity One at 20803 Biscayne Boulevard, Suite 301, Aventura, Florida, 33180, on or before December 30, 2002, for inclusion in Equity One’s proxy statement and form of proxy relating to the 2003 annual meeting of shareholders.

      Rule 14a-4 of the SEC’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of stockholders or the date specified by an overriding advance notice provision in the company’s bylaws. Equity One’s bylaws require at least 60 days, but not more than 90 days advance notice of business to be brought before an annual meeting of stockholders. Accordingly, for

Equity One’s 2003 annual meeting of the stockholders, a stockholder must submit such written notice to the corporate secretary on or before February 28, 2003.

      IRT does not currently expect to hold a 2003 annual meeting of shareholders because, assuming completion of the merger, IRT will be merged with and into Equity One and IRT will cease to exist as a separate legal entity. If the merger is not completed and an annual meeting is held, to be eligible for inclusion in IRT’s proxy statement and form of proxy relating to that meeting, proposals of shareholders intended to be presented at the meeting must be received by the secretary of IRT at 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, on or before December 27, 2002.

OTHER MATTERS

      As of the date of this joint proxy statement/prospectus, neither Equity One nor IRT intends to bring any other matters before the special meeting requiring action of the stockholders or shareholders, nor does it have any information that other matters will be brought before the special meeting. However, if any other matters requiring the vote of the stockholders or shareholders properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with the recommendation of Equity One’s board of directors and IRT’s board of directors or otherwise in their own discretion.

WHERE YOU CAN FIND MORE INFORMATION

      Equity One and IRT file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 25049. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by Equity One and IRT with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

      Equity One has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the common stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of Equity One filed as part of that registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

      The Securities and Exchange Commission allows us to “incorporate by reference” into this joint proxy statement/prospectus documents filed with the Securities and Exchange Commission by Equity One and IRT. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that either Equity One or IRT files with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Equity One or IRT pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the special meeting:

Equity One’s Filings
(SEC File Number 001-13499)	Periods

Annual Report on Form 10-K/A	Year ended December 31, 2001, as filed on March 12, 2002 (as amended on March 18, 2002)
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2002, as filed on May 15, 2002
Quarter ended June 30, 2002, as filed on August 14, 2002
Quarter ended September 30, 2002, as filed on November 13, 2002
Current Reports on Form 8-K	Reports filed on March 27, 2002, October 30, 2002, December 4, 2002, December 11, 2002 and December 23, 2002
Definitive Proxy Statement	Equity One’s proxy statement for its 2002 annual meeting of stockholders filed on April 29, 2002
The description of Equity One’s common stock contained in Equity One’s registration statements filed under Section 12 of the Securities Exchange Act
The consolidated financial statements of United Investors Realty Trust as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, together with the Report by the Independent Auditors and accompanying notes, are hereby incorporated in this joint proxy statement/prospectus by reference to pages F-25 to F-56 of Equity One’s definitive proxy statement on Schedule 14A filed July 31, 2001 in connection with its special meeting of stockholders held on September 20, 2001

IRT’s Filings
(SEC File Number 001-07859)	Periods

Annual report on Form 10-K	Year ended December 31, 2001, as filed on March 25, 2002 (as amended on April 9, 2002) Quarter ended March 31, 2002,
Quarterly Reports on Form 10-Q	as filed on May 14, 2002
Quarter ended June 30, 2002, as filed on August 14, 2002
Quarter ended on September 30, 2002, as filed on November 12, 2002

IRT’s Filings
(SEC File Number 001-07859)	Periods

Current Reports on Form 8-K	Reports filed on January 23, 2002, January 28, 2002, April 30, 2002, May 3, 2002, May 15, 2002, May 23, 2002, October 30, 2002 and December 9, 2002
Definitive Proxy Statement	IRT’s proxy statement for its 2002 annual meeting of stockholders filed on April 19, 2002, as amended on May 1, 2002
The description of IRT’s common stock contained in IRT’s registration statements filed under Section 12 of the Securities Exchange Act

      You may request a copy of any of the documents incorporated by reference into this joint proxy statement/prospectus by writing to or telephoning Equity One or IRT.

      Requests for documents should be directed to:

Equity One, Inc.	IRT Property Company
1696 N.E. Miami Gardens Drive	200 Galleria Parkway, Suite 1400
Miami, Florida 33179	Atlanta, Georgia 30339
Attention: Investor Relations	Attention: Investor Relations
(305) 947-1664	(770) 955-4406

WHAT INFORMATION YOU SHOULD RELY ON

      No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/prospectus or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

      This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Equity One or IRT since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Equity One was provided by Equity One and the information contained in this joint proxy statement/prospectus with respect to IRT was provided by IRT.

ANNEX A

AGREEMENT AND PLAN OF MERGER

of
IRT PROPERTY COMPANY
with and into
EQUITY ONE, INC.

October 28, 2002

A-i

A-ii

SCHEDULES AND EXHIBITS

IRT Disclosure Memorandum

Schedule 2.8	IRT Options and IRT Restrictive Stock
Schedule 3.1(a)(ii)	IRT Subsidiaries and Ownership in Other Persons
Schedule 3.1(a)(iii)	IRT Minority Ownership; Liens and Restrictions Agreements
Schedule 3.1(b)	IRT Redemption Obligations
Schedule 3.1(c)	IRT Breaches of Agreements, Violations and Obligations
Schedule 3.1(d)	IRT Undisclosed Liabilities
Schedule 3.1(f)	IRT Compliance with Laws
Schedule 3.1(g)	IRT Litigation
Schedule 3.1(h)	IRT Tax Matters
Schedule 3.1(i)	IRT Properties, Developments and Capital Expenditures
Schedule 3.1(j)	IRT Plans
Schedule 3.1(k)	IRT Payments to Employees, Officers and Directors
Schedule 3.1(l)	IRT Absence of Certain Changes or Events
Schedule 3.1(p)	IRT Environmental Matters
Schedule 3.1(q)	IRT Material Contracts and Defaults
Schedule 4.1(d)	IRT Incurrence of Indebtedness
Schedule 4.1(g)	IRT Pending Acquisitions and Sales
Schedule 5.14	IRT Assumption of Agreements

Company Disclosure Memorandum

Schedule 3.2(a)(ii)	Company Ownership in Other Persons
Schedule 3.2(a)(iii)	Company Minority Ownership; Liens and Restrictive Agreements
Schedule 3.2(b)	Company Obligation to Purchase, Redeem or Acquire Capital Stock
Schedule 3.2(c)	Company Breaches of Agreements, Violations and Obligations
Schedule 3.2(d)	Company Undisclosed Liabilities
Schedule 3.2(g)	Company Litigation
Schedule 3.2(h)	Company Tax Matters
Schedule 3.2(i)	Company Properties, Developments and Capital Expenditures
Schedule 3.2(j)	Company Plans
Schedule 3.2(l)	Company Absence of Certain Changes or Events
Schedule 3.2(p)	Company Material Contracts and Defaults
Schedule 3.2(q)	Company Compliance with Company Plans
Schedule 4.1(d)	Company Incurrence of Indebtedness
Schedule 4.1(g)	Company Pending Acquisitions and Sales
Exhibit A	Form of Claim Letter
Exhibit B	145 Affiliate Letter

A-iii

INDEX OF DEFINED TERMS

30-Day Average Trading Price
3-Day Average Trading Price
Acquisition Proposal
Acquisition Proposal Agreement
Action
Aggregate Cash Amount
Aggregate Consideration
Agreement
Articles of Incorporation
Articles of Merger
Assumed Option
Base Amount
Break-Up Expenses
Break-Up Fee
Bylaws
Cash Consideration
Cash Election
Cash Election Number
Cash Election Shares
Cash Fraction
CERCLA
Closing
Closing Date
Code
Company
Company Board
Company Closing Price
Company Common Stock
Company Insiders
Company Material Adverse Effect
Company OPUs
Company Plan
Company Properties
Company SEC Documents
Company Stockholder Approvals
Company Stockholders’ Meeting
Confidentiality Agreement
Corresponding Final Dividend
Counter Proposal
Effective Time
Election Deadline
Elections
Environmental Law
Environmental Permits
Equity Right
ERISA
Exchange Act
Exchange Agent
Exchange Fund
Exchange Ratio
Final Company Dividend
Form of Election
Form S-4
Fractional Shares
GAAP
GBCC
Governmental Entity
Hazardous Materials
Holder Representative
Indemnified Parties
Indemnifying Parties
Investment Company Act
IRT
IRT Board
IRT Common Stock
IRT Development Properties
IRT Disclosure Memorandum
IRT Future Development Properties
IRT Material Adverse Effect
IRT Option
IRT OPUs
IRT Partners
IRT Partners Agreement
IRT Permits
IRT Plans
IRT Preferred Stock
IRT Properties
IRT Rights Agreement
IRT SEC Documents
IRT Shareholders’ Meeting
Joint Proxy Statement
Knowledge
Liabilities
Lien
LLC Interests
Mailing Date
Merger
Merger Consideration
MGCL
Mixed Consideration
Mixed Election
NAREIT
New Certificates
No Election Shares
Non-Employee Directors
North Port
North Port Agreement
Old Certificates
Other Investment Interests
Partnership Interests
Payor
Person
Preferred Stock
Private Placement
Proceeding
Property Restrictions
Qualifying Income
Recipient
REIT Income Requirements
REITs
Representative
Restrictive Agreements
Rights
Rule 145 Affiliates
Sarbanes-Oxley Act
SDAT
SEC
Section 16 Information
Securities Act
Stock Consideration
Stock Election
Subsidiary
Surviving Corporation
Takeover Laws
Tax Adjustment
Transfer
Trust Indenture Act
Violation
Withdrawal Date

A-iv

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated October 28, 2002 (this “Agreement”), by and between IRT PROPERTY COMPANY, a Georgia corporation (“IRT”), and EQUITY ONE, INC., a Maryland corporation (the “Company”).

W I T N E S S E T H :

      WHEREAS, the respective Boards of Directors of IRT and the Company have determined that it is in the best interests of their respective shareholders or stockholders for the Company to acquire IRT by means of the merger of IRT with and into the Company, upon the terms and subject to the conditions set forth herein (the “Merger”);

      WHEREAS, the respective boards of directors of IRT and the Company have approved the Merger and this Agreement and all of the transactions contemplated hereby;

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a purchase of IRT by the Company;

      WHEREAS, concurrently with the execution of this Agreement certain stockholders of the Company have executed a Voting Agreement, dated as of the date of this Agreement, whereby they agree, among other things, to vote the shares of Company Common Stock and IRT Common Stock beneficially owned by them in favor of the Company Stockholder Approvals at the Company Stockholders’ Meeting and in favor of the IRT Shareholder Approval at the IRT Shareholders’ Meeting, as applicable;

      WHEREAS, concurrently with the execution of this Agreement certain shareholders of IRT have executed a Voting Agreement, dated as of the date of this Agreement, whereby they agree, among other things, to vote the shares of Company Common Stock and IRT Common Stock beneficially owned by them in favor of the Company Stockholder Approvals at the Company Stockholders’ Meeting and in favor of the IRT Shareholder Approval at the IRT Shareholders’ Meeting, as applicable; and

      WHEREAS, IRT and the Company desire to make certain representations, warranties and agreements in respect of the Merger and also prescribe various conditions thereto.

      NOW, THEREFORE, in consideration of the mutual premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, articles of merger (the “Articles of Merger”) shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the State Department of Assessments and Taxation of Maryland (the “SDAT”) for filing as provided in Section 3-107 of the Maryland General Corporation Law, as amended (the “MGCL”), and the Secretary of State of the State of Georgia for filing as provided in Section 14-2-1105 of the Georgia Business Corporation Code, as amended (the “GBCC”), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing and acceptance for record of the Articles of Merger with the SDAT and the Georgia Secretary of State, or at such other date and time subsequent thereto as expressly provided in the Articles of Merger (the “Effective Time”).

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., Eastern time, no later than the third business day next following the waiver or satisfaction, as applicable, of the last to occur of the conditions set forth in Article VI (the “Closing Date”), at such date, time and place as is mutually agreed to by the parties hereto.

      SECTION 1.3 Effects of the Merger.

           (a) At the Effective Time, IRT shall be merged with and into the Company, and thereupon, the separate corporate existence of IRT shall cease and the Company shall survive and continue to exist as a Maryland corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

           (b) At the Effective Time, the effect of the Merger shall be as provided in the MGCL and GBCC; to wit, without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, assets, businesses, rights, interests, privileges, powers, licenses and franchises of IRT thereupon shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions, disabilities and duties of IRT (“Liabilities”) thereupon shall become the Liabilities of the Surviving Corporation.

           (c) Notwithstanding the foregoing, the Company and IRT may, upon mutual agreement, at any time prior to the Effective Time, change the method of effecting the combination of the Company and IRT (including, without limitation, the provisions of this Article I) if and to the extent they deem such change to be desirable, including, without limitation, to provide for a merger of IRT directly with and into a wholly owned subsidiary of the Company, in which either IRT or such subsidiary is the surviving corporation; provided, however, that no such change shall (i) alter or change the amount, method of calculating or kind of Merger Consideration (as defined below) to be issued to holders of IRT Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of IRT’s shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

      SECTION 1.4     Organizational Instruments. The charter of the Company, as amended, shall be the “Articles of Incorporation” of the Surviving Corporation from and after the Effective Time until thereafter duly amended or restated in accordance with the MGCL. The Amended and Restated Bylaws of the Company shall be the “Bylaws” of the Surviving Corporation from and after the Effective Time until thereafter duly amended or restated in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the MGCL.

      SECTION 1.5     Directors. All of the directors of the Company plus one director of IRT who shall be elected to the Company’s board of directors in accordance with Section 5.16 below shall constitute the entire board of directors of the Surviving Corporation. Each such director shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

      SECTION 1.6     Officers. The officers of the Company shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; CONVERSION

AND EXCHANGE OF CAPITAL STOCK

      SECTION 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company or IRT:

           (a) Common Stock of the Company. Each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger, and, together with the securities converted into Company Common Stock pursuant to Section 2.1(c) and the shares of Company Common Stock issued in the Private Placement, shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Corporation.

           (b) Cancellation of Certain Stock. All shares of common stock of IRT, par value $1.00 per share (the “IRT Common Stock”), together with all associated “Rights” issued under that certain IRT Shareholders Protection Rights Agreement dated as of August 21, 1998, as amended to the Effective Time (the “IRT Rights Agreement”), between IRT and SunTrust Bank, Atlanta, as rights agent, that are owned or held by IRT as treasury stock and all shares of IRT Common Stock owned by the Company or any Subsidiary of IRT or the Company (collectively, “Treasury Stock”), shall automatically be canceled and retired and shall cease to exist and no capital stock or other interests of the Company or any Subsidiary of the Company or any other consideration (whether consisting of cash, property, or any combination thereof) shall be delivered in exchange therefor.

           As used in this Agreement, a “Subsidiary” of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns or holds (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such Person. As used in this Agreement, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

           (c) Conversion Of IRT Common Stock; Merger Consideration. Subject to the provisions of this Article II, each share of IRT Common Stock, other than Treasury Stock, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $12.15 in cash (the “Cash Consideration”) or (ii) 0.9 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Company Common Stock (the “Stock Consideration”) or (iii) the right to receive a combination of cash and shares of Company Common Stock determined in accordance with Section 2.2 (the “Mixed Consideration”). The Cash Consideration, the Stock Consideration and the Mixed Consideration, together with any cash in lieu of fractional shares of Company Common Stock to which a holder of IRT Common Stock has the right to receive pursuant to Section 2.4 (“Fractional Shares”), is referred to collectively herein as the “Merger Consideration.”

      SECTION 2.2     Election Procedure.

           (a) Election. Subject to Sections 2.2(b) and (f), each record holder of shares of IRT Common Stock immediately prior to the Effective Time shall be entitled to elect to receive Cash Consideration (a “Cash Election”), Stock Consideration (a “Stock Election”) or Mixed Consideration (a “Mixed Election”; Cash Elections, Stock Elections and Mixed Elections are collectively referred to as “Elections”) for such holder’s shares of IRT Common Stock. Elections shall be made in accordance with Section 2.2(c) below on a form designed for that purpose (a “Form of Election”), which Form of Election shall be in such form as IRT and the Company shall mutually agree.

           (b) Proration. Notwithstanding the provisions of Section 2.2(a) and subject to Section 2.2(f), the aggregate number of shares of IRT Common Stock that may be converted into Cash Consideration in the Merger (the “Cash Election Shares”), whether by Cash Elections or Mixed Elections, together with any Fractional Shares, shall not exceed 50% of the total number of shares of IRT Common Stock issued and outstanding as of the Effective Time (the “Cash Election Number”). If the sum of the Cash Election Shares and the Fractional Shares exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the “Cash Fraction”), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Company Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

           (c) Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to such paying and exchange agent (which shall be a commercial bank or trust company) as IRT and the Company shall mutually agree (the “Exchange Agent”), and accompanied by the certificates representing the shares of IRT Common Stock (“Old Certificates”) as to which an Election is being made (or by an appropriate guarantee of delivery of such Old Certificate signed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). A holder of record of shares of IRT Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Holder Representative”) may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the shares of IRT Common Stock held by such Holder Representative for a particular beneficial owner. The Company shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. Any good faith decision of the Company (or the Exchange Agent) in such matters shall be conclusive and binding. The Company (or the Exchange Agent) shall, to the extent commercially practicable, promptly notify IRT of any defect in a Form of Election other than an immaterial defect disregarded in good faith by the Company (or the Exchange Agent). Neither the Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.2, and all such computations shall be conclusive and binding on the holders of shares of IRT Common Stock.

           (d) No Election Shares. For the purposes hereof, a holder of shares of IRT Common Stock (the “No Election Shares”) who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline (as defined below) shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. In addition, if the Company or the Exchange Agent shall determine that any purported Election was not properly made, the holder of shares IRT Common Stock subject to such improperly made Election shall also be treated as No Election Shares. No Election Shares may be treated by the Company in its sole discretion as Cash Election Shares or Stock Election Shares, or a combination thereof.

           (e) Election Deadline. IRT and the Company shall each use its reasonable best efforts to cause copies of the Form of Election to be mailed on the Mailing Date (as defined below) to each holder of record of shares of IRT Common Stock (other than holders of Treasury Stock) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger and to make the Form of Election available to all persons who become record holders of shares of IRT Common Stock subsequent to the date of such mailing. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of IRT Common Stock. In order to be effective, a Form of Election must be received by the Exchange Agent by 5:00 p.m., Eastern time, on the date immediately prior to the IRT Shareholders’ Meeting, or such other time and date as IRT and the Company may mutually agree (the “Election Deadline”). All Elections may be revoked in writing by the record holders submitting Forms of Election at any time prior to the Election Deadline.

           (f) Tax Adjustment. Notwithstanding anything in this Article II to the contrary, the sum of (i) the aggregate amount of cash that will be paid in the Merger as Cash Consideration, (ii) any cash amounts to be paid pursuant to Section 2.4 for Fractional Shares, (iii) any other amounts paid by the Company or IRT to or on behalf of any shareholder of IRT in connection with the sale, redemption or other disposition of any shares of capital stock of IRT in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), and (iv) the amount of any extraordinary dividend, including any Final IRT Dividend (as defined below), distributed by IRT prior to and in connection with the Merger for purposes of Treasury Regulation Section 1.368-1T(e) (the sum of such amounts in (i)-(iv), the “Aggregate Cash Amount”) shall not exceed 60% of the Aggregate Consideration. The “Aggregate Consideration” shall be equal to the sum of (i) the number of shares of Company Common Stock to be issued in the Merger times the Company Closing Price, plus (ii) the Aggregate Cash Amount. The “Company Closing Price” means the weighted average trading price per share of the Company Common Stock on the New York Stock Exchange (composite transactions list) for all transactions occurring on the Closing Date. If the Aggregate Cash Amount as so calculated would exceed 60% of the Aggregate Consideration, the Company shall decrease the Cash Election Number thereby increasing the aggregate number of shares of IRT Common Stock to be exchanged for Company Common Stock in the Merger at the Exchange Ratio on a proportionate basis such that the Aggregate Cash Amount would not exceed 60% of the Aggregate Consideration (the “Tax Adjustment”).

      SECTION 2.3     Rights As Shareholders; Stock Transfers. At the Effective Time, holders of IRT Common Stock shall cease to be, and shall have no rights as, shareholders of IRT, other than to receive any dividend or other distribution with respect to IRT Common Stock with a record date occurring prior to the Effective Date and the Merger Consideration provided in this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of IRT or the Surviving Corporation of shares of IRT Common Stock.

      SECTION 2.4     Fractional Shares. Notwithstanding any other provision hereof, no certificates for Fractional Shares, or other evidence of ownership thereof, will be issued in the Merger; instead, the Company shall pay to each holder of IRT Common Stock who would otherwise be entitled to a Fractional Share (after taking into account all of the shares of IRT Common Stock represented by all of the Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Company Closing Price.

      SECTION 2.5     Exchange Procedures.

           (a) Deposit of Exchange Fund. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of IRT Common Stock, for exchange in accordance with this Article II, an amount of cash and certificates or book-entry securities representing shares of Company Common Stock (“New Certificates”) required to effect the conversion of IRT Common Stock into Company Common Stock and cash in accordance with Sections 2.1(c), 2.3, 2.5(b) and 2.6 (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the “Exchange Fund”).

           (b) Exchange of Certificates. As promptly as practicable after the Effective Date, the Company shall send or cause to be sent to each former holder of record of shares of IRT Common Stock that did not otherwise make an Election (other than Treasury Stock) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s Old Certificates for the Merger Consideration set forth in this Article II. The Company shall cause the New Certificates representing Company Common Stock into which shares of a holder’s IRT Common Stock are converted on the Effective Date and/or a check in respect of the Cash Consideration into which shares of a holder’s IRT Common Stock are converted at the Effective Time and any Fractional Shares or dividends or distributions which such Person shall be entitled to receive (including any Final IRT Dividend) to be delivered to such holder who shall have delivered to the Exchange Agent Old Certificates (whether in connection with the Form of Election or with the above described transmittal materials) representing such shares of IRT Common Stock (or indemnity reasonably satisfactory to the Company and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned of record immediately prior to the Effective Time by such holder. No interest will be paid on any such Cash Consideration, cash to be paid in lieu of Fractional Shares or dividends or distributions which any such Person shall be entitled to receive pursuant to this Article II upon such delivery.

           (c) Unclaimed Certificates. If Old Certificates are not surrendered or consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration and any unpaid dividends or distributions thereon shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Company (and to the extent not in its possession shall be paid over to the Company), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of IRT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (d) Distributions in Respect of Unclaimed Certificates. No dividends or other distributions with respect to Company Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of IRT Common Stock converted in the Merger into the right to receive shares of such Company Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor after having complied with the procedures set forth in this Section 2.5, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates after having complied with the procedures set forth in this Section 2.5. After becoming so entitled and after having complied with this Section 2.5, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had otherwise become payable with respect to shares of Company Common Stock such holder had the right to receive upon surrender of the Old Certificate.

           (e) Disposition of Unclaimed Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of IRT for twelve months after the Effective Time shall be returned by the Exchange Agent to the Company if the Company so requests. In the event of the return of such Exchange Fund to the Company, subject to Section 2.5(c), any shareholders of IRT who have not heretofore complied with this Article II shall thereafter look only to the Company for payment of the Merger Consideration, cash in lieu of any Fractional Shares, and unpaid dividends and distributions on IRT Common Stock or Company Common Stock deliverable in respect of each share of IRT Common Stock such shareholder holds immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case, without any interest thereon.

           (f) Investment of Exchange Fund. The Company may cause the Exchange Agent to invest the cash included in the Exchange Fund in short-term obligations of, or fully guaranteed by, the United States of America, investment grade commercial paper or other similar investments, but in any event the Company shall ensure that the terms and conditions of any such investment shall be such as to permit the Exchange Agent to make prompt payments of the Merger Consideration as contemplated by this Agreement. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Company shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events, so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

           (g) Lost or Stolen Certificates. If any Old Certificate shall have been lost, stolen or destroyed, then upon (i) the receipt of a duly notarized affidavit of such fact by the person claiming such Old Certificate to be lost, stolen or destroyed, (ii) the posting by such person of a bond or similar surety instrument in such reasonable amount as the Surviving Corporation or Exchange Agent may require as indemnity against any claim that may be made against it with respect to such Old Certificate and (iii) the receipt of any other documents or instruments necessary to evidence and effect the exchange, the Exchange Agent shall issue and/or pay the Merger Consideration in exchange for such lost, stolen or destroyed Old Certificate.

           (h) Withholding Taxes. The Company shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the Merger Consideration payable to a holder of IRT Common Stock, all withholding and stock transfer taxes. To the extent such amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the holder of IRT Common Stock in respect of whom such deduction and withholding was made by the Company.

           (i) Expenses of Exchange Agent. The Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

      SECTION 2.6     Final Dividends. If and to the extent necessary for IRT to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of IRT ending at the Effective Time of the Merger (and to avoid the payment of any tax with respect to undistributed income or gain), IRT shall declare a dividend on each share of IRT Common Stock (the “Final IRT Dividend”), the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit IRT to satisfy such requirements. If IRT determines that it is necessary to declare the Final IRT Dividend, IRT shall notify the Company at least 20 days prior to the scheduled date for the IRT Shareholders’ Meeting, and the Company shall be entitled to declare a dividend per share payable to holders of shares of the Company Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share of Company Common Stock equal to the quotient obtained by dividing (x) the Final IRT Dividend paid by IRT with respect to each share of IRT Common Stock by (y) the Exchange Ratio (“Corresponding Final Dividend”). The dividends payable hereunder to the holders of IRT Common Stock shall be paid upon presentation of the Old Certificates for exchange in accordance with this Article II. In addition, notwithstanding anything in Section 2.1(c) to the contrary, following the declaration of a Final IRT Dividend in connection with this Section 2.6, the Cash Consideration shall be reduced by an amount equal to the per share amount of the IRT Final Dividend.

      SECTION 2.7     Adjustment of Exchange Ratio. In the event of any stock split, combination, reclassification or stock dividend with respect to Company Common Stock, any change or conversion of Company Common Stock into other securities or any other dividend or distribution with respect to Company Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice, the Corresponding Final Dividend and any dividend issued in accordance with Section 5.13(b)) and any distribution by the Company of shares of capital stock of any of its affiliates, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references in this Agreement to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

      SECTION 2.8     Stock Options. (a) Immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of IRT Common Stock (an “IRT Option”) granted under any IRT Plan (as defined below) (other than any “Stock Purchase Plan” within the meaning of Section 423 of the Code), shall, whether or not then vested or exercisable, become and represent an option to purchase the number of shares of Company Common Stock (an “Assumed Option”) rounded up to the nearest whole share, determined by multiplying: (x) the number of shares of IRT Common Stock subject to such option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per share of Company Common Stock (increased to the nearest whole cent) equal to the exercise price per share of IRT Common Stock immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any IRT Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, each Assumed Option shall vest only to the extent required by the terms of the underlying IRT Option. If no automatic vesting requirement is set forth in the underlying IRT Option or other agreement, then the Assumed Option shall be subject to the same vesting schedule and be exercisable upon the same terms and conditions as were applicable to the related option immediately prior to the Effective Time. As soon as reasonably practical, the Company shall register under the Securities Act on Form S-8 or another appropriate SEC form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) all shares of Company Common Stock issuable pursuant to all Assumed Options. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery in connection with the Assumed Options. Schedule 2.8 of the IRT Disclosure Memorandum contains a true and complete list of all IRT Options and shares of restricted capital stock of IRT issued and outstanding on the date of this Agreement and the vesting schedules and exercise prices of such IRT Options and shares of restricted stock.

      (b) The 1998 Long-Term Incentive Plan of IRT and the IRT 1989 Stock Option Plan (the “IRT Stock Option Plans”) shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of each share of IRT Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Company Common

Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and IRT agree to submit the amendments to the IRT Stock Option Plans to their respective stockholders, if such submission is determined to be necessary by counsel to the Company or IRT after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      SECTION 3.1     Representations and Warranties of IRT. IRT hereby represents and warrants to the Company as follows:

      (a) Organization, Standing and Power. (i) IRT is a corporation duly organized, validly existing and in good standing under the laws of Georgia, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have an IRT Material Adverse Effect. For the purposes of this Agreement, “IRT Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has or would have a material adverse impact on (A) the financial position, business or results of operations of IRT and its Subsidiaries, taken as a whole, or (B) the ability of IRT to perform its obligations under this Agreement and to consummate the Merger or the other transactions contemplated by this Agreement; provided that an IRT Material Adverse Effect shall not be deemed to include the effect of (a) changes in laws of general applicability or interpretations thereof by courts or other governmental authorities, (b) changes in generally accepted accounting principles or accounting principles generally applicable to real estate investment trusts (“REITs”), or any standard or customary calculation of funds from operations specified by the National Association of Real Estate Investment Trusts (“NAREIT”), (c) general economic conditions or conditions generally affecting the REIT industry, which in the case of (a)-(c) do not have a materially more adverse effect on IRT than that of similarly situated companies.

                (ii) Except for shares of common stock of, or limited liability company member interests or other similar interests (“LLC Interests”) or partnership interests or limited partnership interests (“Partnership Interests”) in, IRT’s Subsidiaries, and except as set forth on Schedule 3.1(a)(ii) of the disclosure memorandum, dated as of the date hereof, delivered by IRT to the Company prior to the execution of this Agreement setting forth certain matters referred to in this Agreement (the “IRT Disclosure Memorandum”), IRT does not own as of the date of this Agreement of record or beneficially, directly or indirectly, (A) any shares of outstanding capital stock, LLC Interests, Partnership Interests or other securities convertible into or exchangeable or exercisable for any capital stock or LLC Interests or Partnership Interest of any other person or entity or (B) any participating or economic interest in any partnership, joint venture, trust or other non-corporate business enterprise (“Other Investment Interests”). Each Subsidiary of IRT is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so qualified would not have an IRT Material Adverse Effect. Each Subsidiary of IRT as of the date of this Agreement and its jurisdiction of incorporation or organization is set forth on Schedule 3.1(a)(ii) of the IRT Disclosure Memorandum.

                (iii) All of the outstanding shares of capital stock, all LLC Interests and all Partnership Interests of each Subsidiary of IRT, as applicable, held by IRT or a Subsidiary of IRT have been duly authorized, are validly issued, and in the case of shares of capital stock, fully paid and nonassessable and, except as set forth on Schedule 3.1(a)(iii) of the IRT Disclosure Memorandum, are owned by IRT or by a wholly owned Subsidiary of IRT, free and clear of all Liens, and there are no proxies outstanding, shareholder agreements, voting trusts or other agreements or restrictions on the voting, holding or transfer (“Restrictive Agreements”) affecting any such shares, LLC Interests, Partnership Interests or Other Investment Interests.

                For the purposes of this Agreement, “Lien” shall mean any conditional sale agreement, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property taxes and charges not yet due and payable, and (ii) mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other Liens, which individually or in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property or asset subject thereto or thereby or materially reduce the marketability of any property for such use, and do not otherwise have an IRT or Company Material Adverse Effect (as defined below), as applicable.

           (b) Capital Structure. The authorized capital stock of IRT consists of 150,000,000 shares of IRT Common Stock, of which 34,197,736 shares were outstanding as of September 30, 2002, and 10,000,000 shares of preferred stock, $1.00 par value (the “IRT Preferred Stock”), none of which are outstanding. All of the outstanding shares of IRT Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for (i) IRT Options to purchase an aggregate of 928,088 shares of IRT Common Stock granted pursuant to the IRT Plans, and outstanding as of the date hereof, and (ii) the right of the limited partners of IRT Partners, L.P., a Georgia limited partnership (“IRT Partners”), to convert the limited partnership units (“IRT OPUs”) of IRT Partners, upon the terms and subject to the satisfaction of certain conditions contained in the Limited Partnership Agreement of IRT Partners dated August 12, 1998 (the “IRT Partners Agreement”), into an aggregate of 816,000 shares of IRT Common Stock as of the date hereof, no arrangement, subscription, warrant, call, commitment, agreement, scrip, understanding, option, convertible security, stock appreciation (or depreciation) or other right (contingent or otherwise) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of any class or series of capital stock (“Equity Right”) of IRT or any of its Subsidiaries is authorized or outstanding as of the date of this Agreement and there is not outstanding or in effect as of the date of this Agreement any commitment, agreement, plan, arrangement or understanding (whether oral or written) of IRT or any of its Subsidiaries to issue any such Equity Rights or to distribute to holders of any class or series of its capital stock any evidences of indebtedness or assets. Neither IRT nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than as required by REITs generally under the Code or as set forth on Schedule 3.1(b) of the IRT Disclosure Memorandum). As of the date of this Agreement, the authorized capital stock, the authorized LLC Interests, the authorized Partnership Interests and the authorized Other Investment Interests, as applicable, of each Subsidiary of IRT consist in their entirety of the shares, the LLC Interests, the Partnership Interests and the Other Investment Interests described on Schedule 3.1(a)(ii) of the IRT Disclosure Memorandum, all of which shares and interests are issued and outstanding and owned beneficially and of record by IRT or through wholly owned Subsidiaries of IRT. Schedule 3.1(b) of the IRT Disclosure Memorandum lists all Restrictive Agreements affecting shares of IRT Common Stock or the holders thereof known to IRT.

           (c) Authority. IRT has all requisite power and authority to enter into this Agreement and, subject to the IRT Shareholder Approval (as defined below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of IRT and the consummation by IRT of the Merger and the other transactions contemplated hereby has been duly authorized by all necessary action on the part of IRT, subject to the IRT Shareholder Approval. This Agreement has been duly executed and delivered by IRT and constitutes the valid and binding obligation of IRT enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation by IRT of the Merger and the transactions contemplated by this Agreement will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material right, entitlement or benefit under, or the creation or imposition of any Lien on or against any assets or properties of the Company or any of its Subsidiaries (any such conflict, breach, violation, default, right of termination, cancellation, acceleration, loss, creation or imposition, hereafter a “Violation”) of (i) any provision of the articles of incorporation, bylaws or analogous instruments of governance, operation or formation of IRT or any of its Subsidiaries presently in effect or, (ii) except as disclosed in Section 3.1(c) of the IRT Disclosure Memorandum, any loan or credit agreement, note, mortgage, indenture, lease, IRT Plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, pronouncement, edict, statute, law, ordinance, rule or regulation applicable to IRT or any of its Subsidiaries or their respective properties or assets, except in the case of this clause (ii) for any such Violation which would not reasonably be expected to have an IRT Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a “Governmental Entity”) is required by or with respect to IRT or any of its Subsidiaries in connection with the execution and delivery of this Agreement by IRT or the consummation by IRT of the Merger or the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have an IRT Material Adverse Effect, except for (i) the filing with the Securities and Exchange Commission (“SEC”) of the Form S-4 (as defined below) and the Joint Proxy Statement (as defined below) in definitive form relating to the IRT Shareholders’ Meeting to vote upon the IRT Shareholder Approval, and such reports under the Exchange Act (as defined below) as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, and the obtaining from the SEC of such effectiveness and other orders as may be required in respect of the Form S-4, (ii) the filing of the Articles of Merger and such other appropriate documents with the SDAT and the Georgia Secretary of State and other relevant authorities of jurisdictions in which IRT is qualified to transact business, and (iii) compliance with and filings required by the rules and regulations of the New York Stock Exchange. The Board of Directors of IRT (the “IRT Board”) has unanimously approved this Agreement, the Merger and all of the transactions contemplated hereby and thereby and, subject to Sections 4.1(f)(iii) and 5.1(c)(ii) below, has resolved unanimously to recommend that holders of IRT Common Stock approve, adopt and vote in favor of the IRT Shareholder Approval.

           (d) IRT SEC Documents. IRT has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by IRT and each of its Subsidiaries with the SEC since January 1, 2000 (as such documents have been amended to date, the “IRT SEC Documents”) which are all the documents (other than preliminary material) that IRT was required to file with the SEC since such date. As of their respective dates, the IRT SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as the case may be, and the rules and regulations thereunder, and none of the IRT SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the IRT SEC Documents not constituting Securities Act Registration Statements in light of the circumstances under which they were made), not misleading. The consolidated financial statements of IRT included in the IRT SEC Documents comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto or, in the case of the unaudited or interim statements, as permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited or interim statements, to normal and recurring audit adjustments) the consolidated financial position of IRT and its Subsidiaries as at the dates thereof and the consolidated results of their operations, shareholders’ equity and cash flows for the periods then ended. Except as set forth on Schedule 3.1(d) of the IRT Disclosure Memorandum, since December 31, 2001, neither IRT nor any of its Subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger and the transactions contemplated thereby, (iii) liabilities of a type that is the subject of any other representation of IRT, e.g., environmental or litigation matters, etc., and (iv) liabilities and obligations which would not reasonably be expected to, individually or in the aggregate, result in an IRT Material Adverse Effect. Neither IRT nor any of its Subsidiaries has directly or indirectly guaranteed any obligation or other liability of any third-party (other than any affiliate of IRT as described in the IRT SEC Documents).

           (e) Information Supplied. None of the information supplied by IRT for inclusion or (to the extent permitted by applicable rules of the SEC) incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is declared effective by the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading and (ii) the Joint Proxy Statement shall, at the date first mailed to holders of IRT Common Stock through and including the date of the IRT Shareholders’ Meeting, contain any untrue statement of a material fact about IRT or omit to state any material fact about IRT required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to IRT or any of its affiliates or Subsidiaries occurs which is required to be described in any amendment of or supplement to the Form S-4 or the Joint Proxy Statement, such event promptly shall be so described and such amendment or supplement promptly shall be filed with the SEC and, as required by applicable law (including applicable rules and regulations of the SEC and New York Stock Exchange), delivered to the holders of IRT Common Stock. The Joint Proxy Statement shall, on the date first mailed to holders of IRT Common Stock through and including the date of the IRT Shareholders’ Meeting, comply as to form in all material respects with all applicable rules and regulations under the Securities Act and the Exchange Act. All applications, filing and documents that IRT or any of its Subsidiaries or any of their affiliates is responsible for filing with any Governmental Entity in connection with this Agreement or the transaction contemplated hereby shall comply as to form in all material respects with all applicable laws and regulations.

           (f) Compliance with Applicable Laws. IRT and its Subsidiaries hold all consents, permits, licenses, franchises, variances, exemptions, registrations qualifications, dispensations concessions, orders, permissions, authorizations and approvals of all Governmental Entities which are material to the operation of their respective businesses (the “IRT Permits”). IRT and its Subsidiaries are in compliance with the terms of the IRT Permits, except where the failure so to comply would not reasonably be expected to have an IRT Material Adverse Effect. Except as set forth on Schedule 3.1(f) of the IRT Disclosure Memorandum, the respective businesses of IRT and its Subsidiaries are not being conducted in violation of any statute, judgment, writ, order, decree, edict, pronouncement, law, ordinance or regulation of any Governmental Entity, except for violations which do not, and would not reasonably be expected to have an IRT Material Adverse Effect. No investigation or review by any Governmental Entity with respect to IRT or any of its Subsidiaries is pending or, to the knowledge of IRT, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

           (g) Litigation. Except as set forth on Schedule 3.1(g) of the IRT Disclosure Memorandum, there is no investigation, suit, action, arbitration, complaint or proceeding (each, a “Proceeding”) pending or, to the knowledge of IRT, threatened against or affecting IRT or any of its Subsidiaries or their respective assets, which, if determined adversely to IRT or any of the Subsidiaries would reasonably be expected to have an IRT Material Adverse Effect; nor is there any judgment, decree, writ, order, edict, pronouncement, injunction, rule or order of any Governmental Entity or arbitral authority outstanding against IRT or any of its Subsidiaries having, or which would reasonably be expected to have an IRT Material Adverse Effect.

           (h) Taxes.

                (i) IRT and each of its Subsidiaries has timely filed all material tax returns required to be filed by it and has paid (or IRT has paid on its behalf) all taxes required to be paid as shown on such returns. The most recent financial statements contained in the IRT SEC Documents reflect an adequate reserve for all taxes payable by IRT and its Subsidiaries accrued through the date of such financial statements. Since January 1, 1997, neither IRT nor any of its Subsidiaries has incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Code. No event has occurred and no condition exists which presents a risk that any material tax liability described in the preceding sentence could be imposed upon IRT and its Subsidiaries. No material deficiencies for any taxes have been proposed, asserted or assessed by any taxing jurisdiction against IRT or any of its Subsidiaries. No requests for waivers of the time to assess taxes are pending and no tax returns of IRT or any of its Subsidiaries have been or are currently being audited by any taxing jurisdiction. There are no tax Liens on any asset of IRT or any of its Subsidiaries other than Liens for current taxes not past due and payable. None of IRT’s federal income tax returns has been the subject of an audit by the IRS.

                (ii) IRT (A) for all taxable years commencing with 1997, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (B) has operated since December 31, 2001 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for each taxable year ending before or on the later of December 31, 2002 and the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to IRT’s knowledge, no such challenge is pending or threatened. Each Subsidiary of IRT which is a partnership, joint venture or limited liability company either (1)(x) has been treated since the later of its formation and the acquisition by IRT of a direct or indirect interest therein and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (y) has not since the later of its formation and the acquisition by IRT of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause IRT to violate Section 856(c)(4) of the Code or (2)(x) met the conditions set forth in clause (1)(x) and (1)(y) as of December 31, 2001 and (y) as of December 31, 2002, will be treated for federal income tax purposes as a corporation and will qualify as a taxable REIT Subsidiary under Section 856(l) of the Code. Each Subsidiary of IRT which is a corporation (aa) has been since its formation (or, if later, since its acquisition by IRT) a qualified REIT subsidiary under Section 856(i) of the Code or (bb) as of December 31, 2002, will qualify as a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 3.1(h) hereto, neither IRT nor any Subsidiary of IRT holds any asset (xx) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (yy) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                (iii) To the knowledge of IRT, as of the date hereof, IRT is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

                (iv) IRT and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of taxes and the payment thereof to appropriate authorities, including taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Section 1441 or 1442 of the Code or similar provisions under foreign law.

                (v) Neither IRT nor any of its Subsidiaries is a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing a consolidated federal income tax return (on a consolidated, combined, unitary or other similar state, local or foreign tax return) or has any tax liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

                (vi) During the five-year period ending on the date hereof, IRT has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                (vii) IRT does not have and has not had a permanent establishment in any foreign country as defined in any applicable income tax treaty or convention between the United States and such foreign country.

                (viii) IRT has not taken or agreed to take any action, and does not have any knowledge of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                (ix) For purposes of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, windfall profits, ad valorem, stamp, severance, occupation, premium, customs duties, commercial rent, capital stock, paid-up capital, value added, unemployment, disability, alternative or add-on minimum, single business, social security, registration, estimated, environmental, employment, use, real or personal property, withholding, excise and other taxes, imposts, duties or assessments of any kind and nature whatsoever, together with all interest, penalties, charges and additions to taxes imposed with respect to such amounts.

(i) Properties.

                (i) Schedule 3.1(i) of the IRT Disclosure Memorandum contains a true and complete list of all of the real properties in which IRT has an interest (the “IRT Properties”). Except as set forth on Schedule 3.1(i) of the IRT Disclosure Memorandum, either IRT or one of its Subsidiaries owns fee simple title to each of the IRT Properties, except where the failure to own such title would not have an IRT Material Adverse Effect.

                (ii) The IRT Properties are not subject to any Liens or Property Restrictions. For the purposes of this Agreement, “Property Restrictions” shall mean any rights of way, agreements, laws, ordinances and regulations affecting building use, occupancy or access, or reservations of an interest in title, except for Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties or the IRT Properties, as applicable, subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect or IRT Material Adverse Effect, as applicable.

                (iii) Valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring IRT’s or its applicable Subsidiary’s fee simple title or leasehold estate, as the case may be, to the IRT Properties in amounts which are approximately equal to the purchase price thereof paid by IRT or the applicable Subsidiary of IRT therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an IRT Material Adverse Effect.

                (iv) IRT has:

(A) not failed to obtain a certificate, permit or license from any Governmental Entity having jurisdiction over any of the IRT Properties where such failure would reasonably be expected to have an IRT Material Adverse Effect and no knowledge of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an IRT Material Adverse Effect,

(B) not received any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the IRT Properties issued by any Governmental Entity which would reasonably be expected to have an IRT Material Adverse Effect, and

(C) no knowledge of (1) any structural defects relating to any of the IRT Properties, (2) any IRT Properties the building systems of which are not in working order, (3) physical damage to any IRT Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a commercially reasonable deduction or retention limit) or zoning or building code violations, except such structural defects, building systems not in working order, physical damage and violations, which, singly or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect.

                (v) Except as set forth in Schedule 3.1(i) of the IRT Disclosure Memorandum, neither IRT nor any of the Subsidiaries of IRT has received any written or published notice to the effect that (A) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the IRT Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the IRT Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, singly or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect.

           (vi) All properties under development or construction by IRT or its Subsidiaries as of the date hereof (the “IRT Development Properties”) and all properties proposed for acquisition, development or commencement of construction prior to the Effective Time by IRT and its Subsidiaries as of the date hereof (the “IRT Future Development Properties”) are listed in Schedule 3.1(i) of the IRT Disclosure Memorandum. All material executory agreements entered into by IRT or any of its Subsidiaries relating to the development or construction of the IRT Development Properties or the IRT Future Development Properties are listed in Schedule 3.1(i) of the IRT Disclosure Memorandum.

           (vii) Schedule 3.1(i) of the IRT Disclosure Memorandum contains a list of all scheduled capital expenditures in excess of $100,000 for required or planned improvements, repairs or replacements as of the date hereof with respect to any IRT Property.

           (viii) Prior to the date hereof, IRT has contributed IRT Properties with an aggregate value in excess of the amount required by Section 16.3 of the Contribution Agreement dated June 26, 1998 between IRT, IRT Partners, and MIBEF Corporate Services, Inc. on behalf of Tarmarac Trust, Trust No. 101, Riverside Trust, Trust No. 102 and Charlotte Square Trust, Trust No. 103.

      (j) Benefit Plans. (i) Schedule 3.1(j) of the IRT Disclosure Memorandum contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by IRT or its Subsidiaries or by any trade or business, whether or not incorporated, that together with IRT would be deemed a “single employer” within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), for the benefit of any employee or former employee of IRT or its Subsidiaries, whether formal or informal and whether legally binding or not (the “IRT Plans”). Schedule 3.1(j) of the IRT Disclosure Memorandum identifies each of the IRT Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA.

                (ii) Except as set forth on Schedule 3.1(j) of the IRT Disclosure Memorandum or as would not reasonably expected to have an IRT Material Adverse Effect, (A) IRT is in compliance with the terms of all IRT Plans, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, and such IRT Plans are in compliance with all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities (including unfunded pension or healthcare liabilities) or obligations with respect to any such IRT Plan, whether accrued, contingent or otherwise (other than obligations by IRT and its Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the knowledge of IRT are any such liabilities or obligations expected to be incurred.

                (iii) Without limiting the foregoing, each IRT Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan and each such IRT Plan has been administered in accordance with its terms and the requirements of the Code and the regulations and rules of the IRS and the U.S. Department of Labor except as would not have an IRT Material Adverse Effect. No IRT Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code. None of IRT or any of its Subsidiary or any “party in interest” (as defined in Section 3(14) of ERISA) or any “disqualified person” (as defined in Section 4975 of the Code) with respect to any IRT Plan, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would have an IRT Material Adverse Effect.

           (k) No Payments to Employees, Officers or Directors. Schedule 3.1(k) of the IRT Disclosure Memorandum contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments will or may become payable to each employee, officer or director of IRT or any Subsidiary of IRT as a result of the Merger or a termination of service subsequent to the consummation of the Merger and the respective amounts of such payments. Except as provided in the agreements listed on Schedule 3.1(k) of the IRT Disclosure Memorandum, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of IRT or any Subsidiary of IRT. Except for the agreements listed on Schedule 3.1(k) of the IRT Disclosure Memorandum, there is no agreement or arrangement with any employee, officer or other service provider under which IRT or any Subsidiary of IRT has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals. Since July 29, 2002, no extension of credit in the nature of a personal loan has been made by IRT, directly or indirectly, to or for the benefit of any IRT director or executive officer.

           (l) Absence of Certain Changes or Events. Except as disclosed in the IRT SEC Documents or set forth on Schedule 3.1(l) of the IRT Disclosure Memorandum, since December 31, 2001, IRT and its Subsidiaries have conducted their respective businesses in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (i) any circumstance, event, occurrence, change or effect in regard to IRT that has had an IRT Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect in regards to IRT that with the passage of time would reasonably be expected to result in an IRT Material Adverse Effect, (ii) except for regular quarterly distributions not in excess of $0.235 per share of IRT Common Stock (subject to the payment of any IRT Final Dividend, if any, or the payment of any dividends pursuant to Section 5.13) with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to IRT Common Stock, (iii) any split, combination or reclassification of IRT Common Stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have an IRT Material Adverse Effect or (v) any change made prior to the date of this Agreement in accounting methods (whether for financial accounting or tax purposes), principles or practices by IRT or any of its Subsidiaries materially affecting its assets, liabilities or business, except as required by a change in GAAP.

           (m) Opinion of Financial Advisor. The IRT Board has received the opinion of Raymond James & Associates, Inc. dated the date hereof, a true and correct copy of which will be delivered (but not addressed) to the Company solely for informational purposes after receipt thereof by IRT, to the effect that as of such date the financial terms of the Merger are fair to IRT, from a financial point of view.

           (n) Brokers; Schedule of Fees and Expense. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which are described in the engagement letter dated March 8, 2001, between Raymond James & Associates, Inc. and IRT, a true, correct and complete copy of which has previously been given to the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of IRT or any of its Subsidiaries.

           (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of IRT Common Stock is necessary to adopt this Agreement, the Merger and the transactions contemplated hereby and thereby.

           (p) Environmental Matters.

                (i) “Environmental Law” mean all codes, laws (including, without limitation, common law), ordinances, regulations, reporting or licensing requirements, rules, or statutes relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”);

(iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)-(ix) of this subparagraph, (xi) any amendments to the statutes, laws or ordinances listed in parts (i)-(x) of this subparagraph, (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)-(xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental matters. “Hazardous Materials” means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos, and polychlorinated biphenyls.

                (ii) Except as set forth on Schedule 3.1(p) of the IRT Disclosure Memorandum,

(A) none of IRT, any of its Subsidiaries and, to the knowledge of IRT, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of IRT Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at IRT Properties) would, individually or in the aggregate, reasonably be expected to have an IRT Material Adverse Effect;

(B) there have been no releases of Hazardous Materials at, on, under or from (1) IRT Properties, or (2) any real property formerly owned, operated or leased by IRT or IRT Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an IRT Material Adverse Effect after giving effect to the receipt by IRT of proceeds from any existing insurance policy;

(C) (1) IRT and its Subsidiaries have complied with all Environmental Laws, and (2) neither IRT nor any of its Subsidiaries has any liability under the Environmental Laws, except in each of cases (1) and (2) to the extent a failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect; and

(D) IRT and its Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, “Environmental Permits”) except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have an IRT Material Adverse Effect. IRT and IRT Subsidiaries have timely filed applications for all Environmental Permits.

           (q) Material Contracts; Defaults.

                (i) Schedule 3.1(q) of the IRT Disclosure Memorandum sets forth all “Material Contracts” of IRT as of the date hereof as required to be disclosed or to be filed with the SEC as an exhibit to its Annual Report on Form 10-K in accordance with Item 601(b)(10) of Regulation S-X, as amended, as promulgated by the SEC.

                (ii) Except as set forth on Schedule 3.1(q) of the IRT Disclosure Memorandum, neither IRT nor any Subsidiary of IRT has received a written notice that IRT or any of its Subsidiaries is in violation of or in default under (nor to the knowledge of IRT does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract, to which it is a party or by which it or any of its properties or assets is bound, nor to the knowledge of IRT does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect.

           (r) Investment Company Act. IRT is not (and immediately after consummation of the Merger and the other transactions contemplated by this Agreement shall not be) an investment company, a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules and regulations of the SEC thereunder.

           (s) State Takeover Laws. IRT has taken all necessary action to exempt the transactions contemplated by this Agreement from the operation of any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover laws (collectively, “Takeover Laws”) provided under the GBCC or its articles of incorporation.

           (t) Shareholder Rights Agreement. Prior to the date hereof, the IRT Rights Agreement has been amended to provide that neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement will cause the Rights issued pursuant to the terms of the IRT Rights Agreement to be exercisable under the IRT Rights Agreement.

      SECTION 3.2     Representations and Warranties of the Company. The Company hereby represents and warrants to IRT as follows:

           (a) Organization, Standing and Power. (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have a Company Material Adverse Effect. For the purposes of this Agreement, “Company Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has or would have a material adverse impact on (A) the financial position, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under this Agreement and to consummate the Merger or the other transactions contemplated by this Agreement; provided that a Company Material Adverse Effect shall not be deemed to include the effect of (a) changes in laws of general applicability or interpretations thereof by courts or other governmental authorities, (b) changes in generally accepted accounting principles or accounting principles generally applicable to REITs, or any standard or customary calculation of funds from operations specified by NAREIT, or (c) general economic conditions or other conditions generally affecting the REIT industry, which in the case of (a)-(c) do not have a materially more adverse effect on the Company than that of similarly situated companies.

                (ii) Except for shares of common stock of, or LLC Interests or Partnership Interests in, the Company’s Subsidiaries, and except as set forth on Schedule 3.2(a)(ii) of the disclosure memorandum, dated as of the date hereof, delivered by the Company to IRT prior to the execution of this Agreement setting forth certain matters referred to in this Agreement (the “Company Disclosure Memorandum”), the Company does not own as of the date of this Agreement of record or beneficially, directly or indirectly, (A) any shares of outstanding capital stock, LLC Interests, Partnership Interests or other securities convertible into or exchangeable or exercisable for any capital stock or LLC Interests or Partnership Interest of any other person or entity or (B) any Other Investment Interests. Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Company Material Adverse Effect.

                (iii) All of the outstanding shares of capital stock, all LLC Interests and all Partnership Interests of each Subsidiary of the Company, as applicable, held by the Company or a Subsidiary of the Company have been duly authorized, are validly issued, and in the case of shares of capital stock, fully paid and nonassessable and, except as set forth on Schedule 3.2(a)(iii) of the Company Disclosure Memorandum, are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all Liens, and there are no Restrictive Agreements affecting any such shares, LLC Interests, Partnership Interests or Other Investment Interests.

           (b) Capital Structure. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 34,468,609 shares were outstanding as of September 30, 2002, and (ii) 10,000,000 shares of preferred stock, $0.01 par value (“Company Preferred Stock”), none of which are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for (i) options to purchase an aggregate of 956,750 shares of Company Common Stock granted pursuant to the Company’s 1995 Stock Option Plan and 2000 Executive Incentive Compensation Plan, as amended, and outstanding as the date hereof and (ii) the right of the limited partners of the Company’s Subsidiary, The Shoppes of North Port, Ltd., a Florida limited partnership (“North Port”), to convert their limited partnership interests (“Company OPUs”) in North Port, upon the terms and conditions contained in the Limited Partnership Agreement of The Shoppes of North Port, Ltd, dated December 5, 2000 (the “North Port Agreement”), into an aggregate of 261,850 shares of Company Common Stock as of the date hereof, no Equity Right of the Company or any of its Subsidiaries is authorized or outstanding as of the date of this Agreement and, other than pursuant to this Agreement or in connection with the Private Placement, there is not outstanding or in effect as of the date of this Agreement any commitment, agreement, plan, arrangement or understanding (whether oral or written) of the Company or any of its Subsidiaries to issue any such Equity Rights or to distribute to holders of any class or series of its capital stock any evidences of indebtedness or assets. Except as set forth on Schedule 3.2(b) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than pursuant to Section 5.13 and as required by REITs generally under the Code).

           (c) Authority. The Company has all requisite power and authority to enter into this Agreement and, subject to the Company Stockholder Approvals (as defined below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby has been duly authorized by all necessary action on the part of the Company, subject to the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation by the Company of the Merger and the transactions contemplated by this Agreement will not, conflict with, breach or result in any Violation of (i) any provision of the articles of incorporation, bylaws or analogous instruments of governance, operation or formation of the Company or any of its Subsidiaries presently in effect, or (ii) except as disclosed in Section 3.1(c) of the Company Disclosure Memorandum, any loan or credit agreement, note, mortgage, indenture, lease, Company Plan (as defined below) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, pronouncement, edict, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of this clause (ii) for any such Violation which would not reasonably be expected to have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger or the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Company Material Adverse Effect, except for (i) the filing with the SEC of the Form S-4 and the Joint Proxy Statement in definitive form relating to the Company Stockholders’ Meeting to vote upon the Company Stockholder Approvals and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, and the obtaining from the SEC of such effectiveness and other orders as may be required in respect of the Form S-4, (ii) the filing of the Articles of Merger and such other appropriate documents with the SDAT and the Georgia Secretary of State and relevant authorities of other jurisdictions in which the Company is qualified to transact business, and (iii) compliance with and filings required by the rules and regulations of the New York Stock Exchange. The Board of Directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and all of the transactions contemplated hereby and thereby and has resolved unanimously to recommend that holders of the Company Common Stock approve, adopt and vote in favor of the Company Stockholder Approvals.

           (d) Company SEC Documents. The Company has made available to IRT a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company and each of its Subsidiaries with the SEC since January 1, 2000 (as such documents have been amended to date, the “Company SEC Documents”) which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Trust Indenture Act, as the case may be, and the rules and regulations thereunder, and none of the Company SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein (in the case of Company SEC Documents not constituting Securities Act Registration Statements, in light of the circumstances under which they were made), not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto or, in the case of unaudited or interim statements, as permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited or interim statements, to normal and recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the periods then ended. Except as set forth on Schedule 3.2(d) of the Company Disclosure Memorandum, since December 31, 2001, neither the Company nor any of its Subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger and the transactions contemplated thereby, (iii) liabilities of a type that is the subject of any other representation of the Company, e.g., environmental or litigation matters, etc., and (iv) liabilities and obligations which would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has directly or indirectly guaranteed any obligation or other liability of any third-party (other than any affiliate of the Company as described in the Company SEC Documents).

           (e) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or (to the extent permitted by applicable Rules of the SEC) incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is declared effective by the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (ii) the Joint Proxy Statement shall, at the date first mailed to holders of the Company Common Stock through and including the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact about the Company or omit to state any material fact about the Company required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 shall, at the time it is declared effective by order of the SEC through and including the Effective Time, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder. If at any time prior to the Effective Time any event with respect to the Company or any of its affiliates or Subsidiaries occurs which is required to be described in any amendment of or supplement to the Form S-4 or the Joint Proxy Statement, such event promptly shall be so described and such amendment or supplement promptly shall be filed with the SEC and, as required by applicable law (including applicable rules and regulations of the SEC and the New York Stock Exchange), delivered to the holders of Company Common Stock. The Joint Proxy Statement shall, on the date first mailed to holders of Company Common Stock in connection with the Company Stockholders’ Meeting through and including the date of the

Company Stockholders’ Meeting, comply as to form in all material respects with all applicable rules and regulations under the Securities Act and the Exchange Act. All applications, filing and documents that the Company or any of its Subsidiaries is responsible for filing with any Governmental Entity in connection with this Agreement or the transaction contemplated hereby shall comply as to form in all material respects with all applicable laws and regulations.

           (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all consents, permits, licenses, franchises, variances, exemptions, registrations qualifications, dispensations concessions, orders, permissions, authorizations and approvals of all Governmental Entities which are material to the operation of their respective businesses (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not reasonably be expected to have a Company Material Adverse Effect. The respective businesses of the Company and its Subsidiaries are not being conducted in violation of any statute, judgment, writ, order, decree, edict, pronouncement, law, ordinance or regulation of any Governmental Entity, except for violations which do not, and would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

           (g) Litigation. Except as set forth on Schedule 3.2(g) of the Company Disclosure Memorandum, there is no Proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or their respective assets, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Company Material Adverse Effect; nor is there any judgment, decree, writ, order, edict, pronouncement, injunction, rule or order of any Governmental Entity or arbitral authority outstanding against the Company or any of its Subsidiaries having, or which would reasonably be expected to have, a Company Material Adverse Effect.

           (h) Taxes.

                (i) The Company and each of its Subsidiaries has timely filed all material tax returns required to be filed by it and has paid (or the Company has paid on its behalf) all taxes required to be paid as shown on such returns. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. Since January 1, 1997, neither the Company nor any of its Subsidiaries has incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Code. No event has occurred and no condition exists which presents a risk that any material tax liability described in the preceding sentence could be imposed upon the Company and its Subsidiaries. No material deficiencies for any taxes have been proposed, asserted or assessed by any taxing jurisdiction against the Company or any of its Subsidiaries. No requests for waivers of the time to assess taxes are pending and no tax returns of the Company or any of its Subsidiaries have been or are currently being audited by any taxing jurisdiction. There are no tax Liens on any asset of the Company or any of its Subsidiaries other than Liens for current taxes not past due and payable. None of the Company’s federal income tax returns has been the subject of an audit by the IRS.

                (ii) The Company (A) for all taxable years commencing with 1997, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (B) has operated since December 31, 2001 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for each taxable year ending before or on the later of December 31, 2002 and the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to the Company’s knowledge, no such challenge is pending or threatened. Each Subsidiary of the Company which is a partnership, joint venture or limited liability company either (1)(x) has been treated since the later of its formation and the acquisition by the Company of a direct or indirect interest therein and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (y) has not since the later of its formation and the acquisition by the Company of a direct or indirect interest therein, owned any assets

(including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code or (2)(x) met the conditions set forth in clause (1)(x) and (1)(y) as of December 31, 2001 and (y) as of December 31, 2002, will be treated for federal income tax purposes as a corporation and will qualify as a taxable REIT Subsidiary under Section 856(l) of the Code. Each Subsidiary of the Company which is a corporation (aa) has been since its formation (or, if later, since its acquisition by the Company) a qualified REIT subsidiary under Section 856(i) of the Code or (bb) as of December 31, 2002 will qualify as a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 3.2(h) hereto, neither the Company nor any Subsidiary of the Company holds any asset (xx) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (yy) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                (iii) To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

                (iv) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of taxes and the payment thereof to appropriate authorities, including taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Section 1441 or 1442 of the Code or similar provisions under foreign law.

                (v) Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing a consolidated federal income tax return (on a consolidated, combined, unitary or other similar state, local or foreign tax return) or has any tax liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

                (vi) During the five-year period ending on the date hereof, the Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                (vii) The Company does not have and has not had a permanent establishment in any foreign country as defined in any applicable income tax treaty or convention between the United States and such foreign country.

                (viii) The Company has not taken or agreed to take any action, and does not have any knowledge of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           (i) Properties.

                (i) Schedule 3.2(i) of the Company Disclosure Memorandum contains a true and complete list of all of the real properties in which the Company has an interest (the “Company Properties”). Except as set forth on Schedule 3.2(i) of the Company Disclosure Memorandum, either the Company or one of its Subsidiaries owns fee simple title to each of the Company Properties, except where the failure to own such title would not have a Company Material Adverse Effect.

                (ii) Other than as set forth on Schedule 3.2(i) of the Company Disclosure Memorandum, the Company Properties are not subject to any Liens or Property Restrictions.

                (iii) Valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring the Company’s or its applicable Subsidiary’s fee simple title or leasehold estate, as the case may be, to the Company Properties in amounts which are approximately equal to the purchase price thereof paid by the Company or the applicable Subsidiary of the Company therefor, except where the failure to obtain such title insurance would not reasonably be expected to have a Company Material Adverse Effect.

                (iv) The Company has:

(A) not failed to obtain a certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties where such failure would reasonably be expected to have a Company Material Adverse Effect and no knowledge of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a Company Material Adverse Effect,

(B) not received any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Company Properties issued by any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect, and

(C) no knowledge of (1) any structural defects relating to the Company Properties, (2) Company Properties the building systems of which are not in working order, (3) physical damage to any Company Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a commercially reasonable deduction or retention limit) or zoning or building code violations, except such structural defects, building systems not in working order, physical damage and violations, which, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                (v) Neither the Company nor any of the Subsidiaries of the Company has received any written or published notice to the effect that (A) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Company Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                (vi) All properties under development or construction by the Company or its Subsidiaries as of the date hereof (the “Company Development Properties”) and all properties proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and its Subsidiaries as of the date hereof (the “Company Future Development Properties”) are listed in Schedule 3.2(i) of the Company Disclosure Memorandum. All material executory agreements entered into by the Company or any of its Subsidiaries relating to the development or construction of the Company Development Properties or the Company Future Development Properties are listed in Schedule 3.2(i) of the Company Disclosure Memorandum.

                (vii) As of the date hereof, the Company has no capital expenditures in excess of $100,000 for required or planned improvements, repairs or replacements with respect to any Company Property other than with respect to Company Development Properties and Company Future Development Properties.

           (j) No Payments to Employees, Officers or Directors. There are no arrangements, agreements or plans pursuant to which cash and non-cash payments that will or may become payable to any employee, officer or director of the Company or any Subsidiary of the Company as a result of the Merger or a termination of service subsequent to the consummation of the Merger and the respective amounts of such payments. Since July 29, 2002, no extension of credit in the nature of a personal loan has been made by the Company, directly or indirectly, to or for the benefit of any Company director or executive officer.

           (k) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or set forth on Schedule 3.2(k) of the Company Disclosure Memorandum, since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (i) any circumstance, event, occurrence, change or effect in regard to the Company that has had a Company Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect in regards to the Company that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (ii) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Company Material Adverse Effect or (iii) any change made prior to the date of this Agreement in accounting methods (whether for financial accounting or tax purposes), principles or practices by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except as required by a change in GAAP.

           (l) Opinion of Financial Advisor. The Company Board has received the opinion of CIBC World Markets Corp. dated the date of this Agreement, a true and complete copy of which will be delivered (but not addressed) to IRT solely for informational purposes after receipt thereof by the Company, to the effect that as of such date the consideration to be paid by the Company to the holders of the IRT Common Stock in the Merger is fair from a financial point of view to the Company.

           (m) Brokers; Schedule of Fees and Expense. No broker, investment banker, financial advisor or other Person, other than CIBC Word Markets Corp., the fees and expenses of which are described in the engagement letter dated October 1, 2001, between CIBC World Markets Corp. and the Company and Legg Mason Wood Walker Incorporated, the fees and expenses of which are described in the engagement letter dated October 24, 2002 between Legg Mason Wood Walker Incorporated and the special committee of the Company Board formed for the purpose of considering the terms and conditions of the Private Placement, true, correct and complete copies of which have previously been given to IRT, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

           (n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby and thereby (other than the Private Placement). Under Section 312.07 of the New York Stock Exchange Listed Company Manual, an affirmative vote of the holders of a majority of the votes cast at the Company Stockholders’ Meeting with respect to the issuance of the Company Common Stock in the Private Placement is required for the approval of those shares for listing on the New York Stock Exchange, provided that the total votes cast represents over 50% in interest of all securities entitled to vote on the Private Placement.

           (o) Material Contracts; Defaults.

                (i) Schedule 3.2(o) of the Company Disclosure Memorandum sets forth all “Material Contracts” of the Company as of the date hereof as required to be disclosed or to be filed with the SEC as an exhibit to its Annual Report on Form 10-K in accordance with Item 601(b)(10) of Regulation S-X, as amended, as promulgated by the SEC.

                (ii) Except as set forth on Schedule 3.2(o) of the Company Disclosure Memorandum, neither the Company nor any Subsidiary of the Company has received a written notice that the Company or any of its Subsidiaries is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract, to which it is a party or by which it or any of its properties or assets is bound, nor to the knowledge of the Company does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

           (p) Investment Company Act. The Company is not (and immediately after consummation of the Merger and the other transactions contemplated by this Agreement shall not be) an investment company or a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act and the rules and regulations of the SEC thereunder.

           (q) Benefit Plans. Except as set forth on Schedule 3.2(q) of the Company Disclosure Memorandum or as would not reasonably expected to have a Company Material Adverse Effect, (A) the company is in compliance with the terms of all Company Plans, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, and such Company Plans are in compliance with all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities (including unfunded pension or healthcare liabilities) or obligations with respect to any such Company Plan, whether accrued, contingent or otherwise (other than obligations by the Company and its Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. For purposes of this Section 3.2(q), “Company Plan” shall include any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of the Company or its Subsidiaries, whether formal or informal and whether legally binding or not.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1     Covenants of the Company and IRT. During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company and IRT each agrees as to itself and its respective Subsidiaries that (except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that the other party shall consent in writing):

           (a) Ordinary Course. Each of the Company, IRT and their respective Subsidiaries shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Each of the Company, IRT and their respective Subsidiaries shall use its commercially reasonable efforts to preserve intact its present business organizations and assets, keep available the services of its present officers and employees and preserve satisfactory relationships with customers, suppliers, vendors and others having business dealings with it to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time.

           (b) Dividends; Changes in Stock. Neither the Company nor IRT shall, nor shall the Company or IRT permit any of its Subsidiaries (other than those Subsidiaries that are wholly owned) to, nor shall either such party or any of their respective Subsidiaries propose to, (i) except as provided in Sections 2.6 and 5.13, declare or pay any dividends (whether of cash, stock or other property) on or make any other distributions in respect of its capital stock, (ii) split, combine or reclassify, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of its capital stock, or (iii) redeem, repurchase or otherwise acquire for value, or permit any of its Subsidiaries to redeem, repurchase or otherwise acquire for value, any shares of its capital stock, except for (A) redemptions of Company Common Stock required under Article VII of its Articles of Amendment and Restatement in order to preserve the status of the Company as a REIT under the Code, (B) redemptions or conversions of the IRT OPUs under the IRT Partners Agreement, (C) redemptions or conversions of the Company OPUs, whether or not outstanding on the date of this Agreement, under the North Port Agreement, and (D) redemptions or conversions of the limited partnership units of the Company’s Subsidiary, Walden Woods Village, Ltd., under the Agreement of Limited Partnership of Walden Woods Village, Ltd. dated as of December 30, 1998.

           (c) Issuance of Securities. Neither the Company nor IRT shall, nor shall the Company or IRT permit any of their respective Subsidiaries to, issue, deliver or sell any shares of any class or series of its capital stock, any voting debt securities or any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or voting debt securities, other than:

                (i) in the case of the Company, (A) shares of Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock, issued pursuant to any Company Plan or dividend reinvestment or stock purchase plan presently in effect, (B) shares of Company Common Stock issued upon conversion or redemption of Company OPUs outstanding as of the date of this

Agreement or issued upon conversion or redemption of additional Company OPUs or similar securities issued pursuant to the following clause (C) after the date hereof, (C) additional Company OPUs or similar securities, provided that such securities are convertible into, or redeemable for, Company Common Stock at a price per share of not less than $13.30, (D) shares of Company Common Stock issued in connection with any acquisition expressly permitted under Section 4.1(g) at a price per share of not less than $13.30, (E) shares of Company Common Stock issued in connection with the Private Placement at a price per share of not less than $13.30, (F) shares of Company Common Stock issued to non-affiliates of the Company at a price per share of not less than $13.30; and (G) shares of Company Common Stock issued to affiliates (as that term is defined in Rule 405 under the Securities Act) of the Company (other than issuances under Section 4.1(c)(i)(E)) at a price per share equal to the greater of (x) the then fair market value of the Company Common Stock (taking into account the then current market price and the terms and conditions of the transaction, e.g., illiquidity discounts or commissions payable) and (y) $13.30; or

                (ii) in the case of IRT, (A) up to 200,000 shares of IRT Common Stock or securities convertible into, or exchangeable or exercisable for, 200,000 shares of IRT Common Stock pursuant to IRT Plans presently in effect, (B) shares of IRT Common Stock issued upon exercise of the IRT Options, and (C) shares of IRT Common Stock issued upon conversion or redemption of IRT OPUs outstanding as of the date of this Agreement.

           (d) Incurrence of Indebtedness. Other than, in the case of the Company, in connection with the financing of the aggregate Cash Consideration, and, in the case of both the Company and IRT, ordinary course borrowings for working capital needs under existing lines of credit consistent with past practices or as otherwise set forth on Schedule 4.1(d) of the Company Disclosure Memorandum or IRT Disclosure Memorandum, as applicable, none of the Company, IRT or any of their respective Subsidiaries shall incur, assume or guarantee any additional indebtedness, nor secure any indebtedness by granting or suffering to permit any Liens on any of their respective assets; provided, however, IRT and the Company may utilize its respective bank lines of credit, incur other indebtedness and enter into interest rate protection agreements consistent with its policies in connection with any asset acquisition or disposition expressly permitted under Section 4.1(g), provided that any Liens created thereby are secured solely by the assets so acquired.

           (e) Governing Documents. None of the Company, IRT or any of their respective Subsidiaries, shall amend or restate or propose to amend or restate its articles of incorporation, bylaws or any analogous organizational or constituent instruments, except to the extent necessary to facilitate consummation of the Merger or as otherwise contemplated herein.

           (f) No Solicitation and Standstill.

                (i) On and after the date hereof and prior to the Effective Time of the Merger, each of the Company and IRT agrees that, except as expressly permitted herein:

(A) neither it nor any of its Subsidiaries shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any announcement, proposal or offer (including, without limitation, any proposal or offer to its stockholders or shareholders) with respect to any direct or indirect (1) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (2) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of its outstanding voting equity securities, or (3) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any of its assets in one or a series of related transactions that, if consummated, would result in the Transfer of more than 20% of its assets, other than the Merger and, in the case of the Company, the Private Placement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the IRT Rights Agreement);

(B) neither it nor any of its Subsidiaries will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of it (each, a “Representative”) to engage in any of the activities described in Section 4.1(f)(i)(A);

(C) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each of its Representatives of the obligations undertaken in this Section 4.1(f) and to cause each of its Representatives to comply with such obligations; and

(D) it will (1) notify the other party promptly (but in any event within 24 hours), orally and in writing, if it or any of its Representatives receives (x) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (y) any request for confidential or nonpublic information or data relating to, or for access to its properties, books or records by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal, or (z) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to the other party copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (2) will keep the other party informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

                (ii) Notwithstanding Section 4.1(f)(i), neither the Company nor IRT shall be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal thereto after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by the Company or IRT or any of its Representatives on or after the date hereof, if, and only to the extent that (i) a majority of the Company Board or the IRT Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to furnish such information or enter into discussions or negotiations could cause the members of the Company Board or the IRT Board to breach their fiduciary duties under applicable law, (ii) the Company or IRT, as applicable, complies with all of its obligations under this Agreement, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company or IRT, as applicable, provides written notice to the other party to the effect that it is furnishing information to, or entering into discussions with, such Person and (iv) the Company or IRT, as applicable, enters into a customary confidentiality agreement with such Person the material terms of which are typical for similar transactions.

                (iii) Notwithstanding anything to the contrary set forth in Sections 4.1(f)(i) or (ii), in order to comply with its fiduciary duties under applicable law, nothing contained in this Section 4.1(f) shall prohibit the IRT Board from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger and recommending an Acquisition Proposal to its shareholders: (A) if, but only if, IRT: (1) complies fully with this Section 4.1(f) and (2) provides the Company with at least three business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (B) if, in the event that during such three business days the Company makes a counter proposal to such Acquisition Proposal (any such counter proposal being referred to in this Agreement as the “Counter Proposal”), the IRT Board in good faith, taking into account the advice of its financial advisors, determines (A) that the Counter Proposal is not at least as favorable to IRT’s shareholders as the

Acquisition Proposal, from a financial point of view, and (B) the Counter Proposal is not at least as favorable generally to IRT’s shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (C) IRT shall have terminated this Agreement in accordance with Section 7.1 and complied with Section 7.2.

                (iv) Any disclosure that the Company Board or the IRT Board may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to its stockholders imposed by applicable law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Section.

                (v) Nothing in this Section shall (i) permit either party to terminate this Agreement (except as expressly provided in Article VII) or (ii) affect any other obligations of such party under this Agreement.

                (vi) Prior to the Closing, the Company agrees that neither it nor its Representatives will in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any acquisition of more than 4.99% of the outstanding voting securities (or beneficial ownership thereof) of IRT or any of its Subsidiaries.

           (g) Limitation on Acquisitions and Dispositions. Other than pending asset sales, acquisitions or financings as set forth in Schedule 4.1(g) of the IRT Disclosure Memorandum, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement, neither IRT nor its Subsidiaries shall, without the prior written consent of the Company, not to be unreasonably withheld (taking into account the terms of the Merger and the impact of any proposed transaction on the transactions contemplated hereby), purchase or acquire or sell, lease, encumber or otherwise dispose of or agree to acquire or purchase or agree to sell, lease, encumber or otherwise dispose of, any assets or properties, or otherwise make any proposal, enter into any negotiations or discussions, solicit or purchase any shares of capital stock or other equity and/or debt interests of any other Person, in any case where the consideration therefor is in excess of $25 million in the aggregate. Other than pending asset sales, acquisitions or financings as set forth in Schedule 4.2(g) of the Company Disclosure Memorandum, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement, neither the Company nor its Subsidiaries shall, without the prior written consent of IRT, not to be unreasonably withheld (taking into account the terms of the merger and the impact of any proposed transaction on the transactions contemplated hereby), purchase or acquire or sell, lease, encumber or otherwise dispose of or agree to acquire or purchase or agree to sell, lease, encumber or otherwise dispose of, any assets or properties, or otherwise make any proposal, enter into any negotiations or discussions, solicit or purchase any shares of capital stock or other equity and/or debt interests of any other Person, in any case where the consideration therefor is in excess of $100 million in the aggregate; provided, however, that in the case of purchases and acquisitions of assets or properties by the Company, the aggregate consideration paid by the Company in excess of $50 million shall not exceed an amount equal to 200% of the aggregate net proceeds from sales of equity securities by the Company subsequent to the date hereof as permitted by Section 4.1(c) (except for issuances of securities under Section 4.1(c)(i)(E)).

           (h) Other Actions. Neither the Company nor IRT shall, nor shall the Company or IRT permit any of its Subsidiaries to, take any action that would or reasonably would be likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited) or any of the conditions to the Merger set forth in Article VI hereof not being satisfied.

           (i) Advice of Changes; SEC Filings. Each of the Company and IRT shall confer on a regular basis with the other, report on operational matters and promptly advise the other orally, promptly confirmed in writing, of any change or event having, or which would reasonably be expected to have, a Company Material Adverse Effect or an IRT Material Adverse Effect. Each party promptly shall provide the other party with true and complete copies of all filings made by it with the SEC, all filings made by it with any other Governmental Entity outside the ordinary course of business and any Forms 13D and 13G or any amendments thereto received from third persons.

           (j) Certain Other Actions.

                (i) From time to time prior to the Closing Date, each of the Company and IRT promptly shall supplement or amend the Schedules to this Agreement theretofore prepared by it with respect to any matter which, if existing as of the date hereof, would have been required to be set forth therein. It is hereby agreed, however, that no such supplement or amendment shall be deemed to or constitute a cure of any breach of any representation or warranty by the applicable party, unless all of the non-breaching parties expressly agree thereto in writing.

                (ii) The Company and IRT shall, and shall cause each of their Subsidiaries to, duly and timely file all reports, federal, state and local tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by applicable law.

                (iii) The Company and IRT shall not and each of the Company and IRT shall cause its Subsidiaries not to, make, change or rescind any express or deemed election relative to taxes, accounting methods, conventions or principles which relate to such party or its Subsidiaries that could materially increase such party’s or any of its subsidiaries’ tax liabilities (unless such election or rescission is required by law or is necessary (1) to preserve such party’s status as a REIT, or (2) to qualify or preserve the status of any Subsidiary as a partnership or disregarded entity for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, in which event such party or the applicable Subsidiary shall not fail to make such election in a timely manner).

                (iv) The Company and IRT promptly shall notify the other party of any Proceeding or audit pending against or with respect to such party or its Subsidiaries in respect of any federal, state or local taxes.

      SECTION 4.2     Affiliates. Prior to the Effective Time of the Merger, IRT shall cause to be prepared and delivered to the Company a list (reasonably satisfactory to counsel for the Company) identifying all Persons who, at the time of the Company Stockholders’ Meeting and IRT Shareholders’ Meeting, may be deemed to be “affiliates” of IRT as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). IRT shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to the Company on or prior to the Effective Time a written agreement, in the form attached hereto as Exhibit A, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Company Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. The Company shall be entitled to place legends as specified in such written agreements on the certificates representing any Company Common Stock to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Company Common Stock issued to such Rule 145 Affiliates, consistent with the terms of such agreements. The Company shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of Company Common Stock received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1     Preparation of Form S-4 and the Joint Proxy Statement.

           (a) As promptly as practicable after execution of this Agreement, (i) each of the Company and IRT shall prepare and file with the SEC under the Exchange Act, one or more joint proxy state-

ments/prospectuses, forms of proxies and information statements (such joint proxy statements/prospectuses and information statements together with any amendments or supplements thereto, the “Joint Proxy Statement”) relating to the Company Stockholders’ Meeting and the IRT Shareholders’ Meeting and (ii) the Company shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, as one or more prospectuses, in connection with the registration under the Securities Act of the Company Common Stock to be distributed to the holders of the IRT Common Stock in the Merger. The respective parties will cause the Joint Proxy Statement and the Form S-4, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of the Company and IRT shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. The Company shall use its commercially reasonable efforts, and IRT will cooperate with the Company, to file and have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Joint Proxy Statement with the SEC). Each of the Company and IRT agree promptly to inform the other and to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders, in each case as and to the extent required by applicable federal and state securities laws. Each of the Company and IRT agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of the Company and IRT will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will advise and deliver copies (if any) to IRT, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to IRT or the Company), and the Company shall promptly notify IRT of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the Company Common Stock issuable in connection with the Merger.

           (b) Each of the Company and IRT shall use its commercially reasonable efforts to timely mail the Joint Proxy Statement contained in the Form S-4 to its respective stockholders or shareholders. IRT also shall use its commercially reasonable efforts to cause Alston & Bird LLP or other counsel reasonably satisfactory to the Company to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in Sections 6.2(f) and 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. The Company shall use commercially reasonable efforts to cause Greenberg Traurig, P.A. or other counsel reasonably satisfactory to IRT to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in Sections 6.2(e) and 6.3(f) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

           (c) (i) IRT will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of IRT), convene and hold a meeting of its shareholders (the “IRT Shareholders’ Meeting”) for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated by this Agreement. IRT shall, through its Board of Directors, recommend to its shareholders approval of the IRT Shareholder Approval and include such recommendation in the Joint Proxy Statement.

Except pursuant to Section 4.1(f)(iii) or subsection (ii) below, the IRT Board shall not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Company, its approval of this Agreement or the Merger or its recommendation that the IRT shareholders vote in favor of the IRT Shareholder Approval.

                (ii) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the IRT Board may, on the Withdrawal Date, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval of this Agreement or the Merger or its recommendation that the IRT shareholders vote in favor of the IRT Shareholder Approval if, either (A) the 30-Day Average Trading Price is less than $12.06, or (B) the 3-Day Average Trading Price is less than $11.00. For the purpose of this subsection, the “30-Day Average Trading Price” shall mean the weighted average trading price per share of the Company Common Stock as quoted on the New York Stock Exchange for all transactions during the thirty (30) trading days ending on (and inclusive of) the fourth business day immediately preceding the scheduled date of the IRT Shareholders’ Meeting (such fourth day, the “Withdrawal Date”). For the purpose of this subsection, the “3-Day Average Trading Price” shall mean the weighted average trading price per share of the Company Common Stock as quoted on the New York Stock Exchange for all transactions during the three (3) trading days ending on (and inclusive of) the Withdrawal Date.

                (iii) If the IRT Board shall take any action set forth in subsection (ii) above, IRT shall provide written notice thereof to the Company not later than 9:00 a.m., Eastern time, on the next day. Following the receipt by the Company of such notice, the Company may terminate this Agreement pursuant to 7.1(h)(1) or otherwise request that IRT adjourn or postpone the IRT Shareholders’ Meeting for up to an additional thirty (30) days in order to permit the Company to prepare, file and disseminate any amendments or supplements to the Joint Proxy Statement reflecting such withdrawal, modification, amendment or qualification, and IRT shall cooperate in the preparation, filing and dissemination of such material in accordance with Section 5.1 hereof.

           (d) The Company will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of the Company), convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of approving (i) this Agreement, the Merger and the transactions contemplated by this Agreement including but not limited to the authorization and issuance of the Company Common Stock pursuant to Section 2.1, (ii) the authorization and issuance of up to 6,911,000 shares of Company Common Stock in a private placement (the “Private Placement”) to occur immediately prior to the Effective Time and (iii) the election of the person appointed to serve as a director pursuant to Section 5.16 of this Agreement (collectively, the “Company Stockholder Approvals”). The Company shall, through its Board of Directors, recommend to its stockholders approval of the Company Stockholder Approvals and include such recommendation in the Joint Proxy Statement. The Company Board shall not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to IRT, the approval of the Company Board of this Agreement, the Merger or the Private Placement or the recommendation of the Company Board to Company Stockholders that they vote in favor of the Company Stockholder Approvals.

           (e) IRT and the Company shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c) and 5.1(d), shall be a day not later than 30 business days after the date the Joint Proxy Statement is mailed.

           (f) If on the date for the IRT Shareholders’ Meeting and the Company Stockholders’ Meeting established pursuant to Section 5.1(e) of this Agreement, either IRT or the Company has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment or postponement of their respective shareholders and stockholders meetings until one or more dates not later than ten business days, or the earliest practicable date if notice of the adjourned meeting is required to be given under the Company’s or IRT’s charters or bylaws or under the MGCL or the GBCC, respectively, after the originally scheduled date of the meetings.

      SECTION 5.2     Access to Information. Upon reasonable notice, the Company and IRT each shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other agents and representatives of the other, access, during normal business hours during the period from the date hereof until the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, the Company and IRT each shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Trust Indenture Act and (b) all other information concerning its business, properties and personnel as such other party reasonably may request. The parties shall hold all such information in strict confidence pursuant to the confidentiality provisions of that certain letter agreement between the Company and IRT dated June 9, 2001 (the “Confidentiality Agreement”). In the event of termination of this Agreement for any reason, each party promptly shall return all such information obtained from any other party, and any copies made of (and destroy other extrapolations from or work product or analyses based in whole or in part on) such documents, to such other party. The provisions of the Confidentiality Agreement currently in effect on the date hereof are hereby ratified and affirmed and will continue in full force and effect in accordance with their terms and survive any termination of this Agreement.

      SECTION 5.3     Consents and Approvals. Each of the Company and IRT shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information in connection with approvals of or filings with any Governmental Entity) and shall cooperate with and furnish information to each other in connection with any such requirements imposed upon it or any of its Subsidiaries in connection with the Merger. Each of the Company and IRT shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with the other in obtaining) each consent, authorization, order or approval of, and each exemption by, each Governmental Entity and other person or entity, required to be obtained or made by the parties hereto or any of their respective Subsidiaries in connection with this Agreement and the Merger or the taking of any action contemplated hereby or thereby where the failure to obtain such consent would reasonably be expected to result in a Company Material Adverse Effect or an IRT Material Adverse Effect, as applicable.

      SECTION 5.4     Validity of Shares. All shares of Company Common Stock issued in the Merger, when so issued in accordance with Article II, shall be duly and validly authorized, fully paid and non-assessable.

      SECTION 5.5     Employee Benefit Plans and Employment Matters.

           (a) After the Effective Time, all employees of IRT who are employed by the Company shall be eligible to participate in the same manner as other similarly situated employees of the Company in any “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or maintained by the Company after the Effective Time or, if the Company determines it is not practicable for such employees to do so immediately after the Effective Time, then such employees shall continue to be eligible to participate in an employee benefit plan of IRT which is continued by the Company until such time as the Company determines it is practicable to include them in its employee benefit plans for similarly situated employees of the Company as contemplated above. With respect to each such employee benefit plan, service with IRT or any of its Subsidiaries (as applicable) and the predecessor of any of them (to the extent past service has been so recognized by IRT as of the Effective Time) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits, under such employee benefit plan. The Company shall, or shall cause its Subsidiaries to, (i) waive, to the extent permitted by the related plans, third-party providers and carriers, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of IRT who are employed by the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of IRT who is employed by the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

           (b) Subject to continuation as provided in clause (a) above, the “employee benefit plans,” as defined in Section 3(3) of ERISA, of IRT shall be terminated and discontinued effective as of the Effective Time. In addition, the IRT Property Company 2000 Employee Stock Purchase Plan and the IRT Property Company Deferred Compensation Plan for Outside Directors shall be terminated and discontinued, and all account balances shall be paid out in a lump sum to all participants, effective as of the Effective Time.

           (c) The Board of Directors of IRT or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of IRT Common Stock, IRT Options or other equity securities of IRT pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of the Company or a committee of Non-Employee Directors thereof shall adopt a resolution in advance of the Effective Time providing that the receipt by IRT Insiders (as defined below) of Company Common Stock or other equity securities of the Company pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section, the term “IRT Insiders” means those officers and directors of IRT who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of the Company in conjunction with the Merger, and the term “Section 16 Information” means information provided by IRT that is accurate in all respects regarding IRT Insiders and the number of shares of Company Common Stock or other Company equity securities to be acquired by each such IRT Insider in connection with the Merger and other transactions contemplated by this Agreement.

      SECTION 5.6     Expenses. Except as hereafter provided in Section 7.2, all fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement (including all Exhibits hereto and instruments and agreements prepared and delivered in connection herewith), the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated or abandoned; provided, however, that if the IRT Board withdraws, modifies, amends or qualifies its approval or recommendation of the Merger or this Agreement pursuant to Section 5.1(c)(ii) and this Agreement is not terminated pursuant to either Section 7.1(g)(ii) or 7.1(h)(1), then the Company shall pay the costs and expenses of IRT in connection with the IRT Shareholders’ Meeting incurred after the date of such withdrawal, modification, amendment or qualification.

      SECTION 5.7     Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Corporation or its successors (the “Indemnifying Parties”) shall, indemnify, defend and hold harmless each person who is now, or at any time prior to the date hereof has been or who prior to the Effective Time becomes, an officer, director, employee or agent of IRT or any of its Subsidiaries (the “Indemnified Parties”) from and against (i) any and all losses, claims, damages, costs, expenses, liabilities, judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not unreasonably be withheld) of or in connection with any claim, action, suit, proceeding, case or investigation (“Action”) based or arising, in whole or in part, out of or in connection with the fact that such person is or was a director, officer or employee of IRT or any of its Subsidiaries or arising as a result of this Agreement or the transactions contemplated hereby, whether pertaining to any matter existing or occurring prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent IRT would be permitted under the GBCC and its charter and bylaws to indemnify its own directors, officers, employees and agents, as the case may be including provisions relating to the advancement of expenses in advance of the final disposition of any such Action to each Indemnified Party to the fullest extent permitted under the GBCC and the Sarbanes-Oxley Act upon receipt of any undertaking required by the GBCC and its charter and bylaws. Any Indemnified Party electing to claim indemnification under this Section, upon learning of any Action, shall promptly notify the Indemnifying Party of such election (but the failure so to notify the Indemnifying Party shall not relieve it from any liability which it may have under this Section, except to the extent such failure materially prejudices it or if it otherwise forfeits substantive rights and defenses as a result of such failure), and shall deliver to the Indemnifying Party the undertaking required by the GBCC and its charter and bylaws. If any such Action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the Action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advise of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnified Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall, to the extent permitted by law, promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of each Indemnified Party to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties, unless (a) the employment of more than one counsel has been expressly authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties has reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the other Indemnified Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which shall not be unreasonably withheld) and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

           (b) For not less than six years after the Effective Time, the Company shall maintain directors’ and officers’ liability insurance policies with Royal Sun Alliance (or its successors) of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the directors’ and officers’ liability insurance coverage provided by IRT’s directors’ and officers’ liability insurance on the date hereof, or if such coverage is unavailable on commercially reasonable terms, the Company shall use commercially reasonable efforts to obtain as much coverage as is reasonably available, provided, the indemnified parties shall each provide the Company with claim letters substantially in the form of Exhibit B.

           (c) This section is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their respective successors, assigns and heirs and shall be binding on all successors and assigns of the Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section.

           (d) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

      SECTION 5.8     Additional Agreements; Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company and IRT agrees to use its commercially reasonable efforts to take (or cause to be taken or cause to be done), all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time, including, without limitation, cooperating fully with the other party, providing information and making all necessary filings in connection with, among other things, any requisite approval of any Governmental Entity and the issuance of shares of Company Common Stock in the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the intent and purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or IRT, the proper officers and directors of each party to this Agreement promptly shall take all such necessary action.

      SECTION 5.9     Conveyance Taxes. IRT and the Company shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any conveyance taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed prior to the Effective Time.

      SECTION 5.10     Public Announcements. The Company and IRT shall consult with each other prior to issuing any press release or making any public statement or announcement (whether or not jointly made) with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law (including, without limitation, applicable regulations of the New York Stock Exchange or U.S. inter-dealer quotation system of a registered national securities association), the Company or IRT, as the case may be, shall not issue any such press release or make any such public statement or announcement prior to such consultation.

      SECTION 5.11     Notification of Certain Matters. The Company shall provide prompt notice to IRT, and IRT shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by them and contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company or IRT, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default (or an event which with notice, lapse of time, or both, would become a default) received by it or any of its Subsidiaries subsequent to the date hereof and prior to the Effective Time, under any agreement or instrument to which it or any of its Subsidiaries is a party or by which any assets or properties of it or its Subsidiaries are subject, which default if conclusively established adversely to IRT or the Company would reasonably be expected to result in an IRT Material Adverse Effect or Company Material Adverse Effect, as applicable, (iv) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by this Agreement, or (v) any Company Material Adverse Effect or IRT Material Adverse Effect shall have occurred or is reasonably likely to occur; provided, however that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach or noncompliance under this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving any such notice.

      SECTION 5.12     New York Stock Exchange Listing. The Company shall use commercially reasonable efforts to cause the Company Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

      SECTION 5.13 Declarations of Dividends and Distributions.

           (a) Each of IRT and the Company shall coordinate with the other regarding the declaration and payment of quarterly dividends with respect to IRT Common Stock and Company Common Stock and the record dates and payment dates relating thereto such that each such dividend or distribution shall be paid or made on the same date. Subject to increases as set forth below, quarterly dividends with respect to the IRT Common Stock shall not exceed $0.235 per share, appropriately adjusted for partial or greater periods from the prior record date. The foregoing limitations on dividends shall not apply, however, to a Final IRT Dividend payable by IRT.

           (b) On the first regular dividend record date following the Effective Time, the Company Board shall declare a cash dividend of no less than $0.27 per share of Company Common Stock subject to the Company’s funds from operations, available cash and any limitations imposed by the MGCL. In addition, the Company Board shall establish prior to the Effective Time a dividend policy that provides that the annual cash dividend per share of Company Common Stock for the year following the Effective Time shall be not less than $1.08 payable quarterly subject to the Company’s funds from operations, available cash and any limitations imposed by the MGCL.

      SECTION 5.14     Assumption of Employment Agreements. At the Closing, IRT shall assign and the Company shall assume the obligations of IRT under each of the employment agreements listed on Schedule 5.14 of the IRT Disclosure Memorandum.

      SECTION 5.15     Tax Treatment.

           (a) This Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Company nor any of its affiliates shall knowingly take any action that could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

           (b) IRT does not know of any reason why it will not be able to deliver to Alston & Bird LLP and Greenberg Traurig, P.A., at the time the Form S-4 or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates relating to the facts relevant to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, in a form that is substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications (including, as appropriate, additions) thereto, to enable such firms to deliver the opinions contemplated by Sections 6.2(f) and 6.3(f).

           (c) The Company does not know of any reason why it will not be able to deliver to Alston & Bird LLP and Greenberg Traurig, P.A., at the time the Form S-4 or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates relating to the facts relevant to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, in a form that is substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications (including, as appropriate, additions) thereto, to enable such firms to deliver the opinions contemplated by Sections 6.2(f) and 6.3(f).

      SECTION 5.16     Election of New Director. Prior to the Closing, the Company Board shall adopt a resolution, effective as of the Effective Time, increasing the size of the Company Board by one director and electing a new “independent” director (as determined in accordance with the rules and regulations of the New York Stock Exchange), selected by IRT and approved by the Company in its reasonable discretion, to fill that position and to serve as a Class A Director until the next annual meeting of the Company’s stockholders at which Class A Directors are being elected generally in accordance with the Company’s Articles of Amendment and Restatement and the MGCL.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a) Stockholder Approval. This Agreement and the Merger shall have been approved or adopted by the affirmative vote of the requisite holders of the Company Common Stock and the IRT Common Stock.

           (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations, registrations, submissions or filings with, any Governmental Entity which if not obtained would have a Company Material Adverse Effect or an IRT Material Adverse Effect, shall have been duly and timely filed and obtained (without the imposition of any material conditions thereto).

           (c) Form S-4. The Form S-4 shall have become effective under the Securities Act by order of the SEC and shall not be the subject of any stop order or similar proceedings and the Company shall have received all state securities law or “blue sky” permits and authorizations necessary to issue the Merger Consideration in accordance with Article II of this Agreement.

           (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other similar order, or any statute, law, rule, regulation, executive order or decree, shall have been issued, enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity which remains in effect and prohibits, prevents, materially delays or impairs consummation of the Merger.

           (e) Listing of Company Common Stock. The New York Stock Exchange shall have approved for listing the shares of Company Common Stock to be issued in the Merger, subject to official notice of issuance, prior to the Effective Time.

      SECTION 6.2     Conditions of Obligations of IRT. The obligations of IRT to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived (to the extent permitted by applicable law) in writing by IRT:

           (a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and (ii) by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.2(a), shall be true and correct in all respects and except that no representation or warranty shall fail to be true and correct as a result of the incurrence or payment by the Company of expenses incurred directly by the Company as a result of the consummation of the transactions contemplated by this Agreement, including attorneys fees, accounting expenses, printing costs, fees paid to financial advisors, fees and expenses paid to regulatory agencies such as the SEC, the New York Stock

Exchange or various rating agencies or other similar direct expenses), and IRT shall have received a certificate duly signed on behalf of the Company by each of its chief executive officer and chief financial officer to such effect.

           (b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects all obligations required to be performed and complied with by it under this Agreement on or prior to the Closing Date, and IRT shall have received a certificate duly signed on behalf of the Company by each of its chief executive officer and chief financial officer to such effect.

           (c) Consents. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, deed of trust, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IRT, individually or in the aggregate, have a Company Material Adverse Effect or materially affect the consummation of the Merger or any other transaction contemplated by this Agreement.

           (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and IRT shall have received a certificate of the chief executive officer of the Company, in such capacity, certifying to such effect.

           (e) Tax Opinion Relating to REIT Status. IRT shall have received an opinion of Greenberg Traurig, P.A. or other counsel to the Company reasonably satisfactory to IRT, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

           (f) Tax Opinion Relating to the Merger. IRT shall have received an opinion dated the Closing Date from Alston & Bird LLP or other counsel reasonably satisfactory to the Company, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

           (g) Exchange Agent Certification. The Exchange Agent shall have delivered to IRT a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from the Company appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Company Common Stock in exchange for outstanding shares of IRT Common Stock and that the Company has deposited with the Exchange Agent sufficient funds to pay the Aggregate Cash Amount required to be paid pursuant to Article II.

           (h) Company Voting Agreement. The Company Voting Agreement shall be in full force and effect.

           (i) Post Closing Capitalization. IRT shall have received evidence to its reasonable satisfaction that not fewer than an aggregate of 22.3 million shares of Company Common Stock will be issued in the Merger and Private Placement, and that the Private Placement, to the extent required to achieve that number of shares, shall have been consummated at or before the Effective Time.

      SECTION 6.3     Conditions of Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions unless waived in writing by the Company:

           (a) Representations and Warranties. The representations and warranties of IRT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and (ii) by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.3 (a), shall be true and correct in all respects and except that no representation or warranty shall fail to be true and correct as a result of the incurrence or payment by IRT of expenses incurred directly by IRT as a result of the consummation of the transactions contemplated by this Agreement, including attorneys fees, accounting expenses, printing costs, fees paid to financial advisors, fees and expenses paid to regulatory agencies such as the SEC, the New York Stock Exchange or various rating agencies or other similar direct expenses) and the Company shall have received a certificate duly signed on behalf of IRT by each of its chief executive officer and the chief financial officer to such effect.

           (b) Performance of Obligations of IRT. IRT shall have performed and complied with in all material respects all obligations required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate duly signed on behalf of IRT by each of its chief executive officer and chief financial officer to such effect.

           (c) Consents. IRT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, deed of trust, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have an IRT Material Adverse Effect, or materially affect the consummation of the Merger or any other transaction contemplated by this Agreement.

           (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no IRT Material Adverse Effect and the Company shall have received a certificate of the chief executive officer of IRT, in such capacity, certifying to such effect.

           (e) Tax Opinion Relating to REIT Status. The Company shall have received (i) an opinion of Alston & Bird LLP or other counsel to IRT reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, IRT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (ii) an opinion of Greenberg Traurig, P.A. or other counsel to the Company reasonably satisfactory to IRT, dated as of the Closing Date, to the effect that, after giving effect to the Merger, the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

           (f) Tax Opinion Relating to the Merger. The Company shall have received an opinion dated the Closing Date from Greenberg Traurig, P.A. or other counsel reasonably satisfactory to IRT, based upon customary certificates and letters, which certificates and letters are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

           (g) IRT Voting Agreement. The IRT Voting Agreement shall be in full force and effect.

           (h) Required Consents. Prior to the Effective Time, IRT shall obtain the following consents in form and substance that are reasonably satisfactory to the Company: (i) the consent of John-Mary Enterprises, Ltd. to this Agreement, the Merger and the transfer by IRT of its interest in the Venice Plaza Joint Venture to the Company, (ii) the consent of S.T. Henderson to this Agreement, the Merger and the transfer by IRT of its partnership interest in The Rudderson Company Limited Partnership to the Company and (iii) the consent and acknowledgement by Column Financial, Inc. to this Agreement, the Merger and the amendment of the limited liability company agreements of each of IRT Coral Springs, LLC, IRT Heritage Walk, LLC and IRT MacLand Pointe, LLC to reflect the transfer of the membership interest to the Company and the appointment of the Company as sole manager thereof.

           (i) Termination of Management Agreements. Prior to the Closing, IRT shall provide evidence to the reasonable satisfaction of the Company that the following two agreements were properly terminated: (i) the Property Management Agreement dated September 1, 2000 between Auburn Center Associates, Ltd. and IRT, and (ii) the Property Management Agreement dated September 1, 2000 between Stanford Station Partners, LP and IRT.

ARTICLE VII

TERMINATION AND AMENDMENT

      SECTION 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of Company Common Stock or by the holders of IRT Common Stock:

           (a) by the mutual written consent duly authorized by the IRT Board and the Company Board;

           (b) by (i) IRT if there shall have occurred a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which would entitle IRT to not consummate the Merger under Article VI, or a breach of any representation, warranty, covenant or agreement on the part of any stockholder of the Company set forth in a Company Voting Agreement, and, in each case, which has not been or cannot be permanently cured within 30 days (but no later than 10 days following a vote at the later to occur of the IRT Shareholders’ Meeting or the Company Stockholders’ Meeting) next following receipt by the Company of notice of such breach, or (ii) the Company if there shall have occurred a breach of any representation, warranty, covenant or agreement on the part of IRT set forth in this Agreement which would entitle the Company to not consummate the Merger under Article VI, or a breach of any representation, warranty, covenant or agreement on the part of any shareholder of IRT set forth in an IRT Voting Agreement, and, in each case, which has not been or cannot be permanently cured within 30 days (but no later than 10 days following a vote at the later to occur of the IRT Shareholders’ Meeting or the Company Stockholders’ Meeting) next following receipt by IRT of notice of such breach;

           (c) by either IRT or the Company if any permanent injunction or other order of a court, or any rule, decree, statute, law, executive order or regulation shall be enacted or entered by any Governmental Entity or other competent authority, preventing consummation of the Merger shall have been issued; provided, however, this right shall not be available to any party whose failure to comply with the terms of this Agreement has been the cause of, or has materially contributed to, such action;

           (d) by either IRT or the Company if the Merger shall not have been consummated at or prior to 5:00 p.m., Eastern time, on March 31, 2003; provided, however, this right shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the Merger not being consummated by such date;

           (e) by either IRT or the Company (unless the Company is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Company Stockholders’ Meeting or any adjournment thereof, the Company Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

           (f) by either the Company or IRT (unless IRT is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held IRT Shareholders’ Meeting or any adjournment thereof, the IRT Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

           (g) by IRT (i) if the Board of Directors of IRT shall have withdrawn, modified, amended or qualified in any manner adverse to the Company its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Acquisition Proposal (except as expressly permitted by Section 5.1(c)(ii)), or (ii) if the Board of Directors of IRT shall have withdrawn, modified, amended or qualified its approval or recommendation of either the Merger or this Agreement pursuant to Section 5.1(c)(ii) and within 48 hours of such withdrawal, modification, amendment or qualification, the Company has not advised IRT that it has elected to require IRT to proceed with or otherwise adjourn the IRT Shareholders’ Meeting pursuant to Section 5.1(c)(iii), or (iii) in order to enter into a binding written agreement with respect to an Acquisition Proposal, provided that, in each case, IRT shall have complied with the terms of Section 4.1(f) and, simultaneously with terminating pursuant to this Section, has paid to the Company the Break-Up Fee (as defined herein) as provided by Section 7.2; and

           (h) by the Company, if (i) the Board of Directors of IRT shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement or approved or recommended any Acquisition Proposal, or if the Board of Directors of IRT or any committee thereof shall have resolved to do any of the foregoing, or (ii) following the announcement or receipt of an Acquisition Proposal, IRT shall have failed to call the IRT Shareholders’ Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its shareholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b).

      SECTION 7.2     Effect of Termination. If this Agreement shall be terminated pursuant to Section 7.1(g)(i), 7.1(g)(iii) or 7.1(h) (other than a termination by the Company solely as a result of the withdrawal, modification, amendment or qualification of the approval or recommendation by the IRT Board of this Agreement or the Merger pursuant to Section 5.1(c)(ii)), then IRT theretofore or thereupon shall pay to the Company a fee equal to the Break-Up Fee. If this Agreement shall be terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), then the non-terminating party shall pay to the other (provided that the non-terminating party was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. In addition, if this Agreement shall be terminated by IRT pursuant to Sections 7.1(c), 7.1(d) (if primarily resulting from any action or inaction of IRT or any of its Subsidiaries), 7.1(f) or 7.1(g)(ii) or by the Company pursuant to Section 7.1(f) or Section 7.1(h) (solely as a result of the withdrawal, modification, amendment or qualification of the approval or recommendation by the IRT Board of this Agreement or the Merger pursuant to Section 5.1(c)(ii)) and prior to the time of such termination an Acquisition Proposal has been received by IRT, and either prior to the termination of this Agreement or within twelve months thereafter, IRT enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.1(f) (each, an “Acquisition Proposal Agreement”), which is subsequently consummated (whether or not any Acquisition Proposal Agreement relates to the same Acquisition Proposal which had been received prior to the termination of this Agreement, unless at least 60 days prior to the execution of the Acquisition Proposal Agreement IRT shall have made a public announcement that the party to the initial Acquisition Proposal has formally withdrawn its offer and that party has not made an additional Acquisition Proposal prior to the execution of the Acquisition Proposal Agreement), then IRT shall pay a fee equal to the Break-Up Fee to the Company.

      The payment of the Break-Up Fee to the Company or the Break-Up Expenses to the Company or IRT, as the case may be, shall be the sole compensation for the loss suffered by the party receiving such payment as a result of the failure of the Merger to be consummated (including, without limitation, opportunity costs and, in the case of the Break-up Fee, out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by IRT to the Company and the Break-up Expenses shall be paid by the Company to IRT or IRT to the Company, as applicable, in immediately available funds within two business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(g)). The Company and IRT acknowledge that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if IRT fails to promptly pay the Break-Up Fee or if the Company or IRT fails to promptly pay the Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, the Company or IRT commences a suit which results in a judgment against the Company or IRT for any amounts owed pursuant to this Section 7.2, the Company or IRT, as applicable, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

      As used in this Agreement, “Break-Up Fee” shall be an amount equal to $15,000,000 (the “Base Amount”), provided, however, that the maximum amount that the Company can receive in its taxable year in which occurs the event giving rise to liability for the Break-Up Fee shall be the maximum amount that the Company can receive in that year without failing the REIT Income Requirements (as defined below), determined as if the receipt of that amount does not constitute Qualifying Income (as defined below), as determined by the independent accountants of the Company. If the Company initially is unable to receive the full Base Amount, IRT shall place the unpaid portion of the Base Amount in escrow. The amount in escrow shall be distributed in full to the Company at any time the Company receives a letter from outside counsel which states that the Company has received a private letter ruling from the IRS which holds that its receipt of a payment of the Base Amount constitutes Qualifying Income or is excludible from gross income for purposes of the REIT Income Requirements. The amount in escrow shall be distributed in full or in part to the Company at any time the Company receives a letter from outside counsel which states that the Company has received a private letter ruling from the IRS which holds that its receipt of a payment of part or all of the Base Amount from the escrow will not be includible in income by the Company prior to its actual receipt by the Company, in which case the amount distributable to the Company in any taxable year shall be the amount set forth in a letter from the Company’s independent accountants indicating the maximum amount that the Company can receive at that time without causing the Company to fail the REIT Income Requirements. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement. The obligation of the IRT to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. Income is “Qualifying Income” if it is described in any subparagraph of Section 856(c)(2) of the Code and in any subparagraph of Section 856(c)(3) of the Code. The “REIT Income Requirements” are the requirements imposed by Section 856(c)(2) and (3) on the income that an entity can receive and qualify as a REIT for purposes of the Code.

      As used in this Agreement, “Break-Up Expenses” shall be an amount equal to the out-of-pocket expenses incurred by the Company or IRT, as the case may be (the “Recipient”) in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses), provided, however, that the maximum amount that the Recipient can receive in its taxable year in which occurs the event giving rise to liability for the Break-Up Expenses shall be the maximum amount that the Recipient can receive in that year without failing the REIT Income Requirements, determined as if the receipt of that amount does not constitute Qualifying Income, as determined by the independent accountants of the Recipient. If the Recipient initially is unable to receive the full amount of the Break-Up Expenses, the Company or IRT, as the case may be (the “Payor”), shall place the unpaid portion of the Break-Up Expenses in escrow. The amount in escrow shall be distributed in full to the Recipient at any time the Recipient receives a letter from outside counsel which states that the Recipient has received a private letter ruling from the IRS which holds that its receipt of a payment of the Break-Up Expenses constitutes Qualifying Income or is excludible from gross income for purposes of the REIT Income Requirements. The amount in escrow shall be distributed in full or in part to the Recipient at any time the Recipient receives a letter from outside counsel which states that the Recipient has received a private letter ruling from the IRS which holds that its receipt of a payment of part or all of the Break-Up Expenses from the escrow will not be includible in income by the Recipient prior to its actual receipt by the Recipient, in which case the amount distributable to the Recipient in any taxable year shall be the amount set forth in a letter from the Recipient’s independent accountants indicating the maximum amount that the Recipient can receive at that time without causing the Recipient to fail the REIT Income Requirements. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement. The obligation of any Payor to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. Notwithstanding the foregoing, the maximum amount of the Break-Up Expenses that either party shall be obligated to reimburse the other party shall not exceed $1.5 million.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement or the Merger by the holders of Company Common Stock or IRT Common Stock, but, after any such approval, no amendment shall be made which pursuant to applicable law requires further approval by such holders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

      SECTION 7.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (with confirmation/answerback received) or mailed by registered or certified mail (return receipt requested) or sent by overnight delivery by a reliable service provider to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

(a) if to IRT, to:

IRT Property Company
200 Galleria Parkway
Suite 1400
Atlanta, Georgia 30339
(770) 955-4406 (telephone)
(770) 988-8773 (facsimile)
Attention: Thomas H. McAuley,
Chairman and Chief Executive Officer

with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

Alston & Bird LLP
3201 Beechleaf Court, Suite 600
Raleigh, North Carolina 27604
(919) 862-2200 (telephone)
(919) 862-2260 (facsimile)
Attention: Brad S. Markoff, Esq.

(b) if to the Company, to:

Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
(305) 947-1664 (telephone)
(305) 947-1734 (facsimile)
Attention: Chaim Katzman,
Chairman and Chief Executive Officer

with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500 (telephone)
(305) 570-0717 (facsimile)
Attention: Ira N. Rosner, Esq.

      SECTION 8.3     Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of the terms of this Agreement. Whenever the words “include,” “includes” or “including” or other similar derivations are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above.

      SECTION 8.4     Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same agreement.

      SECTION 8.5     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, which are incorporated herein by this reference and made an integral part hereof as if fully set forth herein) and the confidentiality provisions contained in the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof. Except as provided in Section 5.7, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and performed entirely in such state and without regard to the conflicts of law principles thereof, provided the Merger shall be effected in accordance with and have the effect provided in the provisions of the GBCC and MGCL applicable to mergers of domestic and foreign corporations.

      SECTION 8.7     Waiver of Jury Trials. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 8.8     No Remedy in Certain Circumstances. Each party agrees that, should any court, Governmental Entity or other competent authority hold any provision of this Agreement or portion hereof to be null, void or unenforceable, or order or direct any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including, without limitation, money damages, for breach hereof or thereof or of any other provision of this Agreement or portion hereof as a result of such holding or order.

      SECTION 8.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all the other parties; provided that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

      SECTION 8.10     Gender and Number Classification. All words used herein, irrespective of the number and gender specifically used, shall be deemed and construed to include or mean any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

      SECTION 8.11     Knowledge. For purposes of this Agreement, “knowledge”, “to its knowledge” or analogous expressions, when used with reference to the Company, IRT and/or any of their respective Subsidiaries, means knowledge of a particular fact or set of circumstances, events or conditions by any executive officer or director of the Company, IRT or any of their respective Subsidiaries, as applicable, to the extent actually known by any one or more of such persons.

      SECTION 8.12     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in federal court for the Southern District of New York this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of such federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court.

      SECTION 8.13     Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

      IN WITNESS WHEREOF, IRT and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of date first written above.

IRT PROPERTY COMPANY

By:	/s/ THOMAS H. MCAULEY

Thomas H. McAuley
Chairman and Chief Executive Officer

EQUITY ONE, INC.

By:	/s/ CHAIM KATZMAN

Chaim Katzman
Chairman and Chief Executive Officer

ANNEX B

EQUITY ONE, INC.

COMMON STOCK PURCHASE AGREEMENT
October 28, 2002

EQUITY ONE, INC.

COMMON STOCK PURCHASE AGREEMENT

      This Common Stock Purchase Agreement (the “Agreement”) is entered into as of October 28, 2002, by and between Equity One, Inc., a Maryland corporation (the “Company”), and each of the several Purchasers set forth on Schedule I attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

R E C I T A L S

      WHEREAS, the Purchasers desire to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”), such purchases to be made in a private placement the initial closing of which is to occur substantially simultaneously with the closing of the merger of IRT Property Company, a Georgia corporation (“IRT”), with and into the Company or an affiliate thereof (the “Merger”) pursuant to the Agreement and Plan of Merger between IRT and the Company of even date herewith (the “Merger Agreement”);

      WHEREAS, the Company desires to issue and sell the Shares (as defined below) to the Purchasers on the terms and conditions set forth herein to fund a portion of the cash consideration payable pursuant to the Merger Agreement and for other corporate purposes;and

      WHEREAS, the Company and the Purchasers are entering into a Registration Rights Agreement (as defined below) simultaneously with the execution hereof.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

      1. Agreement to Sell and Purchase.

      1.1 Sale and Purchase of Common Stock. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser and each Purchaser, severally and not jointly, agrees to purchase from the Company, at the Closing, up to the number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule I attached hereto (the maximum number of shares as to which each Purchaser is hereby committed to purchase, being referred to herein as such Purchaser’s “Maximum Amount”), at a per share purchase price of the sum of $13.30 plus the Adjustment Amount (as defined below), such sum being referred to as the “Purchase Price”. The “Adjustment Amount” shall be the product of (x) the quotient of (i) the excess of the number of outstanding IRT shares of common stock being converted into Company Common Stock in the Merger over 50 percent of all of the shares of IRT Common Stock outstanding immediately prior to the effectiveness of the Merger, divided by (ii) 2 million multiplied by (y) $ .20; provided, however, that the Adjustment Amount shall not exceed $ .20. The shares of Company Common Stock to be purchased hereunder are referred to as the “Shares”. Unless waived by the Company in its sole and absolute discretion, each Purchaser’s obligations hereunder shall not be affected by the failure of any other Purchaser to perform its obligations hereunder. Notwithstanding anything contained herein to the contrary, a Purchaser may assign its rights to purchase Shares hereunder to any affiliate (as defined pursuant to Rule 405 under the Securities Act (as defined below)) of such Purchaser, provided that no such assignment shall release the Purchaser from its obligations hereunder and provided further that such assignment is to an entity as to which the representations and warranties set forth in Section 4.3 below shall be true.

      1.2 Hart-Scott-Rodino Compliance. Notwithstanding anything else in this Agreement, if the sale and issuance of the Shares is subject to the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), it shall be a condition to the Closing that any waiting period under the HSR Act applicable to the purchase of the Shares shall have expired or been terminated and any approvals required thereunder shall have been obtained. The parties shall cooperate in filing premerger reports promptly after the date hereof (and in any event not later than ten (10) days after the date hereof), and in taking all steps reasonably necessary to obtain early termination of any applicable HSR Act waiting periods.

      1.3 Stock Splits. In the event of any stock split, combination, reclassification or stock dividend with respect to the Company’s Common Stock after the date hereof, the number of Shares to be purchased thereafter and the Purchase Price in respect thereof shall be appropriately and proportionately adjusted.

      2. Closing, Delivery and Payment. (a) Subject to the terms of Section 5 hereof, the initial closing of the sale and purchase of the Shares under this Agreement (the “Initial Closing”) shall take place substantially simultaneously with the closing of the Merger (the date of such closing shall be referred to herein as the “Initial Closing Date”). As promptly as practicable but in any event, not later than 9:00 a.m. on the Initial Closing Date, the Company shall notify each Purchaser of the aggregate number of Shares which the Company shall issue and sell at the Initial Closing (the “Initial Closing Shares”) and the Pro Rata Portion (as defined in paragraph (d) below) of the Initial Closing Shares which each Purchaser shall be required to purchase and pay for at the Initial Closing. The Initial Closing Shares shall be determined by the Special Committee of the Board of the Company’s Board of Directors (the “Special Committee”) in its sole discretion but, in any event, shall not be less than 3 million Shares.

      (b) If the number of Initial Closing Shares is less than the aggregate Maximum Amount of all Purchasers (the “Aggregate Maximum Amount”), then each Purchaser shall purchase and pay for and the Company shall issue and sell to such Purchaser at the Subsequent Closings (as defined below), such Purchaser’s Pro Rata Portion of a number of Shares equal to the excess of the Maximum Aggregate Amount over the number of Initial Closing Shares (such excess being referred to as the “Excess Shares”); provided, however, that the Special Committee shall have the right, exercisable until the consummation of the Initial Closing, in its sole discretion, to reduce the total number of Excess Shares to a lesser amount provided that the total number of Shares to be issued to the Purchasers hereunder (including the Initial Closing Shares) shall not be less than an aggregate of 6 million Shares. The Excess Shares shall be issued and paid for in two equal installments at closings to be held (each, a “Subsequent Closing”) on October 15, 2003 and April 15, 2004 or the next Business Day thereafter if any such day is not a Business Day; it being understood that if pursuant to the Merger Agreement, the Company’s dividend payment cycle is set at other than the first day of the last month of each calendar quarter then the date of the Subsequent Closings shall be adjusted accordingly. For purposes, hereof “Business Day” means any day on which commercial banks in the United States and Israel are open.

      (c) At the Initial Closing and each Subsequent Closing (the Initial Closing and the Subsequent Closings being collectively referred to herein as the “Closings”), subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased by such Purchaser at such Closing against payment by or on behalf of such Purchaser of the aggregate Purchase Price for such Purchaser’s Shares by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to Purchaser and the Company. Each Closing shall take place at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131 or such other place as the Company and each Purchaser may agree.

      (d) For purposes of each Closing, each Purchaser’s “Pro Rata Portion” means an amount of Shares equal to the product of (x) the aggregate number of Shares to be purchased at such Closing, multiplied by (y) a fraction, the numerator of which is the Maximum Amount of such Purchaser and the denominator of which is the Aggregate Maximum Amount.

      3. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser that, as of the date hereof, the representations and warranties set forth in the Merger Agreement, as modified, amended and qualified by the Company Disclosure Schedule (as defined in the Merger Agreement), are true and correct to the extent set forth therein, and incorporated by reference in their entirety herein. Except as set forth in the Schedule of Exceptions attached hereto as Annex 1, the Company hereby additionally represents and warrants to each Purchaser as of the date hereof as follows:

      3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has full power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified, is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions, in the aggregate, in which failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

      3.2 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement referred to in Section 5.1(f) below, for the sale and issuance of the Shares pursuant hereto and for the performance of the Company’s obligations hereunder and thereunder has been taken or will be taken prior to the Closing. Each of this Agreement and the Registration Rights Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and other laws affecting creditors’ rights generally and subject further to general principles of equity. At the time of the Closing, the sale of the Shares will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. When issued in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens, claims, encumbrances or other restrictions other than restrictions on transfer under this Agreement and under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed or any liens, claims, encumbrances or other restrictions entered into by any Purchaser.

      3.3 Compliance With Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the Registration Rights Agreement, and the issuance and sale of the Shares pursuant hereto will not (i) materially conflict with, or result in a material breach or violation of, or constitute a material default under, or result in the creation or imposition of any material lien, claim, encumbrance or restriction, (ii) violate, conflict with or result in the breach of any material terms of, or result in the material modification of, any material contract or otherwise give any other contracting party the right to terminate a material contract, or constitute (or with notice or lapse of time both constitute) a material default under any material contract to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject or (iii) result in any violation, or be in conflict with or constitute a default under any term, of its charter or bylaws.

      3.4 Litigation, etc. There is no action, suit, proceeding nor, to the Company’s knowledge after due inquiry, any investigation pending or currently threatened against the Company, that questions the validity of this Agreement, the Registration Rights Agreement or the Merger Agreement and the other agreements contemplated thereby or the right of the Company to enter into such agreements.

      3.5 Governmental Consent, etc. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the valid execution, delivery, and performance of this Agreement or the Registration Rights Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated by this Agreement except certain filings as may be required under the HSR Act, if any, the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws and regulations, which filings will be made timely in accordance with the applicable law or regulation.

      4. Representations and Warranties of Each Purchaser.

      Each Purchaser, severally as to itself, hereby represents and warrants to the Company as follows:

      4.1 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Registration Rights Agreement and to carry out the provisions of this Agreement and the Registration Rights Agreement. All action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Registration Rights Agreement has been or will be effectively taken prior to the each Closing as applicable. Each of this Agreement and the Registration Rights Agreement, when executed and delivered, will be a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

      4.2 Consents. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of such Purchaser required in connection with the consummation of the transactions contemplated in this Agreement and the Registration Rights Agreement (other than the securities filings contemplated thereby) have been or shall have been obtained prior to and be effective as of the Closing.

      4.3 Investment Representations. Such Purchaser understands that the Shares have not been registered under the Securities Act. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations and warranties as follows:

      (a) Purchaser is an Accredited Purchaser. Such Purchaser represents that such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A(a)(1) under the Securities Act. A true and complete copy of such Purchaser’s most recent available financial statements have been or prior to the Initial Closing will be made available to the Company.

      (b) Purchaser Bears Economic Risk. Such Purchaser must bear the economic risk of this investment indefinitely unless its Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Except as provided in the Registration Rights Agreement, such Purchaser understands that it will have no registration rights with respect to its Shares. Such Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of its Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

      (c) Acquisition For Own Account. Such Purchaser is acquiring its Shares for such Purchaser’s own account for investment only, and not with a view towards their distribution within the meaning of the Securities Act.

      (d) Purchaser Can Protect Its Interests. Such Purchaser represents that by reason of its, or of its management’s, business or financial experience, such Purchaser has the capacity to evaluate its investment in the Shares and the transactions contemplated in this Agreement. Such Purchaser is not a corporation, trust or partnership specifically formed for the purpose of consummating these transactions.

      (e) Company Information. Such Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Such Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

      4.4 Legends. Each certificate representing the Shares may be endorsed with the following legends:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and are “restricted securities” as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Act (including pursuant to a Registration Rights Agreement), or (ii) in compliance with Rule 144 or (iii) pursuant to an opinion of counsel to the corporation that such registration or compliance is not required as to such sale, offer or distribution.”

      The Company need not register a transfer of any Shares, and may also instruct its transfer agent not to register the transfer of any Shares, unless the conditions specified in the foregoing legend are satisfied.

      4.5 Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to subsection 4.4 and the stop transfer instructions with respect to such Shares shall be removed and the

Company shall issue a certificate without such legend to the holder thereof if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act or if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such Shares may be made without registration.

      5. Conditions to Closing.

      5.1 Conditions to Each Purchaser’s Obligations at each Closing. Each Purchaser’s obligation to purchase its Shares identified in Section 1.1 of this Agreement at each Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      (a) Closing of Merger. (i) In the case of the Initial Closing, all conditions precedent to the consummation of the Merger shall have been satisfied or waived and the Initial Closing shall occur substantially simultaneously with the effectiveness of the Merger. (ii) In the case of each Subsequent Closing, the effectiveness of the Merger.

      (b) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Subsections 3.1 through 3.5 shall be true and correct in all material respects (except to the extent qualified by materiality, in which case they shall be true and correct) as if made on the date of such Closing other than those representations and warranties made as of a specific date which will be true and correct in all material respects as of any such date, and the Company shall have performed and complied in all material respects with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing and shall have delivered an officer’s certificate as to the matters set forth in this Section 5.1(b).

      (c) Legal Investment. At the time of such Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which such Purchaser and the Company are subject.

      (d) Consents, Permits, and Waivers. The Company shall have obtained any and all authorizations, approvals, consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing, and such items shall be effective on and as of the Closing).

      (e) Transfer Agent Instructions. The Company shall have delivered to such Purchaser a copy of a letter to the Company’s transfer agent, dated the Closing Date, and instructing the transfer agent to issue the Shares.

      (f) Registration Rights. The Registration Rights Agreement dated as of the date hereof between the Company and the Purchasers (the “Registration Rights Agreement”) shall be in full force and effect.

      (g) Minimum Price. (A) the 30-Day Average Trading Price is not less than $12.06 and (B) the Three Day Average Trading Price for the three consecutive trading days ending on (and inclusive of) the Measurement Date (as defined below) is not less than $11.00. For purposes hereof, “30-Day Average Trading Price” shall mean the weighted average trading price per share of the Company Common Stock as quoted on the New York Stock Exchange for all transactions during the 30 trading days ending on (and inclusive of) the fourth business day immediately preceding the scheduled date of the IRT shareholders’ meeting in respect of the Merger (the “Measurement Date”). “Three Day Average Trading Price” shall mean the weighted average trading price per share of the Company Common Stock as quoted on the New York Stock Exchange for all transactions during the three trading days ending on (and inclusive of) the Measurement Date.

      (h) Opinion of Counsel. The Company shall have caused its counsel, Greenberg Traurig, P.A., to have delivered an opinion, addressed to each of the Purchasers, in form and substance reasonably acceptable to Purchasers’ counsel, with respect to the matters described in Sections 3.1 through 3.3 and Section 3.5 hereof.

      5.2 Conditions to Obligations of the Company. The Company’s obligations to issue and sell Shares at each Closing is subject to the satisfaction, on or prior to such Closing of the following conditions:

      (a) Closing of Merger. (i) In the case of the Initial Closing, all conditions precedent to the consummation of the Merger shall have been satisfied or waived and the Initial Closing shall occur substantially simultaneously with the effectiveness of the Merger. (ii) In the case of each Subsequent Closing, the effectiveness of the Merger.

      (b) Representations and Warranties True. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of such Closing, with the same force and effect as if they had been made on and as of said date.

      (c) Performance of Obligations. Each Purchaser shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by such Purchaser on or before such Closing.

      (d) Payment of Purchase Price. Each Purchaser shall deliver to the Company payment for its Shares to be acquired by such Purchaser in the amounts set forth herein.

      6. Rule 144 Reporting.

      With a view to making available to each Purchaser the benefits of certain rules and regulations of the Commission which may permit the sale of the Shares to the public without registration, the Company agrees at all times after the Closing to:

      (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”);

      (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

      (c) so long as such Purchaser owns any Shares, to furnish to such Purchaser within a reasonable time upon a written request by such Purchaser, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Purchaser may reasonably request in complying with any rule or regulation of the Commission allowing such Purchaser to sell any such securities without registration and shall cause its counsel promptly to provide appropriate legal opinions to the Company’s transfer agent in connection with a proper sale of Shares pursuant Rule 144.

      7. Miscellaneous

      7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida without regard to the principles of conflict of laws thereof.

      7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument, except as expressly provided otherwise in such certificate or instrument.

      7.3 Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned, sold, transferred, pledged, hypothecated or otherwise disposed. Notwithstanding any other provision contained herein, the Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (a) to a person who, in the opinion of counsel to the Company, is a person to whom the Shares may legally be transferred without registration and without the delivery of a current prospectus under the Securities Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Agreement with respect to any resale or other disposition of such securities; or (b) to any person upon delivery of a prospectus then meeting the requirements of the Securities Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees. The Company agrees that Shares may be pledged by any Purchaser to a Bona Fide Pledgee (as defined in the Registration Rights Agreement). This Agreement shall be binding upon and inure to the benefit of the Company, each Purchaser and their respective successors and permitted assigns.

      7.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to maintain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      7.5 Amendment and Waiver.

      (a) Any amendment of this Agreement shall only be binding upon the parties hereto executing such amendment.

      (b) The obligations of the Company and each Purchaser under this Agreement may be waived only with the written consent of the parties hereto to whom such obligations are owed.

      (c) Except to the extent provided in this Section 7.5, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated, except by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      (d) Any amendment or waiver effected in accordance with this Section 7.5 shall be binding upon any future holder of some or all of the Shares.

      7.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery, (b) on the fifth day following mailing sent by registered or certified mail, return receipt requested, postage prepaid, (c) upon confirmed delivery by means of a nationally recognized overnight courier service or (d) upon confirmed transmission of facsimile addressed: (i) if to a Purchaser, at such Purchaser’s address as set forth Schedule I attached hereto, or at such other address as such Purchaser shall have furnished to the Company in writing and such Purchaser’s counsel as set forth on such Schedule I or (ii) if to the Company, at its address as set forth on the signature pages of this Agreement, or at such other address as the Company shall have furnished to Purchaser in writing.

      7.7 Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, and each Purchaser shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, that if the Merger is consummated and the sum of the Initial Closing Shares and the Excess Shares (as determined by the Special Committee as set forth above), such sum being referred to as the “Sold Shares”, is less than the Aggregate Maximum Amount, then the Company shall reimburse each of the Purchasers their respective Pro Rata Portion of their documented out of pocket expenses up to an amount not to exceed 1 percent of the product of (x) the Purchase Price multiplied by (y) the excess of the Aggregate Maximum Amount over the Sold Shares, such payment to be made at the last Subsequent Closing.

      7.8 Attorneys’ Fees. If legal action is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and legal costs in connection therewith.

      7.9 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      7.11 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.11 being untrue.

      7.12 Termination. This Agreement shall terminate upon any valid termination of the Merger Agreement.

      7.13 Subsequent, Consents, Permits and Waivers. The Company shall obtain promptly after any Closing all authorizations, approvals, consents, permits and waivers that are necessary or applicable for consummation of the transactions contemplated by this Agreement and that were not obtained prior to such Closing because they may be properly obtained subsequent to such Closing.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

Equity One, Inc.
1696 N.E. Miami Gardens Drive
N. Miami Beach, FL 33179

By:	/s/ CHAIM KATZMAN

Purchasers:

Silver Maple (2001), Inc.

By:	/s/ CHAIM KATZMAN

M.G.N. (USA), Inc.

By:	/s/ CHAIM KATZMAN

AH Investments US, L.P.

By:	AH Holdings US, Inc.

its General Partner

By:	/s/ STEVEN GLUSBAND

SCHEDULE I

Name and address of Purchaser	Maximum Amount of Shares

Silver Maple (2001), Inc.	1,036,650
M.G.N. (USA), Inc.	4,284,820
AH Investments US, L.P.	1,589,530

Total	6,911,000

ANNEX C

[LETTERHEAD OF LEGG MASON

WOOD WALKER, INCORPORATED]

October 28, 2002

PERSONAL AND CONFIDENTIAL
The Special Committee of the Board of Directors
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

      We have been advised that Equity One, Inc. (“Equity One” or the “Company”) is considering entering into a Common Stock Purchase Agreement (the “Agreement”) with the parties listed on Schedule I attached thereto (the “Purchasers”), pursuant to which the Company will sell (the “Sale”) common shares of the Company at a per share purchase price equal to the sum of $13.30 plus the Adjustment Amount (as defined below), such sum being referred to as the “Purchase Price” (the sale of Company stock contemplated by the Agreement shall be known herein as the “Private Placement”). Capitalized terms not otherwise defined shall have the meanings attributed thereto in the Agreement.

      The “Adjustment Amount” shall be the product of (x) the quotient of (i) the excess of the number of outstanding IRT Property Company (“IRT”) shares of common stock being converted into Company Common Stock in the Merger over 50 percent of all of the shares of IRT Common Stock outstanding immediately prior to the effectiveness of the Merger, divided by (ii) 2 million multiplied by (y) $ .20; provided, however, that the Adjustment Amount shall not exceed $ ..20. The initial closing of the Private Placement shall occur simultaneously with the closing of the Merger and the number of shares to be issued at the initial closing (the “Initial Closing Shares”) shall be determined by the Special Committee but can not be less than 3 million shares. If the number of Initial Closing Shares is less than the aggregate Maximum Amount of all Purchasers (the “Aggregate Maximum Amount”), then each Purchaser shall purchase and pay for and the Company shall issue and sell to such Purchaser, such Purchaser’s Pro Rata Portion of a number of Shares equal to the excess of the Aggregate Maximum Amount over the number of Initial Closing Shares (such excess being referred to as the “Excess Shares”); provided, however, that the Special Committee shall have the right, exercisable until the consummation of the Initial Closing, in its sole discretion, to reduce the total number of Excess Shares to a lesser amount provided that the total number of Shares to be issued to the Purchasers under the Agreement (including the Initial Closing Shares) shall not be less than an aggregate of 6 million Shares. The Excess Shares shall be issued and paid for in two equal installments at closings to be held (each, a “Subsequent Closing”) on October 15, 2003 and April 15, 2004 or the next Business Day thereafter if any such day is not a Business Day; it being understood that if pursuant to the Merger Agreement, the Company’s dividend payment cycle is set at other than the first day of the last month of each calendar quarter then the date of the Subsequent Closings shall be adjusted accordingly. The Agreement sets forth additional procedures and limitations as to which we are expressing no opinion.

      You have requested our opinion, as investment bankers, as to whether the Purchase Price is fair to the Company, from a financial point of view.

      For purposes of rendering this opinion, we have, among other things:

(i) reviewed a draft of the Agreement;

(ii) reviewed a draft of the Registration Rights Agreement between the Company and the Purchasers;

(iii) reviewed a draft of the Agreement and Plan of Merger between the Company and IRT (the “Merger Agreement”);

The Special Committee of the Board of Directors
Equity One, Inc.
October 28, 2002

(iv) reviewed the audited consolidated financial statements of the Company contained in its Form 10-K for the fiscal year ended December 31, 2001 and the unaudited consolidated financial statements of the Company contained in its Form 10-Q for the quarter ended June 30, 2002;

(v) reviewed the reported prices and trading activity of the publicly-traded securities of the Company;

(vi) reviewed certain other publicly available information concerning the Company and IRT;

(vii) reviewed certain non-publicly available information concerning the Company and IRT furnished to us by the senior management of the Company;

(viii) held meetings and discussions with members of senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of the Private Placement and the Merger and the operations, financial condition and future prospects of the Company;

(ix) analyzed certain publicly available information concerning the terms of selected transactions raising capital for publicly traded companies that we considered relevant to our inquiry;

(x) reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry; and

(xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion, respectively.

      In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company or publicly available, and we assume no responsibility for the independent verification of such information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make such information incomplete or misleading. We also have relied upon the management of the Company as to the reasonableness and achievability of any financial projections (and the assumptions and bases therein) furnished to us by the Company and we have assumed that any such projected financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Company.

      The Shares are being issued in order to provide cash resources required to consummate the Merger and for other corporate purposes and closing of the Sale is conditional upon the substantially simultaneous closing of the Merger. While we have reviewed the Agreement and Plan of Merger and certain financial information relating to IRT and the effect of the Merger, we have not been asked to, and do not, express any opinion with respect to the Merger, including its fairness from a financial point of view to the Company and its shareholders. We understand that the Board of Directors of the Company is receiving an opinion from another financial advisor with respect to the Merger and its fairness, and we have not seen or considered the analysis conducted or opinion rendered by the other financial advisor. For purposes of this letter, we have assumed that the Merger is fair to the Company and it shareholders. To the extent proceeds of the Private Placement are not used to fund the Merger, such proceeds will be used for general corporate purposes, and we express no opinion on the use of the proceeds or the effect such use may have on the fairness of the Private Placement to the Company. For purposes of this letter, we have assumed that all Purchasers will honor their obligations to purchase Company shares in the Private Placement in accordance with the terms of the Agreement.

      We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of the Company. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because

The Special Committee of the Board of Directors
Equity One, Inc.
October 28, 2002

such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Further, this opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

      We have assumed that in connection with the receipt of all the necessary regulatory and other approvals for the Private Placement, no restrictions will be imposed that would have a material adverse effect on the Private Placement and/or contemplated benefits expected to be derived by the Private Placement. In addition, we have assumed that the definitive Agreement will not differ materially from the draft we reviewed. We have also assumed that the Private Placement will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company. We are not expressing any opinion herein as to the prices or volume at which the Company’s stock will trade following the announcement or consummation of the Private Placement or Merger. For purposes of this Opinion we have assumed that the stock price of the Company on the date of our Opinion is an accurate reflection of the value of the Company.

      In the past, Legg Mason has provided investment banking services to the Company and received customary fees for our services. In the ordinary course of our business, we make a market in the equity securities of the Company and IRT and may at any time hold a long or short position in such securities.

      We have acted as financial advisor to the Special Committee and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. It is understood that this letter is for the information of, and directed to, the Special Committee in its evaluation of the Private Placement and the opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Private Placement. In addition, this letter does not constitute a recommendation of the Private Placement over any other alternative transaction that may be available to the Company and does not address the underlying business decision of the Special Committee to proceed with to effect the Private Placement. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of Legg Mason; provided, that, the Company shall be permitted to include this opinion in its entirety, in a proxy solicitation provided to the shareholders of the Company in connection with the Private Placement so long as Legg Mason is granted the right of reviewing the document and reasonably approving any references to or discussion of the opinion prior to its publication in such proxy.

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the Company in the Private Placement is fair to the Company from a financial point of view.

Very truly yours,

/s/ LEGG MASON WOOD WALKER, INCORPORATED

Legg Mason Wood Walker, Incorporated

ANNEX D

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

October 28, 2002

The Board of Directors
Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

Members of the Board:

You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Equity One, Inc. (“Equity One”) as to the fairness, from a financial point of view, to Equity One of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated October 28, 2002 (the “Merger Agreement”), between IRT Property Company (“IRT”) and Equity One. The Merger Agreement provides for, among other things, the merger of IRT with and into Equity One (the “Merger”) pursuant to which each outstanding share of the common stock, par value $1.00 per share, of IRT (“IRT Common Stock”) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration procedures (as to which we express no opinion) specified in the Merger Agreement, either (i) $12.15 in cash (the “Cash Consideration”), (ii) 0.9 of a share (such number of shares, the “Stock Consideration”) of the common stock, par value $0.01 per share, of Equity One (“Equity One Common Stock”) or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration” and, together with the Cash Consideration and Stock Consideration, the “Merger Consideration”). The Merger Agreement provides that the maximum number of shares of IRT Common Stock that may be converted into the Cash Consideration will not exceed 50% of the total number of outstanding shares of IRT Common Stock as of the effective time of the Merger.

In arriving at our Opinion, we:

(a)	reviewed the Merger Agreement;

(b)	reviewed audited financial statements of Equity One and IRT for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001;

(c)	reviewed unaudited financial statements of Equity One and IRT for the six months ended June 30, 2002, and reviewed financial data of Equity One and IRT prepared by the respective managements of Equity One and IRT for the three months ended September 30, 2002;

(d)	reviewed financial forecasts relating to Equity One and IRT provided to or discussed with us by the respective managements of Equity One and IRT (including adjustments to the financial forecasts relating to IRT discussed with us by the management of Equity One and estimates as to certain potential synergies and strategic benefits anticipated by the management of Equity One to result from the Merger);

(e)	reviewed historical market prices and trading volume for Equity One Common Stock and IRT Common Stock;

(f)	held discussions with the senior managements of Equity One and IRT with respect to the businesses and prospects of Equity One and IRT;

(g)	reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Equity One and IRT;

(h)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

The Board of Directors
Equity One, Inc.
October 28, 2002

(i)	reviewed the estimated net value of the assets of Equity One and IRT based on financial information provided to or discussed with us by the managements of Equity One and IRT;

(j)	reviewed the potential pro forma impact of the Merger on Equity One’s funds from operations and certain other financial data of Equity One;

(k)	reviewed public information concerning Equity One and IRT; and

(l)	performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Equity One, IRT and their respective employees, representatives and affiliates. With respect to financial forecasts relating to Equity One and IRT which were provided to or discussed with us by the managements of Equity One and IRT, we have assumed at the direction of the managements of Equity One and IRT, without independent verification or investigation, that such forecasts (including adjustments to the financial forecasts relating to IRT discussed with us by the management of Equity One and estimates as to certain potential synergies and strategic benefits anticipated by the management of Equity One to result from the Merger) were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Equity One and IRT as to the future financial condition and operating results of Equity One and IRT, and that such financial forecasts will be achieved at the times and in the amounts projected. We have assumed, with the consent of Equity One, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with the consent of Equity One, that each of Equity One and IRT was organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes and that the Merger and related transactions will not adversely affect the REIT status or operations of Equity One or IRT. We further have assumed, with the consent of Equity One, that the Merger and related transactions will be consummated in accordance with their terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the Merger and related transactions, no limitations, restrictions or conditions will be imposed that would have an adverse effect on Equity One, IRT or the contemplated benefits of the Merger or related transactions. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Equity One or IRT. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Equity One or IRT, or the price at which Equity One Common Stock will trade at any time. We express no view as to, and our Opinion does not address, the underlying business decision of Equity One to effect the Merger or related transactions nor were we requested to consider the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Equity One or the effect of any other transaction in which Equity One might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Board of Directors of Equity One with respect to the Merger and this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this Opinion. CIBC World Markets and its affiliates in the past have provided services to certain affiliates of Equity One unrelated to the

The Board of Directors
Equity One, Inc.
October 28, 2002

Merger, for which services we and our affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Equity One and IRT for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Equity One. This Opinion is for the use of the Board of Directors of Equity One in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/ CIBC WORLD MARKETS CORP.

CIBC WORLD MARKETS CORP.

ANNEX E

[LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]

October 28, 2002

Board of Directors

IRT Property Company
200 Galleria Parkway
Suite 1400
Atlanta, GA 30339

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $1.00 per share (the “Common Stock”), of IRT Property Company (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of the Company with Equity One, Inc. (“Equity One”) pursuant and subject to the Agreement and Plan of Merger between the Company and Equity One dated as of October 28, 2002 (the “Agreement”). As consideration for the Merger, shareholders of the Company’s Common Stock shall receive the right to elect to receive (i) $12.15 in cash or (ii) 0.9 validly issued, fully paid and nonassessable shares of Equity One Common Stock or (iii) the right to receive a combination of cash and shares of Equity One Common Stock, subject to certain adjustments contemplated in the Agreement.

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed certain publicly available information on the Company and Equity One we deemed relevant to our inquiry;

3. reviewed other non-public financial and operating information, including financial forecasts, requested from and/or prepared and provided by the Company and Equity One;

4. discussed with members of the senior management of the Company and Equity One certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

5. compared the financial and operating performance as well as the prices and trading activity of both the Company and Equity One to publicly available information of other companies we deemed comparable for the purposes of our inquiry;

6. reviewed the financial terms, to the extent publicly available, of certain recent transactions we deemed comparable to the Merger; and

7. performed other such analyses that we deemed appropriate.

      We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Equity One or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have

The Board of Directors
IRT Property Company
October 28, 2002

relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

      Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 28, 2002 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

      We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of Equity One stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Equity One at that time. We express no opinion as to any election any individual shareholder may make pursuant to the Agreement. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

      In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, funds from operations, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

      In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

      Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      In the ordinary course of our business, Raymond James may trade in the securities of the Company or Equity One for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. This opinion is not to be quoted or

The Board of Directors
IRT Property Company
October 28, 2002

referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld, provided, however, that we consent to its inclusion in any filing required to be made with the Securities and Exchange Commission, provided that it is included in its entirety and that any description of this opinion or our work has been approved by us.

      Based upon and subject to the foregoing, it is our opinion that, as of October 28, 2002, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

/s/ Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      The Maryland General Corporation Law, or the “MGCL,” permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of Equity One contains such a provision which limits such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of Equity One or its stockholders to obtain other relief, such as an injunction or rescission.

      Equity One’s charter authorizes and the bylaws obligate Equity One, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director of Equity One and at the request of Equity One, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit Equity One to indemnify and advance expenses to any person who served a predecessor of Equity One in any of the capacities described above and to any employee or agent of Equity One or a predecessor of Equity One.

      The MGCL requires a corporation, unless its charter provides otherwise, which Equity One’s charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon Equity One’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Equity One and a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by Equity One if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

      Equity One has entered into indemnification agreements with each member of the Board of Directors. The indemnification agreements require, among other things, that Equity One indemnify to the fullest extent permitted by law and advance to each indemnified director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, Equity One must also indemnify and advance all expenses incurred by an indemnified director seeking to enforce his or her rights under the indemnification agreements and may cover executive officers and directors under Equity One’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

      It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 21.     Exhibits and Financial Statement Schedules

      (a) See Exhibit Index

      (b) Financial Statement Schedule

      The following financial statement schedule was filed by each of Equity One and IRT with its respective Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 12, 2002 (as amended on March 18, 2002) and March 25, 2002 (as amended on April 9, 2002), respectively, and is incorporated herein by reference:

Schedule III — Real Estate and Accumulated Depreciation

      Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated financial statements of Equity One and IRT or notes thereto.

      (c) Reports, Opinions or Appraisals

Item 22.     Undertakings

      The registrant hereby undertakes

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume in price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the respective registrant’s annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. (a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Equity One Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 (file no. 333-101776) to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of North Miami Beach, State of Florida, on the 24th day of December, 2002.

EQUITY ONE, INC.

By:	/s/ CHAIM KATZMAN

Chaim Katzman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHAIM KATZMAN Chaim Katzman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 24, 2002

/s/ DORON VALERO* Doron Valero	President and Director	December 24, 2002

/s/ HOWARD M. SIPZNER Howard M. Sipzner	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	December 24, 2002

Noam Ben Ozer	Director

/s/ DR. SHAIY PILPEL* Dr. Shaiy Pilpel	Director	December 24, 2002

Robert Cooney	Director

/s/ DORI SEGAL* Dori Segal	Director	December 24, 2002

/s/ NATHAN HETZ* Nathan Hetz	Director	December 24, 2002

/s/ PETER LINNEMAN* Peter Linneman	Director	December 24, 2002

*By: /s/ HOWARD M. SIPZNER Howard M. Sipzner Attorney-In-fact

INDEX TO EXHIBITS

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of October 28, 2002, by and between IRT and Equity One which is included in this registration statement as Annex A to the joint proxy statement/prospectus
2.2	Common Stock Purchase Agreement, dated as of October 28, 2002, by and among Equity One and the Purchasers named therein which is included in this registration statement as Annex B to the joint proxy statement/prospectus
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Equity One common stock to be issued in the merger
8.1	Opinion of Greenberg Traurig, P.A. regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and related federal income tax consequences
8.2	Opinion of Greenberg Traurig, P.A. regarding the qualification of Equity One as a real estate investment trust for federal income tax purposes
8.3	Opinion of Alston & Bird LLP regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and related federal income tax consequences
8.4	Opinion of Alston & Bird LLP regarding the qualification of IRT as a real estate investment trust for federal income tax purposes
23.1	Consent of Deloitte & Touche LLP (Equity One)
23.2	Consent of Deloitte & Touche LLP (IRT)
23.3	Consent of Ernst & Young, LLP (UIRT)
23.4	Consent of Ballard Spahr Andrews & Ingersoll LLP (included in Exhibit 5.1)
23.5	Consent of Greenberg Traurig, P.A. (included in Exhibits 8.1 and 8.2)
23.6	Consent of Alston & Bird LLP (included in Exhibits 8.3 and 8.4)
99.1	Consent of Legg Mason Wood Walker, Incorporated†
99.2	Consent of CIBC World Markets Corp.†
99.3	Consent of Raymond James & Associates, Inc.†
99.4	Equity One — Form of Proxy
99.5	IRT — Form of Proxy
99.6	Form of Voting Agreement by Certain Stockholders of Equity One, Inc.*
99.7	Form of Voting Agreement by Certain Shareholders of IRT Property Company*

† Previously filed.

*	Filed as an exhibit to the registrant’s current report on Form 8-K filed on October 30, 2002 and incorporated by reference herein.